Certain information in this document has been omitted and replaced with “[***]”. Such identified information has been omitted from this document because it is not material and is of the type that the registrant treats as private or confidential.
EXECUTION VERSION

SIXTH OMNIBUS AMENDMENT TO
FIFTH AMENDED AND RESTATED RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT AND
THIRD AMENDED AND RESTATED RECEIVABLES SALE AND SERVICING AGREEMENT

This SIXTH OMNIBUS AMENDMENT (this “Amendment”), dated as of March 5, 2025, is entered into by and among SIT FUNDING LLC (f/k/a SIT Funding Corporation) (the “Borrower”), TD SYNNEX CORPORATION (“TD Synnex”), individually and in its capacity as servicer (in such capacity, the “Servicer”), each of the entities listed on the signature pages hereto as an Originator (each an “Originator”, and collectively, the “Originators”), the MANAGING AGENTS, COMMITTED LENDERS and DISCRETIONARY LENDERS listed on the signature pages hereto, and THE TORONTO-DOMINION BANK, as administrative agent (the “Administrative Agent”), and is the (i) eighth (8th) amendment to the RFA (as defined below) and (ii) the twenty-sixth (26th) amendment to the SSA (as defined below).

RECITALS
A.WHEREAS, the Borrower, the Servicer, the Administrative Agent and each of the Managing Agents, Committed Lenders and Discretionary Lenders party thereto are parties to that certain Fifth Amended and Restated Receivables Funding and Administration Agreement, dated as of December 22, 2021 (together with all exhibits and schedules thereto, and as heretofore amended, restated or supplemented, the “RFA”);
B.WHEREAS, the Originators, the Servicer and the Borrower, as buyer, are parties to that certain Third Amended and Restated Receivables Sale and Servicing Agreement, dated as of January 23, 2009 (together with all exhibits and schedules thereto, and as heretofore amended, restated or supplemented, the “SSA”);
C.WHEREAS, concurrently herewith, the Borrower, the Originators, the Servicer, the Administrative Agent and each of the Committed Lenders and Discretionary Lenders party thereto are entering into that certain Repurchase Agreement, dated as of the date hereof (the “Repurchase Agreement”); and
D.WHEREAS, the Borrower, the Administrative Agent, the Servicer and each of the Managing Agents and Lenders desire to amend and modify certain terms of the RFA as hereinafter set forth, and the Borrower, the Servicer, each of the Originators and the Administrative Agent desire to amend and modify certain terms of the SSA as hereinafter set forth.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Certain Defined Terms. Capitalized terms that are used herein without definition shall have the same meanings herein as in Annex X to the SSA and RFA.

2.Amendments to the RFA and SSA. Effective as of the date hereof, the parties hereto hereby agree:
(a)The RFA, together with all Exhibits, Schedules and Annexes thereto (other than Annex X) is hereby amended and restated in its entirety in the form of Exhibit A attached hereto.
(b)The SSA, together with all Exhibits, Schedules and Annexes thereto (other than Annex X) is hereby amended and restated in its entirety in the form of Exhibit B attached hereto.
(c)Annex X to the SSA and RFA is hereby amended and restated in its entirety in the form of Exhibit C attached hereto.
3.Representations and Warranties. Each of the Originators, the Borrower and the Servicer represents and warrants, for itself, as of the date hereof, as follows:
(a)It has taken all necessary action to authorize the execution, delivery and performance of this Amendment and the Repurchase Agreement.
(b)This Amendment and the Repurchase Agreement have been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
(c)No consent, approval, authorization or order of, or filing (except for any filing required by federal securities laws), registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment or the Repurchase Agreement, in each case, that have not already been obtained.
(d)The execution and delivery of this Amendment and the Repurchase Agreement do not (i) violate, contravene or conflict with any provision of its organization documents or (ii) violate, contravene or conflict in any material respect with any laws applicable to such Person.
(e)Immediately after giving effect to this Amendment and the Repurchase Agreement, (i) the representations and warranties of the Borrower and the Servicer set forth in the RFA and the representations and warranties of the Servicer and Originators set forth in the SSA shall be true and correct (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof, in which case, such representations and warranties shall be true and correct as of such other date), (ii) no Termination Event, Incipient Termination Event, Servicer Termination Event or Incipient Servicer Termination Event shall have occurred and be continuing, (iii) no Funding Excess exists and (iv) the Facility Termination Date has not occurred.
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4.Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of the RFA and the SSA shall remain in full force and effect. After this Amendment becomes effective, all references in the RFA and the SSA to “this Agreement”, “hereof”, “herein” or words of similar effect referring to the RFA or the SSA, as applicable, shall be deemed to be references to the RFA and the SSA as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the RFA or the SSA other than as set forth herein.
5.Effectiveness. This Amendment shall become effective as of the date hereof, upon the satisfaction of the following conditions precedent:
(a)Execution of Amendment. The Administrative Agent shall have received counterparts of this Amendment (whether by facsimile or otherwise) executed by each of the parties hereto.
(b)Execution of the Other Agreements. The Administrative Agent shall have received counterparts (whether by facsimile or otherwise) of each of (i) the Fee Letter and (ii) the Repurchase Agreement, in each case, executed by each of the parties thereto.
(c)Receipt of Monthly Report. The Administrative Agent shall have received a copy of a pro forma Monthly Report prepared after giving effect to this Amendment and the Repurchase Agreement.
6.Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered (including by facsimile or electronic mail), will be deemed an original and all of which shall together constitute one and the same instrument.
7.Governing Law. THIS AMENDMENT (EXCEPT TO THE EXTENT THAT ANY RELATED DOCUMENT EXPRESSLY PROVIDES TO THE CONTRARY) AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE ADMINISTRATIVE AGENT IN THE BORROWER COLLATERAL OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
8.Severability. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any provision hereof, and the unenforceability of one or more provisions of this Amendment in one
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jurisdiction shall not have the effect of rendering such provision or provisions unenforceable in any other jurisdiction.
9.Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the RFA or the SSA or any provision hereof or thereof.
10.Related Document. This Amendment is a Related Document and all references to a “Related Document” in the RFA, the SSA and the other Related Documents (including, without limitation, all such references in the representations and warranties in the RFA, the SSA and the other Related Documents) shall be deemed to include this Amendment.
11.Reaffirmation of Originator Support Agreement. After giving effect to this Amendment and each of the other transactions contemplated hereby, all of the provisions of the Originator Support Agreement shall remain in full force and effect and Parent hereby ratifies and affirms the Originator Support Agreement and acknowledges that the Originator Support Agreement has continued and shall continue in full force and effect in accordance with its terms.
[Signature Pages Follow]
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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.
SIT FUNDING LLC,
as the Borrower
By:     /s/ Scott Walker     Name: Scott W. Walker
Title: Corporate Vice President, Treasurer
TD SYNNEX CORPORATION, individually and as Servicer, as an Originator and as Parent
By:    /s/ Scott Walker     Name: Scott W. Walker
Title: Corporate Vice President, Treasurer
HYVE SOLUTIONS CORPORATION,
as an Originator
By:    /s/ Scott Walker     Name: Scott W. Walker
Title: Corporate Vice President, Treasurer
TECH DATA GOVERNMENT SOLUTIONS LLC,
as an Originator
By:    /s/ Scott Walker     Name: Scott W. Walker
Title: Corporate Vice President, Treasurer

S-1    Sixth Omnibus Amendment to Fifth Amended and
Restated Receivables Funding and Administration
Agreement and Third Amended and Restated
Receivables Sale and Servicing Agreement (Synnex)

MUFG LENDER GROUP:
MUFG BANK, LTD., as Administrator for Victory Receivables Corporation, as Managing Agent for the MUFG Lender Group and as the MUFG Committed Lender
By: /s/ Eric Williams
Name: Eric Williams
Title: Managing Director
VICTORY RECEIVABLES CORPORATION,
as the MUFG Discretionary Lender
By: /s/ Kevin J. Corrigan
Name: Kevin J. Corrigan
Title: Vice President

S-2    Sixth Omnibus Amendment to Fifth Amended and
Restated Receivables Funding and Administration
Agreement and Third Amended and Restated
Receivables Sale and Servicing Agreement (Synnex)

BNS LENDER GROUP:
THE BANK OF NOVA SCOTIA,
as Administrator for Liberty Street Funding LLC, as Managing Agent for the BNS Lender Group and as the BNS Committed Lender
By: /s/ Elie Silver
Name: Elie Silver
Title: Managing Director
LIBERTY STREET FUNDING LLC,
as the BNS Discretionary Lender
By: /s/ Kevin J. Corrigan
Name: Kevin J. Corrigan
Title: Vice President

S-3    Sixth Omnibus Amendment to Fifth Amended and
Restated Receivables Funding and Administration
Agreement and Third Amended and Restated
Receivables Sale and Servicing Agreement (Synnex)

SMBC LENDER GROUP:
SMBC NIKKO SECURITIES AMERICA, INC.,
as Administrator for Manhattan Asset Funding Company LLC and as Managing Agent for the SMBC Lender Group
By: /s/ Takashi Fueno
Name: Takashi Fueno
Title: Managing Director
MANHATTAN ASSET FUNDING COMPANY
LLC, as the SMBC Discretionary Lender
By: MAF Receivables Corp., its Sole Member
By: /s/ Irina Khaimova
Name: Irina Khaimova
Title: Vice President
SUMITOMO MITSUI BANKING
CORPORATION, as the SMBC Committed Lender
By: /s/ Irlen Mak
Name: Irlen Mak
Title: Director

S-4    Sixth Omnibus Amendment to Fifth Amended and
Restated Receivables Funding and Administration
Agreement and Third Amended and Restated
Receivables Sale and Servicing Agreement (Synnex)

BANA LENDER GROUP:
BANK OF AMERICA, N.A., as Managing Agent for the BANA Lender Group and as the BANA
By: /s/ Chris Haynes
Name: Chris Haynes
Title: Senior Vice President

S-5    Sixth Omnibus Amendment to Fifth Amended and
Restated Receivables Funding and Administration
Agreement and Third Amended and Restated
Receivables Sale and Servicing Agreement (Synnex)

WELLS LENDER GROUP:
WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Managing Agent for the Wells Lender Group and as the Wells Committed Lender
By: /s/ Dale Abernathy
Name: Dale Abernathy
Title: Executive Director

S-6    Sixth Omnibus Amendment to Fifth Amended and
Restated Receivables Funding and Administration
Agreement and Third Amended and Restated
Receivables Sale and Servicing Agreement (Synnex)

TD LENDER GROUP:
THE TORONTO-DOMINION BANK,
as Administrator for Reliant Trust and GTA Funding, LLC, as Managing Agent for the TD Lender Group and as the TD Committed Lender
By: /s/ Luna Mills
Name: Luna Mills
Title: Managing Director
COMPUTERSHARE TRUST COMPANY OF
CANADA, in its capacity as trustee of RELIANT TRUST, by its U.S. Financial Services Agent, THE TORONTO-DOMINION BANK, as a TD
Discretionary Lender
By: /s/ Luna Mills
Name: Luna Mills
Title: Managing Director
GTA FUNDING LLC,
as a TD Discretionary Lender
By: /s/ Kevin J. Corrigan
Name: Kevin J. Corrigan
Title: Vice President
ADMINISTRATIVE AGENT:
THE TORONTO-DOMINION BANK, as
Administrative Agent
By: /s/ Luna Mills
Name: Luna Mills
Title: Managing Director

S-7    Sixth Omnibus Amendment to Fifth Amended and
Restated Receivables Funding and Administration
Agreement and Third Amended and Restated
Receivables Sale and Servicing Agreement (Synnex)

CRÉDIT AGRICOLE LENDER GROUP:
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Administrator for Atlantic Asset Securitization LLC, as Managing Agent for the Crédit Agricole Lender Group and as the Crédit Agricole Committed Lender
By: /s/ David R. Nunez
Name: David R Nunez
Title: Director
By: /s/ Michael Regan
Name: Michael Regan
Title: Managing Director
ATLANTIC ASSET SECURITIZATION LLC,
as the Crédit Agricole Discretionary Lender
By: Crédit Agricole Corporate and Investment Bank, as its attorney-in-fact
By: /s/ David R. Nunez
Name: David R Nunez
Title: Director
By: /s/ Michael Regan
Name: Michael Regan
Title: Managing Director

S-8    Sixth Omnibus Amendment to Fifth Amended and
Restated Receivables Funding and Administration
Agreement and Third Amended and Restated
Receivables Sale and Servicing Agreement (Synnex)

PNC LENDER GROUP:
PNC BANK, NATIONAL ASSOCIATION, as
Managing Agent for the PNC Lender Group and as the PNC Committed Lender
By: /s/ Michael Brown
Name: Michael Brown
Title: Executive Vice President

S-9    Sixth Omnibus Amendment to Fifth Amended and
Restated Receivables Funding and Administration
Agreement and Third Amended and Restated
Receivables Sale and Servicing Agreement (Synnex)

MIZUHO LENDER GROUP:
MIZUHO BANK, LTD., as Managing Agent for the Mizuho Lender Group and as the Mizuho Committed Lender
By: /s/ Jeremy Ebrahim
Name: Jeremy Ebrahim
Title: Managing Director
S-10    Sixth Omnibus Amendment to Fifth Amended and
Restated Receivables Funding and Administration
Agreement and Third Amended and Restated
Receivables Sale and Servicing Agreement (Synnex)

EXHIBIT A

AMENDMENTS TO THE RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT (OTHER THAN ANNEX X)

[Attached]

CONFORMED COPY
EXHIBIT A TO SIXTH OMNIBUS AMENDMENT, DATED MARCH 5, 2025

FIFTH AMENDED AND RESTATED RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT

Dated as of December 22, 2021 by and among
SIT FUNDING LLC,
as Borrower,
TD SYNNEX CORPORATION,
as Servicer,
THE FINANCIAL INSTITUTIONS SIGNATORY HERETO FROM TIME TO TIME,

as Lenders and Managing Agents, THE TORONTO-DOMINION BANK,
as a Lender and as Administrative Agent

-i-

-ii-

-iii-

	TABLE OF CONTENTS
	(continued)
		Page

Section 13.02.	Replacement of Lenders	81

ARTICLE IV.	EUROPEAN PROVISIONS	83

Section 14.01.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	83

Section 14.02.	EU Securitisation Regulation and UK Securitisation Framework; Information	84

-iv-

EXHIBITS

Exhibit 2.01(a)(ii)	Form of Revolving Note
Exhibit 2.02(a)	Form of Facility Limit Reduction Notice
Exhibit 2.02(b)	Form of Facility Termination Notice
Exhibit 2.02(c)(i)	Form of Facility Limit Increase Notice
Exhibit 2.02(c)(viii)	Form of Accordion Confirmation
Exhibit 2.03(a)	Form of Borrowing Request
Exhibit 2.03(h)	Form of Repayment Notice
Exhibit 5.02(b)	Form of Borrowing Base Certificate
Exhibit 9.03	Form of Power of Attorney
Exhibit 12.02(b)	Form of Assignment Agreement
Exhibit A	Credit and Collection Policy

Schedule 1.01	Commitments
Schedule 4.01(b)	Jurisdiction of Organization/Organizational Number; Executive Offices; Collateral Locations; Corporate or Other Names
Schedule 4.01(q)	Accounts
Schedule 5.01(b)	Trade Names/Borrower
Schedule 5.03(b)	Existing Liens
Schedule 12.01	Notice Information
Schedule 12.21	Rebalancing

Annex 5.02(a)	Reporting Requirements of the Borrower (including Forms of Monthly Report, Weekly Report and Daily Report)
Annex W	Administrative Agent’s Account/Lenders’ Accounts
Annex X	Definitions and Interpretations
Annex Y	[Reserved]
Annex Z	Special Obligor Approval Notice

THIS FIFTH AMENDED AND RESTATED RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”) (a) is entered into as of December 22, 2021 by and among SIT FUNDING LLC, a Delaware limited liability company (f/k/a SIT Funding Corporation) (the “Borrower”), TD SYNNEX CORPORATION, a Delaware corporation (the “Parent”), in its capacity as servicer (in such capacity, the “Servicer”), THE TORONTO- DOMINION BANK (in its individual capacity, “TD”), as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”), the Committed Lenders and Discretionary Lenders from time to time party hereto (collectively, the “Lenders”), the Administrators from time to time party hereto (the “Administrators”) and the Managing Agents from time to time party hereto (the “Managing Agents”), and (b) amends and restates that certain Fourth Amended and Restated Receivables Funding and Administration Agreement, dated as of November 12, 2010, among the Borrower, as borrower, the financial institutions signatory thereto as lenders and managing agents, and MUFG Bank, Ltd. (“MUFG”), as a lender, and as administrative agent (as heretofore amended, restated, supplemented and modified, the “Existing Receivables Funding Agreement”).

RECITALS
A.The Borrower is a special purpose entity, the sole member of which is Parent.
B.The Borrower has been formed for the purpose of purchasing, or otherwise acquiring by capital contribution, Receivables of the Originators party to the Sale Agreement.
C.The Borrower intends to fund its purchases of the Receivables, in part, by borrowing Advances and pledging all of its right, title and interest in and to the Receivables as security therefor, and, subject to the terms and conditions hereof, the Lenders intend to make such Advances from time to time, as described herein.
D.The Administrative Agent has been requested and is willing to act as administrative agent on behalf of each of the Lenders in connection with the making and financing of such Advances.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS AND INTERPRETATION
Section 1.01.Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Annex X.
Section 1.02.Rules of Construction. For purposes of this Agreement, the rules of construction set forth in Annex X shall govern. All Appendices hereto, or expressly identified to this Agreement, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.
Section 1.03.Amendment and Restatement. Upon the satisfaction or waiver of the conditions precedent set forth herein, (a) the terms and provisions of the Existing Receivables Funding Agreement shall be amended, superseded and restated in their entirety by the terms and provisions of this Agreement and, unless expressly stated to the contrary, each reference to the Existing Receivables Funding Agreement in any of the Related Documents or any other document, instrument or agreement delivered in connection therewith shall mean and be a reference to this Agreement, (b) this Agreement is not intended to and shall not constitute a novation of the Existing Receivables Funding Agreement or the obligations and liabilities existing thereunder, (c) the commitment of each “Committed Purchaser” (as defined in the Existing Receivables Funding Agreement) that is a party to the Existing Receivables Funding Agreement shall, on the Effective Date, automatically be deemed restated or terminated and the only Commitments shall be those hereunder, (d) with respect to any date or time period occurring and ending prior to the Effective Date, the rights and obligations of the parties to the Existing Receivables Funding Agreement shall be governed by the Existing Receivables Funding Agreement and the other Related Documents (as defined therein), and (e) with respect to any date or time period occurring and ending on or after the Effective Date, the rights and obligations of the parties hereto shall be governed by this Agreement and the other Related Documents (as defined herein).
ARTICLE II.
AMOUNTS AND TERMS OF ADVANCES
Section 2.01.Advances.
(a)Advances. (i) From and after the Effective Date and until the Facility Termination Date and subject to the terms and conditions hereof, each Lender (other than the Discretionary Lenders) severally agrees to make its Pro Rata Share of advances (each such advance hereunder, an “Advance”) to the Borrower from time to time, subject to Section 2.01(c). The Outstanding Principal Amount of all Advances shall not at any time exceed the Facility Limit and the Outstanding Principal Amount of Advances made by each Lender shall not exceed such Lender’s Pro Rata Share of the Facility Limit. The Outstanding Principal Amount of Advances made by each Lender Group shall not exceed the aggregate Pro Rata Share (of the Committed Lenders in such Lender Group) of the Facility Limit. Except to the extent provided in Section 2.06(c), no Lender shall make any Advances if, after giving effect thereto, a Funding Excess would exist. The Borrower may from time to time borrow, repay and reborrow Advances hereunder on the terms and conditions set forth herein.
(ii)The Borrower shall execute and deliver to each Lender that makes a request therefor, a note to evidence the Advances which may be made hereunder from time to time by such Lender. Each such note shall be (x) in the principal amount of the Pro Rata Share of the Facility Limit of the applicable Lender (or, in the case of a Discretionary Lender, in the principal amount of the aggregate Pro Rata Share (of the Committed Lenders in such Discretionary Lender’s Lender Group) of the Facility Limit), (y) dated as of the date of issuance thereof, and (z) substantially in the form of Exhibit
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2.01(a)(ii) (each, a “Revolving Note”). Each Revolving Note shall represent the obligation of the Borrower to pay the amount of the applicable Lender’s portion of the aggregate Outstanding Principal Amount made to the Borrower, together with interest thereon as prescribed in Section 2.06. The Outstanding Principal Amount of Advances and all other accrued and unpaid Borrower Obligations shall be immediately due and payable in full in immediately available funds on the Facility Termination Date.
(b)Reserved.
(c)Discretionary Lenders. Notwithstanding anything in this Agreement or any Related Document to the contrary, no Discretionary Lender shall have any commitment hereunder and may fund Advances hereunder solely in its own discretion. If a Discretionary Lender does not elect to fund an Advance, the related Committed Lenders in such Discretionary Lender’s Lender Group shall fund in its stead subject to the conditions set forth herein. While it is the intent of each Discretionary Lender to fund each requested Advance through the issuance of Commercial Paper, the parties acknowledge that if any such Discretionary Lender is unable, or determines that it is undesirable, to issue Commercial Paper to fund all or any portion of the Advances, or is unable to repay such Commercial Paper upon the maturity thereof, such Discretionary Lender may put all or any portion of its Advances to its Program Support Providers at any time pursuant to the Program Support Agreement or to its Committed Lenders pursuant to Article XIII.
Section 2.02.Optional Changes in Facility Limit.
(a)Partial Reduction of Facility Limit. So long as no Incipient Termination Event or Termination Event shall have occurred and be continuing, the Borrower may, not more than twice during each calendar year, permanently reduce in part the Facility Limit; provided that (i) the Borrower shall give ten Business Days’ prior written notice of any such reduction to the Administrative Agent addressed to the Administrative Agent and each Managing Agent (and the Administrative Agent shall provide a copy thereof to each Managing Agent) substantially in the form of Exhibit 2.02(a) (each such notice, a “Facility Limit Reduction Notice”), (ii) any such partial reduction of the Facility Limit shall be in a minimum amount of $5,000,000 or an integral multiple thereof, and (iii) no such partial reduction shall reduce the Facility Limit below the greater of (x) the Outstanding Principal Amount at such time and (y) $1,000,000,000. Any such partial reduction in the Facility Limit shall result in a reduction in each Committed Lender’s Commitment in an amount equal to such Committed Lender’s Pro Rata Share of the amount by which the Aggregate Commitment is being reduced. Notwithstanding the foregoing, any such reduction at any time that an Accordion Commitment is in effect shall be deemed to first, temporarily reduce the Accordion Facility Limit then in effect by reducing the Accordion Commitment of each Lender Group with an Accordion Commitment in an amount equal to such Lender Group’s Accordion Pro Rata Share of the amount by which the Accordion Facility Limit is being reduced until such Accordion Facility Limit equals $0 and second, permanently reduce the Non-Accordion Facility Limit then in effect by reducing each Committed Lender’s Commitment in accordance with this clause (a).
(b)Facility Termination. The Borrower may, at any time, on at least 30 days’ prior written notice by the Borrower to the Administrative Agent addressed to the Administrative Agent and each Managing Agent (and the Administrative Agent shall provide a
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copy thereof to each Managing Agent), terminate the facility provided in this Article II by irrevocably reducing the Facility Limit to zero; provided that (i) such notice of termination shall be substantially in the form of Exhibit 2.02(b) (the “Facility Termination Notice”), (ii) the Borrower shall reduce the aggregate outstanding amount of Advances to zero, and make all payments required by Section 2.03(h) at the time and in the manner specified therein and (iii) the Borrower shall pay any amounts owed under Section 2.02(d) in connection therewith. Upon such termination, the Borrower’s right to request that any Lender make Advances hereunder shall in each case simultaneously terminate and the Facility Termination Date shall automatically occur.
(c)Increases to Facility Limit. (i) So long as no Incipient Termination Event or Termination Event shall have occurred and be continuing, the Borrower may, once per quarter, during any calendar quarter of each year request that one or more Lender Groups increase their respective Commitments then in effect; provided that (A) the Borrower shall submit such request to the Administrative Agent and each Managing Agent (and the Administrative Agent shall provide a copy thereof to each Managing Agent) of the Lender Group being requested to increase its Commitment substantially in the form of Exhibit 2.02(c)(i) (each such request, a “Facility Limit Increase Request”), (B) each Facility Limit Increase Request shall specify (1) the date on which the Borrower requests an increase to the Facility Limit of each applicable Lender Group, which date may not be earlier than ten Business Days from the date each Facility Limit Increase Request is delivered to the Administrative Agent and addressed to the Administrative Agent and each applicable Managing Agent (and the Administrative Agent shall provide a copy thereof to each Managing Agent) (each such date, a “Facility Limit Increase Date”), (2) the amount of any such increase of the Facility Limit, which shall be in a minimum amount of $25,000,000 or an integral multiple thereof, and (3) the name of each Lender Group to which such request is being made, provided that if the requested increase is greater than $25,000,000, the request shall be deemed to have been made to each Lender Group ratably according to each Lender's Pro Rata Share of the Non-Accordion Facility Limit; provided further that no Lender Group shall be offered a $25,000,000 increase more than once in any three consecutive quarters during which such an increase is requested unless each other Managing Agent (on behalf of each other related Lender Group) has refused to consent to such Facility Limit Increase Request and (C) after giving effect to any such increase, the Facility Limit shall not exceed the sum of (1) the Non-Accordion Facility Limit then in effect and (2) $150,000,000, without the prior written consent of all Managing Agents.
(ii)Each Managing Agent (on behalf of its related Lender Group) shall, in its sole discretion, make a determination whether or not to grant any request to increase its Lender Group’s Commitment under this clause (c) and shall notify the Borrower and the Administrative Agent in writing of such determination on or before the requested Facility Limit Increase Date; provided that if any Managing Agent fails to so notify the Administrative Agent, the Lenders in its Lender Group shall be deemed to have refused to consent to such Facility Limit Increase Request.
(iii)The Borrower’s request for the increases in the respective Commitments of the Lender Groups shall be ratable with respect to each such Lender Group (according to the then existing Commitments of all such Lender Groups) in respect of any Facility Limit Increase Request greater than $25,000,000, and if Lender Groups holding less than 100% of the aggregate Commitments of all Lender Groups consent to such increase in their respective Commitment, the Borrower may request further
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increases in the Commitments of the Lender Groups who have consented (any such Lender Group, an “Increasing Lender Group”) (by written notice to the Managing Agents for the Increasing Lender Groups), on a ratable basis (based on the then existing Commitments of all such Increasing Lender Groups), unless otherwise consented to in writing by all of the Managing Agents for such Increasing Lender Groups and at the sole discretion of the Managing Agents for each such Increasing Lender Group.
(iv)Notwithstanding anything herein to the contrary, (A) to the extent that the Outstanding Principal Amount of all Advances is at any time equal to or less than the Non-Accordion Facility Limit, all Advances shall be made during such time ratably according to each Lender’s Pro Rata Share of the Non-Accordion Facility Limit prior to giving effect to any increases under this clause (c) and (B) so long as the Outstanding Principal Amount of all Advances is greater than the Non-Accordion Facility Limit, all Advances with respect to the Accordion Facility Limit shall be made ratably according to each Lender’s Accordion Pro Rata Share of the Accordion Facility Limit.
(v)On any date of determination, if the aggregate Accordion Advanced Amount is greater than zero after giving effect to any reduction pursuant to clause (a), the Borrower shall immediately pay to each Managing Agent of an Increasing Lender Group, for the benefit of the related Lenders, an amount to be applied to reduce such Lender’s Accordion Advanced Amount (ratably, according to each such Lender’s Accordion Advanced Amount), such that after giving effect to such payment, the aggregate Accordion Advanced Amount does not exceed the Accordion Facility Limit then in effect.
(vi)The Borrower’s request for the increases with respect to Commitments of any single Lender Group in respect of any Facility Limit Increase Request for $25,000,000 shall be a non-pro rata increase to the Commitment of such Lender Group if such Lender Group consents to such request.
(vii)The Accordion Facility Limit may be increased in accordance with this clause (c) and subsequently reduced in accordance with clause (a) above, in each case, subject to the minimum and maximum amounts, timeframes and limits set forth herein and therein.
(viii)The Borrower shall (and shall cause the Servicer to) deliver all documents, instruments, reports, opinions and agreements as the Administrative Agent and any Managing Agent may reasonably request in connection with making a determination as to whether or not to grant any request under this clause (c), including, on or prior to the effectiveness of any increase pursuant to this clause (c), a confirmation regarding such increase for each Increasing Lender Group, substantially in the form of Exhibit 2.02(c)(viii) (each, an “Accordion Confirmation”) and executed by the Borrower, the Servicer, the Administrative Agent and the Managing Agent for each such Increasing Lender Group, an executed copy of which shall be circulated to each Managing Agent by the Administrative Agent.
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(d)Notices. Each Facility Termination Notice and Facility Limit Reduction Notice shall be irrevocable and shall be effective (i) on the day of receipt if received by the Administrative Agent and the Managing Agents not later than 4:00 p.m. (New York time) on any Business Day and (ii) on the immediately succeeding Business Day if received by the Administrative Agent and the Managing Agents after such time on such Business Day or if any such notice is received on a day other than a Business Day (regardless of the time of day such notice is received). Each Facility Termination Notice or Facility Limit Reduction Notice shall specify, respectively, the amount of, or the amount of the proposed reduction in, the Facility Limit.
(e)Increase in Non-Accordion Facility Limit.
(i)So long as no Incipient Termination Event or Termination Event shall have occurred and be continuing, the Borrower may request that one or more Lender Groups increase their respective Commitments then in effect; provided that (A) the Borrower shall submit such request to the Administrative Agent and each Managing Agent of the Lender Group being requested to increase its Commitment and such request shall specify (1) the date on which the Borrower requests an increase to the Non-Accordion Facility Limit of each applicable Lender Group, which date may not be earlier than ten Business Days from the date such request is delivered to the applicable Managing Agent, (2) the amount of any such increase of the Non-Accordion Facility Limit and (3) the name of each Lender Group to which such request is being made, and (B) after giving effect to any such increase, the Non-Accordion Facility Limit shall not exceed $2,500,000,000.
(ii)Each Managing Agent (on behalf of its related Lender Group) shall, in its sole discretion, make a determination whether or not to grant any request to increase its Lender Group’s Commitment under this clause (e) and shall notify the Borrower and the Administrative Agent in writing of such determination on or before the requested date of such increase; provided that if any Managing Agent fails to so notify the Administrative Agent, the Lenders in its Lender Group shall be deemed to have refused to consent to such increase request.
(iii)The Borrower shall pay all fees payable to each Lender that is increasing its Commitment pursuant to clauses (i) and (ii) above in accordance with the Fee Letter.
Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Commitment and no Lender’s Commitment shall be increased without its consent thereto, and each Lender may in its sole and absolute discretion, unconditionally and without cause, decline to increase its Commitment.
Upon the effectiveness of any increase pursuant to this clause (e), the Administrative Agent will reallocate the outstanding Advances hereunder such that, after giving effect thereto, the ratio of each Lender’s share of outstanding Advances to its share of Commitments will be such Lender’s Pro Rata Share (after giving effect to the increase in the Aggregate Commitment pursuant to this clause (e)). In connection with any such reallocation of the outstanding Advances, (x) the Administrative Agent will give advance
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notice to each Lender which is required to fund any amount or receive any partial repayment in connection therewith and (y) the applicable Lender or Lenders will fund such amounts up to their respective shares of the Advances being reallocated and the Administrative Agent shall remit to any applicable Lenders its applicable portion of such funded amount if necessary to give effect to the reallocation of such Advances. In connection with such repayment made with respect to such reallocation (to the extent such repayment is required), the Borrower shall pay all interest due on the amount repaid to the date of repayment on the immediately following Settlement Date.
Section 2.03.Procedures for Making Advances.
(a)Borrowing Requests. Except as provided in Section 2.06(c), each Borrowing shall be made upon notice by the Borrower to the Administrative Agent and each Managing Agent in the manner provided herein. Any such notice must be in writing and received no later than (i) if the amount of the requested Borrowing does not exceed $500,000,000, 11:00 a.m. (New York time) on the Business Day of the proposed Advance Date set forth therein (such Borrowing, a “Same-Day Borrowing”) or (ii) otherwise, 3:00 p.m. (New York time) on the Business Day preceding the Business Day of the proposed Advance Date set forth therein. Each such notice (a “Borrowing Request”) shall (i) be substantially in the form of Exhibit 2.03(a), (ii) be irrevocable and (iii) specify the amount of the requested Borrowing (which shall be in a minimum amount of $1,000,000 or an integral multiple of $500,000 in excess of $1,000,000) and the proposed Advance Date (which shall be a Business Day), and shall include such other information as may be required by the Lenders and the Administrative Agent. No more than one Borrowing Request shall be permitted to be outstanding at any time for a Same-Day Borrowing. Each Borrowing Request shall be irrevocable and binding on the Borrower, and the Borrower shall indemnify each Lender against any loss or expense incurred by such Lender, either directly or indirectly (including, in the case of any Conduit Lender, through a Program Support Agreement) as a result of any failure by the Borrower to complete such borrowing, including any loss (including loss of profit) or expense incurred by the Administrative Agent, any Managing Agent or any Lender, either directly or indirectly (including, in the case of any Conduit Lender, pursuant to a Program Support Agreement) by reason of the liquidation or reemployment of funds acquired by such Lender (or the applicable Program Support Provider(s)) (including funds obtained by issuing commercial paper or promissory notes or obtaining deposits or loans from third parties) in order to fund such borrowing.
(b)Advances; Payments. The applicable Lenders shall make the amount of such applicable Advance available to the Administrative Agent in same day funds by wire transfer to the Agent Account not later than 3:00 p.m. (New York time) on the requested Advance Date. After receipt of such wire transfers (or, in the Administrative Agent’s sole discretion in accordance with Section 2.03(c), before receipt of such wire transfers), subject to the terms hereof, the Administrative Agent shall make available to the Borrower by deposit into the Borrower Account on the Advance Date therefor, the amount of the requested Borrowing.
(c)Availability of Lenders’ Advances. The Administrative Agent may assume that each Lender will make its Pro Rata Share of each Borrowing of Advances available to the Administrative Agent on each Advance Date. If and to the extent the Administrative Agent has made available to the Borrower such Lender’s Pro Rata Share of any such Borrowing but such Pro Rata Share is not, in fact, paid to the Administrative Agent by such Lender when due,
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then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand an amount equal to the sum of (x) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, Adjusted SMIR plus the rate used to compute the Program Fee, plus (y) any additional charges, costs or expenses of the Administrative Agent in connection therewith, including any internally assessed charges, costs or expenses. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute principal of such Lender’s Advance. If the Borrower pays such amount to the Administrative Agent, then such amount shall constitute repayment in full of such amount in lieu of any and all other interest or fees that would have been due thereon had such Lender not failed to pay such amount or make available its Pro Rata Share of such Borrowing. Nothing in this Section 2.03(c) or elsewhere in this Agreement or the other Related Documents shall be deemed to require the Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to take any action that would prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any such payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(d)Return of Payments. (i) If the Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Administrative Agent from the Borrower and such related payment is not received by the Administrative Agent, then the Administrative Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.
(ii)If at any time any amount received by the Administrative Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Related Document, the Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Administrative Agent on demand any portion of such amount that the Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as the Administrative Agent is required to pay to the Borrower or such other Person, without set-off, counterclaim or deduction of any kind.
(e)Non-Funding Lenders. The failure of any Lender (each such Lender, a “Non-Funding Lender”) to make any Advance required to be made by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make the Advance required to be made by it, but neither any Other Lender nor the Administrative Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance to be made by such Non-Funding Lender.
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(f)[Reserved].
(g)[Reserved].
(h)Principal Repayments. The Borrower may repay outstanding Advances hereunder in part on any Settlement Date or in full at any time; provided that (i) the Borrower shall give not less than one Business Day’s prior written notice (provided that same day written notice shall be permitted if the aggregate outstanding Advances being repaid does not exceed $500,000,000) of any such repayment to the Administrative Agent (with a copy to each Managing Agent) substantially in the form of Exhibit 2.03(h) (each such notice, a “Repayment Notice”), (ii) each such notice shall be irrevocable, (iii) each such notice shall specify the amount of the requested repayment and the proposed date of such repayment (which shall be a Business Day), any such repayment shall be applied to the outstanding Advances, (v) each such repayment shall be deposited in the Agent Account and (vi) any such repayment must be accompanied by payment of (A) all interest accrued and unpaid on the portion of the outstanding principal balance of the Advances to be repaid through but excluding the date of such repayment and (B) the amounts required to be paid in accordance with Section 2.10, if any. Any such notice of repayment must be received by the Administrative Agent no later than 3:00 p.m. (New York time) on the Business Day immediately preceding the date of the proposed repayment (or no later than 11:00 a.m. (New York time) with respect to any same day repayment); provided further that the foregoing requirements shall not apply to repayment of the outstanding principal amount of Advances as a result of the application of Collections pursuant to Section 2.08.
Section 2.04.Pledge and Release of Transferred Receivables.
(a)Pledge. The Borrower shall indicate in its Records that the Transferred Receivables have been pledged hereunder and that the Administrative Agent has a lien on and security interest in all such Transferred Receivables for the benefit of the Secured Parties. The Borrower shall, and shall cause the Servicer to, hold all Contracts and other documents relating to such Transferred Receivables in trust for the benefit of the Administrative Agent on behalf of the Secured Parties in accordance with their interests hereunder. The Borrower hereby acknowledges that its retention and possession of such Contracts and documents shall at all times be at the sole discretion of the Administrative Agent and in a custodial capacity for the Administrative Agent’s (on behalf of the Secured Parties) benefit only.
(b)Repurchases of Transferred Receivables. If an Originator is required (or permitted) to repurchase Transferred Receivables from the Borrower pursuant to Section 4.04 of the Sale Agreement, upon payment by such Originator to the applicable Concentration Account of the applicable repurchase price thereof (which repurchase price shall not be less than an amount equal to the Outstanding Balance of such Transferred Receivable), the Administrative Agent on behalf of the Secured Parties shall release their liens on and security interests in the Transferred Receivables being so repurchased.
Section 2.05.Facility Termination Date. Notwithstanding anything to the contrary set forth herein, no Lender shall have any obligation to make any Advances from and after the Facility Termination Date.
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Section 2.06.Interest, Charges.
(a)From time to time, for purposes of determining the Interest Periods applicable to the different portions of the Outstanding Principal Amount funded by its Lender Group and of calculating Yield with respect thereto, each Managing Agent shall allocate the Outstanding Principal Amount allocable to its Lender Group to one or more tranches (each a “Portion of Advances”). At any time, each Portion of Advances shall have only one Interest Period and one Rate Type.
(b)All outstanding Borrower Obligations shall bear interest at the Default Rate from the date of any Termination Event until such Termination Event is waived.
(c)The Administrative Agent (acting at the direction of the Requisite Lenders) is authorized to charge to the Borrower as Advances and cause to be paid all Fees, expenses, charges, costs, interest and principal, other than principal of the Advances, owing by the Borrower under this Agreement or any of the other Related Documents if and to the extent the Borrower fails to pay any such amounts as and when due, and any charges so made shall constitute part of the Outstanding Principal Amount hereunder even if such charges would cause the aggregate balance of the Outstanding Principal Amount to exceed the Borrowing Base.
Section 2.07.Fees.
(a)On the Closing Date, the Borrower shall pay to the Agent Account, for the account of the Administrative Agent and the Lenders, as applicable, the fees set forth in the Fee Letter that are payable on the Closing Date.
(b)From and after the Closing Date, as additional compensation for the Lenders, the Borrower agrees to pay to Administrative Agent, for the ratable benefit of such Lenders, monthly in arrears, on each Settlement Date, the Facility Fee and the Program Fee by depositing such Facility Fee and Program Fee in the Agent Account. All computations of per annum fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.
(c)On each Settlement Date, the Borrower shall pay to the Servicer or to the Successor Servicer, as applicable, the Servicing Fee or the Successor Servicing Fees and Expenses, respectively, in each case to the extent of available funds therefor pursuant to Section 2.08.
Section 2.08.Application of Collections; Time and Method of Payments.
(a)Each Advance shall mature, and be payable, on the earlier of (i) the date funds are allocated to such Advance pursuant to clause (iv)(A), (v) or (vi) of subsection (c) below (and in such case only to the extent of the funds so allocated), and (ii) the Facility Termination Date (in which case such Advance shall be payable in full).
(b)[Reserved].
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(c)The Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent during a Ratings Period or following the occurrence and continuation of a Termination Event or Event of Servicer Termination, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Transferred Receivables that are received by the Servicer or the Borrower or received in any Lockbox or any Account; provided, however, that so long as each of the conditions precedent set forth in Section 3.03 are satisfied on such date, the Servicer may release to the Borrower from such Collections the amount (if any) necessary to pay the purchase price for Receivables purchased by the Borrower on such date in accordance with the terms of the Sale Agreement or (ii) amounts owing by the Borrower to the Originators under the Subordinated Notes (each such release, a “Release”). On each Settlement Date, the Servicer (or, following its assumption of control of the Collection Accounts, the Administrative Agent) shall distribute such Collections in the following order of priority:
(i)first, to the Agent Account, to the extent then due and payable, pro rata, to the payment of all Fees accrued and unpaid through such date and all unreimbursed expenses of the Administrative Agent which are reimbursable pursuant to the terms hereof;
(ii)second, to the Agent Account, to the payment of accrued and unpaid Yield which is then due and payable in respect of the applicable Advances, pro rata based upon amounts due;
(iii)third, if the Servicer has been replaced as a result of the occurrence of an Event of Servicer Termination and such Servicer is not an Affiliate of the Parent, to the payment of the aggregate accrued and unpaid Servicing Fees through such date payable to such replacement Servicer;
(iv)fourth, to the Agent Account, to be paid (A) first, if required pursuant to Section 2.02(c)(v), in an amount sufficient to reduce the aggregate Accordion Advanced Amount (ratably according to each Lender’s Accordion Advanced Amount, if any) until such amount is reduced to zero and (B) second, in an amount equal to all outstanding Advances (ratably according to each Lender’s outstanding Advances, if any) which are then due and payable;
(v)fifth, to the extent that a Funding Excess exists, to the Agent Account, in payment of a portion of the Outstanding Principal Amount at such time, in an aggregate amount equal to the amount necessary to reduce the Funding Excess to zero ($0), together with amounts payable with respect thereto under Section 2.10, if any, (ratably according to each Lender’s outstanding Advances, if any);
(vi)sixth, if any of the conditions precedent set forth in Section 3.02 shall not be satisfied, to the Agent Account, to the payment of the Outstanding Principal Amount of all other Advances, together with amounts payable with respect thereto under Section 2.10, if any, pro rata;
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(vii)seventh, to the extent then due and payable, pro rata, to the payment of all other obligations of the Borrower accrued and unpaid hereunder, including the expenses of the Lenders reimbursable under Section 12.04; and
(viii)eighth, to be paid to the Borrower.
(d)If and to the extent a Funding Excess exists on any Business Day, the Borrower (or the Servicer on its behalf) shall deposit an amount equal to the amount of such Funding Excess in the Agent Account by no later than 11:00 a.m. (New York time) on the immediately succeeding Business Day, which amount shall be applied by the Administrative Agent, in immediate repayment of the outstanding amount of Advances (together with amounts payable with respect thereto under Section 2.10).
(e)The Borrower and the Servicer hereby irrevocably waive the right to direct the application of any and all payments received from or on behalf of the Borrower or the Servicer, and each of the Borrower and the Servicer hereby irrevocably agree that any and all such payments shall be applied by the Administrative Agent in accordance with this Section 2.08.
(f)All payments of principal of the Advances and all payments of interest, Fees and other amounts payable by the Borrower hereunder shall be made in Dollars, in immediately available funds. Any such payment becoming due on a day other than a Business Day shall be payable on the next succeeding Business Day. Payments received at or prior to 1:00 p.m. (New York time) on any Business Day shall be deemed to have been received on such Business Day. Payments received after 1:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.
(g)Any and all payments by the Borrower hereunder and under any Related Document shall be made in accordance with this Section 2.08 without setoff or counterclaim and free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, duties, assessments, fees, Charges or withholdings (including any interest, additions to tax or penalties applicable thereto) (such taxes, levies, imposts, deductions, duties, etc. being “Taxes”), excluding (i) any such Taxes imposed on or measured by the net income, branch profits, gross receipts or franchise taxes of any Affected Party by the jurisdictions under the laws of which such Affected Party is organized, tax resident or doing business or, in each case, by any political subdivisions thereof, (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Affected Party with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Affected Party acquires such interest in the Loan or Commitment or (y) such Affected Party changes its lending office, except in each case to the extent that, pursuant to this section, amounts with respect to such Taxes were payable either to such Affected Party’s assignor immediately before such Affected Party became a party hereto or to such Affected Party immediately before it changed its lending office, (iii) any withholding Taxes imposed under FATCA and (iv) any Taxes attributable to such Affected Party’s failure to comply with Section 2.08(h) (such non-excluded Taxes being “Indemnified Taxes”). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder, (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as much as shall be
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necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.08) the Affected Party entitled to receive any such payment receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes pursuant to this Section 2.08, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof. The Borrower shall indemnify any Affected Party from and against, and, within ten days of demand therefor, pay any Affected Party for, the full amount of Indemnified Taxes (together with any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 2.08) payable or paid by such Affected Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted.
(h)Any Affected Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Related Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Affected Party, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Affected Party is subject to backup withholding or information reporting requirements. Furthermore, if a payment made to an Affected Party under any Related Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Party has complied with such Affected Party’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for these purposes, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Affected Party agrees that if any form or certification it previously delivered pursuant to this Section 2.08(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(i)The Administrative Agent shall provide the Borrower an IRS Form W-9, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, with respect to income it is receiving for its own account, and an IRS Form W-9 or IRS Form W-8IMY with respect to
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amounts payable to it for the account of others at the closing and upon the reasonable request of the Borrower.
(j)The Servicer hereby agrees to indemnify and hold harmless each Affected Party and the Administrative Agent from and against any and all losses arising from a failure to timely receive the Outstanding Principal Amount along with Yield and Fees on the Advances to the extent caused by any income tax imposed on or payable by Borrower.
(k)Upon receipt of a notice in accordance with Section 7.03 of the Sale Agreement, the Administrative Agent shall, if such amounts have not been applied to the Borrower Obligations, segregate the Unrelated Amounts and the same shall not be deemed to constitute Collections on Transferred Receivables.
Section 2.09. Capital Requirements; Additional Costs.
(a)Capital Requirements. If any Affected Party shall have determined that, after the date hereof, the adoption or implementation of or any change in any law, treaty, governmental (or quasi governmental) rule, regulation, guideline or order or in the administration, interpretation, implementation or application thereof by any Governmental Authority regarding capital adequacy, reserve or liquidity requirements or similar requirements or compliance by such Affected Party with any request or directive regarding capital adequacy, reserve or liquidity requirements or similar requirements (whether or not having the force of law) from any central bank or other Official Body increases or would have the effect of increasing the amount of capital, liquidity, reserves or other funds required to be maintained by such Affected Party against commitments made by it under this Agreement or any other Related Document or Program Support Agreement and thereby reducing the rate of return on such Affected Party’s capital as a consequence of its commitments hereunder or thereunder (each, an “Increased Capital Rate of Return Reduction Event”), then the Borrower shall from time to time upon demand by the Administrative Agent pay to the Administrative Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for such reduction together with interest thereon from the date of any such demand until payment in full at the applicable Base Rate. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by the Affected Party to the Borrower shall be final, binding and conclusive on the parties hereto (absent manifest error) for all purposes. For the avoidance of doubt, (i) all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, in each case, shall constitute an adoption, change, request or directive, and any implementation thereof that results in an Increased Capital Rate of Return Reduction Event shall be subject to this Section 2.09(a). For all purposes of this Agreement (including, without limitation, Section 2.09), the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith are deemed to have gone into effect and adopted thirty (30) days after the Closing Date.
(b)Additional Costs. If, due to any Regulatory Change, there shall be any increase in the cost to any Affected Party of agreeing to make or making, funding or maintaining any commitment hereunder or under any other Related Document or Program Support
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Agreement, including with respect to any Advances, or other Outstanding Principal Amount, or any reduction in any amount receivable by such Affected Party hereunder or thereunder, including with respect to any Advances, or other Outstanding Principal Amount (any such increase in cost or reduction in amounts receivable are hereinafter referred to as “Additional Costs”), then the Borrower shall, from time to time upon demand by the Administrative Agent, pay to the Administrative Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for such Additional Costs together with interest thereon from the date demanded until payment in full thereof at the applicable Base Rate. Each Affected Party agrees that, as promptly as practicable after it becomes aware of any circumstance referred to above that would result in any such Additional Costs, it shall, to the extent not inconsistent with its internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by the Borrower pursuant to this Section 2.09(b).
(c)Determination Binding. Determinations by any Affected Party for purposes of this Section 2.09 of the effect of any Regulatory Change on its costs of making, funding or maintaining any commitments hereunder or under any other Related Documents or on amounts payable to it hereunder or thereunder or of the additional amounts required to compensate such Affected Party in respect of any Additional Costs shall be set forth in a written notice to the Borrower in reasonable detail and shall be final, binding and conclusive on the Borrower (absent manifest error) for all purposes.
(d)Inability to Determine Adjusted SMIR; Illegality. (i) Subject to Section 2.11, if:
(1)the Administrative Agent determines (which determination shall be conclusive absent manifest error) at any time that adequate and reasonable means do not exist for ascertaining the applicable Adjusted SMIR or SMIR; or
(2)the Administrative Agent is advised by the Requisite Lenders that, at any time, Adjusted SMIR will not adequately and fairly reflect the cost to such Requisite Lenders of making or maintaining their Commitments (or its Commitment) included in such Borrowing Request;
the Administrative Agent shall forthwith give notice thereof to the Borrower and the Managing Agents, whereupon, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such notice no longer exist, (A) any request for the conversion of any Advance (or Portion of Advances) to, or continuation of any Advance (or Portion of Advances) as, an Advance (or Portion of Advances) bearing interest at the Adjusted SMIR (including any such conversion or continuation arising from the repurchase provisions of Section 2.04(b) hereof), (B) any Advance (or Portion of Advances) bearing interest at the Adjusted SMIR that is requested to be continued (including any such continuation arising from the repurchase provisions of Section 2.04(b) hereof) and (C) any request for an Advance (or Portion of Advances) that is bearing interest at the Adjusted SMIR shall instead be deemed to be a notice or a Borrowing Request, as applicable, for any Advance (or Portion of Advances) bearing interest at the Base Rate; provided that if the circumstances giving rise to such notice affect only one type of Advance (or Portion of Advances), then all other types of Advance (or Portion of Advances) shall be permitted. Furthermore, if any Advance (or Portion of Advances) is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.09
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with respect to the Adjusted SMIR, then until (x) the Administrative Agent notifies the Borrower and the Managing Agents that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new notice in accordance with the terms of Section 2.03 or a new Borrowing Request in accordance with the terms of Section 2.03, any Advance (or Portion of Advances) shall on the last day of the Interest Period applicable to such Advance (or Portion of Advances), be converted by the Administrative Agent to, and shall constitute an Advance (or Portion of Advances) bearing interest at the Base Rate.
(ii)Illegality. If at any time any Managing Agent shall have determined that the making, maintenance or funding of any Advance (or Portion of Advances) bearing interest at Adjusted SMIR or SMIR has been made impracticable or unlawful, by compliance by such Managing Agent in good faith with any applicable law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of applicable law), then the Administrative Agent shall have the rights specified in clause (iii).
(iii)Administrative Agent’s and Managing Agent’s Rights. In the case of any event specified in clauses (i) above, the Administrative Agent shall promptly so notify the Managing Agents and the Borrower thereof, and in the case of an event specified in clause (i) above, such Managing Agent shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Managing Agents and the Borrower.
(1)Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (x) the Managing Agents, in the case of such notice given by the Administrative Agent, or (y) such Managing Agent, in the case of such notice given by such Managing Agent, to allow the Borrower to select, convert to or renew any Advance (or Portion of Advances) bearing interest at Adjusted SMIR shall be suspended (to the extent of the affected Advance (or Portion of Advances) bearing interest at Adjusted SMIR or the applicable Interest Periods) until the Administrative Agent shall have later notified the Borrower, or such Managing Agent shall have later notified the Administrative Agent, of the Administrative Agent’s or such Managing Agent’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.
(2)If at any time the Administrative Agent makes a determination under clause (d), (x) if the Borrower has delivered a Borrowing Request for an affected Advance (or Portion of Advances) bearing interest at Adjusted SMIR, and such Advance (or Portion of Advances) bearing interest at Adjusted SMIR has not yet been made, such Borrowing Notice be deemed to request for an Advance (or Portion of Advances) at the Base Rate otherwise available with respect to such Advance (or Portion of Advances) and (y) any outstanding affected Advance (or Portion of Advances) shall be deemed to have been converted into an Advance (or
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Portion of Advances) accruing interest at the Base Rate immediately or, in the case of Advance (or Portion of Advances) accruing interest at Adjusted SMIR, at the end of the applicable Interest Period.
(3)If any Managing Agent notifies the Administrative Agent of a determination under clause (e), the Borrower shall, on the date specified in such notice either convert such Advance (or Portion of Advances) to bear interest at the Base Rate otherwise available with respect to such Advance (or Portion of Advances) or prepay such Advance (or Portion of Advances). Absent due notice from the Borrower of conversion or prepayment, such Advance (or Portion of Advances) shall automatically be converted to Advance (or Portion of Advances) bearing interest at the Base Rate otherwise available with respect to such Advance (or Portion of Advances) upon such specified date.
(e)Replacement of the Lenders. Upon any Lender’s making a claim for compensation under Section 2.09, the Borrowers may replace such Lender in accordance with Section 13.02.
(f)This Section 2.09 shall not apply to taxes.
Section 2.10.Breakage Costs. (a) [Reserved].
(b)The Borrower shall pay the Managing Agents for the account of the Conduit Lenders, as applicable, on demand, such amount or amounts as shall compensate the Conduit Lenders for any loss, cost or expense incurred by the Conduit Lenders (as reasonably determined by its Managing Agent) as a result of any reduction of any Advance other than on the maturity date of the Commercial Paper (or other financing source) funding such Advance, such compensation to be (i) limited to an amount equal to any loss or expense suffered by the Conduit Lenders (other than any loss of margin above the applicable cost of funds) during the period from the date of receipt of such repayment to (but excluding) the maturity date of such Commercial Paper (or other financing source) and (ii) net of the income, if any, received by the recipient of such reductions from investing the proceeds of such reductions of such Advance. The determination by any Managing Agent of the amount of any such loss or expense shall be set forth in a written notice to the Borrower in reasonable detail and shall be conclusive, absent manifest error.
Section 2.11.Benchmark Replacement Setting.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Related Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then- current Benchmark, then if a Benchmark Replacement is determined in accordance with the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Related Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent
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of any other party to, this Agreement or any other Related Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders.
(b)Benchmark Replacement Conforming Changes. Notwithstanding anything to the contrary herein, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Related Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Related Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Related Document, except, in each case, as expressly required pursuant to this Section 2.11.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Related Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any Borrowing Request for, conversion to or continuation of Advances (or any Portion of Advances) to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any Borrowing Request into a request for an Advance of or conversion to an Advance (or any Portion of Advances) bearing
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interest at the Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate. Furthermore, if any Advance (or any Portion of Advances) is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Adjusted SMIR, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.11, any Advance (or any Portion of Advances) shall on the last day of the Interest Period applicable to such Advance (or any Portion of Advances) (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an Advance (or any Portion of Advances) bearing interest at the Base Rate.
Section 2.12.Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)Facility Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender.
(b)The Commitment and aggregate Advances of such Defaulting Lender shall not be included in determining whether the Requisite Lenders have taken or may take any action under the Funding Agreement or any of the other Related Documents (including any consent to any amendment, waiver or other modification pursuant to Section 12.07 of the Funding Agreement); provided, that, except as otherwise provided in Section 12.07 of the Funding Agreement, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby (if such Lender is directly affected thereby).
(c)In the event that the Administrative Agent, the Borrower and the Servicer each agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such portion of the Outstanding Principal Amount from the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold a portion of the Outstanding Principal Amount ratably in accordance with the Commitment of such Lender; provided, that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender, and provided, further, that except to the extent otherwise agreed by the affected parties, no change hereunder from Defaulting Lender to Lender that is not a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
ARTICLE III.
CONDITIONS PRECEDENT
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Section 3.01.Conditions to Effectiveness of Agreement. This Agreement shall not be effective until the date on which each of the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Managing Agents and the Administrative Agent (such date, the “Effective Date”):
(a)Funding Agreement; Other Related Documents. This Agreement, the Fee Letter and the other Related Documents shall have been duly executed by, and delivered to, the parties thereto and the Managing Agents and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as each Managing Agent and the Administrative Agent shall request in connection with the transactions contemplated by this Agreement, each in form and substance satisfactory to each Managing Agent and the Administrative Agent.
(b)Governmental Approvals. The Managing Agents and the Administrative Agent shall have received (i) satisfactory evidence that the Borrower, the Servicer and the Originators have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Related Documents and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Borrower and the Servicer in form and substance satisfactory to the Managing Agents and the Administrative Agent affirming that no such consents or approvals are required, except to the extent the failure to obtain such consents and approvals could not reasonably be expected to have a Material Adverse Effect.
(c)Compliance with Laws. The Borrower and the Transaction Parties shall be in compliance with all applicable foreign, federal, state, provincial and local laws and regulations, including those specifically referenced in Section 5.01(a), except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect.
(d)Payment of Fees. The Borrower shall have paid all fees required to be paid by it on the Effective Date, including all fees required hereunder and under the Fee Letter, and shall have reimbursed the Administrative Agent and each Lender Group for all reasonable fees, costs and expenses of closing the transactions contemplated hereunder and under the other Related Documents, including the Administrative Agent’s and such Lender Group’s legal and audit expenses, and other document preparation costs.
(e)Representations and Warranties. Each representation and warranty by the Borrower and each Transaction Party contained herein and in each other Related Document shall be true and correct as of the Effective Date, except to the extent that such representation or warranty expressly relates solely to an earlier date.
(f)No Termination Event. No Incipient Termination Event or Termination Event hereunder or any “Events of Default” or “Default” (each as defined in the Credit Agreement) shall have occurred and be continuing or would result after giving effect to any of the transactions contemplated on the Closing Date.
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(g)Audit. The Administrative Agent shall have completed a prefunding audit of the Receivables as of the Closing Date, the scope and results of which are satisfactory to the Administrative Agent and each Managing Agent in its sole discretion.
(h)Material Adverse Change. There will have been (i) no material adverse change individually or in the aggregate, (x) in the business, the industry in which the Parent or any Originator operates, the financial or other condition of the Parent, the Servicer, or any Originator, or (y) in the Transferred Receivables or Related Property, taken as a whole, (ii) no litigation commenced which is reasonably likely to be adversely determined, and if so determined, would have a Material Adverse Effect on the Parent, the Borrower, the Servicer, the Originators, their business, or which would challenge the transactions contemplated under this Agreement, the Sale Agreement and the other Related Documents, and (iii) since the Parent’s last audited financial statements and except as otherwise disclosed in the financial projections provided to the Administrative Agent on or prior to the Effective Date, no material increase in the liabilities, liquidated or contingent, of the Parent, the Servicer or the Originators, or material decrease in the assets of the Parent, the Servicer or the Originators.
(i)[Reserved].
(j)Due Diligence. Representatives of the Managing Agents shall have successfully completed a due diligence call with the Parent.
(k)Agreed Upon Procedures. A third-party, agreed upon procedures audit conducted in accordance with the Agreed-Upon Procedures has been successfully completed.
(l)Borrowing Base Certificate and Pro Forma Reports. The Administrative Agent and each Managing Agent shall have received a Borrowing Base Certificate and any pro forma report the Administrative Agent and each Managing Agent shall request, each of which shall be current as of the Closing Date.
Section 3.02.Conditions Precedent to All Advances. No Lender shall be obligated to make any Advances hereunder (including the initial Advances but excluding Advances made pursuant to Section 2.06(c)) on any date if, as of the date thereof:
(a)any representation or warranty of the Borrower, the Servicer or any Originator contained herein or in any of the other Related Documents shall be untrue or incorrect in any material respect (or in the case of any representation and warranty qualified by materiality, Material Adverse Effect or other similar qualifier, in all respects) as of such date, either before or after giving effect to the Advances to be made on such date and to the application of the proceeds therefrom, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement;
(b)any event shall have occurred, or would result from the making of such Advances or from the application of the proceeds therefrom, that constitutes an Incipient Termination Event, a Termination Event, an Incipient Servicer Termination Event or an Event of Servicer Termination;
(c)the Facility Termination Date shall have occurred;
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(d)either before or after giving effect to such Advance and to the application of the proceeds therefrom, a Funding Excess would exist;
(e)any Originator, the Borrower or the Servicer shall fail to have taken such other action, including delivery of approvals, consents, opinions, documents and instruments to the Managing Agents and the Administrative Agent, as any Managing Agent or the Administrative Agent may reasonably request;
(f)on or prior to such date, the Borrower or the Servicer shall have failed to deliver any Monthly Report, Weekly Report, Daily Report or Borrowing Base Certificate required to be delivered in accordance with Section 5.02 or the Sale Agreement and such failure shall be continuing; or
(g)the most recently delivered Monthly Report showed a Dilution Trigger Breach.
The delivery by the Borrower of a Borrowing Request and the acceptance by the Borrower of the funds from the related Borrowing on any Advance Date shall be deemed to constitute, as of any such Advance Date, a representation and warranty by the Borrower that the conditions in this Section 3.02 have been satisfied.
Section 3.03.Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:
(a)after giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Yield, Fees and any amounts due under Section 2.10, in each case, through the date of such Release, (y) the amount of any Funding Excess and (z) the amount of all other accrued and unpaid Borrower Obligations (including the expenses of the Lenders reimbursable under Section 12.04) through the date of such Release;
(b)the representations and warranties of the Borrower and the Servicer contained herein or in any of the other Related Documents are true and correct in all material respect (or in the case of any representation and warranty qualified by materiality, Material Adverse Effect or other similar qualifier, in all respects) as of the date of such Release, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement;
(c)no event has occurred, or would result from such Release, that constitutes an Incipient Termination Event, a Termination Event, an Incipient Servicer Termination Event or an Event of Servicer Termination;
(d)the Facility Termination Date has not occurred; and
(e)no Funding Excess exists or would exist after giving effect to such Release.
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ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
Section 4.01.Representations and Warranties of the Borrower. To induce each Lender to make Advances from time to time and the Administrative Agent and each Managing Agent to take any action required to be performed by it hereunder, the Borrower makes the following representations and warranties to each Lender, each Managing Agent and the Administrative Agent on the Effective Date, on each Settlement Date, on the date of each Release and on each Advance Date, each and all of which shall survive the execution and delivery of this Agreement.
(a)Existence; Compliance with Law. The Borrower (i) is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, is a “registered organization” as defined in the UCC of such jurisdiction and is not organized under the laws of any other jurisdiction; (ii) is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business requires it to be so qualified (except where the failure to be so qualified and in good standing would not have a Material Adverse Effect); (iii) has the requisite power and authority and the legal right to own, pledge, mortgage, operate and convey all of its properties, to lease the property it operates under lease, and to conduct its business as now or proposed to be conducted, and to execute and deliver this Agreement and the Related Documents to which it is a party and to perform the transactions contemplated hereby and thereby; (iv) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct (except where the failure to have such licenses, permits, consents or approvals or make such filings or give such notices would not have a Material Adverse Effect); (v) is in compliance with its certificate of formation and limited liability company agreement and other organizational documents; and (vi) is in compliance with all applicable provisions of law (except where the failure to be in compliance would not have a Material Adverse Effect).
(b)Executive Offices; Collateral Locations; Corporate or Other Names; FEIN. The state of organization and the organization identification number of the Borrower and current location of the Borrower’s executive office, principal place of business, other offices, the premises within which any Borrower Collateral is stored or located are set forth in Schedule 4.01(b) and except as set forth in Schedule 4.01(b), such locations have not changed during the preceding twelve months. In addition, Schedule 4.01(b) lists the federal employer identification number of the Borrower.
(c)Power, Authorization, Enforceable Obligations. The execution, delivery and performance by the Borrower of this Agreement and the other Related Documents to which it is a party, and the creation and perfection of all Liens and ownership interests provided for herein and therein: (i) are within the Borrower’s limited liability company power; (ii) have been duly authorized by all necessary limited liability company or other actions; (iii) do not contravene any provision of the Borrower’s certificate of formation or limited liability company agreement; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority in any material respect; (v) do not contravene, or cause Borrower or any Originator to be in default under, any contractual restriction contained in any indenture, loan or
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credit agreement, lease, mortgage, security agreement, bond, note or other agreement or instrument binding on or affecting Borrower or such Originator or its property; (vi) do not result in the creation or imposition of any Adverse Claim upon any of the property of the Borrower or any Originator; and (vii) except where the failure to obtain or make such consent or approval could not reasonably be expected to have a Material Adverse Effect, do not require the consent or approval of any Governmental Authority or any other Person, except those which have been duly obtained, made or complied with prior to the Effective Date as provided in Section 3.01(b). The exercise by each of the Borrower, the Lenders, the Managing Agents or the Administrative Agent of any of its rights and remedies under any Related Document to which it is a party do not require the consent or approval of any Governmental Authority or any other Person, except those which will have been duly obtained, made or complied with prior to the Closing Date as provided in Section 3.01(b). Each of the Related Documents to which the Borrower is a party shall have been duly executed and delivered by the Borrower and each such Related Document shall then constitute a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, subject, as to enforceability, to (A) any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforceability of creditors’ rights generally and (B) general equitable principles, whether applied in a proceeding at law or in equity.
(d)No Litigation. No Litigation is now pending or, to the knowledge of the Borrower, threatened against the Borrower before any Governmental Authority which (i) challenges the Borrower’s right, power or competence to enter into or perform any of its obligations under the Related Documents to which it is a party, or the validity or enforceability of any Related Document or any action taken thereunder, (ii) seeks to prevent the transfer, sale, pledge or contribution of any Receivable (other than Excluded Receivables) or the consummation of any of the transactions contemplated under this Agreement or the other Related Documents, or (iii) is reasonably likely to be adversely determined and, if adversely determined, would result in a Material Adverse Effect. To the knowledge of Borrower, there does not exist a state of facts which is reasonably likely to give rise to such proceedings. Borrower is not a party to any consent decree.
(e)Solvency. After giving effect to the sale or contribution of Receivables and the Advances and Releases on such date and to the application of the proceeds therefrom, the Borrower is and will be Solvent.
(f)Material Adverse Effect. Since the date of the Borrower’s organization, no Material Adverse Effect has occurred with respect to the Borrower.
(g)Ownership of Property; Liens. None of the properties and assets (including the Transferred Receivables) of the Borrower are subject to any Adverse Claims other than Permitted Encumbrances not attaching to Transferred Receivables, and there are no facts, circumstances or conditions known to the Borrower that may result in (i) with respect to the Transferred Receivables, any Adverse Claims (including Adverse Claims arising under environmental laws) and (ii) with respect to its other properties and assets, any Adverse Claims (including Adverse Claims arising under environmental laws) other than Permitted Encumbrances. The Borrower has received all assignments, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower’s right, title and interest in and to the Transferred Receivables and its other
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properties and assets. No effective financing statement or other similar instrument are of record in any filing office listing the Borrower or any Originator as debtor and covering any of the Transferred Receivables or the other Borrower Collateral, and the Liens granted to the Administrative Agent pursuant to Section 7.01 are and will be at all times fully perfected first priority Liens in and to the Borrower Collateral.
(h)Ventures, Subsidiaries and Affiliates; Outstanding Equity Interest and Indebtedness. The Borrower has no Subsidiaries, and is not engaged in any joint venture or partnership with any other Person or has any equity interest in any other Person. The Borrower has no Investments in any Person. The Parent owns all Equity Interests of the Borrower. There are no outstanding rights to purchase stock, membership interests, options, warrants or similar rights, agreements or plans pursuant to which the Borrower may be required to issue, sell, or purchase any Stock or other equity security. Other than as permitted pursuant to Section 5.03(i), the Borrower has no outstanding Debt.
(i)Taxes. The Borrower has filed all United States federal and all other material Tax returns and reports required to be filed, and has paid all United States federal and state income Taxes and other Taxes levied or imposed upon it or its properties, income or assets shown on such Tax returns to be due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.
(j)Full Disclosure. No written information contained in this Agreement, any Borrowing Base Certificate or any of the other Related Documents, or any other written statement or information (other than any financial projections, other forward looking statements and information of a general economic or industry specific nature) furnished by or on behalf of the Borrower to any Lender, any Managing Agent or the Administrative Agent relating to this Agreement, the Transferred Receivables or any of the other Related Documents, taken as a whole contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, when taken as a whole, not materially misleading solely at the time furnished.
(k)ERISA. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement, no steps have been taken that would reasonably be expected to result in the termination of any Pension Plan of the Borrower or any ERISA Affiliate of the Borrower, and no contribution failure has occurred with respect to any Pension Plan of the Borrower or any ERISA Affiliate of the Borrower that would reasonably be expected to give rise to a Lien under section 303(k) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan of the Borrower or any ERISA Affiliate of the Borrower which would reasonably be expected to result in the Borrower incurring any material liability, fine or penalty.
(l)Brokers. No broker or finder acting on behalf of the Borrower was employed or utilized in connection with this Agreement or the other Related Documents or the
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transactions contemplated hereby or thereby and the Borrower has no obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.
(m)Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security,” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Borrower owns no Margin Stock, and no portion of the proceeds of the Advances made hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. The Borrower will not take or permit to be taken any action that might cause any Related Document to violate any regulation of the Federal Reserve Board.
(n)Nonapplicability of Bulk Sales Laws. No transaction contemplated by this Agreement or any of the Related Documents requires compliance with any bulk sales act or similar law.
(o)Government Regulation. The Borrower (i) is not a “covered fund” under the Volcker Rule and (ii) is not, and after giving effect to the transactions contemplated hereby, will not be required to register as, an “investment company” within the meaning of the Investment Company Act or any successor statute. In determining that the Borrower is not a covered fund, the Borrower is entitled to rely on the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act. The making of Advances by the Lenders hereunder, the application of the proceeds thereof and the consummation of the transactions contemplated by this Agreement and the other Related Documents will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.
(p)Nonconsolidation. The Borrower is operated in such a manner that the separate corporate existence of the Borrower, on the one hand, and any member of the Parent Group, on the other hand, would not be disregarded in the event of the bankruptcy or insolvency of any member of the Parent Group and, without limiting the generality of the foregoing:
(i)the Borrower is a limited liability company whose activities are restricted in its formation documents or limited liability company agreement, as applicable, to those activities expressly permitted hereunder and under the other Related Documents and the Borrower has not engaged, and does not presently engage, in any business or other activity other than those activities expressly permitted hereunder and under the other Related Documents, nor has the Borrower entered into any agreement other than this Agreement, the other Related Documents to which it is a party and, with the prior written consent of the Administrative Agent and the Requisite Lenders, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;
(ii)the Borrower has duly appointed a board of directors and its business is managed solely by its own officers and directors, each of whom when acting
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for the Borrower shall be acting solely in his or her capacity as an officer or director of the Borrower and not as an officer, director, employee or agent of any member of the Parent Group;
(iii)Borrower shall compensate all consultants and agents directly or indirectly through reimbursement of the Parent, from its own funds, for services provided to the Borrower by such consultants and agents and, to the extent any consultant or agent of the Borrower is also an employee, consultant or agent of such member of the Parent Group on a basis which reflects the respective services rendered to the Borrower and such member of the Parent Group and in accordance with the terms of the Administrative Services Agreement;
(iv)Borrower shall pay its own incidental administrative costs and expenses not covered under the terms of the Administrative Services Agreement from its own funds, and shall allocate all other shared overhead expenses (including telephone and other utility charges, the services of shared consultants and agents, and reasonable legal and auditing expenses) which are not reflected in the Servicing Fee, and other items of cost and expense shared between the Borrower and the Parent, pursuant to the terms of the Administrative Services Agreement, on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use or the value of services rendered; except as otherwise expressly permitted hereunder, under the other Related Documents and under the Borrower’s organizational documents, no member of the Parent Group (A) pays the Borrower’s expenses, (B) guarantees the Borrower’s obligations, or (C) advances funds to the Borrower for the payment of expenses or otherwise;
(v)other than the purchase and acceptance through capital contribution of Transferred Receivables pursuant to the Sale Agreement, the acceptance of Subordinated Loans pursuant to the Sale Agreement, the payment of distributions and the return of capital to the Parent, the payment of Servicing Fees to the Servicer under the Sale Agreement and the transactions contemplated under the Administrative Services Agreement, the Borrower engages and has engaged in no intercorporate transactions with any member of the Parent Group;
(vi)the Borrower maintains records and books of account separate from that of each member of the Parent Group, holds regular meetings of its board of directors and otherwise observes limited liability company formalities;
(vii)(A) the financial statements (other than consolidated financial statements) and books and records of the Borrower and each member of the Parent Group reflect the separate existence of the Borrower, (B) the consolidated financial statements of the Parent Group shall contain disclosure to the effect that the Borrower’s assets are not available to the creditors of any member of the Parent Group and (C) the Borrower shall prepare and maintain its own separate financial statements and shall provide copies of such financial statements to any Lender upon reasonable request by such Lender;
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(viii)(A) the Borrower maintains its assets separately from the assets of each member of the Parent Group (including through the maintenance of separate bank accounts and except for any Records to the extent necessary to assist the Servicer in connection with the servicing of the Transferred Receivables), (B) except as contemplated by the Administrative Services Agreement, the Borrower’s funds (including all money, checks and other cash proceeds) and assets, and records relating thereto, have not been and are not commingled with those of any member of the Parent Group and (C) the separate creditors of the Borrower will be entitled, on the winding-up of the Borrower, to be satisfied out of the Borrower’s assets prior to any value in the Borrower becoming available to the Parent;
(ix)all business correspondence and other communications of the Borrower are conducted in the Borrower’s own name, on its own stationery and through a separately-listed telephone number;
(x)the Borrower has and shall maintain separate office space from the offices of any member of the Parent Group and identify such office by a sign in its own name;
(xi)the Borrower shall respond to any inquiries with respect to ownership of a Transferred Receivable by stating that it is the owner of such Transferred Receivable, and that such Transferred Receivable is pledged to the Administrative Agent for the benefit of the Lenders;
(xii)the Borrower does not act as agent for any member of the Parent Group, but instead presents itself to the public as a legal entity separate from each such member and independently engaged in the business of purchasing and financing Receivables;
(xiii)the Borrower maintains at least two independent managers (each, an “Independent Manager”), each of whom: (i) shall not have been at the time of his or her appointment or at any time during the preceding five years, and shall not be as long as he or she is a director of the Borrower, (A) a director, officer, employee, associate, partner, shareholder, member, manager or affiliate of any of the following entities (collectively, the “Independent Parties”): TD SYNNEX Corporation, any Originator, or any of their respective subsidiaries or affiliates (other than the Borrower), (B) a supplier to any of the Independent Parties, (C) an entity controlling or under common control with any partner, shareholder, member, manager, affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any director, officer, employee, associate, partner, shareholder, member, manager, affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal, state or provincial law relating to bankruptcy and (iii) has at least three (3) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of
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securitization or structured finance instruments, agreements or securities. The Borrower shall give the Lenders notice, in writing, not less than ten (10) days prior to the effective date of any decision to appoint a new director of the Borrower as an “Independent Manager”, and shall certify to the Lenders that the appointment of such new director satisfies the criteria set forth in the definition herein of “Independent Manager”;
(xiv)the limited liability company agreement or certificate of formation of the Borrower require the affirmative vote of each independent manager before a voluntary petition under Section 301 of the Bankruptcy Code may be filed by the Borrower;
(xv)Borrower shall maintain (1) correct and complete books and records of account and (2) minutes of the meetings and other proceedings of its shareholders and board of directors;
(xvi)Borrower shall not hold out credit as being available to satisfy obligations of others;
(xvii)Borrower shall not acquire obligations or Stock of any member of the Parent Group;
(xviii)Borrower shall correct any known misunderstanding regarding its separate identity;
(xix)Borrower shall maintain adequate capital;
(xx)Borrower shall comply with each of the assumptions set forth in that certain legal opinions delivered by Pillsbury Winthrop Shaw Pittman and Cleary, Gotttlieb, Steen & Hamilton LLP, with respect to true sale and non-substantive consolidation matters; and
(xxi)Parent and Borrower shall strictly observe limited liability company formalities in making and documenting any capital contributions (including of Contributed Receivables) from Parent to Borrower.
(q)Accounts. Schedule 4.01(q) lists all banks and other financial institutions at which the Borrower maintains deposit or other bank accounts, including any Account and each Originator Collection Account, and such schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor. Each Account constitutes a deposit account within the meaning of the applicable UCC. The Borrower (or the Servicer on its behalf) and each Originator, if applicable, has delivered to the Administrative Agent a fully executed agreement with respect to each Account pursuant to which each applicable Bank has agreed to comply with all instructions originated by the Administrative Agent directing the disposition of funds in such Account, without further consent by the Borrower, the Servicer or any Originator. Other than the Originator Collection Accounts, no Account is in the name of any Person other than the Borrower or the Administrative Agent, and the Borrower has not consented to any Bank following the instructions of any Person other than the Administrative Agent. No Originator Collection Account is in the name of any Person other
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than the relevant Originator, and no Originator has consented to any Bank following the instructions of any Person other than the Administrative Agent. Accordingly, the Administrative Agent has a first priority perfected security interest in each Account, and all funds on deposit therein.
(r)Transferred Receivables.
(i)Transfers. Each Transferred Receivable was purchased by or contributed to the Borrower on the relevant Transfer Date pursuant to the Sale Agreement.
(ii)Eligibility. Each Transferred Receivable designated as an Eligible Receivable in each Borrowing Base Certificate, Monthly Report, Weekly Report or Daily Report, as the case may be, constitutes an Eligible Receivable as of the date specified in such Borrowing Base Certificate, Monthly Report, Weekly Report or Daily Report, as applicable.
(iii)No Material Adverse Effect. The Borrower has no actual knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect that any payments on any Transferred Receivable designated as an Eligible Receivable in any Borrowing Base Certificate, Monthly Report, Weekly Report or Daily Report, as applicable, will not be paid in full when due or that has caused it to expect any material adverse effect on any such Transferred Receivable.
(iv)Nonavoidability of Transfers. The Borrower shall (A) have received each Contributed Receivable as a contribution to the capital of the Borrower by the Parent as a member of the Borrower and (B) (1) have purchased each Sold Receivable from the applicable Originator for cash consideration or with the proceeds of a Subordinated Loan and (2) have accepted assignment of any Eligible Receivables transferred pursuant to clause (b) of Section 4.04 of the Sale Agreement, in each case in an amount that constitutes fair consideration and reasonably equivalent value therefor. No Sale has been made for or on account of an antecedent debt owed by any Originator to the Borrower and no such Sale is or may be avoidable or subject to avoidance under any bankruptcy laws, rules or regulations.
(v)Specified Filings. None of the Transferred Receivables have been sold, transferred, assigned or otherwise pledged pursuant to any Specified Filing Document.
(s)Assignment of Interest in Related Documents. The Borrower’s interests in, to and under the Sale Agreement and each Originator Support Agreement, if any, have been assigned by the Borrower to the Administrative Agent (for the benefit of itself and the Lenders) as security for the Borrower Obligations.
(t)Notices to Obligors. Each Obligor of Transferred Receivables has been directed to remit all payments with respect to such Receivables for deposit in the relevant Lockbox, the relevant Collection Account or the relevant Concentration Account.
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(u)Representations and Warranties in Other Related Documents. Each of the representations and warranties of the Borrower contained in the Related Documents (other than this Agreement) is true and correct in all respects and the Borrower hereby makes each such representation and warranty to, and for the benefit of, the Lenders, the Managing Agents and the Administrative Agent as if the same were set forth in full herein.
(v)Supplementary Representations.
(i)Receivables; Accounts. (A) Each Transferred Receivable constitutes an “account” or a “general intangible” within the meaning of the applicable UCC, and (B) each Account constitutes a “deposit account” within the meaning of the applicable UCC.
(ii)Creation of Security Interest. Other than the Originator Collection Accounts, the Borrower owns and has good and marketable title to the Transferred Receivables, Accounts and Lockboxes, free and clear of any Adverse Claim. This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Transferred Receivables, Accounts and Lockboxes in favor of the Administrative Agent (on behalf of the Secured Parties), which security interest is prior to all other Adverse Claims and is enforceable as such as against any creditors of and purchasers from the Borrower.
(iii)Perfection. (A) The Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law and entered into Account Agreements in order to perfect the sale of the Transferred Receivables from the Originators to the Borrower pursuant to the Sale Agreement and the security interest granted by the Borrower to the Administrative Agent (on behalf of the Secured Parties) in the Transferred Receivables hereunder; and (B) with respect to each Account, the Borrower has delivered to the Administrative Agent (on behalf of itself and the Lenders), a fully executed Account Agreement with respect to such Account pursuant to which the applicable Bank has agreed, following the occurrence and continuation of a Termination Event, to comply with all instructions given by the Administrative Agent with respect to all funds on deposit in such Account, without further consent by the Borrower, the Servicer or any Originator.
(iv)Priority. (A) Other than the transfer of the Transferred Receivables by the Originators to the Borrower pursuant to the Sale Agreement, the grant of security interest by the relevant Originators to the Borrower in the Originator Collection Accounts and the grant of security interest by the Borrower to the Administrative Agent (on behalf of the Secured Parties) in the Transferred Receivables, the Accounts and the Lockboxes hereunder, none of the Borrower nor any Originator has pledged, assigned, sold, conveyed, or otherwise granted a security interest in any of the Transferred Receivables, the Accounts and the Lockboxes to any other Person. (B) Neither the Borrower nor any Originator has authorized, or is aware of, any filing of any financing statement against the Borrower or any Originator that include a description of collateral covering the Transferred Receivables or all other collateral pledged to the Administrative Agent (on behalf of the Secured Parties) pursuant to the Related Documents, other than any financing statement filed pursuant to the Sale Agreement and
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this Agreement or financing statements that have been validly terminated prior to the date hereof. (C) The Borrower is not aware of any judgment, ERISA or tax lien filings against either the Borrower or any Originator. (D) Other than the Originator Collection Accounts, none of the Accounts or Lockboxes is in the name of any Person other than the Borrower or the Administrative Agent. None of the Originator Collection Accounts is in the name of any Person other than the relevant Originator. None of the Borrower, the Servicer or any Originator has consented to any Bank complying with instructions of any Person other than the Administrative Agent.
(v)Collections. If made in accordance with the terms of this Agreement, each remittance of Collections by the Borrower hereunder will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.
(vi)Survival of Supplemental Representations. Notwithstanding any other provision of this Agreement or any other Related Document, the representations contained in this Section 4.01(v) and Section 5.01(g) shall be continuing, and remain in full force and effect until the Termination Date.
(w)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. Policies and procedures have been implemented and maintained by or on behalf of the Borrower that are designed to achieve compliance by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, giving due regard to the nature of the Borrower’s business and activities, and the Borrower and, to the knowledge of the Borrower, its officers, employees, directors and agents acting in any capacity in connection with or directly benefitting from the credit facility established hereby, are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, in each case in all material respects. (a) None of the Borrower or, to the knowledge of the Borrower, any of its directors, officers, employees, or agents that will act in any capacity in connection with or directly benefit from the credit facility established hereby, is a Sanctioned Person, and (b) the Borrower is not organized or resident in a Sanctioned Country. The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit facility established hereby nor use any Advance, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, or in any country or territory that, at the time of such funding, is the subject of Sanctions (and in such case would result in a violation of Sanctions), or in any manner that will result in a violation by any Person (including any Person participating in this credit facility) of Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.
(x)LCR. The Borrower represents, warrants and agrees that it has not, does not and will not during the term of this Agreement (i) issue any obligations that (A) constitute asset-backed commercial paper, or (B) are securities required to be registered under the Securities Act of 1933 or that may be offered for sale under Rule 144A of the Securities and Exchange Commission thereunder, or (ii) issue any other debt obligations or equity interests other than (A) debt obligations substantially similar to the obligations of the Borrower under this Agreement that are (x) issued to other banks or asset-backed commercial paper conduits in privately negotiated transactions, and (y) subject to transfer restrictions substantially similar to
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the transfer restrictions set forth in Section 12.02, (B) the Subordinated Notes and (C) equity interests issued to TD SYNNEX Corporation under the terms of the organizational documents of the Borrower. The Borrower further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of TD SYNNEX Corporation for purposes of GAAP.
(y)Beneficial Ownership Rule. The Borrower is an entity that is organized under the laws of the United States or of any State and at least 51% of whose common stock or analogous equity interest is owned by a listed entity and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Rule.
(z)Tax Status. The Borrower (i) is, and has at all relevant times following the Conversion Date been, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and (ii) is not and has not at any relevant time following the Conversion Date been an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes. The Borrower is not subject to any Tax in any jurisdiction outside the United States or subject to any material amount of Taxes imposed by a state or local taxing authority.
Section 4.02.Representations and Warranties of the Servicer. To induce each Lender to enter into this Agreement and to make Advances from time to time and the Administrative Agent and each Managing Agent to take any action required to be performed by it hereunder, on the Effective Date, on each Settlement Date, on the date of each Release and on each Advance Date, (i) the Servicer represents and warrants that each of the representations and warranties of the Servicer contained in the Related Documents (other than this Agreement) is true and correct in all respects and the Servicer hereby makes each such representation and warranty to, and for the benefit of, the Lenders, the Managing Agents and the Administrative Agent as if the same were set forth in full herein and (ii) the Servicer represent and warrants that (A) each of the Servicer, the Parent, each Originator and any Affiliate thereof has filed all United States federal and all other material Tax returns and reports required to be filed, and has paid all United States federal and state income Taxes and other Taxes shown on such Tax returns to be due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and (B) the Borrower (i) is, and has at all relevant times following the Conversion Date been, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and (ii) is not and has not at any relevant time following the Conversion Date been an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes. The Borrower is not subject to any Tax in any jurisdiction outside the United States or subject to any material amount of Taxes imposed by a state or local taxing authority.
ARTICLE V.
GENERAL COVENANTS OF THE BORROWER AND THE SERVICER
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Section 5.01.Affirmative Covenants of the Borrower. The Borrower covenants and agrees that from and after the Effective Date and until the Termination Date:
(a)Compliance with Agreements and Applicable Laws. The Borrower shall (i) perform each of its obligations under this Agreement and the other Related Documents and (ii) comply with all federal, state, provincial and local laws and regulations applicable to it and the Transferred Receivables, including those relating to truth in lending, retail installment sales, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing, taxation, ERISA and labor matters and environmental laws and environmental permits except, solely with respect to this clause (ii), where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
(b)Maintenance of Existence and Conduct of Business. The Borrower shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its limited liability company existence and, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, its rights and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance with (1) Section 4.01(p) and (2) the assumptions set forth in each opinion letter of Pillsbury Winthrop Shaw Pittman, Cleary, Gottlieb, Steen & Hamilton LLP, or other outside counsel to the Borrower from time to time delivered pursuant to Section 3.03(d) of the Sale Agreement with respect to issues of substantive consolidation and true sale and absolute transfer; (iii) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, including all licenses, permits, charters and registrations, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (iv) transact business only in the name of SIT Funding LLC or such trade names as are set forth in Schedule 5.01(b).
(c)Deposit of Collections. The Borrower shall deposit or cause to be deposited promptly into the relevant Lockbox, the relevant Collection Account or the relevant Concentration Account, and in any event no later than the first Business Day after receipt thereof, all Collections it may receive with respect to any Transferred Receivable. The Borrower shall ensure that, on a daily basis, the Servicer complies with its obligations under Section 2.08 with respect to Collections required to be held in trust by the Servicer and allocated in accordance with the priority of payments set forth in Section 2.08(c).
(d)Use of Proceeds. The Borrower shall utilize the proceeds of the Advances made hereunder solely for (i) the repayment of Advances made and the payment of any fees due hereunder, (ii) the purchase of Transferred Receivables from the Originators pursuant to the Sale Agreement, (iii) the payment of distributions to the Parent, (iv) the repayment of Subordinated Loans, and (v) the payment of administrative fees or Servicing Fees or expenses to the Servicer or routine administrative or operating expenses, in each case only as expressly permitted by and in accordance with the terms of this Agreement and the other Related Documents. The Borrower shall utilize the proceeds of the Releases hereunder solely for (i) the purchase of Transferred Receivables from the Originators pursuant to the Sale Agreement and (ii) the repayment of Subordinated Loans.
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(e)Payment and Performance of Charges and other Obligations.
(i)Subject to Section 5.01(e)(ii), the Borrower shall pay, perform and discharge or cause to be paid, performed and discharged promptly all charges and claims payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become past due.
(ii)The Borrower may in good faith contest, by appropriate proceedings, the validity or amount of any charges or claims described in Section 5.01(e)(i); provided that (A) adequate reserves with respect to such contest are maintained on the books of the Borrower, in accordance with GAAP, (B) such contest is maintained and prosecuted continuously and with diligence, (C) none of the Borrower Collateral becomes subject to forfeiture or loss as a result of such contest, (D) no Lien shall be imposed to secure payment of such charges or claims other than inchoate tax liens and (E) the Administrative Agent has not advised the Borrower in writing that it reasonably believes that failure to pay or to discharge such claims or charges could have or result in a Material Adverse Effect.
(f)ERISA. The Borrower shall give the Administrative Agent prompt written notice of any event that (i) could reasonably be expected to result in the imposition of a Lien on any Borrower Collateral under Section 430(k) of the IRC or Section 303(k) or 4068 of ERISA, or (ii) could reasonably be expected to result in the incurrence by Borrower of any liabilities under Title IV of ERISA (other than premium payments arising in the ordinary course of business).
(g)Borrower to Maintain Perfection and Priority. In order to evidence the interests of the Administrative Agent and the Lenders under this Agreement, the Borrower shall, from time to time take such action, or execute and deliver such instruments (other than filing financing statements) as may be necessary or advisable (including, such actions as are requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s (on behalf of the Secured Parties) security interest in the Transferred Receivables and all other collateral pledged to the Administrative Agent (on behalf of the Secured Parties) pursuant to the Related Documents. The Borrower shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent upon request for the Administrative Agent’s authorization and approval, and file or cause to be filed in the appropriate jurisdictions all financing statements, amendments, continuations or other filings necessary to continue, maintain and perfect the Administrative Agent’s (on behalf of the Secured Parties) security interest in the Transferred Receivables and all other collateral pledged to the Administrative Agent (on behalf of the Secured Parties) pursuant to the Related Documents as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Borrower to file such financing statements under the UCC, without the signature of the Borrower, any Originator or the Administrative Agent where allowed by applicable law. Notwithstanding anything else in the Related Documents to the contrary, neither the Borrower, the Servicer, nor any Originator shall have any authority to file a termination, partial termination, release, partial release or any amendment that deletes the name of a debtor or
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excludes collateral of any such financing statements, without the prior written consent of the Administrative Agent.
(h)Due Diligence. Representatives of the Managing Agents shall, upon reasonable notice, be permitted at any time and from time to time during regular business hours, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Receivables, including the related Contracts and (ii) to visit the offices and properties of the Borrower, any Originator, the Servicer or the Parent for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Receivables or the Borrower’s, each Originator’s or the Servicer’s performance hereunder, under the Contracts and under the other Related Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the Borrower, any Originator or the Parent, as applicable, having knowledge of such matters; provided that unless a Termination Event or Incipient Termination Event shall have occurred and be continuing, the Borrower shall not be required to reimburse the expenses of more than one (1) such visit in the aggregate among the Borrower and the Parent per calendar year.
(i)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. Policies and procedures will be maintained and enforced by or on behalf of the Borrower that are designed in good faith and in a commercially reasonable manner to promote and achieve compliance, in the reasonable judgment of the Borrower, by the Borrower and each of its directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, in each case giving due regard to the nature of the Borrower’s business and activities.
(j)Beneficial Ownership Rule. Promptly following any change that would result in a change to the status of the Borrower as an excluded “Legal Entity Customer” under the Beneficial Ownership Rule, the Borrower shall execute and deliver to each Lender a Certification of Beneficial Owner(s) complying with the Beneficial Ownership Rule, in form and substance reasonably acceptable to such Lender.
(k)Taxes. The Borrower shall (i) timely file all United States federal and all other material Tax returns required to be filed by it and (ii) pay, or cause to be paid, all United States federal and all other material Taxes, assessments and other governmental charges, if any, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
(l)Borrower’s Tax Status. The Borrower will remain a wholly-owned subsidiary of a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and not be subject to withholding under Section 1446 of the Code. The Borrower shall not (i) become treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a “United States person” within the meaning of Section 7701(a)(30) of the Code for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Borrower shall not become subject to any Tax in any jurisdiction outside the United States or any material amount of Taxes imposed by a state or local taxing authority.
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Section 5.02.Reporting Requirements of the Borrower. The Borrower hereby agrees that from and after the Effective Date until the Termination Date, it shall furnish or cause to be furnished to the Administrative Agent, the Managing Agents and the Lenders:
(a)The financial statements, notices, reports and other information at the times, to the Persons and in the manner set forth in Annex 5.02(a).
(b)At the same time each Monthly Report, Weekly Report or Daily Report, as applicable, is required to be delivered pursuant to the terms of clause (a) of Annex 5.02(a), a completed certificate in the form attached hereto as Exhibit 5.02(b) (each, a “Borrowing Base Certificate”), provided that if (i) an Incipient Termination Event or a Termination Event shall have occurred and be continuing or (ii) the Administrative Agent, in good faith, believes that an Incipient Termination Event or a Termination Event is imminent or deems the Lenders’ rights or interests in the Transferred Receivables or the Borrower Collateral insecure, then such Borrowing Base Certificates shall be delivered daily; and each Borrowing Base Certificate shall be prepared by the Borrower or the Servicer as of the last day of the previous month or week, in the event Borrowing Base Certificates are required to be delivered on a monthly or weekly basis, and as of the close of business on the previous Business Day, in the event Borrowing Base Certificates are required to be delivered on each Business Day.
(c)Such other reports, statements and reconciliations with respect to the Obligors subject to the Specified Filing Documents, the Receivables (including the outstanding balance thereof) subject to the transactions contemplated by the Specified Filing Documents, the Borrowing Base or Borrower Collateral as any Lender, any Managing Agent or the Administrative Agent shall from time to time request in its reasonable discretion.
Section 5.03.Negative Covenants of the Borrower. The Borrower covenants and agrees that, without the prior written consent of the Requisite Lenders, from and after the Effective Date until the Termination Date:
(a)Sale of Equity Interests and Assets. The Borrower shall not sell, transfer, convey, assign or otherwise dispose of, or assign any right to receive income in respect of, any of its properties or other assets or any of its Equity Interests (whether in a public or a private offering or otherwise), any Transferred Receivable or Contract therefor or any of its rights with respect to any Lockbox or any Account except as otherwise expressly permitted by this Agreement or any of the other Related Documents.
(b)Liens. The Borrower shall not create, incur, assume or permit to exist (i) any Adverse Claim on or with respect to its Transferred Receivables or (ii) any Adverse Claim on or with respect to its other properties or assets (whether now owned or hereafter acquired) except for the Liens set forth in Schedule 5.03(b) and other Permitted Encumbrances. In addition, the Borrower shall not become a party to any agreement, note, indenture or instrument or take any other action that would prohibit the creation of a Lien on any of its properties or other assets in favor of the Lenders as additional collateral for the Borrower Obligations, except as otherwise expressly permitted by this Agreement or any of the other Related Documents.
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(c)Modifications of Receivables, Contracts or Credit and Collection Policies. The Borrower shall not, without the prior written consent of the Administrative Agent (i) and the Requisite Lenders, extend, amend, forgive, discharge, compromise, waive, cancel or otherwise modify the terms of any Transferred Receivable or amend, modify or waive any term or condition of any Contract related thereto, provided that the Borrower may authorize the Servicer to take such actions as are expressly permitted by the terms of any Related Document or the Credit and Collection Policies so long as, after giving effect to any such action, no Receivables which constituted Eligible Receivables prior to such action would no longer constitute Eligible Receivables as a result of such action, or (ii) amend, modify or waive any term or provision of the Credit and Collection Policies.
(d)Changes in Instructions to Obligors. The Borrower shall not make any change in its instructions to Obligors regarding the deposit of Collections with respect to the Transferred Receivables, except to the extent the Administrative Agent and the Requisite Lenders direct the Borrower to change such instructions to Obligors or the Administrative Agent and the Requisite Lenders consent in writing to such change.
(e)Capital Structure and Business. The Borrower shall not (i) make any changes in any of its business objectives, purposes or operations that could reasonably be expected to have or result in a Material Adverse Effect, (ii) make any material change in its capital structure (including the issuance or recapitalization of any Equity Interests or other securities convertible into Equity Interests or any revision of the terms of its outstanding Equity Interests), except that changes in Borrower’s capital structure shall be permitted so long as such changes, individually and in the aggregate, do not constitute a Change of Control, (iii) amend its certificate or articles of formation, limited liability company agreement or other organizational documents in any manner which may adversely affect the Secured Parties, (iv) make any material change in the nature of its business from the business as carried on by it, at the Effective Date or any business substantially related or incidental thereto or any business substantially related or incidental to manufacturing, contract assembly, operational, logistics, distribution, integrated services, supply chain management services and related sales and services or (v) undertake any division of its rights, assets, obligations or liabilities pursuant to a plan of division or otherwise pursuant to applicable law.
(f)Mergers, Subsidiaries, Etc. The Borrower shall not directly or indirectly, by operation of law or otherwise, (i) form or acquire any Subsidiary, or (ii) merge with, consolidate with, acquire all or substantially all of the assets or Equity Interests of, or otherwise combine with or acquire, any Person.
(g)Sale Characterization; Receivables Sale and Servicing Agreement. The Borrower shall not make statements or disclosures, prepare any financial statements or in any other respect account for or treat the transactions contemplated by the Sale Agreement (including for accounting, tax and reporting purposes) in any manner other than (i) with respect to each Sale of each Sold Receivable effected pursuant to the Sale Agreement, as a true sale and absolute assignment of the title to and sole record and beneficial ownership interest of the Transferred Receivables by the Originators to the Borrower or (ii) with respect to each contribution of Contributed Receivables thereunder, as an increase in the stated capital of the Borrower.
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(h)Restricted Payments. The Borrower shall not enter into any lending transaction with any other Person. The Borrower shall not at any time (i) advance credit to any Person or (ii) declare any distributions, repurchase any Stock, return any capital, or make any other payment or distribution of cash or other property or assets in respect of the Borrower’s Stock or make a repayment with respect to any Subordinated Loans if, after giving effect to any such advance or distribution, a Funding Excess, Incipient Termination Event or Termination Event would exist or otherwise result therefrom.
(i)Indebtedness. The Borrower shall not create, incur, assume or permit to exist any Debt, except (i) Debt of the Borrower to any Affected Party, Indemnified Person, the Servicer or any other Person expressly permitted by this Agreement or any other Related Document, (ii) Subordinated Loans pursuant to the Subordinated Notes, (iii) [reserved], (iv) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, and (v) endorser liability in connection with the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.
(j)Prohibited Transactions. The Borrower shall not enter into, or be a party to, (i) any transaction with any Person except as expressly permitted hereunder or under any other Related Document or (ii) any document or agreement, other than the Related Documents.
(k)Investments. Except as otherwise expressly permitted hereunder or under the other Related Documents, the Borrower shall not make any investment in, or make or accrue loans or advances of money to, any Person, including the Parent, any director, officer or employee of the Borrower, the Parent or any of the Parent’s other Subsidiaries, through the direct or indirect lending of money, holding of securities or otherwise, except with respect to Transferred Receivables.
(l)Commingling. The Borrower shall not deposit or permit the deposit of any funds that do not constitute Collections of Transferred Receivables into any Lockbox, any Collection Account or any Concentration Account, except (i) as otherwise contemplated under Section 4.02(1) of the Sale Agreement and (ii) during any Settlement Period ending on or prior to May 31, 2025, Excluded Receivable Collections but solely to the extent that the Commingling Ratio for such Settlement Period does not exceed 10.0%. If funds that are not Collections are deposited impermissibly into any Lockbox, any Collection Account or any Concentration Account, the Borrower shall, or shall cause the Servicer to, notify the Administrative Agent in writing promptly upon discovery thereof, and, the Servicer shall promptly remit (or direct the relevant Collection Account Bank or Concentration Account Bank, as applicable, to remit) any such amounts that are not Collections to the applicable Originator or other Person designated in such notice.
(m)ERISA. The Borrower shall not, and shall not cause or permit any of its ERISA Affiliates to, cause or permit to occur an event that (i) could reasonably be expected to result in the imposition of a Lien on any Borrower Collateral under Section 430(k) of the IRC or Section 303(k) or 4068 of ERISA, or (ii) could reasonably be expected to result in the incurrence by Borrower of any material liabilities under Title IV of ERISA (other than (x) premium
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payments arising in the ordinary course of business and (y) liabilities arising under Section 4041(b) of ERISA).
(n)Related Documents. The Borrower shall not amend, modify or waive any term or provision of any Related Document without the prior written consent of the Administrative Agent and the Requisite Lenders.
(o)Board Policies. The Borrower shall not modify the terms of any policy or resolutions of its board of directors if such modification could reasonably be expected to have or result in a Material Adverse Effect.
(p)Additional Members of Borrower. The Borrower shall not issue any Equity Interests to any Person other than Parent without the prior written consent of the Administrative Agent and the Requisite Lenders.
(q)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. The Borrower will not request any Advance, and shall not directly or indirectly use, the proceeds of any Advance or Release (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (C) in any other manner that would result in liability to any party hereto under any applicable Sanctions or the violation of any Sanctions by any such Person.
(r)Specified Filing Documents. The Borrower shall not permit any amendment, restatement, supplement or other modification of any Specified Filing Documents that adds any Obligor as the subject of the transactions contemplated thereby with respect to any Originator, unless all Receivables of such Obligor constitute Excluded Receivables.
Section 5.04.Supplemental Disclosure. On the request of the Administrative Agent (in the event that such information is not otherwise delivered by the Borrower to the Administrative Agent pursuant to this Agreement), the Borrower will supplement (or cause to be supplemented) each Schedule hereto, or representation herein or in any other Related Document with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby; provided that such supplement to any such Schedule or representation shall not be deemed an amendment thereof except if and to the extent that the information disclosed in such supplement updates (A) Schedule 4.01(b) or (B) Schedule 4.01(q) to include any accounts.
Section 5.05.Tax Covenant of the Servicer. The Servicer covenants and agrees that, from and after the Effective Date and until the Termination Date, (i) each of the Servicer, the Parent, each Originator and each Affiliate thereof shall pay and discharge, before the same shall become delinquent, all material Taxes imposed upon it or upon its property; provided, however, that neither the Servicer, the Parent, any Originator nor any Affiliate thereof shall be required to pay or discharge any such Tax that is being contested in good faith and by
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proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors, (ii) the Servicer shall promptly after becoming aware (or any of its Affiliates becoming aware) notify each Lender, the Administrative Agent and each Managing Agent in writing of any notice of deficiency (e.g., Form CP3219A) or other assessment by any Governmental Authority of Taxes (including but without limitation, if applicable, levies or liens for Taxes under Code Sections 6321, 6322, 6851, 6852, or 6861 (or other similar provision of the Code, state or local law) issued, assessed or imposed by any Governmental Authority) in an amount exceeding $50,000,000 with respect to any Person that is a parent or a member of an affiliated, consolidated, combined or unitary group of which the Borrower is or was a member, if the Borrower is liable for such Taxes pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state or local law and (iii) the Servicer shall ensure that the Borrower will not (A) become treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a “United States person” within the meaning of Section 7701(a)(30) of the Code for U.S. federal income tax purposes, (B) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, (C) become subject to any Tax in any jurisdiction outside the United States or (D) become subject to any material Tax imposed by a state or local taxing authority.
ARTICLE VI.
ACCOUNTS
Section 6.01.Establishment of Accounts.
(a)Concentration Account and Collection Accounts.
(i)Other than the Originator Collection Accounts, the Borrower has established with (x) each Concentration Account Bank a Concentration Account subject to a fully executed Concentration Account Agreement and (y) each Collection Account Bank a Borrower Collection Account subject to a fully executed Collection Account Agreement. Certain Originators have established with a Collection Account Bank one or more Originator Collection Accounts, each subject to a fully executed Collection Account Agreement. The Borrower agrees that the Administrative Agent shall have exclusive dominion and control of the Concentration Accounts and the Collection Accounts and all monies, instruments and other property from time to time on deposit therein. The Administrative Agent hereby agrees that until such time as it exercises its right to take exclusive dominion and control of any Concentration Account or any Collection Account under Section 7.05(d), the applicable Concentration Account Bank or Collection Account Bank shall be entitled to follow the instructions of the Borrower, or the Administrative Agent on behalf of the Borrower, with respect to the withdrawal, transfer or payment of funds on deposit in such Account.
(ii)The Borrower (or the Servicer on Borrower’s behalf) has instructed all existing Obligors of Transferred Receivables, and shall instruct all future Obligors of such Receivables, to make payments in respect thereof only to the relevant Lockbox, the relevant Collection Account or the relevant Concentration Account.
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Schedule 4.01(q) lists all Lockboxes, Collection Accounts and Concentration Accounts and the applicable Bank at which the Borrower maintains such Lockboxes and Accounts as of the Closing Date, and such schedule correctly identifies (1) the name, address and telephone number of such Bank, (2) the name in which such Lockboxes and Accounts are held and the complete account number therefor, and (3) with respect to each Lockbox, the lockbox number and address thereof. The Borrower (or the Servicer on Borrower’s behalf) shall endorse, to the extent necessary, all checks or other instruments received in any Lockbox so that the same can be deposited in the relevant Collection Account or the relevant Concentration Account, in the form so received (with all necessary endorsements), on the first Business Day after the date of receipt thereof. In addition, the Borrower shall deposit or cause to be deposited into the relevant Concentration Account all cash, checks, money orders or other proceeds of Transferred Receivables or Borrower Collateral received by it or any Originator in any Collection Account, in the form so received (with all necessary endorsements), not later than the close of business on the first Business Day following the date of receipt thereof, and until so deposited all such items or other proceeds shall be held in trust for the benefit of the Administrative Agent. The Borrower shall not make and shall not permit the Servicer or any Originator to make any deposits into any Lockbox, any Collection Account or any Concentration Account except in accordance with the terms of this Agreement or any other Related Document. The Borrower agrees that the Administrative Agent shall have exclusive dominion and control of the Collection Accounts and the Concentration Accounts and all instruments and other property from time to time received therein.
(iii)If, for any reason, any Collection Account Agreement or any Concentration Account Agreement terminates, or any Collection Account Bank or any Concentration Account Bank fails to comply with its obligations under such Account Agreement, then the Borrower shall promptly notify all Obligors of Transferred Receivables who had previously been instructed to make wire payments to such Account maintained at such Bank to make all future payments to a new Collection Account or Concentration Account, as applicable, in accordance with this Section 6.01(a)(iii). The Borrower shall not close the relevant Account or permit any Originator to close the relevant Account unless it shall have (A) received the prior written consent of the Administrative Agent and the Requisite Lenders, (B) established a new account with the same Bank or with a new depositary institution satisfactory to the Administrative Agent and the Requisite Lenders, (C) entered into an agreement covering such new account with such Bank or with such new depositary institution substantially in the form of the predecessor Account Agreement or that is satisfactory in all respects to the Administrative Agent and the Requisite Lenders (whereupon, for all purposes of this Agreement and the other Related Documents, such new account shall become a Borrower Collection Account or a Concentration Account, such new agreement shall become a Collection Account Agreement or a Concentration Account Agreement and such new depositary institution shall become a Collection Account Bank or a Concentration Account Bank, as applicable), and (D) taken all such action as the Administrative Agent and the Requisite Lenders shall reasonably require to grant and perfect a first priority Lien in such new Account to the Administrative Agent under Section 7.01 of this Agreement. Except as permitted by this Section 6.01(a), the Borrower shall not, and shall not permit the Servicer or any Originator to, open any new Lockbox, Collection Account
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or Concentration Account without the prior written consent of the Administrative Agent and the Requisite Lenders.
(b)[Reserved].
(c)Agent Account.
(i)The Administrative Agent has established and shall maintain the Agent Account with the Agent Bank. The Agent Account shall be registered in the name of the Administrative Agent and the Administrative Agent shall, subject to the terms of this Agreement, have exclusive dominion and control thereof and of all monies, instruments and other property from time to time on deposit therein.
(ii)All payments of any outstanding Advances, Yield, fees and expenses and any other amounts by the Borrower to the Lenders hereunder shall be paid in Dollars to the Agent Account. The Lenders and the Administrative Agent may deposit into the Agent Account from time to time all monies, instruments and other property received by any of them as proceeds of the Transferred Receivables.
(iii)If, for any reason, the Agent Bank wishes to resign as depositary of the Agent Account or fails to carry out the instructions of the Administrative Agent, then the Administrative Agent shall promptly notify the Lenders. Neither the Lenders nor the Administrative Agent shall close the Agent Account unless (A) a new deposit account has been established with a new depositary institution, (B) the Lenders and the Administrative Agent have entered into an agreement covering such new account with such new depositary institution satisfactory in all respects to the Administrative Agent (whereupon such new account shall become the Agent Account and such new depositary institution shall become the Agent Bank for all purposes of this Agreement and the other Related Documents), and (C) the Lenders and the Administrative Agent have taken all such action as the Administrative Agent shall require to grant and perfect a first priority Lien in such new Agent Account to the Administrative Agent on behalf of the Secured Parties.
(d)Borrower Account.
(i)The Borrower has established the Borrower Account subject to a fully executed Borrower Account Agreement and agrees that, subject to this clause (i), the Administrative Agent shall have exclusive dominion and control of such Borrower Account and all monies, instruments and other property from time to time on deposit therein. The Administrative Agent hereby agrees that until such time as it exercises its right to take exclusive dominion and control of the Borrower Account under Section 7.05(d), the Borrower Account Bank shall be entitled to follow the instructions of the Borrower, or the Administrative Agent on behalf of the Borrower, with respect to the withdrawal, transfer or payment of funds on deposit in the Borrower Account.
(ii)During any time after which the Borrower Account is established pursuant to clause (d)(i) above, if, for any reason, the Borrower Account Agreement relating to the Borrower Account terminates or the Borrower Account Bank fails to comply with its obligations under such Borrower Account Agreement, then the
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Borrower shall promptly notify the Administrative Agent thereof and the Borrower, the Servicer or the Administrative Agent, as the case may be, shall instruct the Borrower Account Bank to make all future wire payments to a new Borrower Account in accordance with this Section 6.01(d)(ii). The Borrower shall not close the Borrower Account unless it shall have (A) received the prior written consent of the Administrative Agent and the Requisite Lenders,
(B) established a new account with the same Borrower Account Bank or with a new depositary institution satisfactory to the Administrative Agent and the Requisite Lenders,
(C) entered into an agreement covering such new account with such Borrower Account Bank or with such new depositary institution substantially in the form of the Borrower Account Agreement or that is satisfactory in all respects to the Administrative Agent and the Requisite Lenders (whereupon, for all purposes of this Agreement and the other Related Documents, such new account shall become the Borrower Account, such new agreement shall become a Borrower Account Agreement and any new depositary institution shall become the Borrower Account Bank), and (D) taken all such action as the Administrative Agent and the Requisite Lenders shall reasonably require to grant and perfect a first priority Lien in such new Borrower Account to the Administrative Agent under Section 7.01. Except as permitted by this Section 6.01(d), the Borrower shall not, and shall not permit the Servicer to open a new Borrower Account without the prior written consent of the Administrative Agent and the Requisite Lenders.
ARTICLE VII.

GRANT OF SECURITY INTERESTS
Section 7.01. Borrower’s Grant of Security Interest. Borrower hereby reconfirms its grant of a Lien for the benefit of the Secured Parties in the “Borrower Collateral” under, and as defined in, the Existing Receivables Funding Agreement, and confirms that such Lien has been granted to secure the Borrower Obligations, which include the “Borrower Obligations” under, and as defined in, the Existing Receivables Funding Agreement. Furthermore, to secure the prompt and complete payment, performance and observance of all Borrower Obligations, and to induce the Administrative Agent and the Lenders to enter into this Agreement and perform the obligations required to be performed by them hereunder in accordance with the terms and conditions hereof, the Borrower hereby grants, assigns, conveys, pledges, hypothecates and transfers to the Administrative Agent, for the benefit of the Secured Parties a Lien upon and security interest in all of the Borrower’s right, title and interest in, to and under, but none of its obligations arising from, the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of, the Borrower (including under any trade names, styles or derivations of the Borrower), and regardless of where located (all of which being hereinafter collectively referred to as the “Borrower Collateral”):
(a)all Receivables;
(b)the Sale Agreement, the Account Agreements and all other Related Documents now or hereafter in effect relating to the purchase, servicing, processing or collection of Receivables (collectively, the “Borrower Assigned Agreements”), including (i) all rights of the Borrower to receive moneys due and to become due thereunder or pursuant thereto, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty
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with respect thereto, (iii) all claims of the Borrower for damages or breach with respect thereto or for default thereunder and (iv) the right of the Borrower to amend, waive or terminate the same and to perform and to compel performance and otherwise exercise all remedies thereunder;
(c)all of the following (collectively, the “Borrower Account Collateral”):
(i)the Concentration Accounts, the Lockboxes and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Concentration Accounts, the Lockboxes or such funds,
(ii)the Collection Accounts, the Lockboxes and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Collection Accounts, the Lockboxes or such funds,
(iii)the Borrower Account and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Borrower Account or such funds,
(iv)all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent, any Managing Agent, any Lender or any assignee or agent on behalf of the Administrative Agent, any Managing Agent or any Lender in substitution for or in addition to any of the then existing Borrower Account Collateral, and
(v)all interest, dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed with respect to or in exchange for any and all of the then existing Borrower Account Collateral;
(d)all other property relating to the Receivables that may from time to time hereafter be granted and pledged by the Borrower or by any Person on its behalf whether under this Agreement or otherwise, including any deposit with any Lender, any Managing Agent or the Administrative Agent of additional funds by the Borrower;
(e)all other personal property of the Borrower of every kind and nature not described above, including all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles);
(f)to the extent not otherwise included, all proceeds and products of the foregoing and all accessions to, substitutions and replacements for, and profits of, each of the foregoing Borrower Collateral (including proceeds that constitute property of the types described in Sections 7.01(a) through (e)); and
(g)to the extent not otherwise included, all “Borrower Collateral” under, and as defined in, the Existing Receivables Funding Agreement.
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Section 7.02. Borrower’s Agreements. The Borrower hereby (a) assigns, transfer and conveys the benefits of the representations, warranties and covenants of each Originator made to the Borrower under the Sale Agreement to the Administrative Agent for the benefit of the Secured Parties hereunder; (b) acknowledges and agrees that the rights of the Borrower to require payment of a Rejected Amount from an Originator under the Sale Agreement may be enforced by the Lenders and the Administrative Agent; and (c) certifies that the Sale Agreement provides that the representations, warranties and covenants described in Sections 4.01, 4.02 and 4.03 thereof, the indemnification and payment provisions of Article V thereof and the provisions of Sections 4.03(j), 6.12, 6.14 and 6.15 thereof shall survive the sale of the Transferred Receivables (and undivided percentage ownership interests therein) and the termination of the Sale Agreement and this Agreement.
Section 7.03. Delivery of Collateral. All certificates or instruments representing or evidencing all or any portion of the Borrower Collateral shall be delivered to and held by or on behalf of the Administrative Agent and shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right (a) at any time to exchange certificates or instruments representing or evidencing Borrower Collateral for certificates or instruments of smaller or larger denominations and (b) at any time in its discretion following the occurrence and during the continuation of a Termination Event and without notice to the Borrower, to transfer to or to register in the name of the Administrative Agent or its nominee any or all of the Borrower Collateral.
Section 7.04. Borrower Remains Liable. It is expressly agreed by the Borrower that, anything herein to the contrary notwithstanding, the Borrower shall (a) remain liable under any and all of the Transferred Receivables, the Contracts therefor, the Borrower Assigned Agreements and any other agreements constituting the Borrower Collateral to which it is a party, and (b) observe and perform all the conditions and obligations to be observed and performed by it thereunder. The Lenders, the Managing Agents and the Administrative Agent shall not have any obligation or liability under any such Receivables, Contracts or agreements by reason of or arising out of this Agreement or the granting herein or therein of a Lien thereon or the receipt by the Administrative Agent, the Managing Agents or the Lenders of any payment relating thereto pursuant hereto or thereto. The exercise by any Lender, any Managing Agent or the Administrative Agent of any of its respective rights under this Agreement shall not release any Originator, the Borrower or the Servicer from any of their respective duties or obligations under any such Receivables, Contracts or agreements. None of the Lenders, the Managing Agents or the Administrative Agent shall be required or obligated in any manner to perform or fulfill any of the obligations of any Originator, the Borrower or the Servicer under or pursuant to any such Receivable, Contract or agreement, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Receivable, Contract or agreement, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.
Section 7.05. Covenants of the Borrower Regarding the Borrower Collateral.
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(a)Offices and Records. The Borrower shall maintain its organizational form, jurisdiction of organization, organizational identification number, principal place of business and chief executive office and the office at which it stores its Records at the respective locations specified in Schedule 4.01(b) or, upon 30 days’ prior written notice to the Administrative Agent, at such other location in a jurisdiction where all action requested by the Administrative Agent pursuant to Section 12.13 shall have been taken with respect to the Borrower Collateral. The Borrower shall, and shall cause the Servicer to at its own cost and expense, maintain adequate and complete records of the Transferred Receivables and the Borrower Collateral, including records of any and all payments received, credits granted and merchandise returned with respect thereto and all other dealings therewith. The Borrower shall, and shall cause the Servicer to, by no later than the Effective Date, mark conspicuously with a legend, in form and substance satisfactory to the Administrative Agent, its books and records (including computer records) and credit files pertaining to the Borrower Collateral, and its file cabinets or other storage facilities where it maintains information pertaining thereto, to evidence this Agreement and the assignment and Liens granted pursuant to this Article VII. Upon the occurrence and during the continuance of a Termination Event, the Borrower shall, and shall cause the Servicer to, deliver and turn over such books and records to the Administrative Agent or its representatives at any time on demand of the Administrative Agent. Prior to the occurrence of a Termination Event and upon notice from the Administrative Agent or any Managing Agent, the Borrower shall, and shall cause the Servicer to, permit any representative of the Administrative Agent or any Managing Agent to inspect such books and records and shall provide photocopies thereof to the Administrative Agent or any Managing Agent as more specifically set forth in Section 7.05(b).
(b)Access. The Borrower shall, and shall cause the Servicer to, at its or the Servicer’s own expense, during normal business hours, from time to time upon two Business Days’ prior notice as frequently as the Administrative Agent determines to be appropriate: (i) provide the Lenders, the Managing Agents, the Administrative Agent and any of their respective officers, employees and agents access to its properties (including properties utilized in connection with the collection, processing or servicing of the Transferred Receivables), facilities, advisors and employees (including officers) and to the Borrower Collateral, (ii) permit the Lenders, the Managing Agents, the Administrative Agent and any of their respective officers, employees and agents to inspect, audit and make extracts from its books and records, including all Records, (iii) permit each of the Lenders, the Managing Agents and the Administrative Agent and their respective officers, employees and agents to inspect, review and evaluate the Transferred Receivables and the Borrower Collateral and (iv) permit each of the Lenders, the Managing Agents and the Administrative Agent and their respective officers, employees and agents to discuss matters relating to the Transferred Receivables or its performance under this Agreement or the other Related Documents or its affairs, finances and accounts with any of its officers, directors, employees, representatives or agents (in each case, with those persons having knowledge of such matters) and with its independent certified public accountants. If (i) the Administrative Agent in good faith deems any Lender’s rights or interests in the Transferred Receivables, the Borrower Assigned Agreements or any other Borrower Collateral insecure or the Administrative Agent in good faith believes that an Incipient Termination Event or a Termination Event is imminent or (ii) an Incipient Termination Event or a Termination Event shall have occurred and be continuing, then the Borrower shall, and shall cause the Servicer to, at its own expense, provide such access at all times without prior notice from the Administrative
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Agent or any Managing Agent and provide the Administrative Agent and any Managing Agent with access to the suppliers and customers of the Borrower and the Servicer. The Borrower shall, and shall cause the Servicer to, make available to the Administrative Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records, including Records, that the Administrative Agent may request. The Borrower shall, and shall cause the Servicer to, and the Servicer shall deliver any document or instrument necessary for the Administrative Agent, as the Administrative Agent may from time to time request, to obtain records from any service bureau or other Person that maintains records for the Borrower or the Servicer, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by the Borrower or the Servicer.
(c)Communication with Accountants. The Borrower hereby authorizes (and shall cause the Servicer to authorize) the Lenders, the Managing Agents and the Administrative Agent to communicate directly with its independent certified public accountants and authorizes and shall instruct those accountants and advisors to disclose and make available to the Lenders, the Managing Agents and the Administrative Agent any and all financial statements and other supporting financial documents, schedules and information relating to the Borrower or the Servicer (including copies of any issued management letters) and to discuss matters with respect to its business, financial condition and other affairs.
(d)Collection of Transferred Receivables. In connection with the collection of amounts due or to become due to the Borrower under the Transferred Receivables, the Borrower Assigned Agreements and any other Borrower Collateral pursuant to the Sale Agreement, the Borrower shall, or shall cause the Servicer to, take such action as it, and from and after the occurrence and during the continuance of a Termination Event, the Administrative Agent, may deem reasonably necessary or desirable to enforce collection of the Transferred Receivables, the Borrower Assigned Agreements and the other Borrower Collateral; provided that the Borrower may, rather than commencing any such action or taking any other enforcement action, at its option, elect to pay to the Administrative Agent, for deposit into the Agent Account, an amount equal to the Outstanding Balance of any such Transferred Receivable; provided further that if (i) an Incipient Termination Event or a Termination Event shall have occurred and be continuing or (ii) the Administrative Agent, in good faith believes that an Incipient Termination Event or a Termination Event is imminent, then the Administrative Agent may, without prior notice to the Borrower, any Originator or the Servicer, (x) exercise its right to take exclusive ownership and control of the Accounts in accordance with the terms applicable Account Agreement and (y) notify any Obligor under any Transferred Receivable or obligors under the Borrower Assigned Agreements of the pledge of such Transferred Receivables or Borrower Assigned Agreements, as the case may be, to the Administrative Agent on behalf of the Secured Parties hereunder and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any servicer, collection agent or lockbox or other account designated by the Administrative Agent and, upon such notification and at the sole cost and expense of the Borrower, the Administrative Agent may enforce collection of any such Transferred Receivable or the Borrower Assigned Agreements and adjust, settle or compromise the amount or payment thereof. The Administrative Agent shall provide prompt notice to the Borrower and the Servicer of any such notification of pledge or direction of payment to the Obligors under any Transferred Receivables.
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(e)Performance of Borrower Assigned Agreements. The Borrower shall, and shall cause the Servicer to, (i) perform and observe all the terms and provisions of the Borrower Assigned Agreements to be performed or observed by it, maintain the Borrower Assigned Agreements in full force and effect, enforce the Borrower Assigned Agreements in accordance with their terms and take all action as may from time to time be reasonably requested by the Administrative Agent in order to accomplish the foregoing, and (ii) upon the reasonable request of and as directed by the Administrative Agent, make such demands and requests to any other party to the Borrower Assigned Agreements as are permitted to be made by the Borrower or the Servicer thereunder.
(f)License for Use of Software and Other Intellectual Property. Unless expressly prohibited by the licensor thereof or any provision of applicable law, if any, the Borrower hereby grants to the Administrative Agent on behalf of the Secured Parties a limited license to use, without charge, the Borrower’s and the Servicer’s computer programs, software, printouts and other computer materials, technical knowledge or processes, data bases, materials, trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, patent applications, trade names, rights of use of any name, labels, fictitious names, inventions, designs, trade secrets, goodwill, registrations, copyrights, copyright applications, permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials or any property of a similar nature, as it pertains to the Borrower Collateral, or any rights to any of the foregoing, only as reasonably required in connection with the collection of the Transferred Receivables and the advertising for sale, and selling any of the Borrower Collateral, or exercising of any other remedies hereto, and the Borrower agrees that its rights under all licenses and franchise agreements shall inure to the Administrative Agent’s benefit (on behalf of the Secured Parties) for purposes of the license granted herein. Except upon the occurrence and during the continuation of a Termination Event, the Administrative Agent and the Lenders agree not to use any such license without giving the Borrower prior written notice.
ARTICLE VIII.
TERMINATION EVENTS
Section 8.01. Termination Events.    If any of the following events (each, a “Termination Event”) shall occur (regardless of the reason therefor):
(a)the Borrower shall fail to make any payment of any monetary Borrower Obligation when due and payable and the same shall remain unremedied for one (1) Business Day or more; or
(b)(i) the Borrower shall fail to deliver a Daily Report, Weekly Report, Monthly Report or Borrowing Base Certificate as and when required hereunder and such failure shall remain unremedied for two (2) Business Days or more, (ii) any Originator shall fail or neglect to perform, keep or observe any covenant or provision of Section 4.04 of the Sale Agreement or Article V of the Sale Agreement, (iii) the Borrower, any Originator or the Servicer shall fail or neglect to perform, keep or observe any covenant or other provision of this Agreement or the other Related Documents (other than any provision embodied in or covered by any other clause of this Section 8.01) and the same shall remain unremedied for two (2) Business
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Days or more following the earlier to occur of an Authorized Officer of the Borrower becoming aware of such breach and the Borrower’s receipt of notice thereof; or
(c)an Originator, the Borrower, the Parent or any of the Parent’s other Subsidiaries shall fail to make any payment with respect to any of its Debts which, except with respect to the Borrower, is in an aggregate principal amount exceeding $250,000,000 (other than Borrower Obligations) when due, and the same shall remain unremedied after any applicable grace period with respect thereto; or (ii) a default or breach or other occurrence shall occur and be continuing under any agreement, document or instrument to which an Originator, the Borrower, the Parent or any of the Parent’s other Subsidiaries is a party or by which it or its property is bound (other than a Related Document) which relates to a Debt which, except with respect to the Borrower, is in an aggregate principal amount exceeding $250,000,000, which event shall remain unremedied within the applicable grace period with respect thereto, and the effect of such default, breach or occurrence is to cause or to permit the holder or holders then to cause such Debt to become or be declared due prior to their stated maturity (other than by (i) secured Debt that becomes due solely as a result of the sale, transfer or other disposition of the property or assets securing such Debt and (ii) termination events or any other similar event under the documents governing swap contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Debt payable thereunder); or
(d)a case or proceeding shall have been commenced against the Borrower, any Originator, the Parent or any of the Parent’s other Subsidiaries seeking a decree or order in respect of any such Person under any Debtor Relief Laws or any other applicable federal, state, provincial or foreign bankruptcy or other similar law, (i) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, or (ii) ordering the winding up or liquidation of the affairs of any such Person, and, so long as the Borrower is not a debtor in any such case or proceedings, such case or proceeding continues for 60 days unless dismissed or discharged; provided that such 60-day period shall be deemed terminated immediately if (x) a decree or order is entered by a court of competent jurisdiction with respect to a case or proceeding described in this subsection (d) or (y) any of the events described in Section 8.01(e) shall have occurred; or
(e)the Borrower, any Originator, the Parent or any of the Parent’s other Subsidiaries shall (i) file a petition seeking relief under any Debtor Relief Laws or any other applicable federal, state, provincial or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of any proceedings under any Debtor Relief Laws or any other applicable federal, state, provincial or foreign bankruptcy or similar law or to the filing of any petition thereunder or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate or limited liability company action, as applicable, in furtherance of any of the foregoing; or
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(f)any Originator, the Borrower, Parent, or the Servicer (i) generally does not pay its debts as such debts become due or admits in writing its inability to, or is generally unable to, pay its debts as such debts become due or (ii) is not Solvent; or
(g)a final judgment or judgments for the payment of money in excess of $250,000,000 in the aggregate (net of (i) amounts covered by valid third-party indemnification obligations from a third party that is solvent and has been notified of the claim under such indemnification obligation and has not disputed that it is liable for such claim and (ii) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and one or more reputable insurers (as determined by Parent) covering payment thereof) at any time outstanding shall be rendered against any Originator, the Parent or any Subsidiary of the Parent (other than the Borrower) and either (i) enforcement proceedings shall have been commenced upon any such judgment or (ii) the same shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay; or
(h)a final judgment or judgments for the payment of money in excess of $100,000 in the aggregate at any time outstanding shall be rendered against the Borrower, and either (i) enforcement proceedings shall have been commenced upon any such judgment or (ii) the same shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay; or
(i)(i) any information contained in any Borrowing Base Certificate or any Borrowing Request is untrue or incorrect in any material respect, or (ii) any representation or warranty of any Originator or the Borrower herein or in any other Related Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate or any Borrowing Request) made or delivered by or on behalf of such Originator or the Borrower to any Affected Party hereto or thereto is untrue or incorrect in any material respect as of the date when made or deemed made; or
(j)any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with respect to a Pension Plan of any Originator, the Parent or any of their respective ERISA Affiliates with regard to any assets of any Originator, the Parent or any of their respective ERISA Affiliates (other than a Lien (i) limited by its terms to assets other than Transferred Receivables and (ii) not materially adversely affecting the financial condition of such Originator, the Parent or any such ERISA Affiliate or the ability of the Servicer to perform its duties hereunder or under the Related Documents); or
(k)any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any of the assets of the Borrower, or a contribution failure occurs with respect to any Pension Plan of the Borrower or any ERISA Affiliate of the Borrower sufficient to give rise to a lien under section 303(k) of ERISA; or
(l)(1) there shall have occurred any event which, in the reasonable judgment of the Administrative Agent (acting at the direction of the Requisite Lenders), materially and adversely impairs (i) the ability of the Originators (taken as a whole) to originate Receivables (other than Excluded Receivables) of a credit quality which are at least of the credit
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quality of the Receivables (other than Excluded Receivables) as of the 2016 Effective Date, (ii) the financial condition or operations of the Originators (taken as a whole), the Borrower or the Parent, or (iii) the collectability of Receivables (other than Excluded Receivables), or (2) the Administrative Agent shall have determined in the exercise of its reasonable judgment(and so notified the Borrower) that any event or condition that has had or would reasonably be expected to have or result in a Material Adverse Effect has occurred; or
(m)(1) a default or breach shall occur under any provision of the Sale Agreement and after the passing of any applicable grace period the same shall remain unremedied for two (2) Business Days or more following the earlier to occur of an Authorized Officer of the Borrower becoming aware of such breach and the Borrower’s receipt of notice thereof, or (ii) the Sale Agreement shall for any reason cease to evidence the transfer to the Borrower of the legal and equitable title to, and ownership of, the Transferred Receivables; or
(n)except as otherwise expressly provided herein, any Account Agreement shall have been modified, amended or terminated without the prior written consent of the Administrative Agent and the Requisite Lenders; or
(o)an Event of Servicer Termination shall have occurred; or
(p)(A) the Borrower shall cease to hold valid and properly perfected title to and sole record and beneficial ownership in the Transferred Receivables and the other Borrower Collateral or (B) the Administrative Agent (on behalf of the Lenders) shall cease to hold a first priority, perfected Lien in the Transferred Receivables or any of the Borrower Collateral; or
(q)a Change of Control shall have occurred; or
(r)the Borrower shall amend its certificate of formation or limited liability company agreement without the express prior written consent of the Requisite Lenders and the Administrative Agent; or
(s)the Borrower shall have received an Election Notice pursuant to Section 2.01(d) of the Sale Agreement; or
(t)on any date of determination, (i) the Default Trigger Ratio shall exceed 2.25%; (ii) the Delinquency Trigger Ratio shall exceed 2.50%; (iii) the Dilution Trigger Ratio shall exceed 5.75% (such event, a “Dilution Trigger Breach”) and solely with respect to the three Settlement Periods ending at the end of March 2024, the Outstanding Principal Amount exceeds $0 on or after the immediately following Settlement Date; or (iv) the Receivables Collection Turnover Trigger shall exceed 55 days; or
(u)[reserved];
(v)any material provision of any Related Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Originator or the Borrower shall challenge the enforceability of any Related Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the
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Related Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or
(w)institution of any steps by the Borrower or any other Person to terminate a Pension Plan of the Borrower or any ERISA Affiliate of the Borrower if as a result of such termination the Borrower could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $1,500,000; or
(x)[reserved]; or
(y)a Funding Excess exists at any time and the Borrower has not repaid the amount of such Funding Excess within one (1) Business Day in accordance with Section 2.08;
then, and in any such event, the Administrative Agent, may, with the consent of the Requisite Lenders, and shall, at the request of the Requisite Lenders, by notice to the Borrower, declare the Facility Termination Date to have occurred without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that the Facility Termination Date shall automatically occur upon the occurrence of any of the Termination Events described in Section 8.01(d) or (e), in each case without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Upon the occurrence of the Facility Termination Date, all Borrower Obligations shall automatically be and become due and payable in full, without any action to be taken on the part of any Person. In addition, if any Event of Servicer Termination shall have occurred, then the Administrative Agent may, and shall, at the request of the Requisite Lenders, by delivery of a Servicer Termination Notice to Buyer and the Servicer, terminate the servicing responsibilities of the Servicer under the Sale Agreement in accordance with the terms thereof.
ARTICLE IX.
REMEDIES
Section 9.01. Actions Upon Termination Event. If any Termination Event shall have occurred and the Administrative Agent shall have declared the Facility Termination Date to have occurred or the Facility Termination Date shall be deemed to have occurred pursuant to Section 8.01, then the Administrative Agent may exercise in respect of the Borrower Collateral, in addition to any and all other rights and remedies granted to it hereunder, under any other Related Document or under any other instrument or agreement securing, evidencing or relating to the Borrower Obligations or otherwise available to it, all of the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive), and, in addition, may take the following actions:
(a)The Administrative Agent may, without notice to the Borrower except as required by law and at any time or from time to time, (i) charge, offset or otherwise apply amounts payable to the Borrower from any Account against all or any part of the Borrower Obligations and (ii) without limiting the terms of Section 7.05(d), notify any Obligor under any Transferred Receivable or obligors under the Borrower Assigned Agreements of the transfer of the Transferred Receivables to the Borrower and the pledge of such Transferred Receivables or Borrower Assigned Agreements, as the case may be, to the Administrative Agent on behalf of
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the Secured Parties and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Administrative Agent or any servicer, collection agent or lockbox or other account designated by the Administrative Agent.
(b)The Administrative Agent may, without notice except as specified below, solicit and accept bids for and sell the Borrower Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or any of the Lenders’ or Managing Agents’ offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Administrative Agent shall have the right to conduct such sales on the Borrower’s premises or elsewhere and shall have the right to use any of the Borrower’s premises without charge for such sales at such time or times as the Administrative Agent deems necessary or advisable. The Borrower agrees that, to the extent notice of sale shall be required by law, ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Borrower Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Borrower in and to the Borrower Collateral so sold, and shall be a perpetual bar, both at law and in equity, against each Originator, the Borrower, any Person claiming any right in the Borrower Collateral sold through any Originator or the Borrower, and their respective successors or assigns. The Administrative Agent shall deposit the net proceeds of any such sale in the Agent Account and such proceeds shall be applied against all or any part of the Borrower Obligations.
(c)Upon the completion of any sale under Section 9.01(b), the Borrower shall deliver or cause to be delivered to the purchaser or purchasers at such sale on the date thereof, or within a reasonable time thereafter if it shall be impracticable to make immediate delivery, all of the Borrower Collateral sold on such date, but in any event full title and right of possession to such property shall vest in such purchaser or purchasers upon the completion of such sale. Nevertheless, if so requested by the Administrative Agent or by any such purchaser, the Borrower shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and releases as may be designated in any such request.
(d)At any sale under Section 9.01(b), any Lender, any Managing Agent or the Administrative Agent may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor.
(e)The Administrative Agent may (but in no event shall be obligated to) exercise, at the sole cost and expense of the Borrower, any and all rights and remedies of the Borrower under or in connection with the Borrower Assigned Agreements or the other Borrower Collateral, including any and all rights of the Borrower to demand or otherwise require payment of any amount under, or performance of any provisions of, the Borrower Assigned Agreements. Without limiting the foregoing, the Administrative Agent shall, upon the occurrence of any
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Event of Servicer Termination, have the right to name any Successor Servicer (including itself) pursuant to Article VIII of the Sale Agreement.
Section 9.02. Exercise of Remedies. No failure or delay on the part of the Administrative Agent, any Managing Agent or any Lender in exercising any right, power or privilege under this Agreement and no course of dealing between any Originator, the Borrower or the Servicer, on the one hand, and the Administrative Agent, any Managing Agent or any Lender, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies under this Agreement are cumulative, may be exercised singly or concurrently, and are not exclusive of any rights or remedies that the Administrative Agent, any Managing Agent or any Lender would otherwise have at law or in equity. No notice to or demand on any party hereto shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the party providing such notice or making such demand to any other or further action in any circumstances without notice or demand.
Section 9.03. Power of Attorney. On the Closing Date, the Borrower shall execute and deliver a power of attorney substantially in the form attached hereto as Exhibit 9.03 (a “Power of Attorney”). The Power of Attorney is a power coupled with an interest and shall be irrevocable until this Agreement has terminated in accordance with its terms and all of the Borrower Obligations are indefeasibly paid or otherwise satisfied in full. The powers conferred on the Administrative Agent under each Power of Attorney are solely to protect the Liens of the Administrative Agent (on behalf of the Secured Parties) upon and interests in the Borrower Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers. The Administrative Agent shall not be accountable for any amount other than amounts that it actually receives as a result of the exercise of such powers and none of the Administrative Agent’s officers, directors, employees, agents or representatives shall be responsible to the Borrower, any Originator, the Servicer or any other Person for any act or failure to act, except to the extent of damages attributable to their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The Administrative Agent covenants and agrees not to use the Power of Attorney except following a Termination Event and prior to the occurrence of the Termination Date.
Section 9.04. Continuing Security Interest. This Agreement shall create a continuing Lien in the Borrower Collateral until the date such security interest is released by the Administrative Agent.
ARTICLE X.
INDEMNIFICATION
Section 10.01. Indemnities by the Borrower.
(a)Without limiting any other rights that the Affected Parties or any of their respective officers, directors, employees, attorneys, agents, representatives, transferees, successors or assigns (each, an “Indemnified Person”) may have hereunder or under applicable
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law, the Borrower hereby agrees to indemnify and hold harmless each Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Indemnified Person in connection with or arising out of the transactions contemplated under this Agreement or under any other Related Document or any actions or failures to act in connection therewith, including any and all legal costs and expenses; provided that the Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such Indemnified Amount (x) results from such Indemnified Person’s gross negligence, bad faith or willful misconduct, in each case as finally determined by a court of competent jurisdiction, (y) constitutes recourse for uncollectible or uncollected Transferred Receivables as a result of the insolvency, bankruptcy or the failure (without cause or justification) or inability on the part of the related Obligor to perform its obligations thereunder or (z) results from the compliance or non- compliance of the transactions contemplated by the Related Documents with the Securitisation Regulation Rules, including for the avoidance of doubt any increased cost or any reduction in rate of return on capital that is required or directed to be maintained by an Indemnified Person in relation to its interest in or exposure in respect of any Receivables (including by application of an additional risk weight pursuant to Article 270a of Regulation (EU) No. 575/2013, as amended). Without limiting the generality of the foregoing, the Borrower shall pay on demand to each Indemnified Person any and all Indemnified Amounts relating to or resulting from:
(i)reliance on any representation or warranty made or deemed made by the Borrower (or any of its officers) under or in connection with this Agreement or any other Related Document (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality) or on any other information delivered by the Borrower pursuant hereto or thereto that shall have been incorrect when made or deemed made or delivered;
(ii)the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement, any other Related Document or any agreement executed in connection herewith or therewith (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality), any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation;
(iii)(1) the failure to vest and maintain vested in the Borrower valid and properly perfected title to and sole record and beneficial ownership of the Receivables that constitute Transferred Receivables, together with all Collections in respect thereof and all other Borrower Collateral, free and clear of any Adverse Claim, (2) the failure to maintain or transfer to the Administrative Agent, for the benefit of the Secured Parties, a first priority, perfected Lien in any portion of the Borrower Collateral or (3) any Specified Filing;
(iv)any dispute, claim, offset or defense of any Obligor (other than its discharge in bankruptcy) to the payment of any Transferred Receivable (including a defense based on such Receivable or the Contract therefor not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services giving rise to such
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Receivable or the furnishing of or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by any of its Affiliates acting as Servicer);
(v)any products liability claim or other claim arising out of or in connection with merchandise, insurance or services that is the subject of any Contract with respect to any Transferred Receivable;
(vi)the commingling of Collections with respect to Transferred Receivables by the Borrower at any time with its other funds or the funds of any other Person;
(vii)any failure by the Borrower to cause the filing of, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or any other applicable laws with respect to any Transferred Receivable hereunder or any other Borrower Collateral, whether at the time of the Borrower’s acquisition thereof or any Advance made hereunder or at any subsequent time;
(viii)any investigation, litigation or proceeding related to this Agreement or the ownership of Transferred Receivables or Collections with respect thereto;
(ix)any failure of (x) a Collection Account Bank to comply with the terms of the applicable Collection Account Agreement, (y) a Concentration Account Bank to comply with the terms of the applicable Concentration Account Agreement, or (z) the Borrower Account Bank to comply with the terms of the Borrower Account Agreement;
(x)any amounts payable by the Administrative Agent to any Bank under any Account Agreement; or
(b)any withholding, deduction or Charge imposed upon any payments with respect to any Transferred Receivable, any Borrower Assigned Agreement or any other Borrower Collateral.
(c)Any Indemnified Amounts subject to the indemnification provisions of this Section 10.01 not paid in accordance with Section 2.08 shall be paid by the Borrower to the Indemnified Person entitled thereto within five Business Days following demand therefor.
ARTICLE XI.
ADMINISTRATIVE AGENT
Section 11.01. Appointment and Authorization. Each Secured Party hereby irrevocably appoints, designates and authorizes the Administrative Agent and its applicable Managing Agent to take such action on its behalf under the provisions of this Agreement and each other Related Document and to exercise such powers and perform such duties as are expressly delegated to such Administrative Agent or Managing Agent, as applicable, by the
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terms of this Agreement and any other Related Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Related Document, no Administrative Agent or Managing Agent shall have any duties or responsibilities except those expressly set forth in this Agreement, nor shall the Administrative Agent or any Managing Agent have or be deemed to have any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Related Document or otherwise exist against any Administrative Agent or Managing Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to any Administrative Agent or Managing Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
Section 11.02. Delegation of Duties. The Administrative Agent and each Managing Agent may execute any of its duties under this Agreement or any other Related Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor any Managing Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.
Section 11.03. Liability of Administrative Agent and Managing Agents. No Agent- Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Related Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any Secured Party for any recital, statement, representation or warranty made by the Borrower, any Originator, the Parent or the Servicer, or any officer thereof, contained in this Agreement or in any other Related Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or such Managing Agent under or in connection with, this Agreement or any other Related Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Related Document, or for any failure of the Borrower, any Originator, the Parent, the Servicer or any other party to any Related Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Related Document, or to inspect the properties, books or records of the Borrower, any Originator, the Parent, the Servicer or any of their respective Affiliates.
Section 11.04. Reliance by the Administrative Agent and the Managing Agents. (a) The Administrative Agent and each Managing Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower, any Originator, the Parent and the Servicer), independent accountants and other experts selected by the Administrative Agent or such Managing Agent.
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The Administrative Agent and each Managing Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Related Document unless it shall first receive such advice or concurrence of the Managing Agents or the Lenders in its Lender Group, as applicable, as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and each Managing Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Related Document in accordance with a request or consent of the Managing Agents or the Lenders in its Lender Group, as applicable, or, if required hereunder, all Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.
(b)For purposes of determining compliance with the conditions specified in Article III on the Closing Date, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent or any Managing Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.
Section 11.05. Notice of Termination Event, Incipient Termination Event, Event of Servicer Termination or Incipient Servicer Termination Event. Neither the Administrative Agent nor any Managing Agent shall be deemed to have knowledge or notice of the occurrence of an Incipient Termination Event, Termination Event, Event of Servicer Termination or Incipient Servicer Termination Event, unless it has received written notice from a Lender or the Borrower referring to this Agreement, describing such Incipient Termination Event, Termination Event, Event of Servicer Termination or Incipient Servicer Termination Event and stating that such notice is a “Notice of Termination Event or Incipient Termination Event” or “Notice of Incipient Servicer Termination Event or Event of Servicer Termination,” as applicable. Each Managing Agent will notify the Lenders in its Lender Group of its receipt of any such notice. The Administrative Agent and each Managing Agent shall (subject to Section 11.04) take such action with respect to such event as may be requested by the Managing Agents (or its Lenders in its Lender Group); provided that, unless and until the Administrative Agent shall have received any such request, the Administrative Agent (or Managing Agent) may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable or in the best interest of the Secured Parties or Lenders, as applicable.
Section 11.06. Credit Decision; Disclosure of Information. Each Secured Party acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent or any Managing Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Parent, the Servicer, the Originators or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Secured Party as to any matter, including whether the Agent-Related Persons have disclosed material information in their possession. Each Secured Party, including any Lender by assignment, represents to the Administrative Agent and its Managing Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the
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Borrower, the Parent, the Servicer, each Originator or their respective Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Secured Party also represents that it shall, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Related Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, the Parent, the Servicer or the Originators. Except for notices, reports and other documents expressly herein required to be furnished to the Security Parties by the Administrative Agent or any Managing Agent herein, neither the Administrative Agent nor any Managing Agent shall have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Parent, the Servicer, any Originator or their respective Affiliates which may come into the possession of any of the Agent-Related Persons.
Section 11.07. Indemnification. Whether or not the transactions contemplated hereby are consummated, the Committed Lenders (or the Committed Lenders in the applicable Lender Group) shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Amounts incurred by it; provided that no Committed Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Amounts resulting from such Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction; provided that no action taken by Administrative Agent (or any Managing Agent) in accordance with the directions of the Managing Agents (or the Lenders in its Lender Group) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.07. Without limitation of the foregoing, each Lender shall reimburse its Managing Agent, the Administrative Agent and each Letter of Credit Issuer upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney’s fees) incurred in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Related Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or such Managing Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 11.07 shall survive payment on the Termination Date and the resignation or replacement of the Administrative Agent or such Managing Agent.
Section 11.08. Individual Capacity. The Administrative Agent and each Managing Agent (and any successor thereto in such capacity) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any of the Borrower, the Parent, the Originators, the Servicer, or any of their Subsidiaries or Affiliates as though it were not the Administrative Agent, a Managing Agent or a Lender hereunder, as applicable, and without notice to or consent of the Secured Parties. The Secured Parties acknowledge that, pursuant to such activities, any such Person or its Affiliates may
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receive information regarding the Borrower, the Parent, the Originators, the Servicer or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Commitment, the Administrative Agent and each Managing Agent (and any successor thereto in such capacity) in its capacity as a Committed Lender hereunder shall have the same rights and powers under this Agreement as any other Committed Lender and may exercise the same as though it were not the Administrative Agent, a Managing Agent or a Committed Lender, as applicable, and the term “Committed Lender” shall, unless the context otherwise indicates, include the Administrative Agent and each Managing Agent in its individual capacity.
Section 11.09. Resignation. The Administrative Agent or any Managing Agent may resign upon thirty (30) days’ notice to the applicable Lenders. If the Administrative Agent resigns under this Agreement, the Requisite Lenders shall appoint, after consulting with the Parent, from among the Committed Lenders that are not Defaulting Lenders at such time a successor agent for the Secured Parties. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, a successor agent from among the Committed Lenders that are not Defaulting Lenders at such time. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent and the Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11.09 and Sections 11.03 and 11.07 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Committed Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above. If a Managing Agent resigns under this Agreement, the Lenders in such Lender Group shall appoint a successor agent.
Section 11.10. Payments by the Administrative Agent and the Managing Agents. Unless specifically allocated to a Committed Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent or a Managing Agent on behalf of the Lenders shall be paid to the applicable Managing Agent or Lenders pro rata in accordance with amounts then due on the Business Day received, unless such amounts are received after 12:00 noon on such Business Day, in which case the applicable agent shall use its reasonable efforts to pay such amounts on such Business Day, but, in any event, shall pay such amounts not later than the following Business Day.
Section 11.11. Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Termination Event, each Lender and each holder of any Revolving Note is hereby authorized at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived (but subject to Section 2.03(b)(i)), to set off and to appropriate and to apply any and all balances held by it at
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any of its offices for the account of the Borrower (regardless of whether such balances are then due to the Borrower) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of the Borrower against and on account of any of the Borrower Obligations which are not paid when due. Any Lender or holder of any Revolving Note exercising a right to set off or otherwise receiving any payment on account of the Borrower Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Borrower Obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares. The Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Borrower Obligations and may sell participations in such amount so set off to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the Advances made or other Borrower Obligations held by other Lenders or holders may exercise all rights of set off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Advances, and the other Borrower Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.
Section 11.12. Erroneous Payments.
(a)If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to), promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
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(b)Without limiting immediately preceding clause (a), each Lender or Secured Party or any Person who has received funds on behalf of a Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, repayment or prepayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or such other recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.12.
(c)Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Related Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who has received such Erroneous Payment (or portion thereof) on its behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Advance”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not the Commitments) of the Erroneous Payment Impacted Advance, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment Agreement with respect to such Erroneous Payment Deficiency Assignment, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii)
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upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Related Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)Unless otherwise subsequently agreed in writing by the parties hereto, the parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Borrower Obligations owed by the Borrower or any other Credit Parties, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment (including, for the avoidance of doubt, the proceeds of any financing or contribution incurred or obtained by the Borrower or its Subsidiaries). To the extent that Erroneous Payments are made with funds of the Borrower or any of its Subsidiaries, the Borrower and its Subsidiaries maintain all rights and remedies against the maker and recipients of such Erroneous Payment for return of such funds.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Borrower Obligations (or any portion thereof) under any Related Document.
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ARTICLE XII.
MISCELLANEOUS
Section 12.01. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by email of the signed notice in PDF form or facsimile (with such email or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 12.01), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than any Lender, any Managing Agent and the Administrative Agent) designated in any written notice provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.
Section 12.02. Binding Effect; Assignability.
(a)This Agreement shall be binding upon and inure to the benefit of the Borrower, each Lender, each Managing Agent, each Administrator and the Administrative Agent and their respective successors and permitted assigns. The Borrower may not assign, transfer, hypothecate or otherwise convey any of its rights or obligations hereunder or interests herein without the express prior written consent of the Requisite Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by the Borrower without the prior express written consent of the Requisite Lenders shall be void.
(b)The Borrower hereby consents to any Lender’s assignment or pledge of, and/or sale of participations in, at any time or times after the Effective Date of the Related Documents, Advances, and any Commitment or of any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not, made in accordance with this Section 12.02(b). Any assignment by a Lender shall (i) require the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 12.02(b) or otherwise in form and substance satisfactory to the Administrative Agent, and acknowledged by the Administrative
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Agent, and the consent of the Administrative Agent and, so long as no Termination Event has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld or delayed and without limiting the foregoing right to not unreasonably withhold consent, may be withheld if the short-term unsecured debt rating of the proposed Lender is not at least “A-1” or the equivalent by S&P and “P-1” or the equivalent by Moody’s at the time of such assignment); (ii) if a partial assignment, be in an amount at least equal to $5,000,000 and, after giving effect to any such partial assignment, the assigning Committed Lender shall have retained Commitments in an amount at least equal to $5,000,000; (iii) not be to a Defaulting Lender in a different Lender Group and (iv) require the delivery to the Administrative Agent by the assignee or participant, as the case may be, of any forms, certificates or other evidence with respect to United States tax withholding matters. In the case of an assignment by a Lender under this Section 12.02, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. The Borrower hereby acknowledges and agrees that any assignment made in accordance with this Section 12.02(b) will give rise to a direct obligation of the Borrower to the assignee and that the assignee shall thereupon be a “Lender” for all purposes. In all instances, each Committed Lender’s obligation to make Advances shall be several and not joint and shall be limited to such Committed Lender’s Pro Rata Share of the applicable Commitment. In the event any Lender assigns or otherwise transfers all or any part of a Revolving Note, such Lender shall so notify the Borrower and the Administrative Agent and the Borrower shall, upon the request of such Lender, execute new Revolving Notes in exchange for the Revolving Notes being assigned and the Administrative Agent shall record the assignment or other transfer in the Register. No assignment or transfer of a Revolving Note shall be effective unless such assignment or transfer is recorded in the Register. Notwithstanding the foregoing provisions of this Section 12.02(b), any Lender may, without consent from or notice to the Borrower or any other party hereto, at any time pledge or assign all or any portion of such Lender’s rights under this Agreement and the other Related Documents to any Federal Reserve Bank or any other central banking authority having jurisdiction over such Lender or to any holder or trustee of such Lender’s securities; provided that no such pledge or assignment to any Federal Reserve Bank or any other central banking authority having jurisdiction over such Lender, holder or trustee shall release such Lender from such Lender’s obligations hereunder or under any other Related Document and no such holder or trustee shall be entitled to enforce any rights of such Lender hereunder unless such holder or trustee becomes a Lender hereunder through execution of an Assignment Agreement as set forth above.
(c)In addition to the foregoing right, without notice to or consent from the Administrative Agent or the Borrower, (x) any Lender may assign to any of its Affiliates and any Discretionary Lender may assign to a Committed Lender or to a Program Support Provider all or a portion of its rights (but not its obligations) under the Related Documents, including a sale of any Advances or other Borrower Obligations hereunder and such Lender’s right to receive payment with respect to any such Borrower Obligation; provided that no Committed Lender may make any such assignment pursuant to this Section 12.02(c) to any of its Affiliates that is an asset- backed commercial paper conduit that is not a party to this Agreement in the capacity of a Lender and (y) any Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Related Documents (including all its rights and obligations with respect to the Advances); provided that (A) no such participant shall have a commitment, or
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be deemed to have made an offer to commit, to make Advances hereunder, and none shall be liable to any Person for any obligations of such Lender hereunder (it being understood that nothing in this Section 12.02(c) shall limit any rights the Lender may have as against such participant under the terms of the applicable option, sale or participation agreement between or among such parties); and (B) no holder of any such participation shall be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Advance in which such holder participates, (ii) any extension of any scheduled payment of the principal amount of any Advance in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Borrower Collateral (other than in accordance with the terms of this Agreement or the other Related Documents). Solely for purposes of Sections 2.08, 2.09, 2.10, and 9.01, Borrower acknowledges and agrees that each such sale or participation shall give rise to a direct obligation of the Borrower to the participant and each such participant shall be considered to be a “Lender” for purposes of such sections. Except as set forth in the preceding sentence, such Lender’s rights and obligations, and the rights and obligations of the other Lenders, the Managing Agents and the Administrative Agent towards such Lender under any Related Document shall remain unchanged and none of the Borrower, the Administrative Agent, any Managing Agent or any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the assigning or selling Lender as if no such assignment or sale had occurred.
(d)Without limiting the foregoing, a Conduit Lender may, from time to time, with prior or concurrent notice to the Borrower, in one transaction or a series of transactions, assign all or a portion of its interest in the Advances and its rights and obligations under this Agreement and any other Related Documents to which it is a party to a Conduit Assignee; provided that (i) if the ratings of the Commercial Paper of such Conduit Assignee are not at least equal to the ratings of such Conduit Lender, then Borrower consent shall be required, and (ii) such assignment complies with Section 12.02(b) (other than not requiring the consent of the Borrower). Upon and to the extent of such assignment by a Conduit Lender to a Conduit Assignee, (i) such Conduit Assignee shall be the owner of the assigned portion of such interest, (ii) the related Administrator for such Conduit Assignee will act as the Administrator for such Conduit Assignee hereunder, with all corresponding rights and powers, express or implied, granted to the Administrator hereunder or under the other Related Documents, (iii) such Conduit Assignee (and any related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) and their respective liquidity support provider(s) and credit support provider(s) and other related parties shall have the benefit of all the rights and protections provided to the Conduit Lender and its Program Support Provider(s) herein and in the other Related Documents (including any limitation on recourse against such Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee, and the right to assign to another Conduit Assignee as provided in this paragraph), (iv) such Conduit Assignee shall assume all (or the assigned or assumed portion) of the Conduit Lender’s obligations, if any, hereunder or any other Related Document, and the Conduit Lender shall be released from such obligations, in each case to the extent of such assignment, and the obligations of the Conduit Lender and such Conduit Assignee shall be several and not joint, (v) all distributions in respect of such interest in the Advances shall be made to the applicable Managing Agent or the related Administrator, as applicable, on behalf of the Conduit Lender and such Conduit Assignee on a pro rata basis
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according to their respective interests, (vi) the definition of the term “CP Rate” with respect to the portion of the Advances funded with commercial paper issued by the Conduit Lender from time to time shall be determined in the manner set forth in the definition of “CP Rate” applicable to the Conduit Lender on the basis of the interest rate or discount applicable to commercial paper issued by such Conduit Assignee (or the related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) rather than the Conduit Lender, (vii) the defined terms and other terms and provisions of this Agreement and the other Related Documents shall be interpreted in accordance with the foregoing, (viii) the Conduit Assignee, if it shall not be a Lender already, shall deliver to the Administrative Agent, the Borrower and the Servicer, all applicable tax documentation reasonably requested by the Administrative Agent, the Borrower or the Servicer and (ix) if requested by the related Managing Agent or the related Administrator with respect to the Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as the related Managing Agent or such Administrator may reasonably request to evidence and give effect to the foregoing. For the avoidance of doubt, no assignment by a Conduit Lender to a Conduit Assignee of all or any portion of its interest in the Advances shall in any way diminish the related Committed Lenders’ obligations under Section 2.03 to fund any Advances not funded by the related Conduit Lender or such Conduit Assignee.
(e)In the event that a Conduit Lender makes an assignment to a Conduit Assignee in accordance with clause (d) above, the Related Committed Lenders: (i) if requested by the related Administrator, shall terminate their participation in the applicable Program Support Agreement to the extent of such assignment, (ii) if requested by the related Administrator, shall execute (either directly or through a participation agreement, as determined by such Administrator) the program support agreement related to such Conduit Assignee, to the extent of such assignment, the terms of which shall be substantially similar to those of the participation or other agreement entered into by such Committed Lender with respect to the applicable Program Support Agreement (or which shall be otherwise reasonably satisfactory to the Administrator and the Related Committed Lenders), (iii) if requested by the related Conduit Lender, shall enter into such agreements as requested by such Conduit Lender pursuant to which they shall be obligated to provide funding to the Conduit Assignee on substantially the same terms and conditions as is provided for in this Agreement in respect of such Conduit Lender (or which agreements shall be otherwise reasonably satisfactory to such Conduit Lender and the Committed Lenders), and (iv) shall take such actions as the Administrative Agent shall reasonably request in connection therewith.
(f)Except as expressly provided in this Section 12.02, no Lender shall, as between the Borrower and that Lender, or between the Administrative Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of a participation in, all or any part of the Advances, the Revolving Notes or other Borrower Obligations owed to such Lender.
(g)The Borrower shall assist any Lender permitted to sell assignments or participations under this Section 12.02 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested and the participation of management in meetings with potential assignees or participants.
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(h)A Lender may furnish any information concerning the Borrower, the Originators, the Servicer and/or the Receivables in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants). Each Lender shall obtain from all prospective and actual assignees or participants confidentiality covenants substantially equivalent to those contained in Section 12.05.
(i)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain, or cause to be maintained, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Related Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any of the Related Documents) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(j)Notwithstanding anything to the contrary herein, any Conduit Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement (including rights to payment of principal and interest on such Conduit Lender’s Advances) to any Conduit Trustee without notice to or consent of the Borrower (and without entering into an Assignment Agreement); provided, that no such pledge or assignment to any Conduit Trustee shall release such Conduit Lender from such Conduit Lender’s obligations hereunder or under any other Related Document or substitute any such Conduit Trustee for such Conduit Lender as a party hereto.
Section 12.03. Termination; Survival of Borrower Obligations Upon Facility Termination Date.
(a)This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date.
(b)Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by any Affected Party under this Agreement shall in any way affect or impair the
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obligations, duties and liabilities of the Borrower or the rights of any Affected Party relating to any unpaid portion of the Borrower Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event the performance of which is required after the Facility Termination Date. Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Borrower and all rights of any Affected Party hereunder, all as contained in the Related Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided that the rights and remedies provided for herein with respect to any breach of any representation or warranty made by the Borrower pursuant to Section 4.01(a), (c), (e), (j), (p), (r) and (v), Article IV, the indemnification and payment provisions of Article X and Sections 11.05, 12.05, 12.14 and 12.15 shall be continuing and shall survive the Termination Date.
Section 12.04. Costs, Expenses and Taxes. (a) The Borrower (failing whom, the Originators) shall reimburse the Administrative Agent, each Managing Agent and each Lender for all reasonable out of pocket expenses incurred in connection with the negotiation and preparation of this Agreement and the other Related Documents (including the reasonable fees and expenses of all of its special counsel, advisors, consultants and auditors retained in connection with the transactions contemplated thereby and advice in connection therewith). The Borrower shall reimburse each Lender, each Managing Agent and the Administrative Agent for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:
(i)the forwarding to the Borrower or any other Person on behalf of the Borrower by any Lender of any proceeds of Advances made by such Lender hereunder;
(ii)any amendment, modification or waiver of, consent with respect to, or termination of this Agreement or any of the other Related Documents or advice in connection with the administration hereof or thereof or their respective rights hereunder or thereunder;
(iii)any Litigation, contest or dispute (whether instituted by the Borrower, any Lender, any Managing Agent, the Administrative Agent or any other Person as a party, witness, or otherwise) in any way relating to the Borrower Collateral, any of the Related Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any Litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against the Borrower, the Servicer or any other Person that may be obligated to any Lender, any Managing Agent or the Administrative Agent by virtue of the Related Documents, including any such Litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the transactions contemplated hereby;
(iv)any attempt to enforce any remedies of a Lender, a Managing Agent or the Administrative Agent against the Borrower, the Servicer or any other Person
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that may be obligated to them by virtue of any of the Related Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the transactions contemplated hereby;
(v)any work-out or restructuring of the transactions contemplated hereby; and
(vi)efforts to (A) monitor the Advances or any of the Borrower Obligations, (B) evaluate, observe or assess the Originators, the Parent, the Borrower, or the Servicer or their respective affairs, and (C) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Borrower Collateral;
including all reasonable attorneys’ and other professional and service providers’ fees arising from such services, including those in connection with any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 12.04, all of which shall be payable, on demand, by the Borrower (failing whom, the Originators) to the applicable Lender, the applicable Managing Agent or the Administrative Agent, as applicable. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: reasonable fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or facsimile charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.
(b)In addition, the Borrower (failing whom, the Originators) shall pay on demand any and all stamp, court or documentary, intangible, recording, filing, sales, excise and similar taxes and fees payable or determined to be payable in connection with any payment made under, the execution, delivery, filing, performance, enforcement or recording of this Agreement or any other Related Document, from the receipt or perfection of a security interest under, or otherwise with respect to, any Related Document, excluding taxes with respect to an assignment and imposed on or measured by the net income, gross receipts or franchise taxes of any Affected Party by the jurisdictions under the laws of which such Affected Party is organized, tax resident or doing business or, in each case, by any political subdivisions thereof, and the Borrower (failing whom, each Originator) agrees to indemnify and save each Indemnified Person harmless from and against any and all liabilities with respect to or resulting from any delay or failure to pay such taxes and fees.
Section 12.05. Confidentiality.
(a)Except to the extent otherwise required by applicable law or as required to be filed publicly with the Securities and Exchange Commission, or unless the Administrative Agent shall otherwise consent in writing, the Borrower agrees to maintain the confidentiality of this Agreement (and all drafts hereof and documents ancillary hereto), in its communications with third parties other than any Affected Party or any Indemnified Person or any financial institution party to the Credit Agreement and otherwise not to disclose, deliver or otherwise make available to any third party (other than its directors, officers, employees, accountants or
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counsel) the original or any copy of all or any part of this Agreement (or any draft hereof and documents ancillary hereto) except to an Affected Party or an Indemnified Person or any financial institution party to the Credit Agreement.
(b)The Borrower agrees that it shall not (and shall not permit any of its Affiliates to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the other Related Documents without the prior written consent of the Managing Agents and the Administrative Agent (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case the Borrower shall consult with the Administrative Agent and any Managing Agents specifically referenced therein prior to the issuance of such news release or public announcement. The Borrower may, however, disclose the general terms of the transactions contemplated by this Agreement and the other Related Documents to trade creditors, suppliers and other similarly- situated Persons so long as such disclosure is not in the form of a news release or public announcement.
(c)The Administrative Agent, each Managing Agent, each Administrator and each Lender agrees to maintain the confidentiality of the Information (as defined below), and will not use such confidential Information for any purpose or in any matter except in connection with this Agreement, except that Information may be disclosed (1) to (i) each Affected Party (ii) its and each Affected Party’s and their respective Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and to not disclose or use such Information in violation of Regulation FD (17 C.F.R. § 243.100-243.103)) and (iii) industry trade organizations for inclusion in league table measurements, (2) to any regulatory authority, (3) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (4) to any other party to this Agreement, (5) to the extent required in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Related Document or the enforcement of rights hereunder or thereunder, (6) subject to an agreement containing provisions substantially the same as those of this Section 12.05, to any assignee of (or participant in), or any prospective assignee of (or participant in), any of its rights or obligations under this Agreement, (7) with the consent of the Borrower, (8) to any nationally recognized statistical rating organization rating a Conduit Lender’s Commercial Paper, any dealer or placement agent of or depositary for the Conduit Lender’s Commercial Paper, any Administrator, any Program Support Provider, any credit/financing provider to any Conduit Lender or any of such Person’s counsel or accountants in relation to this Agreement or any other Related Document if they agree to hold the Information confidential, (9) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.05 or any other confidentiality agreement to which it is party with the Borrower or the Parent or any subsidiary thereof or (ii) becomes available to the Administrative Agent, any Managing Agent, any Administrator or any Lender on a nonconfidential basis from a source other than the Parent or any subsidiary thereof or (10) to any Conduit Trustee. For the purposes of this Section 12.05, “Information” means all information received from the Borrower and Servicer relating to the Borrower, the Servicer, the Parent or any subsidiary thereof or their businesses, or any Obligor, other than any such information that is available to the Administrative Agent, any Managing Agent, any Administrator or any Lender on a nonconfidential basis prior to disclosure by
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Borrower or Servicer; provided that in the case of information received from the Borrower or Servicer after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.05 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(d)Notwithstanding anything to the contrary contained in this Agreement or in any of the Related Documents, each of the parties hereto acknowledges and agrees that each Managing Agent that has a Conduit Lender in its Lender Group may post to a secured password- protected internet website maintained by or on behalf of such Managing Agent and required by any Rating Agency rating the Commercial Paper of its related Conduit Lender in connection with Rule 17g-5, the following information: (a) a copy of this Agreement and the Related Documents (including any amendments hereto or thereto), (b) its monthly transaction surveillance reports, and (c) such other information as may be requested by such Rating Agency or required for compliance with Rule 17g-5.
Section 12.06. Complete Agreement; Modification of Agreement. This Agreement and the other Related Documents constitute the complete agreement among the parties hereto with respect to the subject matter hereof and thereof, supersede all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except as set forth in Section 12.07.
Section 12.07. Amendments and Waivers.
(a)Except for actions expressly permitted to be taken by the Administrative Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any Revolving Note, or any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Requisite Lenders or, to the extent required under clause (b) below, by all affected Lenders, and, to the extent required under clause (b) below, by the Administrative Agent and the applicable Managing Agents. Except as set forth in clause (b) below, all amendments, modifications, terminations or waivers requiring the consent of any Lenders without specifying the required percentage of Lenders shall require the written consent of the Requisite Lenders.
(b)No amendment, modification, termination or waiver shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (1) increase the principal amount of any Lender’s Commitment; (2) reduce the principal of, rate of interest on or Fees payable with respect to any Advance made by any affected Lender; (3) extend any scheduled payment date or final maturity date of the principal amount of any Advance of any affected Lender; (4) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (5) change the percentage of the Aggregate Commitments or of the aggregate Outstanding Principal Amount which shall be required for Lenders or any of them to take any action hereunder; (6) release all or substantially all of the Borrower Collateral; (7) amend or waive this Section 12.07 or the definition of the term “Requisite Lenders” insofar as such definition affects the substance of this Section 12.07; (8) modify or waive Section 5.03(a), (b), (e) through (l), (o) or (p); (9) modify or waive Section 8.01(v); (10) modify any of the following definitions or component definitions thereof in a manner which would increase
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availability to the Borrower for Advances hereunder: “Borrowing Base,” “Dynamic Advance Rate,” “Interest Reserve,” “Servicing Fee Reserve,” or “Net Receivables Balance”; or (11) modify clause (b) of the definition of “Change of Control” or component definitions thereof. Furthermore, no amendment, modification, termination or waiver shall be effective to the extent that it affects the rights or duties of the Administrative Agent or any Managing Agent under this Agreement or any other Related Document unless in writing and signed by the Administrative Agent or such Managing Agent, as applicable.
Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for the Administrative Agent to take additional Borrower Collateral pursuant to any Related Document. No amendment, modification, termination or waiver of any provision of any Revolving Note shall be effective without the written concurrence of the holder of such Revolving Note. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.07 shall be binding upon each holder of a Revolving Note at the time outstanding and each future holder of a Revolving Note.
Neither the Administrative Agent, any Managing Agent nor any Lender shall waive any of the provisions set forth in Section 4.01(v) or Section 5.01(g) if such waiver would adversely affect the Ratings.
If required by any rating agency then rating the Commercial Paper of a Conduit Lender, the applicable Administrator shall provide to such rating agency copies of each material amendment to this Agreement or the other Related Documents (provided such rating agency agrees to hold such information confidential).
(c)[Reserved].
(d)Upon indefeasible payment in full in cash and performance of all of the Borrower Obligations (other than indemnification obligations under Section 10.01), termination of the aggregate Commitments of all Lenders and a release of all claims against the Secured Parties, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, the Administrative Agent shall deliver to the Borrower termination statements and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Borrower Obligations.
Section 12.08. No Waiver; Remedies. The failure by any Lender, any Managing Agent or the Administrative Agent, at any time or times, to require strict performance by the Borrower or the Servicer of any provision of this Agreement, any Receivables Assignment or any other Related Document shall not waive, affect or diminish any right of any Lender, any Managing Agent or the Administrative Agent thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Borrower or the Servicer contained
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in this Agreement, any Receivables Assignment or any other Related Document, and no breach or default by the Borrower or the Servicer hereunder or thereunder, shall be deemed to have been suspended or waived by any Lender, any Managing Agent or the Administrative Agent unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of each applicable Managing Agent and the Administrative Agent and directed to the Borrower or the Servicer, as applicable, specifying such suspension or waiver. The rights and remedies of the Lenders, the Managing Agents and the Administrative Agent under this Agreement and the other Related Documents shall be cumulative and nonexclusive of any other rights and remedies that the Lenders, the Managing Agents and the Administrative Agent may have hereunder, thereunder, under any other agreement, by operation of law or otherwise. Recourse to the Borrower Collateral shall not be required.
Section 12.09. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.
(a)THIS AGREEMENT AND EACH OTHER RELATED DOCUMENT (EXCEPT TO THE EXTENT THAT ANY RELATED DOCUMENT EXPRESSLY PROVIDES TO THE CONTRARY) AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE ADMINISTRATIVE AGENT IN THE BORROWER COLLATERAL OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
(b)EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT; PROVIDED THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY LENDER, ANY MANAGING AGENT OR THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE BORROWER COLLATERAL OR ANY OTHER SECURITY FOR THE BORROWER OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE LENDERS, THE MANAGING AGENTS OR THE ADMINISTRATIVE AGENT. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO
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SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS PROVIDED FOR IN SECTION 12.01 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
(c)BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 12.10. Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic mail) in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.
Section 12.11. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
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Section 12.12. Section Titles. The section, titles and table of contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
Section 12.13. Further Assurances.
(a)The Borrower shall, or shall cause the Servicer to, at its sole cost and expense, upon request of any of the Lenders or the Managing Agents, promptly and duly execute and deliver any and all further instruments and documents and take such further action that may be necessary or desirable or that any of the Lenders, the Managing Agents or the Administrative Agent may request to (i) perfect, protect, preserve, continue and maintain fully the Liens granted to the Administrative Agent for the benefit of the Secured Parties under this Agreement, (ii) enable the Lenders, the Managing Agents or the Administrative Agent to exercise and enforce its rights under this Agreement or any of the other Related Documents or (iii) otherwise carry out more effectively the provisions and purposes of this Agreement or any other Related Document. Without limiting the generality of the foregoing, the Borrower shall, upon request of any of the Lenders, the Managing Agents or the Administrative Agent, (A) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices that may be necessary or desirable or that any of the Lenders, the Managing Agents or the Administrative Agent may request to perfect, protect and preserve the Liens granted pursuant to this Agreement, free and clear of all Adverse Claims, (B) mark, or cause the Servicer to mark, each Contract evidencing each Transferred Receivable with a legend, acceptable to each Lender, the Managing Agents and the Administrative Agent evidencing that the Borrower has purchased such Transferred Receivables and that the Administrative Agent, for the benefit of the Secured Parties, has a security interest in and lien thereon, (C) mark, or cause the Servicer to mark, its master data processing records evidencing such Transferred Receivables with such a legend and (D) notify or cause the Servicer to notify Obligors of the Liens on the Transferred Receivables granted hereunder.
(b)Without limiting the generality of the foregoing, the Borrower hereby authorizes the Lenders and the Administrative Agent, and each of the Lenders hereby authorizes the Administrative Agent, to file one or more financing or continuation statements, or amendments thereto or assignments thereof, relating to all or any part of the Transferred Receivables, including Collections with respect thereto, or the Borrower Collateral without the signature of the Borrower or, as applicable, the Lenders, as applicable, to the extent permitted by applicable law. The Borrower hereby agrees that such financing statements may described “all assets in which the debtor now or hereafter has rights” as the Borrower Collateral in which the Administrative Agent has a grant of security hereunder. A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the Transferred Receivables, the Borrower Collateral or any part thereof shall be sufficient as a notice or financing statement where permitted by law.
Section 12.14. No Proceedings. Each of Administrative Agent, each Managing Agent, each Administrator and each Lender agrees that, from and after the Closing Date and until the date one year plus one day following the Termination Date, it will not, directly or indirectly, institute or cause to be instituted against the Borrower any proceeding of the type referred to in Sections 8.01(d) and 8.01(e). This Section 12.14 shall survive the termination of this Agreement.
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Section 12.15. Limitation on Payments. Notwithstanding any provision in any other section of this Agreement to the contrary, the obligation of the Borrower to pay any amounts payable to Lender or any other Affected Party pursuant to Sections 2.09, 2.10 and 10.01 of this Agreement shall be without recourse to the Borrower except as to any Collections and other amounts and/or proceeds of the Transferred Receivables (collectively, the “Available Amounts”) required to be distributed to the Lenders, to the extent that such amounts are available for distribution. In the event that amounts payable to a Lender or any other Affected Party pursuant to this Agreement exceed the Available Amounts, the excess of the amounts due hereunder over the Available Amounts paid shall not constitute a “claim” under Section 101(5) of the Bankruptcy Code against the Borrower until such time as the Borrower has Available Amounts. The foregoing shall not operate to limit the rights of the Administrative Agent or any other Affected Party to enforce any claims of Borrower or its assigns against the Originators under the Sale Agreement or any other Related Document.
Section 12.16. Limited Recourse. The obligations of the Secured Parties under this Agreement and all Related Documents are solely the corporate obligations of each such Secured Party. No recourse shall be had for the payment of any amount owing in respect of Advances or for the payment of any fee hereunder or any other obligation or claim arising out of or based upon this Agreement or any other Related Document against any Stockholder, employee, officer, director, agent or incorporator of such Secured Party. No Conduit Lender shall, nor shall be obligated to, pay any amount pursuant to the Related Documents unless such Conduit Lender has received funds which may be used to make such payment pursuant to such Conduit Lender’s commercial paper program documents. Any amount which such Conduit Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or an obligation of such Conduit Lender for any insufficiency unless and until such Conduit Lender satisfies the provisions of such preceding sentence. This Section 12.16 shall survive the termination of this Agreement.
Section 12.17. Agreement Not to Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for any of the Discretionary Lenders, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause such Discretionary Lender to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against the such Discretionary Lender under any federal, provincial or state bankruptcy, insolvency or similar law (including any Debtor Relief Laws), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Discretionary Lender, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of such Discretionary Lender. The provisions of this Section 12.17 shall survive the termination of this Agreement.
Section 12.18. USA Patriot Act and Beneficial Ownership Rule. Each of the Administrative Agent and the Lenders hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, the Administrative Agent and the Lenders may be required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow the Administrative Agent and the Lenders to identify the Borrower in accordance with
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the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act. The Borrower agrees to promptly respond to any KYC Request and provide the Administrative Agent and each Leander, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act and the Beneficial Ownership Rule.
Section 12.19. Acknowledgement Regarding Any Supported QFCs. To the extent that the Related Documents provide support, through a guarantee or otherwise, for any swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Related Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Related Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Related Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a defaulting Purchaser or Agent shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 12.19, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a
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“covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Section 12.20. Post-Closing Covenants.
(a)Not later than sixty (60) days following the Closing Date (or such later date consented to in writing by the Administrative Agent), Borrower and the Servicer shall instruct each Obligor with respect to the Excluded Receivables expressly identified in the Fee Letter to cease remitting payments with respect to the Excluded Receivables to any Lockbox, any Collection Account or any Concentration Account and thereafter Borrower and the Servicer shall use commercially reasonable efforts to ensure that no collections on Excluded Receivables are deposited into any Lockbox, any Collection Account or any Concentration Account.
(b)Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, the failure of the Borrower or the Servicer to timely perform its respective obligations under this Section 12.20 shall constitute an immediate Termination Event under this Agreement with no grace period.
Section 12.21. Rebalancing.
(a)As of the date hereof and prior to giving effect to this Section 12.21, the Outstanding Principal Amount of each Lender is set forth in Part I of Schedule 12.21. In connection with this Agreement, the parties hereto desire to reallocate the outstanding Advances hereunder such that, after giving effect thereto, each Lender Group’s share of outstanding Advances will equal the aggregate Pro Rata Share of the Commitments of the Committed Lenders in such Lender's Group. The Administrative Agent shall provide notice to each Lender which is required to fund any amount or receive any partial repayment in connection therewith.
(b)In connection with such rebalancing, each applicable assignor Managing Agent, on behalf of the Lenders in such assignor Managing Agent’s Lender Group, hereby irrevocably sells, transfers, conveys and assigns, without recourse, representation or warranty (except as set forth in clause (d) below), to each applicable assignee Managing Agent, and each assignee Managing Agent, on behalf of the Lenders in such assignee Managing Agent’s Lender Group, hereby irrevocably purchases from each applicable assignor Managing Agent, on behalf of the Lenders in such applicable assignor Managing Agent’s Lender Group, the rights and obligations of the applicable assignor Managing Agent and the Lenders in such applicable assignor Managing Agent’s Lender Group under this Agreement and each other Related Document in respect of the Outstanding Principal Amount attributable to the Lenders in such applicable assignor Managing Agent’s Lender Group such that, after giving effect to the foregoing assignments and delegations, the Outstanding Principal Amount attributable to the Lenders in each Managing Agent’s Lender Group for purposes of this Agreement and each other Related Document shall be as set forth in Part II of Schedule 12.21.
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(c)Each applicable Lender shall make available to the Administrative Agent the amount of funds required to be funded by such Lender in connection with clause (b) above in same day funds by wire transfer to the Agent Account. Promptly following receipt thereof, the Administrative Agent will remit to any applicable Lender its applicable portion of such amount. In connection with this clause (c) the provisions of Section 2.03(c) shall apply. Each of the Lenders hereby acknowledges and agrees that for administrative convenience, the Administrative Agent may net amounts payable to the Lenders under the Fee Letter on the date hereof with amounts payable under this Section 12.21.
(d)Each Lender party hereto hereby represents and warrants that it is the legal and beneficial owner of the interest being assigned by it pursuant to clause (b) above and that such interest is free and clear of any Adverse Claim granted or created by or through such Lender.
(e)In connection with such repayment made with respect to the reallocations set forth above, the Borrower shall pay all interest and fees due on the amount repaid to the date of repayment on the immediately following Settlement Date.
ARTICLE XIII.
EXTENSIONS AND RELACEMENT OF LENDERS
Section 13.01. Extension of Final Advance Date; Non-Renewing Committed Lenders. Not more than ninety (90) days or less than seventy-five (75) days prior to the then current Final Advance Date, the Borrower may request an extension thereof for an additional period not to exceed 364 days. Each Committed Lender will deliver to the Borrower at least sixty (60) days prior to the then current Final Advance Date a non-binding indication of whether it intends to consent to such extension. Any failure of a Committed Lender to respond by the sixtieth day preceding such Final Advance Date shall constitute a refusal to consent to such an extension. If at any time the Borrower requests that the Committed Lenders renew their Commitments hereunder and some but less than all the Committed Lenders consent to such renewal, the Borrower may arrange for an assignment, and such non-consenting Committed Lenders shall agree to assign, to one or more financial institutions acceptable to the related Conduit Lender and the Borrower of all the rights and obligations hereunder of each such non-consenting Committed Lender in accordance with this Agreement. Any such assignment shall become effective on the then-current Final Advance Date. Each Committed Lender which does not so consent to any renewal shall cooperate fully with the Borrower in effectuating any such assignment. If none or less than all the Commitments of the non-renewing Committed Lenders are so assigned as provided above, then the Final Advance Date shall not be extended.
Section 13.02. Replacement of Lenders.
(a)Affected Lender. Following a demand by the Administrative Agent or a Managing Agent (whether on behalf of a Lender (an “Affected Lender”), its related Program Support Provider or any other Affected Party in such Affected Lender’s Lender Group) for payment of any amounts under Section 2.09, the Borrower may elect to replace such Affected Lender as a Lender party to this Agreement with an assignee Lender procured by the Borrower, provided that no Incipient Termination Event or Termination Event shall have occurred and be
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continuing at the time of such replacement; and provided further that, concurrently with such replacement, such assignee Lender shall agree to purchase for cash the Advances and all other rights of, and obligations due to, the Affected Lender hereunder pursuant to an Assignment Agreement and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date. Any such Affected Lender shall assign its rights and interests hereunder, such assignment to be effected in compliance with the requirements of Section 12.02. In the event that such an assignment occurs, the assignee Lender (i) if requested by the applicable Administrator, shall execute (either directly or through a participation agreement, as determined by the Administrator) a Program Support Agreement related to the applicable Conduit Lender, to the extent of such assignment, the terms of which shall be substantially similar to those of the participation or other agreement by the assigning Affected Lender with respect to the applicable Program Support Agreement (or which shall be otherwise reasonably satisfactory to the applicable Administrator), it being understood that the assignee Lender shall not be required to execute a Program Support Agreement if its Lender Group does not include a Conduit Lender, and (ii) shall take such actions as the Administrative Agent and the Managing Agents shall reasonably request in connection therewith. For so long as the sum of the Commitments of any Affected Lenders under this Section 13.02 is equal to or less than 50% of the Aggregate Commitments, each such Affected Lender shall use commercially reasonable efforts to assign its rights and interests hereunder to any Person identified by the Borrower as a potential assignee Lender hereunder.
(b)Replacement of Conduit Lenders. If the average CP Rate with respect to any Conduit Lender over any three consecutive Interest Periods exceeds the average Funding Rate Index over the corresponding three consecutive Interest Periods by more than the greater of (A) 20.0% of the average Funding Rate Index over such three consecutive Interest Periods or (B) 0.20%, the Borrower may elect to replace such Conduit Lender and the other parties to its Lender Group (the “Affected Group”) with one or more assignees procured by the Borrower, provided that no Incipient Termination Event or Termination Event shall have occurred and be continuing at the time of such replacement; and provided further that, concurrently with such replacement, such assignee Lender or Lenders shall agree to purchase for cash the Advances and all other rights of, and obligations due to, the Affected Group hereunder pursuant to an Assignment Agreement and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Group to be terminated as of such date. Any such Affected Group shall assign its rights and interests hereunder, such assignment to be effected in compliance with the requirements of Section 12.02. In the event that such an assignment occurs, the assignee Lender or Lenders shall take such actions as the Administrative Agent and the Managing Agents shall reasonably request in connection therewith. For so long as the sum of the Commitments of any Affected Group under this Section 13.02 is equal to or less than 50% of the Aggregate Commitments, each such Affected Group shall use commercially reasonable efforts to assign its rights and interests hereunder to any Person identified by the Borrower as a potential assignee Lender hereunder.
(c)Replacement of Defaulting and Non-Consenting Lenders. If (i) any Lender is a Defaulting Lender or a Non-Consenting Lender or (ii) any Lender or any Affiliate of a Lender is a “Defaulting Lender” (as defined in the Credit Agreement) under the Credit Agreement, then, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender or all members in the Lender Group of such
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Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions in Section 12.02), all of its or their interests, rights and obligations hereunder and under the Related Documents to a Person that shall assume such obligation (which assignee may be a Lender from another Lender Group if such other Lender accepts such assignment); provided that:
(i)each such assignment shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement;
(ii)no Lender shall be obligated to make any such assignment unless and until such Lender shall have received one or more payments from either the Borrower or one or more assignees permitted under Section 12.02 in an aggregate amount equal to the principal balance of all Advances held by such Lender and all accrued interest and Fees with respect thereto and all other amounts payable to such Lender through the date of sale;
(iii)in the case of any assignment and delegation resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent;
(iv)such assignment is in compliance with all federal, state, provincial and local laws and regulations applicable to such assignment or the Related Documents;
(v)the Borrower shall be permitted to replace any Lender which is the Administrative Agent or an Affiliate thereof only, if, in either case, the Administrative Agent is also replaced contemporaneously, pursuant to documents reasonably satisfactory to the Administrative Agent and the Administrative Agent has received payment of an amount equal to all amounts then due and payable to the Administrative Agent hereunder and under each of the other Related Document; and
(vi)no Incipient Termination Event or Termination Event shall have occurred and be continuing.
A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.
ARTICLE XIV.
EUROPEAN PROVISIONS.
Section 14.01. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Related Document or in any other agreement, arrangement or understanding among any such parties, each party hereto
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acknowledges that any liability of any Affected Financial Institution arising under any Related Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Related Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 14.02. EU Securitisation Regulation and UK Securitisation Framework; Information.
(a)EU Securitisation Regulation and UK Securitisation Framework.    Parent hereby represents, warrants and agrees for the benefit of the Administrative Agent and the Lenders on the date hereof until the Termination Date that:
(i)Parent, as originator for purposes of the EU Securitisation Regulation and the UK Securitisation Framework, shall retain, on an ongoing basis, a material net economic interest in the Receivables in an amount not less than 5% of the nominal value of the Receivables in the form of a first loss tranche determined in accordance with (i) sub-paragraph (d) of Article 6(3) of the EU Securitisation Regulation, as supplemented by the EU Risk Retention RTS, (ii) SECN 5.2.8R(1)(d) and (iii) Article 6(3)(d) of Chapter 2 of the PRASR, in each case as in effect and as applicable as of the date hereof, which material economic interest shall be based upon (1) Parent’s ownership of all of the membership interest of the Borrower and ownership of the Subordinated Note issued by the Borrower to Parent, and (2) the Borrower’s right to receive payments under Section 2.08(c)(vii) (the “Retained Interest”). The Retained Interest shall be measured as of the Closing Date and the last date of each Settlement Period. Nothing in this clause (a)(i) will be taken to mean for purposes of the EU Securitisation Regulation or the UK Securitization Framework, compliance with this Section 14.02, or otherwise, that the Parent is the sole transferor of the Receivables to the Borrower, and for avoidance of doubt, the Receivables will be transferred as set out herein and in the Related Documents
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(without prejudice to the current and future retention that may be made in connection with a relevant ABCP Programme for the purpose of compliance with Article 6 of the EU Securitisation Regulation, SECN 5 or Article 6 of Chapter 2 of the PRASR).
(ii)Parent shall not change the manner in which it retains or the method of calculating the Retained Interest, except to the extent permitted under the Securitisation Regulation Rules;
(iii)Each of Parent and the Borrower shall not, and shall not permit any of its Affiliates to, hedge or otherwise mitigate its credit risk under, or associated with the Retained Interest or, sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from, the Retained Interest, except to the extent permitted under the Securitisation Regulation Rules;
(iv)Parent shall provide ongoing confirmation as to the continued compliance with the foregoing clauses (i) through (iii) above (A) by providing such confirmation to the Servicer on a monthly basis for inclusion in each Monthly Report, (B) promptly following the occurrence of any Termination Event or Incipient Termination Event and (C) from time to time promptly upon written request by the Administrative Agent (on behalf of any Lender) in connection with any material change in the performance of the Receivables or the transaction contemplated by the Related Documents or any material breach of the Related Documents;
(v)Parent shall notify the Administrative Agent and each Lender promptly and in any event within five (5) Business Days of: (A) any change in the identity of the Person or Persons, if any, through which it is retaining and holding such Retained Interest or (B) any breach of clause (i) through (iii) above;
(vi)Parent (A) was not established for, and does not operate for, the sole purpose of securitizing exposures, (B) has a strategy and the capacity to meet payment obligations consistent with a broader business model that involves material support from capital, assets, fees or other income available to Parent, by virtue of which Parent does not rely on the Receivables and any other exposures being securitised by Parent, on the Retained Interest or on any other interests retained or proposed to be retained in accordance with the Securitisation Regulation Rules, or any corresponding income from such exposures and interests as its sole or predominant source of revenue, and (C) the members of its management body have the necessary experience to enable Parent to pursue its established business strategy, as well as adequate corporate governance arrangements;
(vii)Parent (or, as to any Receivable as to which Parent is not the originator, the relevant originator) applied to any Receivables, and will apply to any future Receivables, the same sound and well-defined criteria for credit-granting which it applied to non-securitised receivables and the same clearly established processes for approving, amending, modifying, refinancing or renewing the Receivables have been, and will be, applied and it has, and will have, effective systems in place to apply those criteria and processes to ensure that the credit-granting is based on a thorough assessment of each Obligor’s creditworthiness, taking appropriate account of factors relevant to
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verifying the prospect of such Obligor meeting its obligations under the relevant Contract;
(viii)the credit underwriting policies for Parent and the standard terms and conditions for the granting of credit by Parent are established and implemented by Parent, such that Parent has been, and with respect to future Receivables will be, directly or indirectly involved in the origination of the Receivables that have been, and in the case of any future Receivables, will be, extended to the Obligors by Parent which created and will create the obligations and potential obligations of the Obligors giving rise to such Receivables, and Parent has established and is managing the securitisation contemplated by the Related Documents and therefore is the retention requirement may be fulfilled in full by Parent as a single ‘originator’ as defined in the EU Securitisation Regulation and the UK Securitisation Framework (it being understood and agreed, however, that nothing in this clause (a)(viii) will be construed for purposes of the EU Securitisation Regulation or the UK Securitisation Framework, compliance with this Section 14.02, or otherwise, as meaning the Parent is the sole transferor of the Receivables to the Borrower, and all Receivables will be transferred as set out herein and in the Related Documents); and
(ix)none of the Receivables is a securitisation position (as defined in the EU Securitisation Regulation and the UK Securitization Framework).
(b)Information. Parent covenants that it shall, and shall procure (but only in respect of clause (i) below) that any Originator shall, as the case may be, from time to time at first request by the Administrative Agent, any Lender or any Managing Agent, to the extent commercially practicable (i) promptly provide to the Administrative Agent, such Lender and such Managing Agent all information which the Administrative Agent, such Lender or such Managing Agent reasonably requests in order for the Administrative Agent, such Lender or such Managing Agent (or any of their Affiliates), as applicable, to comply with any of its obligations under the Securitisation Regulation Rules (provided that, (x) where any such information is subject to confidentiality restrictions, Parent shall (and shall procure that any Originator shall, as the case may be) use reasonable efforts to obtain consent for the disclosure of such information and (y) the Parent will provide information in relation to Article 7 of the EU Securitisation Regulations, Article 5 of Chapter 2 of the PRASR and SECN 4, as applicable, only as set out and agreed herein, such as provided within the Monthly, or Weekly Report and will not provide such information in the form specified by the Securitisation Regulation Rules) and (ii) take such further action, provide such further information and enter into such other agreements not otherwise provided for hereunder as may be reasonably required by the Administrative Agent, any Lender or any Managing Agent in order for the Administrative Agent, such Lender or such Managing Agent (or any of their Affiliates) to comply with its obligations under the Securitisation Regulation Rules in relation to the Related Documents and the transactions contemplated thereby.
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IN WITNESS WHEREOF, the parties have caused this Fifth Amended and Restated Receivables Funding and Administration Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
SIT FUNDING LLC,
as the Borrower

By:         Name:
Title:

TD SYNNEX CORPORATION,
as the Servicer

By:         Name:
Title:

MUFG LENDER GROUP:

MUFG BANK, LTD., as Administrator for Victory Receivables Corporation, as Managing Agent for the MUFG Lender Group and as the MUFG Committed Lender

By:         Name:
Title:

VICTORY RECEIVABLES CORPORATION, as
the MUFG Discretionary Lender

By:         Name:
Title:

BNS LENDER GROUP:

THE BANK OF NOVA SCOTIA,
as Administrator for Liberty Street Funding LLC, as Managing Agent for the BNS Lender Group and as the BNS Committed Lender

By:         Name:
Title:

LIBERTY STREET FUNDING LLC,
as the BNS Discretionary Lender

By:         Name:
Title:

SMBC LENDER GROUP:

SMBC NIKKO SECURITIES AMERICA, INC., as
Administrator for Manhattan Asset Funding Company LLC and as Managing Agent for the SMBC Lender Group

By:         Name:
Title:

MANHATTAN ASSET FUNDING COMPANY
LLC, as the SMBC Discretionary Lender

By: MAF Receivables Corp., its Sole Member

By:         Name:
Title:

SUMITOMO MITSUI BANKING
CORPORATION, as the SMBC Committed Lender

By:         Name:
Title:

BANA LENDER GROUP:

BANK OF AMERICA, N.A., as Managing Agent for the BANA Lender Group and as the BANA Committed Lender

By:         Name:
Title:

WELLS LENDER GROUP:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Managing Agent for the Wells Lender Group and as the Wells Committed Lender

By:         Name:
Title:

TD LENDER GROUP:

THE TORONTO-DOMINION BANK,
as Administrator for Reliant Trust and GTA Funding, as Managing Agent for the TD Lender Group and as the TD Committed Lender

By:         Name:
Title:

COMPUTERSHARE TRUST COMPANY OF
CANADA, in its capacity as trustee of RELIANT TRUST, by its U.S. Financial Services Agent, THE TORONTO-DOMINION BANK, as a TD
Discretionary Lender

By:         Name:
Title:

GTA FUNDING LLC,
as a TD Discretionary Lender

By:         Name:
Title:

ADMINISTRATIVE AGENT:

THE TORONTO-DOMINION BANK, as
Administrative Agent

By:         Name:
Title:

CRÉDIT AGRICOLE LENDER GROUP:

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Administrator for Atlantic Asset Securitization LLC, as Managing Agent for the Crédit Agricole Lender Group and as the Crédit Agricole Committed Lender

By:         Name:
Title:

ATLANTIC ASSET SECURITIZATION LLC,
as the Crédit Agricole Discretionary Lender

By:         Name:
Title:

By:         Name:
Title:

PNC LENDER GROUP:

PNC BANK, NATIONAL ASSOCIATION, as
Managing Agent for the PNC Lender Group and as the PNC Committed Lender

By:         Name:
Title:

MIZUHO LENDER GROUP:

MIZUHO BANK, LTD., as Managing Agent for the Mizuho Lender Group and as the Mizuho Committed Lender

By:         Name:
Title:

Exhibit 2.01(a)(ii) to Funding Agreement
FORM OF REVOLVING NOTE
$        [    ], 20[ ]
FOR VALUE RECEIVED, the undersigned, SIT FUNDING LLC, a Delaware limited liability company (f/k/a SIT Funding Corporation) (the “Borrower”), HEREBY PROMISES TO PAY to [        ] or its registered assigns (the “Lender”), at the offices of THE TORONTO-DOMINION BANK, as agent for the Lenders (the “Administrative Agent”), at its address at [        ], or at such other place as the Administrative Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of [    ] DOLLARS AND NO CENTS ($[    ]) or, if less, the aggregate unpaid amount of all Advances made to the undersigned under the “Funding Agreement” (as hereinafter defined). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Funding Agreement or in Annex X thereto.
This Revolving Note is one of the Revolving Notes issued pursuant to that certain Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021 by and among the Borrower, TD Synnex Corporation, a Delaware corporation, the Lender (and any other “Lender” party thereto), the other parties thereto, and the Administrative Agent (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Funding Agreement”), and is entitled to the benefit and security of the Funding Agreement and all of the other Related Documents referred to therein. Reference is hereby made to the Funding Agreement for a statement of all of the terms and conditions under which the Advances evidenced hereby are made and are to be repaid. The date and amount of each Advance made by the Lender to the Borrower, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by the Administrative Agent on its books; provided that the failure of the Administrative Agent to make any such recordation shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Funding Agreement or this Revolving Note in respect of the Advances actually made by the Lender to the Borrower.
The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Funding Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Funding Agreement.
If any payment on this Revolving Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the occurrence of any Termination Event, this Revolving Note may, as provided in the Funding Agreement, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.
Time is of the essence of this Revolving Note. Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.
Except as provided in the Funding Agreement, this Revolving Note may not be assigned by the Lender to any Person. If this Revolving Note is assigned, the Lender shall, upon the effectiveness of an assignment or as promptly thereafter as practicable, surrender this Revolving Note to the Administrative Agent for cancellation, and, if requested by either the assignee or the assigning Lender, the Borrower shall issue and deliver a new Revolving Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or Advances of the assignee and/or the assigning Lender.
THE ASSIGNMENT OF THIS REVOLVING NOTE AND ANY RIGHTS WITH RESPECT THERETO ARE SUBJECT TO THE PROVISIONS OF THE FUNDING AGREEMENT, INCLUDING THE PROVISIONS GOVERNING THE REGISTER AND THE PARTICIPANT REGISTER.
THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE.
SIT FUNDING LLC

By:     Name:
Title:
Exhibit 2.01(a)(ii)

Exhibit 2.02(a) to Funding Agreement
FORM OF FACILITY LIMIT REDUCTION NOTICE
[Insert Date]

The Toronto-Dominion Bank, as Administrative Agent
130 Adelaide Street West, 12th Floor Toronto, ON, M5H 3P5
Re: Fifth Amended and Restated Receivables Funding
and Administration Agreement dated as of December 22, 2021 Ladies and Gentlemen:
This notice is given pursuant to Section 2.02(a) of that certain Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021 (the “Funding Agreement”), by and among SIT FUNDING LLC (f/k/a SIT Funding Corporation) (the “Borrower”), TD Synnex Corporation (the “Servicer”), the financial institutions party thereto as lenders (the “Lenders”), the other parties thereto and The Toronto-Dominion Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.
Pursuant to Section 2.02(a) of the Funding Agreement, the Borrower hereby irrevocably notifies the Managing Agents and the Administrative Agent of its election to permanently reduce the Facility Limit to [$    ], effective as of [     ], [ ].1 [This reduction is the [first/second] reduction [for the current calendar year] permitted by Section 2.02(a) of the Funding Agreement.] After such reduction, the Facility Limit will not be less than the Outstanding Principal Amount.
Very truly yours, SIT FUNDING LLC

By     Name     Title

1    This day shall be a Business Day at least ten Business Days after the date this notice is given.

Exhibit 2.02(b) to Funding Agreement FORM OF FACILITY TERMINATION NOTICE
[Insert Date]

The Toronto-Dominion Bank, as Administrative Agent
130 Adelaide Street West, 12th Floor Toronto, ON, M5H 3P5
Re: Fifth Amended and Restated Receivables Funding
and Administration Agreement dated as of December 22, 2021 Ladies and Gentlemen:
This notice is given pursuant to Section 2.02(b) of that certain Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021 (the “Funding Agreement”), by and among SIT FUNDING LLC (f/k/a SIT Funding Corporation) (the “Borrower”), TD Synnex Corporation (the “Servicer”), the financial institutions party thereto as lenders (the “Lenders”), the other parties thereto and The Toronto-Dominion Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.
Pursuant to Section 2.02(b) of the Funding Agreement, the Borrower hereby irrevocably notifies the Managing Agents and the Administrative Agent of its election to reduce the Facility Limit to zero effective as of [    ], [ ]2. In connection therewith, the Borrower shall reduce Outstanding Principal Amount to zero on or prior to such date and make all other payments required by Section 2.03(h) and pay any other fees that are due and payable pursuant to the Fee Letter at the time and in the manner specified therein.
Very truly yours, SIT FUNDING LLC

By     Name     Title

2    Which day shall be a Business Day at least 30 days after the date this notice is given.

Exhibit 2.02(c)(i) to Funding Agreement FORM OF FACILITY LIMIT INCREASE NOTICE

[Insert Date]

The Toronto-Dominion Bank, as Administrative Agent
130 Adelaide Street West, 12th Floor Toronto, ON, M5H 3P5
Re:    Fifth Amended and Restated Receivables Funding
and Administration Agreement dated as of December 22, 2021

Ladies and Gentlemen:

This notice is given pursuant to Section 2.02(c)(i) of that certain Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021 (the “Funding Agreement”), by and among SIT FUNDING LLC (f/k/a SIT Funding Corporation) (the “Borrower”), TD Synnex Corporation (the “Servicer”), the financial institutions party thereto as lenders (the “Lenders”), the other parties thereto and The Toronto-Dominion Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.
This letter constitutes a Facility Limit Increase Request pursuant to Section 2.02(c)(i) of the Funding Agreement. The Borrower desires to increase the Facility Limit and respective Commitments of each Lender Group on     ,     3 to the following amounts:
(a)Facility Limit: $
(b)[Lender Group being requested to increase:]4
[Pro Rata Share of each Lender Group:]5
(i)[MUFG]
Lender Group:    $

3 Notice must be given at least ten Business Days prior to the requested increase, and must be in a minimum amount of $25,000,000.
4 Include if increase is for $25,000,000.
5 Include if increase is for more than $25,000,000.

(ii)[BNS]
Lender Group:    $
(iii)[SMBC]
Lender Group:    $
(iv)[BANA]
Lender Group:    $
(v)[Wells]
Lender Group:    $
(vi)[PNC]
Lender Group:    $
(vii)[Mizuho]
Lender Group:    $
(viii)[Crédit Agricole]
Lender Group:    $
(ix)[TD]
Lender Group:    $
The Borrower hereby represents and warrants as of the date hereof, and as of the date of the increase requested hereby, as follows:
(i)the representations and warranties contained in Article IV of the Funding Agreement are correct in all material respects on and as of such dates as though made on and as of such dates and shall be deemed to have been made on such dates; and
(ii)no event has occurred and is continuing, or would result from the increase proposed hereby, that constitutes an Incipient Termination Event, a Termination Event, an Incipient Servicer Termination Event or an Event of Servicer Termination.
Each Managing Agent shall notify the Borrower and the Administrative Agent in writing whether it consents to this increase request prior to the requested date of effectiveness of the requested increase; provided that if any Managing Agent fails to so notify the Borrower or the Administrative Agent prior to such date, the Lenders in its Lender Group shall be deemed to have refused to consent to this increase request.
IN WITNESS WHEREOF, the undersigned has caused this Facility Limit Increase Request to be executed by its duly authorized officer as of the date first above written.

SIT FUNDING LLC

By:     Name:     Title:

Exhibit 2.02(c)(viii) to Funding Agreement
FORM OF ACCORDION CONFIRMATION
[Insert Date]

[Address of applicable Managing Agent]

Re:    Fifth Amended and Restated Receivables Funding
and Administration Agreement dated as of December 22, 2021
Ladies and Gentlemen:
This notice is given pursuant to Section 2.02(c)(viii) of that certain Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021 (the “Funding Agreement”), by and among SIT FUNDING LLC (f/k/a SIT Funding Corporation) (the “Borrower”), TD Synnex Corporation (the “Servicer”), the financial institutions party thereto as lenders (the “Lenders”), the other parties thereto and The Toronto-Dominion Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.
This letter constitutes an Accordion Confirmation pursuant to Section 2.02(c)(viii) of the Funding Agreement. This Accordion Confirmation sets forth the Accordion Commitments as consented to by the Managing Agent for such Lender Group, and the resulting changes in the Facility Limit and Commitments.
(a)Commitments

Lender Group	Lender Group Commitment (excluding Accordion Commitment)	Accordion Commitment	Aggregate Lender Group Commitment
[MUFG] Lender Group	$	$
[BNS] Lender Group	$	$
[SMBC] Lender Group	$	$
[BANA] Lender Group	$	$
[Wells] Lender Group	$	$
[PNC] Lender Group	$	$

[Mizuho] Lender Group	$	$
[Crédit Agricole] Lender Group	$	$
[TD] Lender Group	$	$
(b)Pro Rata Share expressed as a percentage after giving effect to the increase in the Accordion Commitment:

Lender Group	Pro Rata Share
[MUFG] Lender Group
[BNS] Lender Group
[SMBC] Lender Group
[BANA] Lender Group
[Wells] Lender Group
[PNC] Lender Group
[Mizuho] Lender Group
[Crédit Agricole] Lender Group
[TD] Lender Group

(c)Facility Limit: $
(i)Non-Accordion Facility Limit: $
(ii)Accordion Facility Limit: $
The Borrower hereby represents and warrants as of the date hereof, and as of the date of the increase requested hereby, as follows:
(i) the representations and warranties contained in Article IV of the Funding Agreement are correct in all material respects on and as of such dates as though made on and as of such dates and shall be deemed to have been made on such dates; and
(ii)no event has occurred and is continuing, or would result from the increase proposed hereby, that constitutes an Incipient Termination Event, a Termination Event, an Incipient Servicer Termination Event or an Event of Servicer Termination.
Exhibit 2.03(a) - 2

IN WITNESS WHEREOF, the undersigned has caused this Accordion Confirmation to be executed by its duly authorized officer as of the date first above written.

SIT FUNDING LLC

By:     Name:     Title:

Exhibit 2.03(a) - 3

THE TORONTO-DOMINION BANK, as
Administrative Agent

By:         Name:
Title:

[THE BANK OF NOVA SCOTIA, as Managing
Agent for the BNS Lender Group

By:         Name:
Title:]

[MUFG BANK, LTD., as Managing Agent for the MUFG Lender Group

By:         Name:
Title:]

[SMBC NIKKO SECURITIES AMERICA,
INC., as Managing Agent for the SMBC Lender Group

By:         Name:
Title:]

Exhibit 2.03(a) - 4

[BANK OF AMERICA, N.A., as Managing Agent for the BANA Lender Group

By:         Name:
Title:]

[WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Managing Agent for the Wells Lender Group

By:         Name:
Title:]

[PNC BANK, NATIONAL ASSOCIATION, as
Managing Agent for the PNC Lender Group

By:         Name:
Title:]

[THE TORONTO-DOMINION BANK, as
Managing Agent for the TD Lender Group

By:         Name:
Title:]

[CRÉDIT AGRICOLE CORPORATE AND
INVESTMENT BANK, as Managing Agent for the Crédit Agricole Lender Group

By:

Exhibit 2.03(a) - 5

Name:
Title:]

[MIZUHO BANK, LTD., as Managing Agent for the Mizuho Lender Group

By:         Name:
Title:]

Exhibit 2.03(a) - 6

Exhibit 2.03(a) to Funding Agreement
FORM OF BORROWING REQUEST
[Insert Date]

The Toronto-Dominion Bank, as Administrative Agent
130 Adelaide Street West, 12th Floor Toronto, ON, M5H 3P5
Re: Fifth Amended and Restated Receivables Funding
and Administration Agreement dated as of December 22, 2021
Ladies and Gentlemen:
This notice is given pursuant to Section 2.03(a) of that certain Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021 (the “Funding Agreement”), by and among SIT FUNDING LLC (f/k/a SIT Funding Corporation) (the “Borrower”), TD Synnex Corporation (the “Servicer”), the financial institutions party thereto as lenders (the “Lenders”), the other parties thereto and The Toronto-Dominion Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.
Pursuant to Section 2.01 of the Funding Agreement, the Borrower hereby requests that a Borrowing be made to the Borrower on [     ], [ ], in the amount of [$    ] which shall be an Advance, to be disbursed to the Borrower in accordance with Section 2.03(b) of the Funding Agreement. The Borrower hereby represents and warrants that the conditions set forth in Section 3.02 of the Funding Agreement have been satisfied. Attached hereto is a certificate setting forth a pro forma calculation of the Borrowing Base after giving effect to the acquisition by the Borrower of new Transferred Receivables and the receipt of Collections since the date of the most recent Borrowing Base Certificate, and the making of such Borrowing.
Very truly yours, SIT FUNDING LLC
By     Name     Title

Exhibit to Borrowing Request
Pro Forma Calculation of Borrowing Base [Attached]
Exhibit 2.03(a) - 2

Exhibit 2.03(h) to Funding Agreement
FORM OF REPAYMENT NOTICE
[Insert Date]

The Toronto-Dominion Bank, as Administrative Agent
130 Adelaide Street West, 12th Floor Toronto, ON, M5H 3P5
Re: Fifth Amended and Restated Receivables Funding
and Administration Agreement dated as of December 22, 2021
Ladies and Gentlemen:
This notice is given pursuant to Section 2.03(h) of that certain Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021 (the “Funding Agreement”), by and among SIT FUNDING LLC (f/k/a SIT Funding Corporation) (the “Borrower”), TD Synnex Corporation (the “Servicer”), the financial institutions party thereto as lenders (the “Lenders”), the other parties thereto, The Toronto-Dominion Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.
Pursuant to Section 2.03(h) of the Funding Agreement, the Borrower hereby notifies the Managing Agents and the Administrative Agent of its request to repay the principal amount of outstanding Advances in an amount equal to [$    ] on [     ], [ ] (which is a Business Day), from [Collections/other sources]. In connection therewith, the Borrower will pay to the Administrative Agent all interest accrued on the outstanding principal balance of Advances being repaid through but excluding the date of such repayment.
Very truly yours, SIT FUNDING LLC

By     Name     Title

Exhibit 5.02(b) to Funding Agreement
Form of

BORROWING BASE CERTIFICATE

[On file with Administrative Agent]

Exhibit 9.03 to Funding Agreement

Form of
POWER OF ATTORNEY
This Power of Attorney is executed and delivered by SIT FUNDING LLC (f/k/a
SIT Funding Corporation), as Borrower, (“Grantor”) under the Funding Agreement (as defined below), to The Toronto-Dominion Bank, as Administrative Agent under the Funding Agreement (hereinafter referred to as “Attorney”), pursuant to that certain Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021 (the “Funding Agreement”), by and among Grantor, the other parties thereto and Attorney and the other Related Documents. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Funding Agreement. No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from Grantor as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Grantor irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or cancelled by Grantor until all Borrower Obligations under the Related Documents have been indefeasibly paid in full and Attorney has provided its written consent thereto.
Grantor hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in its place and stead and in its name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Funding Agreement, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, to do the following: (a) open mail for it, and ask, demand, collect, give acquaintances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due in respect of Transferred Receivables, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices in connection with any Borrower Collateral; (b) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against any Borrower Collateral; (c) defend any suit, action or proceeding brought against it or any Borrower Collateral if the Grantor does not defend such suit, action, or proceeding or if Attorney believes that it is not pursuing such defense in a manner that will maximize the recovery to the Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (d) file or prosecute any claim, Litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due with respect to any Borrower Collateral or otherwise with respect to the Related Documents whenever payable and to enforce any other right in respect of its property; (e) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any Borrower Collateral, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; and (f) cause the certified public accountants then engaged by it to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney’s request, any and all financial statements or other reports required to be delivered by or on behalf of Grantor under the Related Documents, all as though Attorney were the absolute owner of its property for all purposes, and to do, at Attorney’s option and its expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon the Borrower Collateral and the Lenders’ Liens thereon, all as fully and effectively as it might do. Grantor hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.
IN WITNESS WHEREOF, this Power of Attorney is executed by Grantor, and Grantor has caused its seal to be affixed pursuant to the authority of its board of directors this day of [    ], 20[ ].
Grantor
ATTEST:

By:         (SEAL)
Title:
[Notarization in appropriate form for the state of execution is required.]

Exhibit 9.03 - 2

Exhibit 12.02(b) to Funding Agreement
FORM OF ASSIGNMENT AGREEMENT
This Assignment Agreement (this “Agreement”) is made as of
    ,      by and between      (“Assignor Lender”) and
    (“Assignee Lender”) and acknowledged and consented to by THE TORONTO-DOMINION BANK, as administrative agent (“Administrative Agent”). All capitalized terms used in this Agreement and not otherwise defined herein will have the respective meanings set forth in the Funding Agreement as hereinafter defined.
RECITALS:
WHEREAS, SIT Funding LLC (f/k/a SIT Funding Corporation), a Delaware limited liability company (the “Borrower”), the financial institutions signatory thereto from time to time as lenders (the “Lenders”), the other parties thereto, and the Administrative Agent have entered into that certain Fifth Amended and Restated Receivables Funding and Administration Agreement dated as of December 22, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Funding Agreement”) pursuant to which the Lenders (including the Assignor Lender) have agreed to make certain Advances to Borrower;
WHEREAS, Assignor Lender desires to assign to Assignee Lender [all/a portion] of its interest in the Advances (as described below) and the Borrower Collateral and to delegate to Assignee Lender [all/a portion] of its Commitment and other duties with respect to such Advances and Borrower Collateral;
WHEREAS, Assignee Lender desires to become a Lender under the Funding Agreement and to accept such assignment and delegation from Assignor Lender; and
WHEREAS, Assignee Lender desires to appoint the Administrative Agent to serve as agent for Assignee Lender under the Funding Agreement;
NOW, THEREFORE, in consideration of the premises and the agreements, provisions, and covenants herein contained, Assignor Lender and Assignee Lender agree as follows:
1.ASSIGNMENT, DELEGATION, AND ACCEPTANCE
1.1Assignment. Assignor Lender hereby transfers and assigns to Assignee Lender, without recourse and without representations or warranties of any kind (except as set forth in Section 3.2 below), [all/such percentage] of Assignor Lender’s right, title, and interest in the Advances, Related Documents and Borrower Collateral as will result in Assignee Lender having as of the Effective Date (as hereinafter defined) a Pro Rata Share thereof, as follows:
Assignee Lender’s Advances    Principal Amount        Pro Rata Share
Advances    $             %

1.2Delegation. Assignor Lender hereby irrevocably assigns and delegates to Assignee Lender [all/a portion] of its Commitments and its other duties and obligations as a Lender under the Related Documents equivalent to [100%/ %] of Assignor Lender’s Commitment (such percentage representing a commitment of $    ).
1.3Acceptance by Assignee Lender. By its execution of this Agreement, Assignee Lender irrevocably purchases, assumes and accepts such assignment and delegation and agrees to be a Lender with respect to the delegated interest under the Related Documents and to be bound by the terms and conditions thereof. By its execution of this Agreement, Assignor Lender agrees, to the extent provided herein, to relinquish its rights and be released from its obligations and duties under the Funding Agreement.
1.4Effective Date. Such assignment and delegation by Assignor Lender and acceptance by Assignee Lender will be effective and Assignee Lender will become a Lender under the Related Documents as of the date of this Agreement (“Effective Date”) and upon payment of the Assigned Amount and the Assignment Fee (as each term is defined below).
2.INITIAL PAYMENT AND DELIVERY OF REVOLVING NOTES
2.1Payment of the Assigned Amount. Assignee Lender will pay to Assignor Lender, in immediately available funds, not later than 12:00 noon (New York City time) on the Effective Date, an amount equal to its Pro Rata Share of the then outstanding principal amount of the Advances as set forth above in Section 1.1 together with accrued interest, fees and other amounts as set forth on Schedule 2.1 (the “Assigned Amount”).
2.2Payment of Assignment Fee. [Assignor Lender] [Assignee Lender] will pay to the Administrative Agent, for its own account in immediately available funds, not later than 12:00 noon (New York City time) on the Effective Date, an assignment fee in the amount of $3,500 (the “Assignment Fee”) as required pursuant to Section 12.02(b) of the Funding Agreement.
2.3Execution and Delivery of Revolving Notes. Following payment of the Assigned Amount and the Assignment Fee, Assignor Lender will deliver to the Administrative Agent the Revolving Notes previously delivered to Assignor Lender for redelivery to Borrower and, if requested by the Assignee Lender [or the Assignor Lender], the Administrative Agent will obtain from Borrower for delivery to [Assignor Lender and] Assignee Lender, new executed Revolving Notes evidencing Assignee Lender’s [and Assignor Lender’s respective] Pro Rata Share[s] in the Advances after giving effect to the assignment described in Section 1. Each new Revolving Note will be issued in the aggregate maximum principal amount of the Commitment of [the Assignee Lender] [and the Assignor Lender].
3.REPRESENTATIONS, WARRANTIES AND COVENANTS
3.1Assignee Lender’s Representations, Warranties and Covenants. Assignee Lender hereby represents, warrants, and covenants the following to Assignor Lender and the Administrative Agent:
(a)This Agreement is a legal, valid, and binding agreement of Assignee Lender, enforceable according to its terms;
Exhibit 12.02(b) - 2

(b)The execution and performance by Assignee Lender of its duties and obligations under this Agreement and the Related Documents will not require any registration with, notice to, or consent or approval by any Governmental Authority;
(c)Assignee Lender is familiar with transactions of the kind and scope reflected in the Related Documents and in this Agreement;
(d)Assignee Lender has made its own independent investigation and appraisal of the financial condition and affairs of the Borrower and its Affiliates, has conducted its own evaluation of the Advances, the Related Documents and the Borrower’s and its Affiliates’ creditworthiness, has made its decision to become a Lender to Borrower under the Funding Agreement independently and without reliance upon Assignor Lender, any other Lender or the Administrative Agent, and will continue to do so;
(e)Assignee Lender is entering into this Agreement in the ordinary course of its business, and is acquiring its interest in the Advances for its own account and not with a view to or for sale in connection with any subsequent distribution; provided that at all times the distribution of Assignee Lender’s property shall, subject to the terms of the Funding Agreement, be and remain within its control; and
(f)As of the Effective Date, Assignee Lender is entitled to receive payments of principal and interest under the Funding Agreement without deduction for or on account of any taxes imposed by the United States of America or any political subdivision thereof, after giving effect to this assignment Borrower will not have any increased obligations under Sections 2.08(g), 2.09, or 12.04(b) of the Funding Agreement by virtue of such assignment, and Assignee Lender will indemnify the Administrative Agent from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, or expenses that are not paid by the Borrower pursuant to the terms of the Funding Agreement.
3.2Assignor Lender’s Representations, Warranties and Covenants. Assignor Lender hereby represents, warrants and covenants the following to Assignee Lender:
(a)Assignor Lender is the legal and beneficial owner of the Assigned Amount;
(b)This Agreement is a legal, valid and binding agreement of Assignor Lender, enforceable according to its terms;
(c)The execution and performance by Assignor Lender of its duties and obligations under this Agreement will not require any registration with, notice to or consent or approval by any Governmental. Authority;
(d)Assignor Lender has full power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill the obligations hereunder and to consummate the transactions contemplated hereby;
(e)Assignor Lender is the legal and beneficial owner of the interests being assigned hereby, free and clear of any adverse claim, lien, encumbrance, security interest, restriction on transfer, purchase option, call or similar right of a third party; and
Exhibit 12.02(b) - 3

(f)Assignor Lender [is] [is not] a Defaulting Lender.
4.LIMITATIONS OF LIABILITY
Neither Assignor Lender (except as provided in Section 3.2) nor the Administrative Agent makes any representations or warranties of any kind, nor assumes any responsibility or liability whatsoever, with regard to (a) the Related Documents or any other document or instrument furnished pursuant thereto or the Advances, or other Borrower Obligations, (b) the creation, validity, genuineness, enforceability, sufficiency, value or collectability of any of them, (c) the amount, value or existence of the Borrower Collateral, (d) the perfection or priority of any Lien upon the Borrower Collateral, or (e) the financial condition of Borrower or any of its Affiliates or other obligor or the performance or observance by Borrower or any of its Affiliates of its obligations under any of the Related Documents. Neither Assignor Lender nor the Administrative Agent has or will have any duty, either initially or on a continuing basis, to make any investigation, evaluation, appraisal of, or any responsibility or liability with respect to the accuracy or completeness of, any information provided to Assignee Lender which has been provided to Assignor Lender or the Administrative Agent by Borrower or any of its Affiliates. Nothing in this Agreement or in the Related Documents shall impose upon the Assignor Lender or the Administrative Agent any fiduciary relationship in respect of the Assignee Lender.
5.FAILURE TO ENFORCE
No failure or delay on the part of the Administrative Agent or Assignor Lender in the exercise of any power, right, or privilege hereunder or under any Related Document will impair such power, right, or privilege or be construed to be a waiver of any default or acquiescence therein. No single or partial exercise of any such power, right, or privilege will preclude further exercise thereof or of any other right, power, or privilege. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.
6.NOTICES
Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given will be in writing and addressed to the respective party as set forth below its signature hereunder, or to such other address as the party may designate in writing to the other.
7.AMENDMENTS AND WAIVERS
No amendment, modification, termination, or waiver of any provision of this Agreement will be effective without the written concurrence of Assignor Lender, the Administrative Agent and Assignee Lender.
8.SEVERABILITY
Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. In the event any provision of this Agreement is or is held to be invalid, illegal, or unenforceable under applicable law, such
Exhibit 12.02(b) - 4

provision will be ineffective only to the extent of such invalidity, illegality, or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In addition, in the event any provision of or obligation under this Agreement is or is held to be invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions or obligations in any other jurisdictions will not in any way be affected or impaired thereby.
9.SECTION TITLES
Section and Subsection titles in this Agreement are included for convenience of reference only, do not constitute a part of this Agreement for any other purpose, and have no substantive effect.
10.SUCCESSORS AND ASSIGNS
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
11.APPLICABLE LAW
THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.
12.COUNTERPARTS
This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered (including by facsimile or electronic mail), will be deemed an original and all of which shall together constitute one and the same instrument.
*    *    *

Exhibit 12.02(b) - 5

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.
Assignee Lender    Assignor Lender

By:        By:

Name:        Name:

Title:        Title:

Notice Address    Notice Address

Account Information    Account Information

Acknowledged and Consented to:

THE TORONTO-DOMINION BANK,
as Administrative Agent

By:          Name:
Title:

[Consented to:]6
SIT FUNDING LLC,
as Borrower

By:      Name:
Title:

6    If required pursuant to Section 12.02.
Exhibit 12.02(b) - 6

SCHEDULE 2.1

Assignor Lender’s Advances

Principal Amount

Advances    $

Accrued Interest    $

Unused Line Fee    $

Other + or -    $

Total    $

All determined as of the Effective Date
Annex 5.02(a) - 7

Exhibit A to Funding Agreement
CREDIT AND COLLECTION POLICY

[On file with Administrative Agent]
Annex 5.02(a) - 8

ANNEX 5.02(a)
to
FUNDING AGREEMENT

REPORTING REQUIREMENTS OF THE BORROWER
The Borrower shall furnish, or cause to be furnished, to each Managing Agent and the Administrative Agent:
(a)Reporting. (i) Monthly Report. As soon as available, and in any event no later than 5:00 p.m. (New York time) on the twentieth day of each calendar month (or, if such day is not a Business Day, the immediately succeeding Business Day), a monthly report (a “Monthly Report”) in the form attached hereto prepared as of the last day of the previous calendar month, certified by an officer of the Servicer. It is hereby understood and agreed that the Borrower shall be required to deliver a Monthly Report pursuant to the terms of this subsection (a)(i) notwithstanding that the Borrower may also be required to deliver Weekly Reports or Daily Reports as hereinafter described.
(ii)Weekly Report. If requested in writing to the Borrower by the Administrative Agent or any Lender at any time when a Ratings Event has occurred and is continuing, no later than 5:00 p.m. (New York time) on each Tuesday, a report (a “Weekly Report”) in the form attached hereto, prepared as of the last day of the immediately preceding week; provided that upon receipt of such request from the Administrative Agent or any Lender, the Borrower shall continue to deliver Weekly Reports until notified in writing by the Administrative Agent or the applicable Lender that Weekly Reports are no longer required to be delivered pursuant to the terms hereof.
(iii)Daily Report. If requested in writing to the Borrower by the Administrative Agent at any time when a Termination Event has occurred and is continuing, no later than 5:00 p.m. (New York time) on the Business Day immediately following the date on which the daily reporting obligation arose, a daily report (a “Daily Report”) in the form attached hereto, prepared as of the close of business on the immediately preceding Business Day. The Borrower shall be required to deliver a Daily Report by no later than 5:00 p.m. (New York time) on each Business Day thereafter (each Daily Report relating to the immediately preceding Business Day); provided that upon receipt of such request from the Administrative Agent, the Borrower shall continue to deliver Daily Reports until notified in writing by the Administrative Agent that Daily Reports are no longer required to be delivered pursuant to the terms hereof.
(b)Annual Audited Financials. As soon as available, and in any event within ninety (90) days after the end of each fiscal year, a copy of (1) the audited consolidated financial statements for such year for the Parent and its Subsidiaries, certified, as to the audited financial statements, without qualification in a manner satisfactory to the Administrative Agent by any of (i) Deloitte & Touche USA LLP, (ii) Ernst & Young LLP, (iii) KPMG LLP, or (iv) PricewaterhouseCoopers LLP (or any of their respective successors) or other nationally recognized independent public accountants acceptable to the Administrative Agent, with such financial statements being prepared in accordance with GAAP applied consistently throughout the period involved (except as approved by such accountants and disclosed therein) and (2) the unaudited consolidating financial statements for the Parent and its Subsidiaries.
(c)Quarterly Financials. As soon as available, and in any event within forty- five (45) days after the end of each fiscal quarter (other than the last quarter of such fiscal year), financial information regarding the Parent and its Subsidiaries, certified by the Chief Financial Officer of the Parent, consisting of consolidated unaudited balance sheets as of the close of such fiscal quarter and the related statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes. Such financial information shall be accompanied by the certification of the Chief Financial Officer of the Parent that (A) such financial information presents fairly in accordance with GAAP the financial position and results of operations of the Parent and its Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such quarter and for the period then ended and (B) any other information presented is true, correct and complete in all material respects and that there was no Incipient Termination Event or Termination Event in existence as of such time or, if an Incipient Termination Event or Termination Event shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Incipient Termination Event or Termination Event. In addition, the Borrower shall furnish, or cause to be furnished, to the Administrative Agent and the Managing Agents, within forty-five (45) days after the end of each fiscal quarter, (1) a statement in reasonable detail showing the calculations used in determining compliance with each financial test described in Annex Z of the Sale Agreement and (2) a management discussion and analysis that includes a comparison of performance for the fiscal year to date as of the end of that fiscal quarter to the corresponding period in the prior year, as set forth in the quarterly filings made by the Parent with the Securities and Exchange Commission.
(d)Reports by Independent Accountants. The Borrower shall, within 180 days following the end of each fiscal year, cause the Servicer to initiate with the AUP Provider the application of the Agreed Upon Procedures. The Borrower shall provide the AUP Provider with any access granted to the Administrative Agent under clauses (i) through (iv) of Section 7.05(b) of the Funding Agreement for the purposes of preparing the AUP Provider’s annual report.
(e)Specified Filing Documents. As soon as available, and in any event within five Business Days after the effectiveness thereof, copies of all amendments, restatements, supplements or other modifications to Specified Filing Documents that add any Obligor as the subject of the transactions contemplated thereby with respect to an Originator.
(f)Management Letters. Within 10 Business Days after receipt thereof by the Borrower, copies of all management letters, exception reports or similar letters or reports received by the Borrower from its independent certified public accountants.
(g)Default Notices. As soon as practicable, and in any event within five Business Days after an Authorized Officer of the Borrower has actual knowledge of the existence thereof, telephonic or telecopied notice of each of the following events, in each case specifying the nature and anticipated effect thereof and what action, if any, the Borrower
Annex 5.02(a) - 2

proposes to take with respect thereto, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day:
(i)any Incipient Termination Event or Termination Event;
(ii)any Adverse Claim made or asserted against any of the Borrower Collateral of which it becomes aware;
(iii)the occurrence of any event that would have a material adverse effect on the aggregate value of the Borrower Collateral or on the assignments and Liens granted by the Borrower pursuant to the Funding Agreement;
(iv)the occurrence of any event of the type described in Sections 4.02(h)(i), (ii) or (iii) of the Sale Agreement involving any Obligor obligated under Transferred Receivables with an aggregate Outstanding Balance at such time of $2,000,000 or more;
(v)the commencement of a case or proceeding by or against the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor seeking a decree or order in respect of the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor (A) under any Debtor Relief Law or any other applicable federal, state, provincial or foreign bankruptcy or other similar law, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor or for any substantial part of its respective assets, or (C) ordering the winding up or liquidation of the affairs of the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor;
(vi)the receipt of notice that (A) the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor is being placed under regulatory supervision, (B) any material license, permit, charter, registration or approval necessary for the conduct of the business of the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor is to be, or may be, suspended or revoked, or (C) the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Parent or any Obligor is to cease and desist any practice, procedure or policy employed by it in the conduct of its business if such cessation could reasonably be expected to have a Material Adverse Effect; or
(vii)any other event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect.
(h)SEC Filings and Press Releases. Promptly upon their becoming available, copies of any final registration statements and the regular, periodic and special reports, if any, which the Parent shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange and copies of all management letters delivered to the Parent or any of its Subsidiaries by its accountants.
Annex 5.02(a) - 3

(i)ERISA Notices. Immediately upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan of the Borrower or an ERISA Affiliate of the Borrower, or the failure to make a required contribution to a Pension Plan of the Borrower or an ERISA Affiliate of the Borrower if such failure is sufficient to give rise to a lien under section 303(k) of ERISA, or the taking of any action with respect to a Pension Plan of the Borrower or an ERISA Affiliate of the Borrower which would be reasonably likely to result in the requirement that the Borrower or any ERISA Affiliate furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan of the Borrower or an ERISA Affiliate of the Borrower which would be reasonably likely to result in the Borrower or any ERISA Affiliate incurring any material liability, fine or penalty, notice thereof an copies of all documentation relating thereto.
(j)Litigation. Promptly upon learning thereof, written notice of any Litigation affecting the Borrower that (i) seeks damages in excess of $100,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan of the Borrower or any ERISA Affiliate of the Borrower, the fiduciaries of such Plan (in their capacity as a fiduciary of any such Plan) or the assets of such Plan or against the Borrower or any ERISA Affiliate of the Borrower in connection with any Plan, (iv) alleges criminal misconduct by the Borrower (v) has resulted in a final judgment for the payment of money rendered against the Borrower of $16,750 or more or (vi) would, if determined adversely, have a Material Adverse Effect.
(k)Other Documents. Such other financial and other information respecting the Transferred Receivables, the Contracts therefor or the condition or operations, financial or otherwise, of the Borrower, any Originator, the Parent or any of its other Subsidiaries as any Lender or Administrative Agent shall, from time to time, reasonably request.
(l)Miscellaneous Certifications. As soon as available, and in any event within 90 days after the end of each fiscal year, (i) a Bringdown Certificate in the form attached hereto, (ii) a Servicer’s Certificate in the form attached hereto, and (iii) if requested, an opinion or opinions of counsel, in form and substance reasonably satisfactory to the Lenders and the Administrative Agent, reaffirming as of the date of such opinion the opinions of counsel with respect to the Borrower and the Originators delivered to the Lenders and the Administrative Agent on the Closing Date.
Financial reports required to be delivered pursuant to clauses (b), (c) and (h) above shall be deemed to have been delivered on the date on which such report is posted on the Parent’s website, or to the extent any such reports are included in materials otherwise filed or furnished with the Securities and Exchange Commission and such posting or filing or furnishment shall be deemed to satisfy the financial reporting requirements of clauses (b), (c) and (h) above.

Annex 5.02(a) - 4

Form of Monthly Report

[Attached]

Annex 5.02(a) - 5

Form of Weekly Report

[On file with Administrative Agent]

Annex 5.02(a) - 6

Form of Daily Report

[On file with Administrative Agent]
Annex 5.02(a) - 7

ANNEX X DEFINITIONS
[Attached]
Annex 5.02(a) - 8

ANNEX Y

[Reserved]
Annex 5.02(a) - 9

Annex Z to Funding Agreement

FORM OF SPECIAL OBLIGOR APPROVAL NOTICE

The Toronto-Dominion Bank, as Administrative Agent
130 Adelaide Street West, 12th Floor Toronto, ON, M5H 3P5

[Insert Date]

[Address]

SIT FUNDING LLC

[Address]

Re: Approval of Special Obligor Ladies and Gentlemen:
Reference is made to the Fifth Amended and Restated Receivables Funding and Administration Agreement, dated as of December 22, 2021, as amended (the “Funding Agreement”), by and among SIT Funding LLC (f/k/a SIT Funding Corporation), TD Synnex Corporation, the financial institutions party thereto as lenders (the “Lenders”) and The Toronto- Dominion Bank, as a lender and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Funding Agreement.
The Administrative Agent on behalf of the Requisite Lenders hereby notifies the Lenders of the approval of [name of party] as a Special Obligor (the “Special Obligor”) with an “Individual Obligor Percentage” equal to %. It is understood and agreed that the Administrative Agent may, if requested in writing by any Lender, revoke such approval at any time upon two (2) Business Days’ prior written notice to SIT Funding LLC.

Annex 5.02(a) - 10

Very truly yours,

THE TORONTO-DOMINION BANK, as
Administrative Agent and as a Managing Agent

By:         Name:
Title:

Consented to and Acknowledged by:

[    ],
as a Managing Agent

By:     Name:
Title:
[Consented to and Acknowledged by:
[    ],
as a Managing Agent

By:     Name:
Title:]
Annex 5.02(a) - 11

EXHIBIT B

AMENDMENTS TO THE RECEIVABLES SALE AND SERVICING AGREEMENT (OTHER THAN ANNEX X)

[Attached]

CONFORMED COPY
EXHIBIT B TO SIXTH OMNIBUS AMENDMENT, DATED MARCH 5, 2025

THIRD AMENDED AND RESTATED RECEIVABLES SALE AND SERVICING AGREEMENT
Dated as of January 23, 2009 by and among
EACH OF THE ENTITIES PARTY HERETO FROM TIME TO TIME AS ORIGINATORS,
SIT FUNDING LLC,
as Buyer, and
TD SYNNEX CORPORATION,
as Servicer

i

TABLE OF CONTENTS
(continued)
ii

EXHIBITS, SCHEDULES AND ANNEXES

Exhibit 2.01(a)	Form of Receivables Assignment
Exhibit 2.01(c)(ii)	Form of Subordinated Note
Exhibit 2.03	Form of Originator Support Agreement
Exhibit 9.05	Form of Power of Attorney (Administrative Agent)

Schedule 4.01(b)	Jurisdiction of Organization; Executive Offices; Collateral Locations; Corporate, Legal and Other Names; Identification Numbers
Schedule 4.01(d)	Litigation
Schedule 4.01(m)	ERISA
Schedule 4.01(t)	Accounts
Schedule 4.02(g)	Corporate and Legal Names
Schedule 6.01	Notice Information

Annex 7.05	Reporting Requirements of the Servicer
Annex X	Definitions
Annex Y	[Reserved]
Annex Z	Financial Tests

iii

THIS THIRD AMENDED AND RESTATED RECEIVABLES SALE AND SERVICING AGREEMENT (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), (a) is entered into as of January 23, 2009, by and among each of the persons signatory hereto from time to time as Originators (each an “Originator” and, collectively, the “Originators”), TD SYNNEX CORPORATION, a Delaware corporation (“Parent”), in its capacity as servicer hereunder (in such capacity, the “Servicer”) and SIT FUNDING LLC, a Delaware limited liability company (f/k/a SIT Funding Corporation) (“Buyer”) and (b) amends and restates that certain Second Amended and Restated Receivables Transfer Agreement, dated as of February 12, 2007, between Parent as “Originator” and “Servicer”, and Buyer (as amended prior to the date hereof, the “Existing Transfer Agreement”).
RECITALS
A.Buyer is a special purpose entity, the sole member of which is the Parent.
B.Buyer has been formed for the sole purpose of purchasing all Receivables originated by each Originator and to finance such Receivables under the Funding Agreement.
C.Prior to the date hereof, Parent has sold such Receivables or contributed such Receivables to Buyer pursuant to the Existing Transfer Agreement, and from and after the date hereof Parent intends to continue to sell and each other Originator intends to sell, and Buyer intends to continue to purchase, such Receivables, from time to time, as described herein.
D.In addition, the Parent may, from time to time, contribute capital to Buyer in the form of Contributed Receivables or cash.
E.In order to effectuate the purposes of this Agreement and the Funding Agreement, Buyer has appointed Parent to service, administer and collect the Receivables securing the Advances pursuant to this Agreement and Parent is willing to continue acting in its capacity as Servicer hereunder on the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.01.Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in Annex X.
Section 1.02.Rules of Construction. For purposes of this Agreement, the rules of construction set forth in Annex X shall govern. All Appendices hereto, or expressly identified to this Agreement, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

Section 1.03.Amendment and Restatement. Upon the satisfaction or waiver of the conditions precedent set forth herein, (a) the terms and provisions of the Existing Transfer Agreement shall be amended, superseded and restated in their entirety by the terms and provisions of this Agreement and, unless expressly stated to the contrary, each reference to the document, instrument or agreement delivered in connection therewith shall mean and be a reference to this Agreement, (b) this Agreement is not intended to and shall not constitute a novation of the Existing Transfer Agreement or the obligations and liabilities existing thereunder, (c) with respect to any date or time period occurring and ending prior to January 23, 2009, the rights and obligations of the parties to the Existing Transfer Agreement shall be governed by the Existing Transfer Agreement and the other Related Documents (as defined therein), and (d) with respect to any date or time period occurring and ending on or after January 23, 2009, the rights and obligations of the parties hereto shall be governed by this Agreement and the other Related Documents (as defined herein).
ARTICLE II
TRANSFERS OF RECEIVABLES
Section 2.01.Agreement to Transfer.
(a)Receivables Transfers. Subject to the terms and conditions hereof, each Originator agrees to sell (without recourse except to the limited extent specifically provided herein) or, in the case of the Parent, sell or contribute, to Buyer on (x) with respect to Parent, January 23, 2009 and on each Business Day thereafter, (y) with respect to Hyve, November 29, 2014 and on each Business Day thereafter and (z) with respect to Tech Data Government Solutions LLC, on the Effective Date and on each Business Day thereafter (each such date, a “Transfer Date”) all Receivables owned by it on each such Transfer Date other than the Excluded Receivables, and Buyer agrees to purchase or acquire as a capital contribution all such Receivables on each such Transfer Date. All such Transfers by an Originator to Buyer shall collectively be evidenced by a certificate of assignment substantially in the form of Exhibit 2.01(a) (each, a “Receivables Assignment,” and collectively, the “Receivables Assignments”), and each Originator and Buyer shall have executed and delivered a Receivables Assignment on or before the initial Transfer Date on which such Originator first transferred Receivables to Buyer hereunder.
(b)Determination of Sold Receivables. On and as of each Transfer Date, (i) all Receivables other than the Excluded Receivables then owned by each Originator (other than the Parent) and not previously acquired by Buyer shall be sold immediately upon its creation, and (ii) to the extent Receivables then owned by the Parent other than the Excluded Receivables have not been contributed to Buyer in accordance with Section 2.01(d), such Receivables shall be sold to Buyer (each such Receivable sold immediately upon its creation pursuant to clauses (i) and (ii) above, individually, a “Sold Receivable” and, collectively, the “Sold Receivables”).
(c)Payment of Sale Price. (i) In consideration for each Sale of Sold Receivables hereunder, Buyer shall pay to the Originator thereof on the Transfer Date therefor the applicable Sale Price therefor in Dollars in immediately available funds. All cash payments by Buyer under this Section 2.01(c)(i) shall be effected on the day when due by means of a wire transfer of same day funds to such account or accounts as the Originators may designate from time to time.
2

(ii)To the extent that the Sale Price of Sold Receivables exceeds the amount of cash then available to Buyer, the applicable Originator hereby agrees to make a subordinated loan (each, a “Subordinated Loan”) to Buyer in an amount not to exceed the lesser of (A) the amount of such excess in satisfaction of the equivalent portion of the Sale Price not paid in cash and (B) the maximum Subordinated Loan that could be borrowed without rendering Buyer’s Net Worth less than the Required Capital Amount. The Subordinated Loans of an Originator shall be evidenced by a subordinated promissory note substantially in the form of Exhibit 2.01(c)(ii) (a “Subordinated Note”) executed by Buyer and payable to such Originator. The Subordinated Loans shall bear interest and be payable as provided in the Subordinated Note.
(d)Determination of Contributed Receivables. Prior to the delivery of an Election Notice, on each Transfer Date on which Buyer cannot pay the Sale Price therefor in cash or with Subordinated Loans pursuant to clause (c) above, the Parent shall identify Receivables then owned by it which have not been previously acquired by Buyer other than the Excluded Receivables, and shall, prior to the delivery of an Election Notice, contribute such Receivables as a capital contribution to Buyer (each such contributed Receivable, individually, a “Contributed Receivable,” and collectively, the “Contributed Receivables”). Notwithstanding the foregoing, the Parent shall not be obligated to make additional contributions to Buyer at any time. If on any Transfer Date (i) the Parent elects not to contribute Receivables (other than the Excluded Receivables) to Buyer when Buyer cannot pay the Sale Price therefor in cash or through Subordinated Loans, or (ii) any Originator (other than the Parent) does not sell all of its then owned Receivables to Buyer other than the Excluded Receivables, such Originator shall deliver to Buyer not later than 5:00 p.m. (New York time) on the Business Day immediately preceding such Transfer Date a notice of election thereof (each such notice, an “Election Notice”).
(e)Ownership of Transferred Receivables. On and after each Transfer Date and after giving effect to the Transfers to be made on each such date, Buyer shall own the Transferred Receivables and no Originator shall take any action inconsistent with such ownership nor shall any Originator claim any ownership interest in such Transferred Receivables. The Excluded Receivables shall not be transferred hereunder or otherwise constitute “Sold Receivables”, “Contributed Receivables” or “Transferred Receivables” hereunder or under the Related Documents.
(f)Reconstruction of General Trial Balance. If at any time any Originator fails to generate its General Trial Balance, Buyer shall have the right to reconstruct such General Trial Balance so that a determination of the Transferred Receivables can be made pursuant to Section 2.01(b). Each Originator agrees to cooperate with such reconstruction, including by delivery to Buyer, upon Buyer’s request, of copies of all Records.
(g)Servicing of Receivables. So long as no Event of Servicer Termination shall have occurred and be continuing and no Successor Servicer has assumed the responsibilities and obligations of the Servicer pursuant to Section 9.02, the Servicer shall (i) conduct the servicing, administration and collection of the Transferred Receivables and shall take, or cause to be taken, all such actions as may be necessary or advisable to service, administer and collect the Transferred Receivables, all in accordance with (A) the terms of this Agreement, (B) customary and prudent servicing procedures for trade receivables of a similar type and (C) all applicable laws, rules and regulations, and (ii) hold all Contracts and other documents and incidents relating
3

to the Transferred Receivables in trust for the benefit of Buyer, as the owner thereof, and for the sole purpose of facilitating the servicing of the Transferred Receivables in accordance with the terms of this Agreement. Buyer hereby instructs the Servicer, and the Servicer hereby acknowledges, that the Servicer shall hold all Contracts and other documents relating to such Transferred Receivables in trust for the benefit of Buyer and the Servicer’s retention and possession of such Contracts and documents shall at all times be solely in a custodial capacity for the benefit of Buyer and its assigns and pledgees.
(h)Express Intent. It is the express intention of the parties hereto that each transfer of Sold Receivables from an Originator to the Buyer is, and shall be construed as, a purchase by the Buyer and the sale by the applicable Originator of such Sold Receivables, and that each transfer of Contributed Receivables from Parent to the Buyer is, and shall be construed as, a capital contribution of such Contributed Receivables, and, in each case, not a loan or other transaction.
Section 2.02.Grant of Security Interest.
(a)The parties hereto intend that each Transfer shall be absolute and shall constitute a purchase and sale or capital contribution, as applicable, and not a loan. In addition to and not in derogation of any rights now or hereafter acquired by Buyer under Section 2.01, the parties hereto agree that this Agreement shall constitute a security agreement under applicable law if a court of competent jurisdiction determines, despite the intent of the parties, that any transaction provided for herein constitutes a loan and not a sale or capital contribution, as applicable, that each Originator shall be deemed to have granted, and each Originator does hereby grant, to Buyer a continuing security interest in all of such Originator’s right, title and interest in, to and under the Transferred Receivables whether now owned or hereafter acquired by such Originator to secure the obligations of such Originator to Buyer hereunder (including, if and to the extent that any Transfer is recharacterized as a transfer for security under applicable law, the repayment of a loan deemed to have been made by Buyer to the applicable Originator in the amount of the Sale Price with respect thereto, including interest thereon at the Base Rate). Each of Parent and Hyve reconfirms its grant of a security interest to Buyer of a first priority Lien in and to all of such Originator’s right, title and interest in, to and under the “Transferred Receivables” under, and as defined in, the Existing Transfer Agreement.
(b)Each Originator hereby grants, assigns, conveys, pledges, hypothecates and transfers to Buyer a Lien upon and security interest in all of such Originator’s right, title and interest in, to and under, but none of its obligations arising from, (i) the Originator Collection Accounts, the related Lockboxes and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing such Account, such Lockboxes or such funds, (ii) all interest, dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed with respect to or in exchange for such Accounts, such Lockboxes or such funds on deposit therein, and (iii) all proceeds and products of the foregoing and all accessions to, substitutions and replacements for, and profits of, such Accounts, such Lockboxes and such funds on deposit therein, in each case, whether now owned by or owing to, or hereafter acquired by or arising in favor of, such Originator (including under any trade names styles or derivations of such Originator) and regardless of where located.
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Section 2.03.Originator Support Agreement. The Parent hereby agrees that in the event that any of its Affiliates become parties to this Agreement as Originators, the Parent shall undertake and agree, to and for the benefit of Buyer, to cause the due and punctual performance and observance by each such Originator of all of the terms, conditions, agreements and undertakings on the part of such Originator to be performed or observed by it hereunder or under any other Related Document and, in connection therewith, shall execute and deliver to Buyer an Originator Support Agreement in the form attached hereto as Exhibit 2.03, to more fully evidence such undertaking.
Section 2.04.Originators Remain Liable. It is expressly agreed by the Originators that, anything herein to the contrary notwithstanding, each Originator shall remain liable to the Obligor (and any other party to the related Contract) under any and all of the Transferred Receivables originated by it and under the Contracts therefor to observe and perform all the conditions and obligations to be observed and performed by it thereunder. Buyer shall not have any obligation or liability to the Obligor or any other party to the related Contract under any such Transferred Receivables or Contracts by reason of or arising out of this Agreement or the granting herein of a Lien thereon or the receipt by Buyer of any payment relating thereto pursuant hereto. The exercise by Buyer of any of its rights under this Agreement shall not release any Originator from any of its respective duties or obligations under any such Transferred Receivables or Contracts. Buyer shall not be required or obligated in any manner to perform or fulfill any of the obligations of any Originator under or pursuant to any such Transferred Receivable or Contract, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Transferred Receivable or Contract, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time.
ARTICLE III
CONDITIONS PRECEDENT
Section 3.01.Conditions Precedent to Initial Transfer. The initial Transfer hereunder shall be subject to satisfaction of each of the following conditions precedent:
(a)Sale Agreement; Other Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, each Originator, the Servicer and Buyer, and Buyer shall have received such information, documents, instruments, agreements and legal opinions as Buyer shall request in connection with the transactions contemplated by this Agreement, each in form and substance satisfactory to Buyer.
(b)Governmental Approvals. Buyer shall have received (i) satisfactory evidence that the Originators and the Servicer have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Related Documents and the consummation of the transactions contemplated hereby and thereby or (ii) an Officer’s Certificate from each Originator and the Servicer in form and substance satisfactory to Buyer affirming that no such consents or approvals are required.
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(c)Compliance with Laws. Each Originator shall be in compliance with all applicable foreign, federal, state, provincial and local laws and regulations, including, without limitation, those specifically referenced in Section 4.02(f).
(d)Funding Agreement Conditions. Each of the conditions precedent set forth in Section 3.01 of the Funding Agreement shall have been satisfied or waived in writing as provided therein.
Section 3.02.[Reserved].
Section 3.03.Conditions Precedent to all Transfers. Each Transfer hereunder (including the initial Transfer) shall be subject to satisfaction of the following further conditions precedent as of the Transfer Date therefor:
(a)Representations and Warranties. The representations and warranties of each Originator contained herein or in any other Related Document shall be true and correct as of such Transfer Date, both before and after giving effect to such Transfer and to the application of the Sale Price therefor, except to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement;
(b)No Facility Termination Date. (i) The Administrative Agent shall not have declared the Facility Termination Date to have occurred following the occurrence of a Termination Event, and (ii) the Facility Termination Date shall not have automatically occurred, in either event, in accordance with Section 9.01 of the Funding Agreement;
(c)Compliance with Covenants. Each Originator shall be in compliance with each of its covenants and other agreements set forth herein or in any other Related Document;
(d)Funding Agreement Conditions. Each of the conditions precedent set forth in Section 3.02 of the Funding Agreement shall have been satisfied or waived in writing as provided therein; and
(e)Other Actions. Each Originator shall have taken such other action, including delivery of approvals, consents, opinions, documents and instruments to Buyer as Buyer may reasonably request.
The acceptance by any Originator of the Sale Price for any Sold Receivables and the contribution to Buyer by the Parent of any Contributed Receivables on any Transfer Date shall be deemed to constitute, as of any such Transfer Date, a representation and warranty by such Originator that the conditions precedent set forth in this Article III have been satisfied. Upon any such acceptance or contribution, title to the Transferred Receivables sold or contributed on such Transfer Date shall be vested absolutely in Buyer, whether or not such conditions were in fact so satisfied.
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 4.01.Representations and Warranties of the Transaction Parties. To induce Buyer to purchase the Sold Receivables and to acquire the Contributed Receivables, each
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Transaction Party, as applicable, makes the following representations and warranties to Buyer as of the Closing Date and, except to the extent otherwise expressly provided below, as of each Transfer Date, each of which shall survive the execution and delivery of this Agreement.
(a)Existence; Compliance with Law. Each Transaction Party (i) is a limited liability company or corporation, as applicable, duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business requires it to be so qualified (except where the failure to be so qualified and in good standing would not have a Material Adverse Effect); (ii) has the requisite power and authority and the legal right to own, pledge, mortgage, operate and convey all of its properties, to lease the property it operates under lease, and to conduct its business as now or proposed to be conducted, and to execute and deliver this Agreement and the Related Documents to which it is a party and to perform the transactions contemplated hereby and thereby; (iii) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct (except where the failure to have such licenses, permits, consents or approvals or make such filings or give such notices would not have a Material Adverse Effect); (iv) is in compliance with its certificate of formation and limited liability company agreement or with its articles or certificate of incorporation and bylaws, as applicable, and other organizational documents; and (v) is in compliance with all applicable provisions of law (except where the failure to be in compliance would not have a Material Adverse Effect).
(b)Jurisdiction of Organization; Executive Offices; Collateral Locations; Corporate or Other Names; FEIN. As of the Effective Date, each Originator is a registered organization of the type and is organized under the laws of the state or province or federal law set forth in Schedule 4.01(b) (which is its only jurisdiction of organization or formation) and each such Originator’s organizational identification number (if any), the current location of such Originator’s executive office, principal place of business, other offices, the warehouses and premises within which any records relating to the Receivables is stored or located are set forth in Schedule 4.01(b) and, except as set forth in Schedule 4.01(b), such locations have not changed during the preceding twelve months. In addition, Schedule 4.01(b) lists the federal employer identification number of each Originator, if applicable.
(c)Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Transaction Party of this Agreement and the other Related Documents to which it is a party and the creation and perfection of all Transfers and Liens provided for herein and therein, the exercise by Buyer or its assigns of any of its rights and remedies under any Related Document to which it is a party: (i) are within such Transaction Party’s corporate or limited liability company power; (ii) have been duly authorized by all necessary corporate, limited liability company or other action; (iii) do not contravene any provision of such Transaction Party’s organizational documents; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority, except to the extent such violation could not reasonably be expected to result in a Material Adverse Effect; (v) do not contravene, or cause such Transaction Party to be in default under, any contractual restriction contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note or other agreement or instrument binding on or affecting such Transaction Party or its property; (vi) do not result in the creation or imposition of any Adverse Claim upon any of the
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property of such Transaction Party; and (vii) except where the failure to obtain or make such consent or approval could not reasonably be expected to have a Material Adverse Effect, do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 3.01(b), all of which will have been duly obtained, made or complied with prior to the Effective Date. Each of the Related Documents shall have been duly executed and delivered by or on behalf of the Transaction Party intended to be party thereto and on the Closing Date each such Related Document shall then constitute a legal, valid and binding obligation of such Transaction Party, enforceable against it in accordance with its terms, subject, as to enforceability, to (A) any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforceability of creditors’ rights generally and (B) general equitable principles, whether applied in a proceeding at law or in equity.
(d)No Litigation. Except as set forth in Schedule 4.01(d), no Litigation is now pending or, to the knowledge of any Transaction Party, threatened against any Transaction Party before any Governmental Authority which (i) challenges such Transaction Party’s right, power or competence to enter into or perform any of its obligations under the Related Documents to which it is a party, or the validity or enforceability of any Related Document or any action taken thereunder, (ii) seeks to prevent the Transfer or pledge of any Receivable (other than Excluded Receivables) or the consummation of any of the transactions contemplated under this Agreement or the other Related Documents or (iii) is reasonably likely to result in a Material Adverse Effect. To the knowledge of such Transaction Party, there does not exist a state of facts which is reasonably likely to give rise to such proceedings. Except as set forth in Schedule 4.01(d), such Transaction Party is not a party to any consent decree.
(e)Solvency. After giving effect to (i) the transactions contemplated by this Agreement and the other Related Documents and (ii) the payment and accrual of all transaction costs in connection with the foregoing, each Transaction Party is and will be Solvent. After giving effect to the sale and contribution of Transferred Receivables and other payments and transactions contemplated on such Transfer Date, each Transaction Party is and will be Solvent.
(f)Material Adverse Effect. Since September 1, 2020, no event has occurred that alone or together with other events would reasonably be expected to have a Material Adverse Effect.
(g)Ownership of Receivables; Liens. Each Originator owns and has good and marketable title to each Receivable (other than Excluded Receivables) originated or acquired by it free and clear of any Adverse Claim and, from and after each Transfer Date, Buyer will acquire valid and properly perfected title to, and the sole record and beneficial ownership interest in, each Transferred Receivable purchased or otherwise acquired on such date, free and clear of any Adverse Claim or restrictions on transferability. Each Originator has received all assignments, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Originator’s right, title and interest in and to the Receivables (other than Excluded Receivables) originated or acquired by it and its other properties and assets. Each Originator has rights in and full power to transfer its Receivables (other than Excluded Receivables) hereunder. No effective financing statements or other similar
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instruments are of record in any filing office listing any Originator as debtor and purporting to cover the Transferred Receivables.
(h)Outstanding Stock. On the Effective Date, all of the issued and outstanding Stock of each Originator (other than Parent) is directly or indirectly owned by the Parent.
(i)Taxes. Each Transaction Party has filed all United States federal and all other material Tax returns and reports required to be filed, and have paid all United States federal and state income Taxes and other Taxes levied or imposed upon it or its properties, income or assets shown on such Tax returns to be due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.
(j)[Reserved].
(k)Full Disclosure. No written information contained in this Agreement or any of the other Related Documents, or any other written statement or information (other than any financial projections, other forward looking statements and information of a general economic or industry specific nature) furnished by or on behalf of any Transaction Party to Buyer, any Lender, any Managing Agent or the Administrative Agent relating to this Agreement, the Transferred Receivables or any of the other Related Documents, taken as a whole contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, when taken as a whole, not materially misleading solely at the time furnished.
(l)Notices to Obligors. Each Transaction Party has directed all Obligors of Transferred Receivables originated by it to remit all payments with respect to such Receivables for deposit in the relevant Lockbox, the relevant Collection Account or the relevant Concentration Account.
(m)ERISA.
(i)The IRS has issued an opinion letter regarding the prototype plan document that has been adopted by Buyer with respect to its Qualified Plan, and, except as set forth on Schedule 4.01(m), to the knowledge of the Transaction Parties, nothing has occurred that could reasonably be expected to cause the loss of the tax-qualified status of the Qualified Plan. Except as otherwise provided in Schedule 4.01(m), to the knowledge of the Transaction Parties, (x) each Plan of a Transaction Party or any ERISA Affiliate of a Transaction Party is in material compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, (y) no Transaction Party or any of their respective ERISA Affiliates has failed to make any contribution or pay any amount due, in any material respect, as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any Plan of a Transaction Party or any ERISA Affiliate of a Transaction Party, subject to such sections, and (z) no Transaction Party or any of their respective ERISA Affiliates has engaged in a “prohibited transaction,” as defined in Section 4975 of the IRC, in connection with any Plan of a Transaction Party or any ERISA Affiliate of a Transaction
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Party that could reasonably be expected to subject any Transaction Party to a material tax on prohibited transactions imposed by Section 4975 of the IRC.
(ii)Except as set forth in Schedule 4.01(m): (A) as of the most recent valuation date for any Title IV Plan of a Transaction Party or any ERISA Affiliate of a Transaction Party, the funding target attainment percentage (as defined in Section 430(d)(2) of the IRC) is 80% or higher; (B) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan of a Transaction Party or any ERISA Affiliate of a Transaction Party has occurred within the past three years or is reasonably expected to occur; (C) there are no pending or, to the knowledge of any Transaction Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan of a Transaction Party or any ERISA Affiliate of a Transaction Party or any Person as fiduciary or sponsor of any such Plan that would reasonably be expected to result in a material liability to the Transaction Parties; (D) no Transaction Party or any of their respective ERISA Affiliates has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (E) within the last five years, no Transaction Party or any ERISA Affiliate of a Transaction Party has engaged in a transaction that would reasonably be likely to be subject to Section 4069 or 4212(c) of ERISA.
(n)Brokers. No broker or finder acting on behalf of any Transaction Party was employed or utilized in connection with this Agreement or the other Related Documents or the transactions contemplated hereby or thereby and no Transaction Party has any obligation to any Person in respect of any finder’s or brokerage fees in connection herewith or therewith.
(o)Margin Regulations. No Transaction Party is engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulations T, U or X of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”) (other than stock or other equity interests of the Parent to the extent considered Margin Stock). No Transaction Party owns any Margin Stock, and no portion of the proceeds of the Sale Price from any Sale will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Transaction Party will take or permit to be taken any action that might cause any Related Document to violate any regulation of the Federal Reserve Board.
(p)Nonapplicability of Bulk Sales Laws. No transaction contemplated by this Agreement or any of the other Related Documents requires compliance with any bulk sales act or similar law.
(q)Investment Company Act Exemptions. Each purchase of Transferred Receivables under this Agreement constitutes a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act.
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(r)Government Regulation. No Transaction Party is (i) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act or (ii) subject to regulation under the Federal Power Act, or any other federal, provincial or state statute that restricts or limits its ability to incur Debt or to perform its obligations hereunder or under any other Related Document. The purchase or acquisition of the Transferred Receivables by Buyer hereunder, the application of the Sale Price therefor and the consummation of the transactions contemplated by this Agreement and the other Related Documents will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.
(s)Specified Filings. None of the Transferred Receivables have been sold, transferred, assigned or otherwise pledged pursuant to any Specified Filing Document.
(t)Accounts. Schedule 4.01(t) lists all banks and other financial institutions at which any Originator or the Servicer maintains deposit or other bank accounts established for the receipt of collections on accounts receivable, including the Originator Collection Accounts, and such schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor. Each Account constitutes a deposit account within the meaning of the applicable UCC. The Originator Collection Accounts are subject to a fully executed agreement pursuant to which the relevant Collection Account Bank has agreed to comply with all instructions originated by the Administrative Agent directing the disposition of funds in the Originator Collection Accounts without further consent by Buyer, the Servicer or any Originator. The Originator Collection Accounts are not in the name of any person other than the relevant Originator, and no Originator has consented to any Bank following the instructions of any Person other than the Administrative Agent. Accordingly, the Administrative Agent has a first priority perfected security interest in the Originator Collection Accounts, and all funds on deposit therein. There are no Originator Collection Accounts, other than the Originator Collection Accounts listed on Schedule 4.01(t).
(u)Representations and Warranties in Other Related Documents. Each of the representations and warranties of each Transaction Party contained in the Related Documents (other than this Agreement) is true and correct and such Transaction Party hereby makes each such representation and warranty to, and for the benefit of, Buyer as if the same were set forth in full herein. Each Transaction Party consents to the assignment of Buyer’s rights with respect to all such representations and warranties to the Administrative Agent and the Secured Parties (and their respective successors and assigns) pursuant to the Funding Agreement as more fully described in Section 6.03 below.
(v)Receivables. With respect to each Transferred Receivable acquired by Buyer hereunder:
(i)each such Receivable included in any Borrowing Base Certificate as an Eligible Receivable, as of the applicable Transfer Date therefor, satisfied the criteria for an Eligible Receivable;
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(ii)immediately prior to its transfer to Buyer, such Receivable was owned by the Originator thereof free and clear of any Adverse Claim, and such Originator had the full right, power and authority to sell, contribute, assign, transfer and pledge its interest therein as contemplated under this Agreement and the other Related Documents and, upon such Transfer, Buyer will acquire valid and properly perfected title to and the sole record and beneficial ownership interest in such Receivable, free and clear of any Adverse Claim and, following such Transfer, such Receivable will not be subject to any Adverse Claim as a result of any action or inaction on the part of such Originator;
(iii)the Transfer of each such Receivable pursuant to this Agreement and the Receivables Assignment executed by the Originator thereof constitutes, as applicable, a valid sale, contribution, transfer, assignment, setover and conveyance to Buyer of all right, title and interest of such Originator in and to such Receivable; and
(iv)the Originator of such Receivable has no knowledge of any fact (including Dilution Factors) (including any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect that any payments on such Receivable will not be paid in full when due or to expect any other Material Adverse Effect with respect to such Receivable.
(w)Fair Value. With respect to each Transferred Receivable acquired by Buyer hereunder, (i) the consideration received from Buyer in respect of such Transferred Receivable represents adequate consideration and fair and reasonably equivalent value for such Transferred Receivable as of the applicable Transfer Date and (ii) such consideration is not less than the fair market value of such Transferred Receivables, in each case, as of the applicable Transfer Date and taking into account any increase in the outstanding balance of the Subordinated Note.
(x)Supplementary Representations.
(i)Receivables; Accounts.
(A)Each Receivable (other than Excluded Receivables) constitutes an “account” or a “general intangible” within the meaning of the applicable UCC.
(B)Each Account constitutes a “deposit account” within the meaning of the applicable UCC.
(ii)Creation of Security Interest. Prior to the Transfer thereof, the Originators own and have good and marketable title to the Receivables (other than Excluded Receivables), free and clear of any Adverse Claim. The applicable Originator owns and has good and marketable title to its Originator Collection Accounts and related Lockboxes, free and clear of any Adverse Claim. This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Transferred Receivables, the Originator Collection Accounts, the related Lockboxes and the Collections in favor of Buyer, which security interest is prior to all other Adverse Claims and is enforceable as such as against any creditors of and purchasers from the Originators.
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(iii)Perfection. The Originators have caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law and entered into Account Agreements in order to perfect the Transfer of the Transferred Receivables from the Originators to Buyer pursuant to this Agreement and the security interest granted by the Originators to Buyer in the Originator Collection Accounts hereunder. The Originator Collection Accounts are subject to a fully executed Account Agreement pursuant to which the applicable Collection Account Bank has agreed, following the occurrence and continuation of a Termination Event, to comply with all instructions given by the Administrative Agent with respect to all funds on deposit in the Originator Collection Accounts, without further consent by Buyer, the Servicer or any Originator.
(iv)Priority.
(A)Other than the Transfer of the Transferred Receivables by the Originators to the Buyer pursuant to this Agreement and the grant of security interest by the Originators to Buyer in the Originator Collection Accounts and related Lockboxes hereunder, no Originator has pledged, assigned, sold, conveyed, or otherwise granted a security interest in any of the Transferred Receivables, the Accounts or the Lockboxes to any other Person.
(B)No Originator has authorized, or is aware of, any filing of any financing statement against itself or any other Originator that includes a description of collateral covering the Transferred Receivables or any other assets transferred to Buyer hereunder, other than any financing statement filed pursuant to this Agreement and the Funding Agreement or financing statements that have been validly terminated on or prior to the date hereof.
(C)No Originator is aware of any judgment, ERISA or tax lien filings against itself or any other Originator.
(D)None of the Accounts or any of the Lockboxes is in the name of any Person other than the Buyer, the relevant Originators (with respect to Originator Collection Accounts) or the Administrative Agent. No Originator has consented to any Bank complying with instructions of any person other than the Administrative Agent.
(v)Collections. Each remittance of Collections by an Originator to the Buyer will have been made (i) in payment of a debt incurred by such Originator from the Buyer in the ordinary course of business or financial affairs of such Originator and (ii) in the ordinary course of business or financial affairs of such Originator.
(vi)Survival of Supplemental Representations. Notwithstanding any other provision of this Agreement or any other Related Document, the representations contained in this Section 4.01(x) shall be continuing, and remain in full force and effect until the Termination Date.
(y)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.    Policies and
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procedures have been implemented and maintained by or on behalf of each of the Transaction Parties that are designed to achieve compliance by the Transaction Parties and their respective Subsidiaries, directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, giving due regard to the nature of such Person’s business and activities, and each of the Transaction Parties, their respective Subsidiaries and their respective officers and employees and, to the knowledge of each of the Transaction Parties, its respective officers, employees, directors and agents acting in any capacity in connection with or directly benefitting from the purchases contemplated established hereby, are in compliance with Anti- Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, in each case in all material respects. None of (a) the Transaction Parties or any of their respective Subsidiaries or, to the knowledge of the Transaction Parties, as applicable, any of their respective directors, officers, employees, or agents that will act in any capacity in connection with or directly benefit from the credit facility established hereby, is a Sanctioned Person, and (b) the Transaction Parties nor any of their respective Subsidiaries is organized or resident in a Sanctioned Country. Each Transaction Party represents and covenants that it will not, directly or indirectly, use the proceeds of the Sale Price, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, or in any country or territory that, at the time of such purchase, is the subject of Sanctions (and in such case would result in a violation of Sanctions), or in any manner that will result in a violation by any Person of Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.
(z)Tax Status. The Buyer (i) is, and has at all relevant times following the Conversion Date been, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and (ii) is not and has not at any relevant time following the Conversion Date been an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes. The Buyer is not subject to any Tax in any jurisdiction outside the United States or subject to any material amount of Taxes imposed by a state or local taxing authority.
The representations and warranties described in this Section 4.01 shall survive the Transfer of the Transferred Receivables to Buyer, any subsequent assignment of the Transferred Receivables by Buyer, and the termination of this Agreement and the other Related Documents and shall continue until the indefeasible payment in full of all Transferred Receivables.
Section 4.02.Affirmative Covenants of the Originators. Each Originator covenants and agrees that, unless otherwise consented to by Buyer, from and after the date such Originator enters into or otherwise joins this Agreement and until the Termination Date:
(a)Offices and Records. Each Originator shall maintain its organizational form, jurisdiction of organization or formation, organizational identification number, principal place of business and chief executive office and the office at which it keeps its Records at the respective locations specified in Schedule 4.01(b) or, upon 30 days’ prior written notice to Buyer and the Administrative Agent, at such other location in a jurisdiction where all action requested by Buyer, any Lender or the Administrative Agent pursuant to Section 6.13 shall have been taken with respect to the Transferred Receivables. Each Originator shall at its own cost and expense, for not less than three years from the date on which each Transferred Receivable was originated, or for such longer period as may be required by law, maintain adequate Records with respect to
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such Transferred Receivable, including records of all payments received, credits granted and merchandise returned with respect thereto. Upon the request of Buyer, each Originator shall (i) mark each Contract (other than invoices) evidencing each Transferred Receivable with a legend, acceptable to Buyer, evidencing that Buyer has purchased such Transferred Receivable and that the Administrative Agent, for the benefit of the Secured Parties, has a security interest in and lien thereon, and (ii) mark its master data processing records evidencing such Transferred Receivables with such a legend.
(b)Access. Each Originator shall, at its own expense, during normal business hours, from time to time upon one Business Day’s prior notice and as frequently as Buyer or the Servicer determines to be appropriate: (i) provide Buyer, the Servicer, the Administrative Agent and any of their respective officers, employees, agents and representatives access to its properties (including properties of such Originator utilized in connection with the collection, processing or servicing of the Transferred Receivables), facilities, advisors and employees (including officers) of each Originator, (ii) permit Buyer, the Administrative Agent and the Servicer and any of their respective officers, employees, agents and representatives to inspect, audit and make extracts from such Originator’s books and records, including all Records maintained by such Originator, (iii) permit Buyer, the Administrative Agent, the Servicer and their respective officers, employees, agents and representatives, to inspect, review and evaluate the Transferred Receivables of such Originator, and (iv) permit Buyer, the Administrative Agent, the Servicer and their respective officers, employees, agents and representatives to discuss matters relating to the Transferred Receivables or such Originator’s performance under this Agreement or the affairs, finances and accounts of such Originator with any of its officers, directors, employees, representatives or agents (in each case, with those Persons having knowledge of such matters) and with its independent certified public accountants; provided that any access described in clauses (i) – (iv) above shall be reasonably related to the transactions contemplated by the Related Documents and to the Transferred Receivables. If an Incipient Termination Event or a Termination Event shall have occurred and be continuing, or Buyer, in good faith, notifies any Originator that an Incipient Termination Event or a Termination Event may have occurred, is imminent or deems its rights or interests in the Transferred Receivables insecure, each such Originator shall provide such access at all times and without advance notice and shall provide Buyer, the Administrative Agent and the Servicer with access to its suppliers and customers. Each Originator shall make available to Buyer, the Administrative Agent and the Servicer and their respective counsel, as quickly as is possible under the circumstances, originals or copies of all books and records, including Records maintained by such Originator, as Buyer, the Administrative Agent or the Servicer may request. Each Originator shall deliver any document or instrument necessary for Buyer, the Administrative Agent or the Servicer, as they may from time to time request, to obtain records from any service bureau or other Person that maintains records for such Originator, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Originator.
(c)Communication with Accountants. Each Originator authorizes Buyer, the Servicer and their designated representatives to communicate directly with its independent certified public accountants, and authorizes and, if requested by Buyer or Servicer, shall instruct those accountants to disclose and make available to Buyer, the Servicer and their designated representatives, any and all financial statements and other supporting financial documents, schedules and information relating to such Originator (including copies of any issued management letters) with respect to the business, financial condition and other affairs of such
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Originator. Each Originator agrees to render to Buyer and the Servicer at such Originator’s own cost and expense, such clerical and other assistance as may be reasonably requested with regard to the foregoing, it being understood that such Originator shall be required to comply with a request under this Section 4.02(c) only to the extent such request is reasonably related to the transactions contemplated by the Related Documents and to the Transferred Receivables. If any Termination Event shall have occurred and be continuing, each Originator shall, promptly upon request therefor, deliver to Buyer or its designee all Records reflecting activity through the close of business on the Business Day immediately preceding the date of such request.
(d)Compliance With Credit and Collection Policies. Each Originator shall comply with the Credit and Collection Policies applicable to each Transferred Receivable and the Contracts therefor, and with the terms of such Transferred Receivables and Contracts.
(e)Assignment. Each Originator agrees that Buyer may collaterally assign (and has collaterally assigned) all of its right, title and interest in, to and under the Transferred Receivables and this Agreement to the Administrative Agent (for the benefit of the Secured Parties) under the Funding Agreement, including its right to exercise the remedies set forth in Section 4.04. Each Originator agrees that, prior to the Termination Date under the Funding Agreement, the Administrative Agent (for the benefit of the Secured Parties) may enforce directly, without joinder of Buyer, all of Buyer’s rights hereunder and all of the obligations of such Originator hereunder, including any obligations of such Originator set forth in Sections 4.02, 4.04, 5.01 and 6.14, and that the Administrative Agent and the Secured Parties shall be third party beneficiaries of Buyer’s rights hereunder.
(f)Compliance with Agreements and Applicable Laws. Each Originator shall perform each of its obligations under this Agreement and the other Related Documents and comply with all federal, state, provincial and local laws and regulations applicable to it and the Receivables, including those relating to truth in lending, retail installment sales, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing, securities laws, margin regulations, taxation, ERISA and labor matters and environmental laws and environmental permits, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect. Each Originator shall pay all Charges, including any stamp duties, which may be imposed as a result of the transactions contemplated by this Agreement and the other Related Documents, except to the extent such Charges are being contested in accordance with Section 4.02(k).
(g)Maintenance of Existence and Conduct of Business. Each Originator shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, its rights and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (iii) at all times maintain, preserve and protect all of its assets and properties which are necessary in the conduct of its business, including all licenses, permits, charters and registrations, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements andimprovements thereto consistent with industry practices; and (iv) transact business only in such corporate and legal names as are set forth in Schedule 4.02(g) or, upon 15 days’ prior written notice to Buyer, in such other corporate or legal names with respect
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to which all action requested by Buyer pursuant to Section 6.13 shall have been taken with respect to the Transferred Receivables.
(h)Notice of Material Event. Each Originator shall promptly inform Buyer and the Administrative Agent in writing of the occurrence of any of the following, in each case setting forth the details thereof, any notices or other correspondence relating thereto, and what action, if any, such Originator proposes to take with respect thereto:
(i)any Litigation that (A) is affecting the Borrower and seeks damages in excess of $100,000, (B) seeks injunctive relief with respect to the Borrower, (C) is asserted or instituted against any Plan of the Parent, any Originator or any other Subsidiary of the Parent or any of their respective ERISA Affiliates, the fiduciaries of such Plan (in their capacity as a fiduciary of any such Plan) or the assets of such Plan or against the Parent, any Originator or any other Subsidiary of the Parent or any of their respective ERISA Affiliates in connection with any such Plan, (D) alleges criminal misconduct by any Transaction Party, or (E) if determined adversely, could reasonably be expected to have a Material Adverse Effect;
(ii)the commencement of a case or proceeding by or against the Parent, any Originator or any other Subsidiary of the Parent seeking a decree or order in respect of the Parent, any Originator or such Subsidiary (A) under any Debtor Relief Law or any other applicable federal, state, provincial or foreign bankruptcy or other similar law, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Parent, any Originator or any other Subsidiary of the Parent or for any substantial part of such Person’s assets, or (C) ordering the winding-up or liquidation of the affairs of the Parent, any Originator or any other Subsidiary of the Parent;
(iii)the receipt of notice that (A) the Parent, such Originator, or any other Subsidiary of the Parent is being placed under regulatory supervision, (B) any material license, permit, charter, registration or approval necessary for the conduct of the Parent’s, any Originator’s or any other Subsidiary of the Parent’s business is to be, or may be, suspended or revoked, or (C) the Parent, any Originator or any other Subsidiary of the Parent is to cease and desist any practice, procedure or policy employed by the Parent, any Originator or any other Subsidiary of the Parent in the conduct of its business if such cessation could reasonably be expected to have a Material Adverse Effect;
(iv)(A) any Adverse Claim made or asserted against any of the Transferred Receivables of which it becomes aware or (B) any determination that a Transferred Receivable was not an Eligible Receivable at the time of its Transfer to Buyer or has ceased to be an Eligible Receivable on account of any matter giving rise to indemnification under Section 5.01;
(v)the establishment of any Title IV Plan of the Parent, any Originator or any other Subsidiary of the Parent or any ERISA Affiliate thereof or undertaking by any
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of the foregoing to make contributions to any Multiemployer Plan, ESOP, Retiree Welfare Plan or any other Pension Plan not listed on Schedule 4.01(m); or
(vi)any other event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect.
(i)Separate Identity.
(i)Each Originator shall, and shall cause each other member of the Parent Group to, maintain records and books of account separate from those of Buyer.
(ii)The financial statements of the Parent and its consolidated Subsidiaries shall disclose the effects of each Originator’s transactions in accordance with GAAP and, in addition, disclose that (A) Buyer’s sole business consists of the purchase or acceptance through capital contribution (in the case of the Parent) of the Transferred Receivables from the Originators and the subsequent financing of such Receivables pursuant to the Funding Agreement, (B) Buyer is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of Buyer’s assets prior to any value in Buyer becoming available to Buyer’s Stockholders and (C) the assets of Buyer are not available to pay creditors of any Originator or any other Affiliate of such Originator.
(iii)The resolutions, agreements and other instruments underlying the transactions described in this Agreement shall be continuously maintained by each Originator as official records.
(iv)Each Originator shall, and shall cause each other member of the Parent Group to, maintain an arm’s-length relationship with Buyer and shall not hold itself out as being liable for the Debts of Buyer.
(v)Each Originator shall, and shall cause each other member of the Parent Group to, keep its assets and its liabilities wholly separate from those of Buyer.
(vi)Each Originator shall, and shall cause each other member of the Parent Group to, conduct its business solely in its own name or the name of the Parent or through its duly Authorized Officers or agents and in a manner designed not to mislead third parties as to the separate identity of Buyer.
(vii)No Originator shall (and each Originator shall cause each other member of the Parent Group not to) mislead third parties by conducting or appearing to conduct business on behalf of Buyer or expressly or impliedly representing or suggesting that such Originator or any other member of the Parent Group is liable or responsible for the Debts of Buyer or that the assets of such Originator or any other member of the Parent Group are available to pay the creditors of Buyer.
(viii)The operating expenses and liabilities of Buyer shall be paid from Buyer’s own funds and not from any funds of any Originator or other member of the Parent Group.
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(ix)Each Originator shall, and shall cause each other member of the Parent Group to, at all times have stationery and other business forms and a mailing address and telephone number separate from those of Buyer.
(x)Each Originator shall, and shall cause each other member of the Parent Group to, at all times limit its transactions with Buyer only to those expressly permitted hereunder or under any other Related Document.
(xi)Each Originator shall, and shall cause each other member of the Parent Group to, comply with (and cause to be true and correct) each of the facts and assumptions contained in the opinions of each of (A) Pillsbury Winthrop Shaw Pittman LLP and (B) Cleary Gottlieb Steen & Hamilton LLP, special U.S. counsel to the Parent Group, delivered to the Administrative Agent and the Lenders.
(j)ERISA and Environmental Notices. Each Originator shall give Buyer prompt written notice of (i) any event relating to a Pension Plan of an Originator or an ERISA Affiliate of any Originator that could reasonably be expected to result in the imposition of a Lien under Section 430(k) of the IRC or Section 303(k) or 4068 of ERISA, (ii) any event that could reasonably be expected to result in the incurrence by any Originator of any liabilities under Title IV of ERISA (other than premium payments arising in the ordinary course of business), and (iii) any environmental claims against the Parent, any Originator or any other Subsidiary of the Parent which, individually or in the aggregate, could reasonably be expected to exceed $250,000.
(k)Payment, Performance and Discharge of Obligations.
(i)Subject to Section 4.02(k)(ii), each Originator shall (and shall cause each other member of the Parent Group to) pay, perform and discharge or cause to be paid, performed and discharged all of its obligations and liabilities, including all Charges upon its income and properties and all lawful claims for labor, materials, supplies and services, promptly when due.
(ii)Each Originator and each other member of the Parent Group may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in Section 4.02(k)(i); provided that (A) adequate reserves with respect to such contest are maintained on the books of such Originator or such member, as applicable, in accordance with GAAP, (B) such contest is maintained and prosecuted continuously and with diligence, (C) none of the Transferred Receivables may become subject to forfeiture or loss as a result of such contest, (D) no Lien may be imposed to secure payment of such Charges or claims other than inchoate tax liens and (E) the Administrative Agent has advised such Originator in writing that it reasonably believes that nonpayment or nondischarge thereof could not reasonably be expected to have or result in a Material Adverse Effect.
(l)Deposit of Collections.
(i)Each Originator shall (and shall cause each of its Affiliates to) (i) instruct all Obligors to remit all payments with respect to any Transferred Receivables directly into the relevant Lockbox, the relevant Collection Account or the relevant
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Concentration Account, and (ii) deposit or cause to be deposited promptly into the relevant Lockbox, the relevant Collection Account or the relevant Concentration Account, and in any event no later than the first Business Day after receipt thereof, all Collections it may receive in respect of Transferred Receivables (and until so deposited, all such Collections shall be held in trust for the benefit of Buyer and its assigns (including the Administrative Agent and the Secured Parties)). No Originator shall make or permit to be made deposits into any Lockbox, any Collection Account or any Concentration Account other than in accordance with this Agreement and the other Related Documents. Without limiting the generality of the foregoing, each Originator shall ensure that no Collections or other proceeds with respect to a Receivable reconveyed to it pursuant to Section 4.04 are paid or deposited into any Lockbox, any Collection Account or any Concentration Account. Each Originator shall (and shall cause each of its Affiliates to) endorse, to the extent necessary, all checks or other instruments received in any Lockbox so that the same can be deposited into the relevant Collection Account or the relevant Concentration Account, in the form so received (with all necessary endorsements), on the first Business Day after the date of receipt thereof. In addition, each Originator shall (and shall cause each of its Affiliates to) deposit or cause to be deposited into the relevant Concentration Account all cash, checks, money orders or other proceeds of Transferred Receivables or Borrower Collateral received by it in any Collection Account, in the form so received (with all necessary endorsements), not later than the close of business on the first Business Day following the receipt thereof, and until so deposited all such items or other proceeds shall be held in trust for the benefit of the Administrative Agent. Each Originator that has established an Originator Collection Account shall direct all Obligors of Transferred Receivables originated by it to remit all payments with respect to such Receivables for deposit in the relevant Originator Collection Account or the relevant Concentration Account and shall (or shall cause the Servicer to), promptly, and in any event no later than the first Business Day after receipt of any such payments in the Originator Collection Account, remit such payments for deposit in the relevant Concentration Account.
(ii)If, for any reason, any Collection Account Agreement terminates, or any Collection Account Bank fails to comply with its obligations under the applicable Account Agreement for any Originator Collection Account, then the applicable Originator shall promptly notify all Obligors of Transferred Receivables who had previously been instructed to make wire payments to such Originator Collection Account maintained at such Bank to make all future payments to a new Collection Account or the relevant Concentration Account, as applicable. No Originator shall close any Originator Collection Account unless it shall have received the prior written consent of the Requisite Lenders. No Originator shall, and shall not permit the Servicer to, open any new Originator Collection Account without the prior written consent of the Requisite Lenders.
(m)Accounting Changes. If any Accounting Changes occur and such changes result in a change in the standards or terms used herein, then the parties hereto agree to enter into good faith negotiations in order to amend such provisions so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of such Persons and their Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If the parties hereto agree upon the required amendments to this Agreement, then after appropriate amendments have been executed and the
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underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained herein shall, only to the extent of such Accounting Change, refer to GAAP consistently applied after giving effect to the implementation of such Accounting Change. If such parties cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all financial statements delivered and all standards and terms used herein shall be prepared, delivered and used without regard to the underlying Accounting Change.
(n)Originators to Maintain Perfection and Priority. In order to evidence the interests of Buyer under this Agreement, each Originator shall, from time to time take such action, or execute and deliver such instruments (other than filing financing statements) as may be necessary or advisable (including, such actions as are requested by Buyer) to maintain and perfect, as a first- priority interest, Buyer’s ownership and security interest in the Transferred Receivables and all other assets sold to Buyer pursuant hereto. Each Originator shall, from time to time and within the time limits established by law, prepare and present to Buyer for Buyer’s authorization and approval all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement in the, or other filings necessary to continue, maintain and perfect Buyer’s ownership and security interest in the Transferred Receivables and all other assets sold to Buyer pursuant hereto as a first-priority interest. Buyer’s approval of such filings shall authorize the Originators to file such financing statements under the UCC, without the signature of Buyer where allowed by applicable law. Notwithstanding anything else in the Related Documents to the contrary, neither the Servicer nor any Originator shall have any authority to file a termination, partial termination, release, partial release or any amendment that deletes the name of a debtor or excludes collateral as specified on any such financing statements, without the prior written consent of Buyer. Each Originator agrees to maintain perfection and priority of the security interest in the Transferred Receivables in accordance with Section 6.13.
(o)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. Policies and procedures will be maintained and enforced by or on behalf of each Originator that are designed in good faith and in a commercially reasonable manner to promote and achieve compliance, in the reasonable judgment of such Originator, by such Originator and each of its respective Subsidiaries and its or their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, in each case giving due regard to the nature of such Person’s business and activities.
(p)Buyer’s Tax Status. Each Originator shall ensure that the Buyer will remain a wholly-owned subsidiary of a United States person (within the meaning of Section 7701(a)(30) of the Code) and not be subject to withholding under Section 1446 of the Code. Each Originator shall ensure that the Buyer will not (i) become treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a “United States person” within the meaning of Section 7701(a)(30) of the Code for U.S. federal income tax purpose or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. Each Originator shall ensure that the Buyer shall not become subject to any Tax in any jurisdiction outside the United States or any material amount of Taxes imposed by a state or local taxing authority.
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Section 4.03.Negative Covenants of the Originators. Each Originator covenants and agrees that, without the prior written consent of Buyer, from and after the date such Originator enters into or otherwise joins this Agreement until the Termination Date:
(a)Sale of Receivables and Related Assets. No Originator shall sell, transfer, convey, assign (by operation of law or otherwise) or otherwise dispose of, or assign any right to receive income in respect of, any of its Receivables (other than Excluded Receivables) or Contracts therefor, except for (i) the sales, transfers, conveyances, assignments or dispositions expressly contemplated hereunder and (ii) sales, transfers, conveyance, assignments or dispositions of Contracts between Originators that result in the Originator which is the transferee continuing to sell in accordance with this Agreement Receivables that are the subject of such Contract and the Originator which is the transferor no longer continuing to sell in accordance with this Agreement Receivables that are the subject of such Contract.
(b)Liens. No Originator shall create, incur, assume or permit to exist any Adverse Claim on or with respect to its Receivables (other than Excluded Receivables) (whether now owned or hereafter acquired) except for Permitted Encumbrances that do not attach to Transferred Receivables. Neither the Parent nor any of its Subsidiaries shall create, incur, assume or permit to exist any Lien upon any of its property or receivables whether now owned or hereafter acquired, except for (i) Liens permitted pursuant to Section 5.02(a) of the Credit Agreement and (ii) Liens created pursuant to the Credit Agreement or any credit facility effecting a refinancing of the Debt incurred pursuant to the Credit Agreement; provided that any such credit facility expressly excludes all Transferred Receivables from any such Lien and the terms and conditions of any such credit facility are not otherwise inconsistent with the terms and conditions of this Agreement or any other Related Document (but in any event which terms and conditions are consistent with the provisions of the Credit Agreement relating to the transactions contemplated by this Agreement and the other Related Documents).
(c)Modifications of Receivables or Contracts. No Originator shall, without the prior written consent of the Buyer, the Administrative Agent and the Requisite Lenders, extend, amend, forgive, discharge, compromise, waive, cancel or otherwise modify the terms of any Transferred Receivable or amend, modify or waive any term or condition of any Contract related thereto, provided that the Originators may authorize the Servicer to take such actions as are expressly permitted by the terms of any Related Document or the Credit and Collection Policies so long as, after giving effect to any such action, no Receivables which constituted Eligible Receivables prior to such action would no longer constitute Eligible Receivables as a result of such action.
(d)Sale Characterization. No Originator shall (and each Originator shall cause each other member of the Parent Group not to) make statements or disclosures or prepare any financial statements for any purpose, including for federal income tax, reporting or accounting purposes, that shall account for the transactions contemplated by this Agreement in any manner other than with respect to the Sale of each Sold Receivable originated or acquired by it, as a true sale or absolute assignment of its full right, title and ownership interest in such Transferred Receivable to Buyer and with respect to the Transfer of each Contributed Receivable originated or acquired by it, as a contribution to the capital of Buyer.
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(e)Capital Structure and Business.    Except as permitted in Section 4.02(g), no Originator shall:
(i)make any changes in any of its business objectives, purposes or operations that could reasonably be expected to have or result in a Material Adverse Effect,
(ii)make any material change in its capital structure as described on Schedule 4.01(h) (including the issuance or recapitalization of any shares of Stock or other securities convertible into Stock or any revision of the terms of its outstanding Stock), except that changes in such Originator’s capital structure shall be permitted so long as such changes, individually and in the aggregate, do not constitute a Change of Control;
(iii)amend its certificate or articles of incorporation, charter, bylaws, or other organizational documents in any manner which may adversely affect the Secured Parties; or
(iv)engage in any material line of business substantially different from those lines of business conducted by the Parent and its Subsidiaries, taken as a whole, at the Effective Date or any business substantially related or incidental thereto or any business substantially related or incidental to manufacturing, contract assembly, operational, logistics, distribution, integrated services, supply chain management services and related sales and services.
(f)Actions Affecting Rights. No Originator shall (i) take any action, or fail to take any action, if such action or failure to take action may interfere with the enforcement of any rights hereunder or under the other Related Documents, including rights with respect to the Transferred Receivables; or (ii) fail to pay any Charge, fee or other obligation of such Originator with respect to the Transferred Receivables, or fail to defend any action, if such failure to pay or defend may adversely affect the priority or enforceability of the perfected title of Buyer to and the sole record and beneficial ownership interest of Buyer in the Transferred Receivables or, prior to their Transfer hereunder, such Originator’s right, title or interest therein.
(g)ERISA. No Originator shall cause or permit any ERISA Affiliate to, cause or permit to occur an event that could reasonably be expected to result in the imposition of a Lien under Section 430(k) of the IRC or Section 303(k) or 4068 of ERISA or cause or permit to occur an ERISA Event.
(h)Change to Credit and Collection Policies. No Originator shall fail to comply in any material respect with, and no change, amendment, modification or waiver shall be made to, the Credit and Collection Policies without the prior written consent of Buyer and the Administrative Agent.
(i)Adverse Tax Consequences. No Originator shall take or permit to be taken any action (other than with respect to actions taken or to be taken solely by a Governmental Authority), or fail or neglect to perform, keep or observe any of its obligations hereunder or under the other Related Documents, that would have the effect directly or indirectly of
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subjecting any payment to Buyer, or to any assignee who is a resident of the United States of America, to withholding taxation.
(j)No Proceedings. From and after the Prior Closing Date and until the date one year plus one day following the Termination Date, no Originator shall, directly or indirectly, institute or cause to be instituted against Buyer any proceeding of the type referred to in Sections 8.01(d) and 8.01(e) of the Funding Agreement.
(k)Mergers, Acquisitions, Sales, etc. Other than as permitted pursuant to the Credit Agreement or the Funding Agreement, neither the Parent nor any of its Subsidiaries shall (i) be a party to any merger or consolidation, or directly or indirectly purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person; provided that, for the avoidance of doubt, nothing contained herein is intended to restrict the ability of the Parent or any of its Subsidiaries to create or acquire a Subsidiary so long as such action is permitted under the Credit Agreement or the Funding Agreement, or (ii) directly or indirectly sell, transfer, assign, convey or lease whether in one or a series of transactions, all or substantially all of its assets other than pursuant hereto, or permit any Subsidiary to do any of the foregoing, except for any such merger or consolidation, sale, transfer, conveyance, lease or assignment of or by any majority-owned Subsidiary into such Person or into, with or to any other majority-owned Subsidiary and any such purchase or other acquisition by such Person or any majority-owned Subsidiary of the assets or stock of any majority-owned Subsidiary. In connection with any merger or consolidation that is permitted pursuant to the Credit Agreement, each Originator will (i) provide written notice thereof to Buyer, and (ii) take all such actions and deliver, or cause to be delivered, such opinion letters of counsel, certificates and other agreements that Buyer or the Administrative Agent deems reasonably necessary or desirable under the UCC to maintain the perfection and priority of Buyer’s ownership interest in the Transferred Receivables.
(l)Modification to the Credit Agreement. The Parent covenants and agrees to provide the Administrative Agent copies of each material amendment, modification or waiver to any provision of the Credit Agreement promptly after the execution thereof. If any such amendment amends the financial tests set forth in Annex Z or increases the thresholds for events of the type described in Section 8.01(b) or (f), then the Transaction Parties hereby agree to amend this Agreement to conform to such amendments at the request of the Administrative Agent.
(m)Commingling. No Originator shall (and each Originator shall cause each other member of the Parent Group not to) deposit or permit the deposit of any funds that do not constitute Collections of Transferred Receivables into any Lockbox, any Collection Account or any Concentration Account, except during any Settlement Period ending on or prior to May 31, 2025, Excluded Receivable Collections but solely to the extent that the Commingling Ratio for such Settlement Period does not exceed 10.0%; provided that after the Facility Termination Date, so long as any Transferred Receivables of an Obligor remain unpaid, no Originator shall instruct such Obligor to remit Collections of any Transferred Receivables to any Person or account other than to the relevant Lockbox, the relevant Collection Account or the relevant Concentration Account. If any funds not constituting collections of Transferred Receivables are nonetheless impermissibly deposited into any Lockbox, any Collection Account or any Concentration
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Account and such Originator so notifies Buyer, Buyer shall notify the Servicer to promptly remit any such amounts to the applicable Originator.
(n)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. Each Originator shall not use, and each Originator shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, proceeds of the Sale Price of any Transferred Receivables (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti- Corruption Laws or Anti-Terrorism Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (C) in any other manner that would result in liability to any party hereto under any applicable Sanctions or the violation of any Sanctions by any such Person.
(o)Specified Filing Documents. No Originator shall permit any amendment, restatement, supplement or other modification of any Specified Filing Documents that adds any Obligor as the subject of the transactions contemplated thereby with respect to any Originator, unless all Receivables of such Obligor constitute Excluded Receivables.
Section 4.04.Breach of Representations, Warranties or Covenants. Upon discovery by any Originator or Buyer of any breach of representation, warranty or covenant described in Sections 4.01(g), 4.01(l), 4.01(v), 4.01(w), 4.01(x), 4.02(l), 4.03(a), 4.03(b), 4.03(c), 4.03(d) or 4.03(m) with respect to any Transferred Receivable, the party discovering the same shall give prompt written notice thereof to the Administrative Agent and the other parties hereto. The Originator that breached such representation, warranty or covenant shall, if requested by notice from Buyer or the Administrative Agent, on the first Business Day following receipt of such notice, either (a) repurchase the affected Transferred Receivable from Buyer for cash remitted to the relevant Concentration Account, (b) [reserved], or (c) in the case of the Parent, make a capital contribution in cash to Buyer by remitting the amount of such capital contribution to the relevant Concentration Account, in each case, in an amount (the “Rejected Amount”) equal to the Outstanding Balance thereof. Each Originator shall ensure that no Collections or other proceeds with respect to a Transferred Receivable so reconveyed to it are paid or deposited into the relevant Concentration Account. Notwithstanding any other provision herein to the contrary, to the extent an Originator makes a determination that the most efficient method of collecting a Receivable would be to offset amounts owed by such Originator to such Obligor against amounts owed by such Obligor under such Receivable, such Originator may request Buyer to sell such Receivable to Originator for a price equal to the Outstanding Balance thereof. Any such sale shall be in Buyer’s sole discretion and shall only be effective once the purchase price has been deposited into the relevant Concentration Account.
Section 4.05. Supplemental Disclosure. On the request of Buyer (in the event that such information is not otherwise delivered by a Transaction Party to Buyer pursuant to this Agreement), such Transaction Party will (or may, as it shall elect) supplement (or cause to be supplemented) each Schedule hereto, or representation herein or in any other Related Document with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby; provided that such
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supplement to any such Schedule or representation shall not be deemed an amendment thereof except if and to the extent that the information disclosed in such supplement updates (A) Schedule 4.01(b), (B) Schedule 4.01(j), (C) Schedule 4.01(m) to include any new Plans maintained or contributed to in accordance with this Agreement, but includes no additional exceptions or other changes to said schedule or (D) Schedule 4.01(t) to include any accounts.
ARTICLE V
INDEMNIFICATION
Section 5.01.Indemnities by the Originators. Without limiting any other rights that Buyer or any of its Stockholders, any of its assignees (including the Secured Parties and the Administrative Agent), or any of their respective officers, directors, employees, attorneys, agents or representatives and transferees, successors and assigns (each, a “Buyer Indemnified Person”) may have hereunder or under applicable law, each Originator hereby agrees to indemnify and hold harmless each Buyer Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Buyer Indemnified Person in connection with or arising out of the transactions contemplated under this Agreement or under any other Related Document and any actions or failures to act in connection therewith, including any and all associated reasonable legal costs and expenses, or in respect of any Transferred Receivable or any Contract therefor or the use by such Originator of the Sale Price therefor; provided that no Originator shall be liable for any indemnification to a Buyer Indemnified Person to the extent that any such Indemnified Amounts (a) result from such Buyer Indemnified Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, or (b) constitute recourse for uncollectible or uncollected Transferred Receivables due to the failure (without cause or justification) or inability on the part of the related Obligor to perform its obligations thereunder or the occurrence of any event of bankruptcy with respect to such Obligor. Subject to clauses (a) and (b) of the proviso in the immediately preceding sentence, but otherwise without limiting the generality of the foregoing, each Originator shall pay on demand to each Buyer Indemnified Person any and all Indemnified Amounts relating to or resulting from:
(i)reliance on any representation or warranty made or deemed made by such Originator (or any of its officers) under or in connection with this Agreement or any other Related Document (without regard to any qualifications concerning the occurrence or non- occurrence of a Material Adverse Effect or similar concepts of materiality) or on any other information delivered by such Originator pursuant hereto or thereto that shall have been incorrect when made or deemed made or delivered;
(ii)the failure by such Originator to comply with any term, provision or covenant contained in this Agreement, any other Related Document or any agreement executed in connection herewith or therewith (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality), any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation;
(iii)(x) the failure to vest and maintain vested in Buyer, or to Transfer to Buyer, valid and properly perfected title to and sole record and beneficial ownership of
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the Receivables that constitute Transferred Receivables, together with all Collections in respect thereof, free and clear of any Adverse Claim or (y) any Specified Filing;
(iv)any dispute, claim, offset or defense of any Obligor (other than its discharge in bankruptcy) to the payment of any Receivable that is the subject of a Transfer hereunder (including (x) a defense based on such Receivable or the Contract therefor not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms (other than as a result of a discharge in bankruptcy), or any other claim resulting from the sale of the merchandise or services giving rise to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by any Originator or any Affiliate thereof acting as the Servicer or a Sub-Servicer) and (y) resulting from or in connection with any Dilution Factors);
(v)any products liability claim or other claim arising out of or in connection with merchandise, insurance or services that is the subject of any Contract;
(vi)the commingling of Collections with respect to Transferred Receivables by any Originator at any time with its other funds or the funds of any other Person;
(vii)any failure by such Originator to cause the filing of, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or any other applicable laws with respect to any Transferred Receivable that is the subject of a Transfer hereunder to the extent that such filing is necessary to maintain the perfection and priority of Buyer in such Receivable, whether at the time of any such Transfer or at any subsequent time;
(viii)any investigation, Litigation or proceeding related to this Agreement or the use of the Sale Price obtained in connection with any Sale or the ownership of Transferred Receivables or Collections with respect thereto or in respect of any Transferred Receivable or Contract therefor;
(ix)any claim brought by any Person other than a Buyer Indemnified Person arising from any activity by such Originator or any of its Affiliates in servicing, administering or collecting any Transferred Receivables;
(x)any (I) failure of (x) any Collection Account Bank to comply with the terms of the applicable Collection Account Agreement, (y) any Concentration Account Bank to comply with the terms of the applicable Concentration Account Agreement or (z) the Borrower Account Bank to comply with the terms of the Borrower Account Agreement or (II) dispute, claim, offset or defense of (x) any Collection Account Bank arising under the terms of the applicable Collection Account Agreement, (y) any Concentration Account Bank arising under the terms of the applicable Concentration Account or (z) the Borrower Account Bank arising under the terms of the Borrower Account Agreement; or
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(xi)any withholding, deduction or Charge imposed upon any payments with respect to any Transferred Receivable, any Borrower Assigned Agreement or any other Borrower Collateral.
Section 5.02.Indemnities by the Servicer.
(a)Without limiting any other rights that a Buyer Indemnified Person may have hereunder or under applicable law, the Servicer hereby agrees to indemnify and hold harmless each Buyer Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Buyer Indemnified Person in connection with or arising out of the collection activities of the Servicer hereunder or out of any breach by the Servicer of its obligations hereunder or under any other Related Document; provided that the Servicer shall not be liable for any indemnification to a Buyer Indemnified Person to the extent that any such Indemnified Amount (x) results from such Buyer Indemnified Person’s gross negligence or willful misconduct, in each case as finally determined by a court of competent jurisdiction, or (y) constitutes recourse for uncollectible or uncollected Transferred Receivables as a result of the insolvency, bankruptcy or the failure (without cause or justification) or inability on the part of the related Obligor to perform its obligations thereunder. Without limiting the generality of the foregoing, the Servicer shall pay on demand to each Buyer Indemnified Person any and all Indemnified Amounts relating to or resulting from:
(i)reliance on any representation or warranty made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Related Document (without regard to any qualifications concerning the occurrence or non- occurrence of a Material Adverse Effect or similar concepts of materiality) or on any other information delivered by the Servicer pursuant hereto or thereto that shall have been incorrect when made or deemed made or delivered;
(ii)the failure by the Servicer to comply with any term, provision or covenant contained in this Agreement, any other Related Document or any agreement executed in connection herewith or therewith (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality), any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation;
(iii)the imposition of any Adverse Claim with respect to any Transferred Receivable or the Borrower Collateral as a result of any action taken by the Servicer;
(iv)any amounts payable by the Administrative Agent to any Bank under any Account Agreement;
(v)any amounts payable under Section 2.08(g) of the Funding Agreement; or
(vi)the commingling of Collections with respect to Transferred Receivables by the Servicer at any time with its other funds or the funds of any other Person.
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(b)Any Indemnified Amounts subject to the indemnification provisions of this Section 5.02 shall be paid by the Servicer to the Buyer Indemnified Person entitled thereto within five Business Days following demand therefor.
ARTICLE VI
MISCELLANEOUS
Section 6.01.Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by email of the signed notice in PDF form or facsimile transmission (with such email or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 6.01), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth in Schedule 6.01 attached hereto or to such other address (or facsimile number) as may be substituted by notice given as herein provided. Without limiting the generality of the foregoing, all notices to be provided to Buyer hereunder shall be delivered to both Buyer and the Administrative Agent under the Funding Agreement, and shall be effective only upon such delivery to the Administrative Agent in accordance with the terms of the Funding Agreement. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Buyer) designated in any written communication provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.
Section 6.02.No Waiver; Remedies. Buyer’s failure, at any time or times, to require strict performance by the Originators of any provision of this Agreement or any Receivables Assignment shall not waive, affect or diminish any right of Buyer thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of any Originator contained in this Agreement or any Receivables Assignment, and no breach or default by any Originator hereunder or thereunder, shall be deemed to have been suspended or waived by Buyer unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of Buyer and the Administrative Agent and directed to such Originator specifying such suspension or waiver. Buyer’s rights and remedies under this Agreement shall be
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cumulative and nonexclusive of any other rights and remedies that Buyer may have under any other agreement, including the other Related Documents, by operation of law or otherwise. Recourse to the Transferred Receivables shall not be required.
Section 6.03.Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each Originator, Servicer and Buyer and their respective successors and permitted assigns, except as otherwise provided herein. No Originator nor the Servicer may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of Buyer and the Administrative Agent. Any such purported assignment, transfer, hypothecation or other conveyance by any Originator or the Servicer without the prior express written consent of Buyer and the Administrative Agent shall be void. Each Originator and the Servicer acknowledges that Buyer may collaterally assign (and has collaterally assigned) all of its rights granted hereunder to the Administrative Agent (for the benefit of the Secured Parties) under the Funding Agreement, including the benefit of any indemnities under Article V, and the Administrative Agent shall have all rights of Buyer hereunder and, to the extent permitted under the Funding Agreement, may in turn assign such rights. Each Originator and the Servicer acknowledges and agrees that until the Termination Date under the Funding Agreement, (i) no consent or approval by Buyer hereunder nor any delivery of a Servicer Termination Notice hereunder shall be effective without the written consent and approval of the Administrative Agent, (ii) each determination specified to be made by Buyer hereunder may be made by the Administrative Agent, and (iii) the Administrative Agent may enforce directly, without joinder of Buyer, all of Buyer’s rights set forth in this Agreement, including, without limitation, Sections 4.02(b), 4.02(c), 4.04, 6.13, 6.14, 7.04(f), 7.04(h), 7.04(i), 7.04(j), 7.04(k), 8.01 and 9.02. All such assignees, including parties to the Funding Agreement in the case of any assignment to such parties, shall be third party beneficiaries of, and shall be entitled to enforce Buyer’s rights and remedies under, this Agreement to the same extent as Buyer or any of its designated representatives may do. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Originator, the Servicer and Buyer with respect to the transactions contemplated hereby and, except for the Secured Parties and the Administrative Agent, no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement.
Section 6.04.Termination; Survival of Obligations.
(a)This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date.
(b)Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by Buyer under this Agreement shall in any way affect or impair the obligations, duties and liabilities of any Originator or the rights of Buyer relating to any unpaid portion of any and all recourse and indemnity obligations of such Originator to Buyer, including those set forth in Sections 4.04, 5.01, 6.12, 6.14 and 6.15, whether due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Facility Termination Date. Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon each Originator, and
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all rights of Buyer hereunder, all as contained in the Related Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided that the rights and remedies set forth in Section 4.04, the indemnification and payment provisions of Article V, and the provisions of Sections 4.03(j), 6.03, 6.12 and 6.14 shall be continuing and shall survive any termination of this Agreement.
Section 6.05.Complete Agreement; Modification of Agreement. This Agreement and the other Related Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except as set forth in Section 6.06.
Section 6.06.Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or any of the other Related Documents, or any consent to any departure by any Originator therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto; provided that prior to the Termination Date, no amendment, modification, termination or waiver of any provision of this Agreement or any of the other Related Documents, or any consent to any departure by any Originator therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent. No consent or demand in any case shall, in itself, entitle any party to any other consent or further notice or demand in similar or other circumstances.
Section 6.07.Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)THIS AGREEMENT AND EACH RELATED DOCUMENT (EXCEPT TO THE EXTENT THAT ANY RELATED DOCUMENT EXPRESSLY PROVIDES TO THE CONTRARY) AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF BUYER IN THE RECEIVABLES OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
(b)EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT; PROVIDED THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF
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THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE BUYER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE RECEIVABLES OR ANY OTHER SECURITY FOR THE OBLIGATIONS OF THE ORIGINATORS ARISING HEREUNDER, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF BUYER. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 6.01 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
(c)BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 6.08.Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic means) in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.
Section 6.09.Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
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Section 6.10.Section Titles. The section titles and table of contents contained in this Agreement are provided for ease of reference only and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
Section 6.11.No Setoff. Each Originator’s obligations under this Agreement shall not be affected by any right of setoff, counterclaim, recoupment, defense or other right such Originator might have against Buyer, all of which rights are hereby expressly waived by such Originator.
Section 6.12.Confidentiality.
(a)Except to the extent otherwise required by applicable law, as required to be filed publicly with the Securities and Exchange Commission, or unless each Affected Party shall otherwise consent in writing, each Originator, the Servicer and Buyer agree to maintain the confidentiality of this Agreement (and all drafts hereof and documents ancillary hereto) in its communications with third parties other than any Affected Party or any Buyer Indemnified Person and otherwise not to disclose, deliver or otherwise make available to any third party (other than its directors, officers, employees, accountants or counsel) the original or any copy of all or any part of this Agreement (or any draft hereof and documents ancillary hereto) except to an Affected Party or a Buyer Indemnified Person.
(b)Each Originator and the Servicer agrees that it shall not (and shall not permit any of its Affiliates to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the Related Documents without the prior written consent of Buyer (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case such Originator or the Servicer shall consult with Buyer prior to the issuance of such news release or public announcement. Any Originator or the Servicer may, however, disclose the general terms of the transactions contemplated by this Agreement and the Related Documents to trade creditors, suppliers and other similarly-situated Persons so long as such disclosure is not in the form of a news release or public announcement.
(c)Except to the extent otherwise required by applicable law, or in connection with any judicial or administrative proceedings, as required to be filed publicly with the Securities Exchange Commission, or unless the Originators and the Servicer otherwise consent in writing, Buyer agrees (i) to maintain the confidentiality of (A) this Agreement (and all drafts hereof and documents ancillary hereto) and (B) all other confidential proprietary information with respect to the Originators, the Servicer and their respective Affiliates and each of their respective businesses obtained by Buyer in connection with the structuring, negotiation and execution of the transactions contemplated herein and in the other documents ancillary hereto, in each case, in its communications with third parties other than any Originator or the Servicer, and (ii) not to disclose, deliver, or otherwise make available to any third party (other than its directors, officers, employees, accountants or counsel) the original or any copy of all or any part of this Agreement (or any draft hereof and documents ancillary hereto) except to any Originator. Notwithstanding the foregoing, Buyer shall be permitted to disclose copies of this Agreement and the confidential proprietary information described above to (1) each Affected Party and each Affected Party’s and their respective Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to
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whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and to not disclose or use such Information in violation of Regulation FD (17 C.F.R. § 243.100-243.103)), (2) any regulatory authority, (3) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (4) any other party to the Funding Agreement, (5) to the extent required in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Related Document or the enforcement of rights hereunder or thereunder, (6) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee or pledgee of (or participant in), or any prospective assignee or pledgee of (or participant in), any of its rights or obligations under this Agreement, (7) with the consent of the applicable Originator or Servicer, (8) any nationally recognized statistical rating organization rating a Conduit Lender’s Commercial Paper, any dealer or placement agent of or depositary for the Conduit Lender’s Commercial Paper, any Administrator, any Program Support Provider, any credit/financing provider to any Conduit Lender or any of such Person’s counsel or accountants in relation to this Agreement or any other Related Document if they agree to hold the information confidential or (9) to the extent such Agreement or other information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Buyer or Affected Party on a nonconfidential basis from a source other than the Parent or any Subsidiary thereof.
Section 6.13.Further Assurances.
(a)Each Originator shall, at its sole cost and expense, upon request of Buyer, promptly and duly execute and deliver any and all further instruments and documents and take such further actions that may be necessary or desirable or that Buyer may request to carry out more effectively the provisions and purposes of this Agreement or any other Related Document or to obtain the full benefits of this Agreement and of the rights and powers herein granted, including (i) using its best efforts to secure all consents and approvals necessary or appropriate for the assignment to or for the benefit of Buyer of any Transferred Receivable held by such Originator or in which such Originator has any rights not heretofore assigned, and (ii) filing any financing or continuation statements under the UCC with respect to the ownership interests or Liens granted hereunder or under any other Related Document. Each Originator hereby authorizes Buyer to file any such financing or continuation statements without the signature of such Originator to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the Transferred Receivables or any part thereof shall be sufficient as a notice or financing statement where permitted by law. If any amount payable under or in connection with any of the Transferred Receivables is or shall become evidenced by any instrument, such instrument, other than checks and notes received in the ordinary course of business, shall be duly endorsed in a manner satisfactory to Buyer immediately upon such Originator’s receipt thereof and promptly delivered to Buyer.
(b)If any Originator fails to perform any agreement or obligation under this Section 6.13, Buyer may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of Buyer incurred in connection therewith shall be payable by such Originator upon demand of Buyer.
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Section 6.14.Fees and Expenses. In addition to its indemnification obligations pursuant to Article V, each Originator agrees, jointly and severally, to pay on demand all costs and expenses incurred by Buyer in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Related Documents, including the reasonable fees and out-of-pocket expenses incurred by Buyer (including any such amounts owed by Buyer in connection with its financing of the Transfers hereunder), for counsel, advisors, consultants and auditors retained in connection with the transactions contemplated hereby and advice in connection therewith, and each Originator agrees, jointly and severally, to pay all costs and expenses, if any (including reasonable attorneys’ fees and expenses but excluding any costs of enforcement or collection of the Transferred Receivables), in connection with the enforcement of this Agreement and the other Related Documents.
Section 6.15.Nonrecourse Obligations. Notwithstanding any provision in any other Section of this Agreement to the contrary, any obligation of Buyer to pay any amounts payable to the Originators pursuant to this Agreement shall be without recourse to Buyer except to the extent that funds from Advances or Collections are available to Buyer pursuant to the terms of the Funding Agreement for such payment (collectively, the “Buyer Available Amounts”). In the event that amounts payable to the Originators pursuant to this Agreement exceed Buyer Available Amounts, the excess of the amounts due hereunder (and subject to this Section 6.15) over the Buyer Available Amounts paid shall not constitute a “claim” under Section 101(5) of the Bankruptcy Code against Buyer until such time as Buyer has Buyer Available Amounts.
ARTICLE VII
SERVICER PROVISIONS
Section 7.01.Appointment of the Servicer. Buyer hereby appoints the Servicer as its agent to service the Transferred Receivables and, in accordance with the Related Documents, to enforce Buyer’s rights and interests in and under each Transferred Receivable and Contract therefor and to serve in such capacity until the termination of its responsibilities pursuant to Sections 8.01 or 9.01. In connection therewith, the Servicer hereby accepts such appointment and agrees to perform the duties and obligations set forth herein. The Servicer may, with the prior written consent of Buyer, subcontract with a Sub-Servicer for the collection, servicing or administration of the Transferred Receivables; provided that (a) the Servicer shall remain liable for the performance of the duties and obligations of such Sub-Servicer pursuant to the terms hereof, (b) any Sub-Servicing Agreement that may be entered into and any other transactions or services relating to the Transferred Receivables involving a Sub-Servicer shall be deemed to be between the Sub-Servicer and the Servicer alone, and Buyer shall not be deemed a party thereto and shall have no obligations, duties or liabilities with respect to the Sub-Servicer and (c) each Sub-Servicing Agreement shall expressly provide that it shall automatically terminate upon the termination of the Servicer’s responsibilities hereunder in accordance with the terms hereof.
Section 7.02.Duties and Responsibilities of the Servicer.
(a)Subject to the provisions of this Agreement, the Servicer shall conduct the servicing, administration and collection of the Transferred Receivables and shall take, or cause to be taken, all actions that (i) may be necessary or advisable to service, administer and collect each Transferred Receivable from time to time, (ii) the Servicer would take if the Transferred Receivables were owned by the Servicer, and (iii) are consistent with the Credit and Collection
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Policies and industry practice for the servicing of accounts receivable similar to such Transferred Receivables.
(b)In addition to the foregoing, in order to ensure that Buyer has adequate funding for the purchase of Receivables hereunder, the Servicer shall be responsible for the following:
(i)preparation and delivery on behalf of Buyer of all Borrowing Requests, Repayment Notices, Borrowing Base Certificates, Monthly Reports, Weekly Reports and Daily Reports required to be delivered under the Funding Agreement;
(ii)calculation and monitoring of the Borrowing Base and the components thereof, and determination of whether the Receivables included in the calculation of the Net Receivables Balance are in fact Eligible Receivables; or
(iii)establishment, maintenance and administration of the Lockboxes and the Accounts in accordance with Article VI of the Funding Agreement.
Section 7.03.Collections on Receivables.
(a)In the event that the Servicer is unable to determine the specific Transferred Receivables on which Collections have been received from the Obligor thereunder, the parties agree that such Collections shall be deemed to have been received on such Receivables in the order in which they were originated with respect to such Obligor. In the event that the Servicer is unable to determine the specific Transferred Receivables on which discounts, offsets or other non-cash reductions have been granted or made with respect to the Obligor thereunder, the parties agree for purposes of this Agreement only that such reductions shall be deemed to have been granted or made (i) prior to a Termination Event, on such Receivables as determined by the Servicer, and (ii) from and after the occurrence of a Termination Event, in the reverse order in which they were originated with respect to such Obligor.
(b)If the Servicer determines that amounts unrelated to the Transferred Receivables (the “Unrelated Amounts”) have been deposited in any Account, then the Servicer shall provide written evidence thereof to Buyer no later than the first Business Day following the day on which the Servicer had actual knowledge thereof, which evidence shall be provided in writing and shall be otherwise satisfactory to Buyer.
(c)Authorization of the Servicer. Buyer hereby authorizes the Servicer to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the rights of Buyer hereunder, in the determination of the Servicer, to (a) collect all amounts due under any Transferred Receivable, including endorsing the applicable name on checks and other instruments representing Collections on such Receivable, and execute and deliver any and all instruments of satisfaction or cancellation or of partial or full release or discharge and all other comparable instruments with respect to any such Receivable and (b) after any Transferred Receivable becomes a Delinquent Receivable or a Defaulted Receivable and to the extent permitted under and in compliance with applicable law and regulations, commence proceedings with respect to the enforcement of payment of any such Receivable and the Contract therefor and adjust, settle or compromise any payments due thereunder, in each case to the same extent as the applicable Originator could have done if it had continued to own such Receivable. Buyer shall furnish the Servicer with any powers of attorney and other documents necessary or appropriate to
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enable the Servicer to carry out its servicing and administrative duties hereunder. Notwithstanding anything to the contrary contained herein, Buyer shall have the absolute and unlimited right to direct the Servicer (at the Servicer’s expense) (i) to commence or settle any legal action to enforce collection of any Transferred Receivable or (ii) to foreclose upon, repossess or take any other action that Buyer deems necessary or advisable with respect thereto. In no event shall the Servicer be entitled to make Buyer or any Affected Party a party to any Litigation without Buyer’s or such Affected Party’s express prior written consent.
(d)Servicing Fees. As compensation for its servicing activities and as reimbursement for its reasonable expenses in connection therewith, the Servicer shall be entitled to receive the Servicing Fees monthly on each Settlement Date. Such Servicing Fees shall be payable from available funds in accordance with Section 2.07 and 2.08 of the Funding Agreement. The Servicer shall be required to pay for all expenses incurred by it in connection with its activities hereunder (including any payments to accountants, counsel or any other Person) and shall not be entitled to any payment therefor other than the Servicing Fees.
Section 7.04.Covenants of the Servicer. The Servicer covenants and agrees that from and after the Prior Closing Date and until the Termination Date:
(a)Compliance with Agreements and Applicable Laws. The Servicer shall perform each of its obligations under this Agreement and the other Related Documents. The Servicer shall comply with all federal, state, provincial and local laws and regulations applicable to it and the Transferred Receivables, including those relating to truth in lending, retail installment sales, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing, taxation, ERISA and labor matters and environmental laws and environmental permits, except, in each case, where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.
(b)Maintenance of Existence and Conduct of Business. The Servicer shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance with the terms of its certificate or articles of incorporation and by-laws; and (iii) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, including all licenses, permits, charters and registrations, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices, except to the extent that the failure to comply with this clause (iii) could not reasonably be expected to have a Material Adverse Effect.
(c)Collections Received by Servicer. The Servicer shall deposit or cause to be deposited promptly into the relevant Lockbox, Collection Account or Concentration Account, and in any event no later than the first Business Day after receipt thereof, all Collections it may receive with respect to any Transferred Receivable.
(d)ERISA. The Servicer shall give the Administrative Agent prompt written notice of any event that (i) could reasonably be expected to result in the imposition of a Lien under Section 430(k) of the IRC or Section 303(k) or 4068 of ERISA, or (ii) could reasonably be
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expected to result in the incurrence by Servicer of any liabilities under Title IV of ERISA (other than premium payments arising in the ordinary course of business).
(e)Compliance with Credit and Collection Policies. The Servicer shall comply with the Credit and Collection Policies with respect to each Transferred Receivable and the Contract therefor. The Servicer shall not extend, amend, forgive, discharge, compromise, waive, cancel or otherwise modify the terms of any Transferred Receivable or amend, modify or waive any term or condition of any Contract related thereto, except that the Servicer may (i) reduce the Outstanding Balance of a Transferred Receivable as required to reflect any Dilution Factors and (ii) take such actions, to the extent permitted by the Credit and Collection Policies, as the Servicer may deem reasonably necessary or desirable in order to maximize Collections with respect to any past-due Receivable so long as, after giving effect to any such action, no Transferred Receivables which constituted Eligible Receivables prior to such action would no longer constitute Eligible Receivables as a result of such action. The Servicer shall not without the prior written consent of Buyer amend, modify or waive any term or provision of the Credit and Collection Policies.
(f)Ownership of Transferred Receivables; Servicing Records. The Servicer shall (i) identify the Transferred Receivables clearly and unambiguously in its Servicing Records to reflect that such Transferred Receivables are the property of Buyer and that a Lien on such Transferred Receivables has been granted to the Administrative Agent for the benefit of the Secured Parties; (ii) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing such Transferred Receivables in the event of the destruction of any originals thereof) as are necessary or advisable in accordance with industry practice (1) to reflect promptly (a) all payments received and all credits and extensions granted with respect to such Transferred Receivables, (b) the return, rejection, repossessions, or stoppage in transit of any merchandise the sale of which has given rise to any such Transferred Receivable and (c) any other reductions in the Outstanding Balance of such Transferred Receivables on account of Dilution Factors; and (2) to determine no less frequently than the date each Daily Report, Weekly Report or Monthly Report is due, whether each Transferred Receivable then outstanding qualifies as an Eligible Receivable; (iii) by no later than the Effective Date, mark conspicuously with a legend, in form and substance satisfactory to Buyer, its books and records (including computer records) and credit files pertaining to the Borrower Collateral, and its file cabinets or other storage facilities where it maintains information pertaining thereto, to evidence the assignment of the Transferred Receivables under this Agreement and the assignment and Liens granted pursuant to the Funding Agreement. Upon the occurrence and during the continuance of an Incipient Termination Event or a Termination Event, the Servicer shall deliver and turn over such books and records to Buyer or its representatives at any time on demand. The Servicer shall permit any representative of Buyer to inspect such books and records and shall provide photocopies thereof to Buyer as more specifically set forth in Section 7.04(i).
(g)Payment and Performance of Charges and other Obligations.
(i)Subject to Section 7.04(g)(ii), the Servicer shall pay, perform and discharge or cause to be paid, performed and discharged promptly all charges and claims payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and
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unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise before any amount thereof shall become past due.
(ii)The Servicer may in good faith contest, by appropriate proceedings, the validity or amount of any charges or claims described in Section 7.04(g)(i); provided that (A) adequate reserves with respect to such contest are maintained on the books of the Servicer, in accordance with GAAP, (B) such contest is maintained and prosecuted continuously and with diligence, (C) none of the Borrower Collateral becomes subject to forfeiture or loss as a result of such contest, (D) no Lien shall be imposed to secure payment of such charges or claims other than inchoate tax liens and (E) the Administrative Agent has not advised the Servicer in writing that it reasonably believes that failure to pay or to discharge such claims or charges could have or result in a Material Adverse Effect.
(h)Access. The Servicer agrees to provide Buyer and Buyer’s employees, directors, agents and representatives with all access that the Originators have covenanted and agreed to provide to Buyer in Section 4.02(b).
(i)Communication with Accountants. The Servicer authorizes Buyer to communicate directly with its independent certified public accountants, and authorizes and, shall upon Buyer’s request, instruct those accountants to disclose and make available to Buyer, its officers, employees, agents and representatives any and all financial statements and other supporting financial documents, schedules and information relating to the Servicer (including copies of any issued management letters) with respect to the business, financial condition and other affairs of the Servicer. The Servicer agrees to render to Buyer, at the Servicer’s own cost and expense, such clerical and other assistance as may be reasonably requested with regard to the foregoing, it being understood that the Servicer shall be required to comply with a request under this Section 7.03(i) only to the extent such request is reasonably related to the transactions contemplated by the Related Documents and to the Transferred Receivables.
(j)Collection of Transferred Receivables. In connection with the collection of amounts due or to become due under the Transferred Receivables, the Borrower Assigned Agreements and any other Borrower Collateral, the Servicer shall take such action as it, and from and after the occurrence and during the continuance of a Termination Event, Buyer may deem necessary or desirable to enforce collection of the Transferred Receivables, the Borrower Assigned Agreements and the other Borrower Collateral; provided that the applicable Originator may, rather than commencing any such action or taking any other enforcement action, at its option, elect to pay to Buyer, for deposit into the Agent Account, an amount equal to the Outstanding Balance of any such Transferred Receivable. If (i) an Incipient Termination Event or a Termination Event shall have occurred and be continuing or (ii) Buyer in good faith believes that an Incipient Termination Event or a Termination Event is imminent, then Buyer may, without prior notice to any Originator or the Servicer, (x) exercise its right to take exclusive ownership and control of (1) the Collections, the Collection Accounts and the Concentration Accounts in accordance with the terms of the applicable Collection Account Agreement or Concentration Account Agreement, as applicable, and (2) the Borrower Account in accordance with the Borrower Account Agreement (in which case the Servicer shall be required to deposit any Collections it then has in its possession or at any time thereafter receives, immediately in the
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relevant Concentration Account) and (y) notify any Obligor under any Transferred Receivable or obligors under the Borrower Assigned Agreements of the sale to Buyer of such Transferred Receivables and of the pledge of such Transferred Receivables or Borrower Assigned Agreements, as the case may be, to the Administrative Agent and direct that payments of all amounts due or to become due to Buyer thereunder be made directly to Buyer or any servicer, collection agent or Account designated by Buyer and Buyer may enforce collection of any such Transferred Receivable or the Borrower Assigned Agreements and adjust, settle or compromise the amount or payment thereof. Buyer shall provide prompt notice to the Servicer of any such notification of assignment, pledge or direction of payment to the Obligors under any Transferred Receivables.
(k)Performance of Borrower Assigned Agreements. The Servicer shall (i) perform and observe all the terms and provisions of the Borrower Assigned Agreements to be performed or observed by it, maintain the Borrower Assigned Agreements in full force and effect, enforce the Borrower Assigned Agreements in accordance with their terms and take all action as may from time to time be requested by Buyer in order to accomplish the foregoing, and (ii) upon the request of and as directed by Buyer, make such demands and requests to any other party to the Borrower Assigned Agreements as are permitted to be made by the Servicer thereunder.
(l)License for Use of Software and Other Intellectual Property. Unless expressly prohibited by the licensor thereof or any provision of applicable law, if any, the Servicer hereby grants to Buyer (and to the Administrative Agent on behalf of the Secured Parties as assignee of Buyer) a limited license to use, without charge, the Servicer’s computer programs, software, printouts and other computer materials, technical knowledge or processes, data bases, materials, trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, patent applications, trade names, rights of use of any name, labels, fictitious names, inventions, designs, trade secrets, goodwill, registrations, copyrights, copyright applications, permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials or any property of a similar nature, as it pertains to the Transferred Receivables and the other Borrower Collateral, or any rights to any of the foregoing, only as reasonably required in connection with the collection of the Transferred Receivables and the advertising for sale, and selling any of the Borrower Collateral, or exercising of any other remedies with respect thereto, and the Servicer agrees that its rights under all licenses and franchise agreements shall inure to Buyer (and to the Administrative Agent on behalf of the Secured Parties as assignee of Buyer) for purposes of the license granted herein. Except upon the occurrence and during the continuation of a Termination Event, Buyer agrees not to use (and shall cause the Administrative Agent to covenant not to use) any such license without giving the Servicer prior written notice.
(m)Deposit of Collections. The Servicer shall (and shall cause each of its Affiliates to) (i) instruct all Obligors to remit all payments with respect to any Transferred Receivables directly into the relevant Lockbox, the relevant Collection Account or the relevant Concentration Account, and (ii) deposit or cause to be deposited promptly into the relevant Lockbox, the relevant Collection Account or the relevant Concentration Account, and in any event no later than the first Business Day after receipt thereof, all Collections it may receive in respect of Transferred Receivables (and until so deposited, all such Collections shall be held in trust for the benefit of Buyer and its assigns (including the Administrative Agent and the Secured Parties)). The Servicer shall not make or permit to be made deposits into any Lockbox, any Collection
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Account or any Concentration Account other than in accordance with this Agreement and the other Related Documents. Without limiting the generality of the foregoing, the Servicer shall ensure that no Collections or other proceeds with respect to a Receivable reconveyed to any Originator pursuant to Section 4.04 are paid or deposited into any Lockbox, any Collection Account or any Concentration Account. The Servicer shall (and shall cause each of its Affiliates to) endorse, to the extent necessary, all checks or other instruments received in any Lockbox so that the same can be deposited into the relevant Collection Account or the relevant Concentration Account, in the form so received (with all necessary endorsements), on the first Business Day after the date of receipt thereof. In addition, the Servicer shall (and shall cause each of its Affiliates to) deposit or cause to be deposited into the relevant Concentration Account all cash, checks, money orders or other proceeds of Transferred Receivables or Borrower Collateral received by it in any Lockbox or any Collection Account, in the form so received (with all necessary endorsements), not later than the close of business on the first Business Day following the receipt thereof, and until so deposited all such items or other proceeds shall be held in trust for the benefit of the Administrative Agent. The Servicer shall direct all Obligors of Transferred Receivables originated by each Originator that has established an Originator Collection Account to remit all payments with respect to such Receivables for deposit in the relevant Originator Collection Account or the relevant Concentration Account and shall promptly, and in any event no later than the first Business Day after receipt thereof, remit any payments received in the relevant Originator Collection Account for deposit in the relevant Concentration Account. By its execution of this Agreement, Parent hereby agrees (subject to Section 12.20 of the Funding Agreement) that it has no claim to any Originator Collection Account, or to any amounts on deposit therein (other than bare legal title to any Originator Collection Account titled in Parent's name).
(n)Commingling. The Servicer shall not (and shall cause each other member of the Parent Group not to) deposit or permit the deposit of any funds that do not constitute Collections of Transferred Receivables into any Lockbox, any Collection Account or any Concentration Account except (i) as otherwise permitted by Section 4.03(m) and (ii) during any Settlement Period ending on or prior to May 31, 2025, Excluded Receivable Collections but solely to the extent that the Commingling Ratio for such Settlement Period does not exceed 10.0%. If any funds not constituting Collections of Transferred Receivables are nonetheless impermissibly deposited into any Lockbox, any Collection Account or any Concentration Account and the Servicer so notifies Buyer, Buyer shall promptly remit any such amounts to the applicable Originator. So long as any Transferred Receivables of an Obligor remain unpaid, the Servicer shall not instruct such Obligor to remit Collections of any Receivables other than Excluded Receivables to any Person or account other than to the relevant Lockbox, the relevant Collection Account or the relevant Concentration Account.
(o)Separate Identity. The Servicer shall comply with Section 4.02(i) to the same extent as if it were an Originator.
(p)Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. Policies and procedures will be maintained and enforced by or on behalf of the Servicer that are designed in good faith and in a commercially reasonable manner to promote and achieve compliance, in the reasonable judgment of the Servicer, by the Servicer and each of its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism
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Laws and applicable Sanctions, in each case giving due regard to the nature of such Person’s business and activities.
(q)Buyer’s Tax Status. The Servicer shall ensure that the Buyer will remain a wholly- owned subsidiary of a United States person (within the meaning of Section 7701(a)(30) of the Code) and not be subject to withholding under Section 1446 of the Code. The Servicer shall ensure that the Borrower will not (i) become treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a “United States person” within the meaning of Section 7701(a)(30) of the Code for U.S. federal income tax purpose or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Servicer shall ensure that the Buyer shall not become subject to any Tax in any jurisdiction outside the United States or any material amount of Taxes imposed by a state or local taxing authority.
Section 7.05.Reporting Requirements of the Servicer. The Servicer hereby agrees that, from and after the Effective Date and until the Termination Date, it shall prepare and deliver or cause to be prepared and delivered to the Administrative Agent and the Managing Agents the financial statements, notices, reports, and other information at the times, to the Persons and in the manner set forth in Annex 7.05.
ARTICLE VIII
EVENTS OF SERVICER TERMINATION
Section 8.01.Events of Servicer Termination. If any of the following events (each, an “Event of Servicer Termination”) shall occur (regardless of the reason therefor):
(a)the Servicer shall (i) fail to make any payment or deposit hereunder when due and payable and the same shall remain unremedied for one (1) Business Day or more; (ii) fail to deliver when due any of the reports required to be delivered pursuant to Section 7.05 or any other report related to the Transferred Receivables as required by the other Related Documents and the same shall remain unremedied for two (2) Business Days or more; or (iii) fail or neglect to perform, keep or observe any other provision of this Agreement or the other Related Documents (other than any provision embodied in or covered by any other clause of this Section 8.01) and the same shall remain unremedied for five (5) days or more following the earlier to occur of an Authorized Officer of the Servicer becoming aware of such breach and the Servicer’s receipt of notice thereof; or
(b)(i) the Servicer shall fail to make any payment with respect to any of its Debts which is in an aggregate principal amount exceeding $250,000,000 when due, and the same shall remain unremedied for any applicable grace period with respect thereto; or (ii) a default or breach shall occur and be continuing under any agreement, document or instrument to which the Servicer is a party or by which the Servicer or its property is bound (other than a Related Document), and such default or breach shall remain unremedied after any applicable grace period with respect thereto and which involves a Debt which is in an aggregate principal amount exceeding $250,000,000; or
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(c)a case or proceeding shall have been commenced against the Servicer or any Affiliate which acts as a Sub-Servicer seeking a decree or order in respect of any such Person (i) under any Debtor Relief Law or any other applicable federal, state, provincial or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, or (iii) ordering the winding-up or liquidation of the affairs of any such Person, and such case or proceeding continues for 60 days unless dismissed or discharged; provided that such 60- day period shall be deemed terminated immediately if (x) a decree or order is entered by a court of competent jurisdiction with respect to a case or proceeding described in this subsection (c), or (y) any of the events described in Section 8.01(d) shall have occurred; or
(d)the Servicer or any Affiliate which acts as a Sub-Servicer shall (i) file a petition seeking relief under any Debtor Relief Law or any other applicable federal, state, provincial or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of any proceedings under any Debtor Relief Law or any other applicable federal, state, provincial or foreign bankruptcy or similar law or to the filing of any petition thereunder or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate action in furtherance of any of the foregoing; or
(e)the Servicer or any Affiliate which acts as a Sub-Servicer generally does not pay its debts as such debts become due or admits in writing its inability to, or is generally unable to, pay its debts as such debts become due; or
(f)a final judgment or judgments for the payment of money in excess of $250,000,000 in the aggregate (net of (i) amounts covered by valid third-party indemnification obligations from a third party that is solvent and has been notified of the claim under such indemnification obligation and has not disputed that it is liable for such claim and (ii) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and one or more reputable insurers (as determined by Parent) covering payment thereof) at any time outstanding shall be rendered against the Servicer or any other Subsidiary of the Parent which acts as a Sub- Servicer and either (i) enforcement proceedings shall have been commenced upon any such judgment or (ii) the same shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay; provided, however, that any such judgment or order shall not be an Event of Servicer Termination under this Section 8.01(f) if and for so long as such judgment shall have been paid; or
(g)(i) any information contained in any Borrowing Base Certificate, Monthly Report, Weekly Report or Daily Report is untrue or incorrect in any respect or (ii) any representation or warranty of the Servicer herein or in any other Related Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered by the Servicer to any Affected Party hereto or thereto is untrue or incorrect in any material respect as of the date when made or deemed made and such representation and warranty, if relating to any Transferred Receivable, has not been cured by the repurchase of any such Transferred Receivable pursuant to Section 4.04; or
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(h)Buyer shall have determined that any event or condition that materially adversely affects the ability of the Servicer to collect the Transferred Receivables or to otherwise perform hereunder has occurred; or
(i)a Termination Event shall have occurred or this Agreement shall have been terminated; or
(j)a deterioration has taken place in the quality of servicing of Transferred Receivables or other Receivables serviced by the Servicer that Buyer or the Administrative Agent, in its sole discretion, determines to be material, and such material deterioration has not been eliminated within 30 days after written notice thereof shall have been given by the Administrative Agent to the Servicer; or
(k)the Servicer shall assign or purport to assign any of its obligations hereunder without the prior written consent of Buyer; or
(l)a Change of Control shall have occurred; or
(m)a default or breach of any of the tests set forth in Annex Z shall have occurred;
then, and in any such event, Buyer may, by delivery of a Servicer Termination Notice to the Servicer, terminate the servicing responsibilities of the Servicer hereunder, without demand, protest or further notice of any kind, all of which are hereby waived by the Servicer. Upon the delivery of any such notice, all authority and power of the Servicer under this Agreement shall pass to and be vested in the Successor Servicer acting pursuant to Section 9.02; provided that notwithstanding anything to the contrary herein, the Servicer agrees to continue to follow the procedures set forth in Section 7.02 with respect to Collections on the Transferred Receivables until a Successor Servicer has assumed the responsibilities and obligations of the Servicer in accordance with Section 9.02.
ARTICLE IX
SUCCESSOR SERVICER PROVISIONS
Section 9.01.Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon a determination that (a) the performance of its duties hereunder has become impermissible under applicable law or regulation and (b) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder become permissible under applicable law. Any such determination shall (i) with respect to clause (a) above, be evidenced by an opinion of counsel to such effect and (ii) with respect to clause (b) above, be evidenced by an Officer’s Certificate to such effect, in each case delivered to the Administrative Agent. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 9.02.
Section 9.02.Appointment of the Successor Servicer. In connection with the termination of the Servicer’s responsibilities or the resignation by the Servicer under this Agreement pursuant to Sections 8.01 or 9.01, Buyer may at any time appoint a successor servicer to the Servicer that shall be acceptable to the Administrative Agent and shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement
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(the Administrative Agent, in such capacity, or such successor servicer being referred to as the “Successor Servicer”); provided that the Successor Servicer shall have no responsibility for any actions of the Servicer prior to the date of its appointment or assumption of duties as Successor Servicer. In selecting a Successor Servicer, Buyer may (but shall not be required to) obtain bids from any potential Successor Servicer and may agree to any bid it deems appropriate. The Successor Servicer shall accept its appointment by executing, acknowledging and delivering to Buyer an instrument in form and substance acceptable to Buyer and the Administrative Agent.
Section 9.03.Duties of the Servicer. The Servicer covenants and agrees that, following the appointment of, or assumption of duties by, a Successor Servicer:
(a)The Servicer shall terminate its activities as Servicer hereunder in a manner that facilitates the transfer of servicing duties to the Successor Servicer and is otherwise acceptable to Buyer and the Administrative Agent and, without limiting the generality of the foregoing, shall, at its own expense, timely deliver (i) any funds to the Administrative Agent that were required to be remitted to the Administrative Agent for deposit in the Agent Account under the Funding Agreement and (ii) copies of all Servicing Records and other information with respect to the Transferred Receivables to the Successor Servicer at a place selected by the Successor Servicer. The Servicer shall cooperate with the Successor Servicer in effecting the termination of the responsibilities and rights of the predecessor Servicer under this Agreement and shall account for all funds and shall execute and deliver such instruments and do such other things as may be required to vest and confirm in the Successor Servicer all rights, powers, duties, responsibilities, obligations and liabilities of the Servicer. All reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with transferring all files and other documents in respect of the Transferred Receivables to the Successor Servicer shall be for the account of the predecessor Servicer.
(b)The Servicer shall terminate each existing Sub-Servicing Agreement and the Successor Servicer shall not be deemed to have assumed any of the Servicer’s interests therein or to have replaced the Servicer as a party thereto.
(c)In the event that the Servicer is terminated as Servicer hereunder but no Successor Servicer has been appointed, the Servicer shall timely deliver to the Administrative Agent or its designee, at a place designated by the Administrative Agent or such designee, all Servicing Records and other information with respect to the Transferred Receivables which otherwise would be required to be delivered to the Successor Servicer under Section 9.03(a) above, and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with transferring such files and other documents to the Administrative Agent shall be for the account of the predecessor Servicer.
Section 9.04.Effect of Termination or Resignation. Any termination of or resignation by the Servicer hereunder shall not affect any claims that Buyer or its assigns may have against the Servicer for events or actions taken or not taken by the Servicer arising prior to any such termination or resignation.
Section 9.05.Power of Attorney. On the Effective Date, the Servicer shall execute and deliver a power of attorney in substantially in the form attached hereto as Exhibit 9.05 (a “Power of Attorney”). The Power of Attorney is a power coupled with an interest and shall be
45

irrevocable until this Agreement has terminated in accordance with its terms and all of the Transferred Receivables have been indefeasibly paid or otherwise written off as uncollectible. The powers conferred under the Power of Attorney are solely to protect the interests of Buyer and its assigns (including the Administrative Agent and the Secured Parties) in the Transferred Receivables and the ability of the Successor Servicer to assume the servicing rights, powers and responsibilities of the Servicer hereunder and shall not impose any duty upon the Administrative Agent or the Successor Servicer to exercise any such powers. The Administrative Agent covenants and agrees not to use the Power of Attorney except following a Termination Event and prior to the occurrence of the Termination Date.
Section 9.06.No Proceedings. Each Originator and Servicer agrees that, from and after the Prior Closing Date and until the date one year plus one day following the Termination Date, it will not, directly or indirectly, institute or cause to be instituted against Buyer any proceeding of the type referred to in Sections 8.01(d) and 8.01(e) of the Funding Agreement. This Section 9.06 shall survive the termination of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
46

IN WITNESS WHEREOF, the parties have caused this Receivables Sale and Servicing Agreement to be executed by their respective duly authorized representatives, as of the date first above written.
TD SYNNEX CORPORATION,
individually and as an Originator

By:         Name:
Title:

SIT FUNDING LLC,
as Buyer

By:         Name:
Title:

TD SYNNEX CORPORATION,
as Servicer

By:         Name:
Title:

HYVE SOLUTIONS CORPORATION,
as an Originator

By:         Name:
Title:

S-1

TECH DATA GOVERNMENT SOLUTIONS LLC,
as an Originator

By:         Name:
Title:
S-2

EXHIBIT 2.01(a)
Form of RECEIVABLES ASSIGNMENT
THIS RECEIVABLES ASSIGNMENT (the “Receivables Assignment”) is entered into as of [DATE], by and between [Name of Originator] (the “Originator”) and SIT FUNDING LLC (f/k/a SIT Funding Corporation) (“Buyer”).
1.We refer to that certain Third Amended and Restated Receivables Sale and Servicing Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Sale Agreement”) dated as of January 23, 2009, among the Originator, the other Originators party thereto, TD SYNNEX Corporation and Buyer. All of the terms, covenants and conditions of the Sale Agreement are hereby made a part of this Receivables Assignment and are deemed incorporated herein in full. Unless otherwise defined herein, capitalized terms or matters of construction defined or established in the Sale Agreement shall be applied herein as defined or established therein.
2.For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Originator hereby sells, or, in the event the Originator is the Parent, sells or contributes, to Buyer, without recourse, except as provided in Section 4.04 of the Sale Agreement, all of the Originator’s right, title and interest in, to and under all of its Receivables other than Excluded Receivables (including all Collections, Records and proceeds with respect to such included Receivables) existing as of the Closing Date and thereafter created or arising at any time until the Facility Termination Date.
3.Subject to the terms and conditions of the Sale Agreement, the Originator hereby covenants and agrees to assign, sell or contribute, as applicable, execute and deliver, or cause to be assigned, sold or contributed, executed and delivered, and to do or make, or cause to be done or made, upon request of Buyer and at the Originator’s expense, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by Buyer for the purpose of or in connection with acquiring or more effectively vesting in Buyer or evidencing the vesting in Buyer of the property, rights, title and interests of the Originator sold or contributed hereunder or intended to be sold or contributed hereunder.
4.Wherever possible, each provision of this Receivables Assignment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Receivables Assignment shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Receivables Assignment.
5.THIS RECEIVABLES ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD

TO CONFLICTS OF LAW PRINCIPLES), AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
IN WITNESS WHEREOF, the parties have caused this Receivables Assignment to be executed by their respective officers thereunto duly authorized, as of the day and year first above written.
[NAME OF ORIGINATOR]

By:      Name:
Title:

SIT FUNDING LLC, as Buyer

By:      Name:
Title:

Exhibit 2.01(a)-2

EXHIBIT 2.01(c)(ii)
Form of SUBORDINATED NOTE

[[$/C$]    ]    [     ,     ]

FOR VALUE RECEIVED, the undersigned, SIT FUNDING LLC, a Delaware limited liability company (f/k/a SIT Funding Corporation) (the “Borrower”), hereby promises to pay to the order of [    ], a (the “Subordinated Lender”), or its assigns, at [ADDRESS], or at such other place as the holder of this Subordinated Note (“Note”) may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of [ ] DOLLARS [$ ], or, if less, the aggregate unpaid principal amount of all Subordinated Loans (as defined in the Sale Agreement referred to below) made to the Borrower, upon the earlier to occur of (i) Final Advance Date and (ii) the Termination Date (in each case, as defined in Annex X to the Sale Agreement referred to below), together with interest thereon from time to time from the Effective Date (as defined in the Sale Agreement referred to below) at the rate shown in The Wall Street Journal as the “Prime Rate” on such date (the “Interest Rate”) on the unpaid principal amount of each Subordinated Loan for the period commencing on and including the date of such Subordinated Loan to but excluding the date such Subordinated Loan is paid in full.
The date, amount and interest rate of each Subordinated Loan made by the Subordinated Lender to the Borrower, and each payment made by or on behalf of the Borrower on account of the principal thereof, shall be recorded by the Subordinated Lender on its books and, prior to any transfer of this Note, endorsed by the Subordinated Lender on the schedule attached hereto or any continuation thereof. The books of the Subordinated Lender and such schedule shall be presumptive evidence of the amounts due and owing to the Subordinated Lender by the Borrower; provided that any failure of the Subordinated Lender to record a notation in its books or on the schedule to this Note as aforesaid or any error in so recording shall not limit or otherwise affect the obligation of the Borrower to repay Subordinated Loans in accordance with their respective terms set forth herein.
All capitalized terms, unless otherwise defined herein, shall have the meanings assigned to them in the Third Amended and Restated Receivables Sale and Servicing Agreement, dated as of January 23, 2009 (as the same may be subsequently amended, restated or otherwise modified, the “Sale Agreement”) by and among the Borrower, the Subordinated Lender, the other Originators thereunder and TD SYNNEX Corporation. This Note is issued pursuant to the Sale Agreement and is one of the Subordinated Notes referred to therein. All of the terms, covenants and conditions of the Sale Agreement and all other instruments evidencing the indebtedness hereunder, including the other Related Documents, are hereby made a part of this Note and are deemed incorporated herein in full.

The Borrower may at any time and from time to time voluntarily repay, in whole or in part, all Subordinated Loans made hereunder. Any amount so repaid may, subject to the terms and conditions hereof, be reborrowed hereunder; provided that all repayments of Subordinated Loans or any portion thereof shall be made together with payment of all interest accrued on the amount repaid to (but excluding) the date of such repayment.
Interest shall be payable on the outstanding principal amount of this Note from time to time in arrears on the first Business Day of each calendar month. All computations of interest shall be made by the Subordinated Lender on the basis of a 365 day year, in each case for the actual number of days occurring in the period for which such interest is payable. The Interest Rate shall be determined (i) on the first Business Day immediately prior to the Effective Date for calculation of the Interest Rate for the period from the Effective Date through the end of the first calendar month following the Effective Date, and (ii) as of the last Business Day of each month for use in calculating the interest that is payable for the following calendar month, and the Interest Rate so determined shall be utilized for such calendar month. Each determination by the Subordinated Lender of an interest rate hereunder shall be final, binding and conclusive on the Borrower (absent manifest error). The Borrower shall pay interest at the applicable Interest Rate on unpaid interest on any Subordinated Loan or any installment thereof, and on any other amount payable by the Borrower hereunder (to the extent permitted by law) that shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof to (but excluding) the date the same is indefeasibly paid in full.
If any payment or prepayment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the Interest Rate during such extension.
As set forth below, the indebtedness evidenced by this Subordinated Note is subordinate in right of payment to all Borrower Obligations and all renewals, extensions, refinancings or refundings of any such obligations (whether for principal, interest (including but not limited to interest accruing after the filing of a petition initiating any bankruptcy, insolvency or receivership proceeding (each, an “Insolvency Proceeding”) whether or not such interest is allowed in such Insolvency Proceeding), fees, indemnities, repurchase price, expenses or otherwise) (collectively, the “Senior Obligations”). The subordination provisions contained herein are for the direct benefit of, and may be enforced by, any holder of a Senior Obligation, and may not be terminated, amended or otherwise revoked until the Senior Obligations have been indefeasibly paid in full in cash and the Related Documents terminated in accordance with their respective terms. This Subordinated Note shall not be subject to any defense or any rights of set- off, including on account of any past or present debt. Upon the occurrence and during the continuance of any Termination Event or Incipient Termination Event, the Subordinated Lender shall not demand, accelerate, sue for, take, receive or accept from the Borrower, directly or indirectly, in cash or other property or by set-off or any other manner (including, without limitation, from or by way of collateral) any payment of or security for all or any part of the indebtedness under this Subordinated Note or exercise any remedies or take any action or proceeding to enforce the same. The Subordinated Lender hereby agrees that prior to the date that is one year and one day after all of the Senior Obligations have been indefeasibly paid in full in cash and the Related Documents terminated in accordance with their respective terms, the

Exhibit 2.01(c)(ii)-2

Subordinated Lender will not take any action to institute any Insolvency Proceeding in respect of the Borrower or which would be reasonably likely to cause the Borrower to be subject to, or seek the protection of, any such Insolvency Proceeding.
If the Borrower becomes subject to any Insolvency Proceeding, then the holders of the Senior Obligations shall receive payment in full of all amounts due or to become due on or with respect to the Senior Obligations before the Subordinated Lender shall be entitled to receive any payment on account of this Subordinated Note. Accordingly, any payment or distribution of assets of the Borrower of any kind or character, whether in cash, securities or other property, in any applicable Insolvency Proceeding, that would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent for application to, or as collateral for the payment of, the Senior Obligations until such Senior Obligations shall have been indefeasibly paid in full in cash.
In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Subordinated Lender for the use, forbearance or detention of money advanced hereunder exceed the highest rate of interest permissible under law (the “Maximum Lawful Rate”). In the event that a court of competent jurisdiction determines that Subordinated Lender has charged or received interest hereunder in excess of the Maximum Lawful Rate, the amount of interest payable hereunder shall be equal to the amount payable under the Maximum Lawful Rate; provided that if at any time thereafter the amount of interest payable to Subordinated Lender hereunder is less than the amount payable under the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Subordinated Lender from the making of Subordinated Loans hereunder is equal to the total interest that Subordinated Lender would have received had the amount of interest payable to Subordinated Lender hereunder been (but for the operation of this paragraph) the amount of interest payable from the Effective Date. Thereafter, the amount of interest payable hereunder shall be the amount determined in accordance with the terms hereof unless and until the amount so calculated again exceeds the amount payable under the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by Subordinated Lender pursuant to the terms hereof exceed the amount that Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event the amount payable under the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Note, shall make a final determination that Subordinated Lender has received interest hereunder in excess of the Maximum Lawful Rate, Subordinated Lender shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid hereunder, then to the outstanding principal amount of the Subordinated Loans, then to fees and any other unpaid charges, and thereafter shall refund any excess to the Borrower or as a court of competent jurisdiction may otherwise order.

Exhibit 2.01(c)(ii)-3

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note.
Time is of the essence of this Note. To the fullest extent permitted by applicable law, the Borrower expressly waives presentment, demand, diligence, protest and all notices of any kind whatsoever with respect to this Note.
BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE BORROWER HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS NOTE, THE SALE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
IN WITNESS WHEREOF, the Borrower has caused this Note to be signed and delivered by its duly authorized officer as of the date set forth above.
SIT FUNDING LLC

By:      Name:      Title:

Exhibit 2.01(c)(ii)-4

SCHEDULE OF LOANS TO SUBORDINATED NOTE

Date	Amount of Subordinated Loan	Amount of Principal Paid	Unpaid Principal Balance	Notation made by

Exhibit 2.01(c)(ii)-5

EXHIBIT 2.03
Form of
ORIGINATOR SUPPORT AGREEMENT

THIS ORIGINATOR SUPPORT AGREEMENT (“Agreement”) is entered into as of [ , ], by TD SYNNEX CORPORATION, a Delaware corporation (“Parent”), in favor of SIT FUNDING LLC, a Delaware limited liability company (f/k/a SIT Funding Corporation) (“SPE”).
RECITALS
(A)SIT Funding LLC, as purchaser, has entered into a Third Amended and Restated Receivables Sale and Servicing Agreement dated as of January 23, 2009 (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Sale Agreement”), with TD SYNNEX Corporation, and the persons party thereto as “Originators.” Unless otherwise defined herein, capitalized terms or matters of construction defined or established Annex X to the Sale Agreement shall be applied herein as defined or established therein.
(B)It is a condition precedent to [    ] becoming a party to the Sale Agreement as an “Originator” that Parent, as owner, directly or indirectly, of at least 100% of the outstanding Stock having ordinary voting power to elect the board of directors of [ ] and each other Originator, shall have executed and delivered this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce SPE to make purchases under the Sale Agreement, Parent hereby agrees as follows:
Section 1. Unconditional Undertaking. Parent hereby unconditionally and irrevocably undertakes and agrees with and for the benefit of SPE and the Administrative Agent (for itself and for the benefit of the Secured Parties) to cause the due and punctual performance and observance by the Servicer and each other Originator and their respective successors and assigns (collectively, the “Synnex Entities”) of all of the terms, covenants, conditions, agreements and undertakings on the part of such Synnex Entity to be performed or observed under the Sale Agreement or any document delivered by such Synnex Entity in connection with the Sale Agreement, the Funding Agreement and the Related Documents in accordance with the terms thereof, including the punctual payment when due of all obligations of such Synnex Entity now or hereafter existing under the Sale Agreement whether for indemnification payments, fees, expenses or otherwise (such terms, covenants, conditions, agreements, undertakings and other obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable and documented expenses (including reasonable and documented fees and expenses of attorneys, auditors and accountants) incurred by SPE, the Administrative Agent and their respective assigns in enforcing any rights under this Agreement; provided that the foregoing unconditional undertaking of Parent is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Transferred Receivables. Parent agrees that each of its Subsidiaries that becomes an “Originator” under the Sale Agreement shall be deemed to be an “Originator” for purposes of this Agreement. In the event that any Synnex Entity shall fail in any manner whatsoever to perform or observe any of its Guaranteed Obligations when the same shall be required to be performed or observed under the Sale Agreement or any such other Related Document, then Parent will itself duly and punctually perform or observe, or cause to be duly and punctually performed or observed, such Guaranteed Obligations, and it shall not be a condition to the accrual of the obligation of Parent hereunder to perform or observe any Guaranteed Obligation (or to cause the same to be performed or observed) that SPE or the Administrative Agent, as applicable, shall have first made any request of or demand upon or given any notice to Parent or to any Synnex Entity or their respective successors or assigns, or have instituted any action or proceeding against Parent or any Synnex Entity or their respective successors or assigns in respect thereof.
Section 2. Obligation Absolute. Parent undertakes that the Guaranteed Obligations will be performed or paid strictly in accordance with the terms of the Sale Agreement or any other Related Document delivered by any Synnex Entity in connection with the Sale Agreement regardless of any law, regulation or order applicable to SPE or the Administrative Agent now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of SPE or the Administrative Agent with respect thereto. The obligations of Parent under this Agreement are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against Parent to enforce this Agreement, irrespective of whether any action is brought against any Synnex Entity or whether any Synnex Entity is joined in any such action or actions. The liability of Parent under this Agreement shall be absolute and unconditional irrespective of:
(a)any lack of validity or enforceability of the Sale Agreement or any other agreement or instrument relating thereto;
(b)any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Sale Agreement or any other agreement or instrument relating thereto, including, without limitation, any increase in the Guaranteed Obligations resulting from additional purchases or contributions of Receivables (other than Excluded Receivables) or otherwise;
(c)any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Guaranteed Obligations;
(d)any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any

Exhibit 2.03-2

manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other assets of any Synnex Entity or any of its subsidiaries;
(e)any change, restructuring or termination of the corporate structure or existence of any Synnex Entity or any of its subsidiaries; or
(f)any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Synnex Entity or a guarantor.
This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by SPE upon the insolvency, bankruptcy or reorganization of any Synnex Entity or otherwise, all as though payment had not been made.
Section 3. Waivers. Parent hereby waives promptness, diligence, notice of acceptance and, except to the extent required under the Sale Agreement, any other notice with respect to any of the Guaranteed Obligations and this Agreement and any requirement that SPE or the Administrative Agent protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Synnex Entity or any other person or entity or any collateral.
Section 4. Subrogation. Parent agrees not to exercise any rights that it may acquire by way of subrogation against any Synnex Entity and its property or any rights of indemnification, contribution and reimbursement from any Synnex Entity and its property, in each case in connection with this Agreement and any payments made hereunder, until such time as the Guaranteed Obligations have been paid and performed in full and the Termination Date has occurred.
Section 5. Separate Identity from Buyer. Parent shall itself, and shall ensure that each of its Affiliates, at all times comply with the covenants and agreements of the Originators set forth in Section 4.02(i) of the Sale Agreement as if Parent and each of its Affiliates were identified therein. Parent is party to no agreements with SPE or the Administrative Agent other than pursuant to the Related Documents.
Section 6. No Proceedings. From and after the Closing Date and until the date one year plus one day following the date on which all Borrower Obligations have been indefeasibly paid in full in cash, Parent shall not, directly or indirectly, institute or cause to be instituted against SPE any proceeding of the type referred to in Sections 8.01(c) or 8.01(d) of the Sale Agreement.
Section 7. Amendments and Waivers. No amendment or waiver of any provision of this Agreement, and no consent to any departure by Parent herefrom, shall in any event be effective unless the same shall be in writing and signed by SPE and the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Exhibit 2.03-3

Section 8. Addresses for Notices. All notices and other communications hereunder shall be sent in the manner provided in Section 6.01 of the Sale Agreement, which provisions are incorporated herein by this reference as though fully set forth herein.
Section 9. No Waiver; Remedies. No failure on the part of SPE or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 10. Continuing Agreement; Assignments under Sale Agreement. This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Termination Date has occurred and the payment and performance in full of the Guaranteed Obligations and the payment of all other amounts payable under this Agreement, (b) be binding upon Parent, its successors and assigns, and (c) inure to the benefit of, and be enforceable by, SPE, the Administrative Agent and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), if SPE assigns all or any of the Transferred Receivables, or any interest therein, the assignees shall thereupon become vested with all the benefits in respect thereof granted to SPE and the Administrative Agent herein or otherwise, including the rights to receive any notices hereunder, to consent to any waivers, amendments or other modifications of this Agreement, and/or to be reimbursed for any expenses in enforcing any rights hereunder.
Section 11. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 12. GOVERNING LAW. THIS AGREEMENT AND THE ORIGINATOR OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
IN WITNESS WHEREOF, Parent has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.
TD SYNNEX CORPORATION, as Parent

By:      Name:      Title:

Exhibit 2.03-4

EXHIBIT 9.05
Form of
POWER OF ATTORNEY
IN FAVOR OF THE ADMINISTRATIVE AGENT
This Power of Attorney is executed and delivered by TD SYNNEX CORPORATION, as Servicer (“Grantor”) in favor of THE TORONTO-DOMINON BANK. (the “Administrative Agent”) or such successor entity as the Administrative Agent may designate herein (the Administrative Agent or such successor entity, the “Attorney”) pursuant to that certain Third Amended and Restated Receivables Sale and Servicing Agreement dated as of January 23, 2009 (as the same may from time to time be amended, restated, supplement or otherwise modified, the “Sale Agreement”), by and among Grantor, as Servicer, the persons party thereto as “Originators”, and SIT Funding LLC (f/k/a SIT Funding Corporation), as Buyer. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Sale Agreement. No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from Grantor as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Grantor irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or cancelled by Grantor until all Transferred Receivables under the Sale Agreement have been indefeasibly paid in full and/or written-off as uncollectible and Attorney has provided its written consent thereto.
Grantor hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in its place and stead and in its name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Sale Agreement, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, to do the following: (a) open mail for it, and ask, demand, collect, give acquittances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due in respect of Transferred Receivables, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices in connection with any Transferred Receivable or other Borrower Collateral; (b) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against any Borrower Collateral; (c) defend any suit, action or proceeding brought against it or any Borrower Collateral if the Grantor does not defend such suit, action, or proceeding or if Attorney believes that it is not pursuing such defense in a manner that will maximize the recovery to the Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (d)

file or prosecute any claim, Litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due with respect to any Transferred Receivable or other Borrower Collateral or otherwise with respect to the Related Documents whenever payable and to enforce any other right in respect of its property; (e) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any Transferred Receivables or other Borrower Collateral, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; and (f) cause the certified public accountants then engaged by it to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney’s request, any and all financial statements or other reports required to be delivered by or on behalf of Grantor under the Related Documents, all as though Attorney were the absolute owner of its property for all purposes, and to do, at Attorney’s option and its expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon the Transferred Receivables and the Administrative Agent’s interests therein, all as fully and effectively as it might do. Grantor hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.
IN WITNESS WHEREOF, this Power of Attorney is executed by Grantor, and Grantor has caused its seal to be affixed pursuant to the authority of its board of directors this day of [ ], 20[ ].
Grantor
ATTEST:

By:         (SEAL)
Title:
[Notarization in appropriate form for the state of execution is required.]
Exhibit 9.05(b)-2

ANNEX 7.05
REPORTING REQUIREMENTS OF THE SERVICER
The Servicer shall furnish, or cause to be furnished, to Buyer (with copies to each Managing Agent and the Administrative Agent):
(a)Annual Audited Financials. As soon as available, and in any event within ninety (90) days after the end of each fiscal year, a copy of (1) the audited consolidated financial statements for such year for each of the Servicer and its Subsidiaries, certified, as to the audited financial statements, without qualification in a manner satisfactory to Buyer and the Administrative Agent by any of (i) Deloitte & Touche USA LLP, (ii) Ernst & Young LLP, (iii) KPMG LLP or (iv) PricewaterhouseCoopers LLP (or any of their respective successors) or other nationally recognized independent public accountants acceptable to Buyer and the Administrative Agent, with such financial statements being prepared in accordance with GAAP applied consistently throughout the period involved (except as approved by such accountants and disclosed therein) and (2) the unaudited consolidating financial statements for the Servicer and its Subsidiaries.
(b)Quarterly Financials. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter (other than the last quarter of such fiscal year), financial information regarding the Servicer and its Subsidiaries, certified by the Chief Financial Officer of the Servicer, consisting of consolidated unaudited balance sheets as of the close of such fiscal quarter and the related statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes. Such financial information shall be accompanied by the certification of the Chief Financial Officer of the Servicer that (A) such financial information presents fairly in accordance with GAAP the financial position and results of operations of the Servicer and its Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such quarter and for the period then ended and (B) any other information presented is true, correct and complete in all material respects and that there was no Incipient Termination Event or Termination Event in existence as of such time or, if an Incipient Termination Event or Termination Event shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Incipient Termination Event or Termination Event. In addition, the Servicer shall furnish, or cause to be furnished, to the Administrative Agent and the Managing Agents, within forty-five (45) days after the end of each fiscal quarter, (1) a statement in reasonable detail showing the calculations used in determining compliance with each financial test described in Annex Z of the Sale Agreement and (2) a management discussion and analysis that includes a comparison of performance for the fiscal year to date as of the end of that fiscal quarter to the corresponding period in the prior year, as set forth in the quarterly filings made by the Servicer with the Securities and Exchange Commission.
(c)Intentionally Omitted.
(d)[Reserved].

(e)Management Letters. Within 10 Business Days after receipt thereof by the Servicer, copies of all management letters, exception reports or similar letters or reports received by the Buyer from its independent certified public accountants.
(f)Default Notices. As soon as practicable, and in any event within five Business Days after an Authorized Officer of the Servicer has actual knowledge of the existence thereof, telephonic or telecopied notice of each of the following events, in each case specifying the nature and anticipated effect thereof and what action, if any, the Servicer proposes to take with respect thereto, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day:
(i)any Incipient Termination Event or Termination Event;
(ii)any Adverse Claim made or asserted against any of the Transferred Receivables of which it becomes aware;
(iii)the occurrence of any event that would have a material adverse effect on the aggregate value of the Transferred Receivables or on the assignments and Liens granted by the Originators pursuant to the Sale Agreement;
(iv)the occurrence of any event of the type described in Sections 4.02(h)(i), (ii) or (iii) of the Sale Agreement involving any Obligor obligated under Transferred Receivables with an aggregate Outstanding Balance at such time of $2,000,000 or more;
(v)the commencement of a case or proceeding by or against Buyer, the Parent, the Servicer, any Originator, any other Subsidiary of the Servicer or any Obligor seeking a decree or order in respect of Buyer, the Parent, the Servicer, any Originator, any other Subsidiary of the Servicer or any Obligor (A) under any Debtor Relief Law or any other applicable federal, state, provincial or foreign bankruptcy or other similar law, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Buyer, the Parent, the Servicer, any Originator, any other Subsidiary of the Servicer or any Obligor or for any substantial part of its respective assets, or (C) ordering the winding up or liquidation of the affairs of Buyer, the Parent, the Servicer, any Originator, any other Subsidiary of the Servicer or any Obligor;
(vi)the receipt of notice that (A) Buyer, the Parent, the Servicer, any Originator, any other Subsidiary of the Servicer or any Obligor is being placed under regulatory supervision, (B) any material license, permit, charter, registration or approval necessary for the conduct of the business of Buyer, the Parent, the Servicer, any Originator, any other Subsidiary of the Servicer or any Obligor is to be, or may be, suspended or revoked, or (C) the Buyer, the Parent, the Servicer, any Originator, any other Subsidiary of the Servicer or any Obligor is to cease and desist any practice, procedure or policy employed by it in the conduct of its business if such cessation could reasonably be expected to have a Material Adverse Effect; or
Annex 7.05-2

(vii)any other event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect.
(g)SEC Filings and Press Releases. Promptly upon their becoming available, copies of any final registration statements and the regular, periodic and special reports, if any, which the Parent shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange and copies of all management letters delivered to the Parent or any of its Subsidiaries by its accountants.
(h)ERISA Notices. Promptly after the filing or receiving thereof, copies of all material reports and notices that Buyer, any Originator, the Servicer or any of its other Subsidiaries or ERISA Affiliates files under ERISA with the Internal Revenue Services or the PBGC or the U.S. Department of Labor or that Buyer, any Originator, the Servicer or any of its other Subsidiaries or ERISA Affiliates receives from any of the foregoing or from any Multiemployer Plan to which Buyer, any Originator, the Servicer or any of its other Subsidiaries or ERISA Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of any accumulated funding deficiency under ERISA, any “Reportable Event” under ERISA, or any assessment of withdrawal liability under ERISA or any other event or condition which could, in the aggregate, result in the imposition of liability on Buyer, any Originator, the Servicer or any of its other Subsidiaries in excess of $1,500,000.
(i)Litigation. Promptly upon learning thereof, written notice of any Litigation affecting Buyer, whether or not fully covered by insurance, and regardless of the subject matter thereof that (i) seeks damages in excess of $100,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan of Buyer or any ERISA Affiliate of Buyer, the fiduciaries of such Plan (in their capacity as a fiduciary of any such Plan) or the assets of such Plan or against Buyer or any ERISA Affiliate of Buyer in connection with any such Plan, (iv) alleges criminal misconduct by the Servicer or (v) would, if determined adversely, have a Material Adverse Effect.
(j)Other Documents. Such other financial and other information respecting the Transferred Receivables, the Contracts therefor or the condition or operations, financial or otherwise, of Buyer, any Originator, the Servicer or any of its other Subsidiaries as any Managing Agent or Administrative Agent shall, from time to time, reasonably request.
(k)Miscellaneous Certifications. As soon as available, and in any event within 90 days after the end of each fiscal year, a bringdown certificate by Servicer, and if requested, an opinion or opinions of counsel, in each case in form and substance reasonably satisfactory to Buyer, the Managing Agents and the Administrative Agent, reaffirming as of the date of such opinion the opinions of counsel with respect to the Servicer delivered to Buyer, the Managing Agents and the Administrative Agent on the Closing Date.
Financial reports required to be delivered pursuant to clauses (a), (b) and (g) above, and copies of any agreement required to be furnished under this Agreement that are filed with the Securities and Exchange Commission, shall be deemed to have been delivered on the date on which such report is posted on the Parent’s website, or to the extent any such reports are included in materials otherwise filed or furnished with the Securities and Exchange Commission and such
Annex 7.05-3

posting or filing or furnishment shall be deemed to satisfy the financial reporting requirements of clauses (b), (c) and (h) above, and such other provisions of this Agreement which require such reports or agreement to be delivered hereunder.
Annex 7.05-4

ANNEX X
DEFINITIONS
[Attached]

ANNEX Y
[Reserved]

ANNEX Z FINANCIAL TESTS

(a)Debt to EBITDA Ratio. Commencing with the first full fiscal quarter after the Closing Date, the Parent shall maintain, as of the end of each fiscal quarter, a ratio of (i) Consolidated Funded Debt, excluding undrawn Letters of Credit and bank guarantees, to (ii) Consolidated EBITDA of the Parent and its Consolidated Subsidiaries for the period of four fiscal quarters most recently ended, of not greater than (x) for the first four full fiscal quarters ending after the Closing Date, 4.25 to 1.00, and (y) for each fiscal quarter thereafter, 4.00 to 1.00.
(b)Interest Coverage Ratio. Commencing with the first full fiscal quarter after the Closing Date, the Parent shall maintain, as of the end of each fiscal quarter, a ratio of (i) Consolidated EBITDA of the Parent and its Consolidated Subsidiaries for the period of four fiscal quarters then ended, to (ii) Consolidated Interest Charges during such period by the Parent and its Consolidated Subsidiaries, of not less than 3.00 to 1.00.

Capitalized terms used in this Annex Z and not otherwise defined below shall have the meanings ascribed to such terms in the Credit Agreement attached hereto as Schedule 1. Each of the financial tests set forth in this Annex Z shall be calculated in accordance with the Credit Agreement attached hereto as Schedule 1. The term "Parent" has the meaning set forth in this Agreement.

SCHEDULE 1 to ANNEX Z CREDIT AGREEMENT
[Attached]

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of April 16, 2024 Among
TD SYNNEX CORPORATION
as Company
CERTAIN SUBSIDIARIES OF THE COMPANY,
as Designated Borrowers and
THE LENDERS NAMED HEREIN
as Initial Lenders and
CITIBANK, N.A.
as Agent

CITIBANK, N.A., BOFA SECURITIES, INC.,
HSBC SECURITIES (USA) INC. MIZUHO BANK, LTD.
THE BANK OF NOVA SCOTIA, WELLS FARGO SECURITIES, LLC
as Joint Lead Arrangers and Joint Lead Bookrunners for the Facilities, and
SUMITOMO MITSUI BANKING CORPORATION
as Joint Lead Arranger and Joint Lead Bookrunner for the Term Facility,

BANK OF AMERICA, N.A., THE BANK OF NOVA SCOTIA,
WELLS FARGO BANK, NATIONAL ASSOCIATION, HSBC BANK USA, N.A.,
MIZUHO BANK, LTD.,
as Documentation Agents
9

i

ii

iii

Schedules
Schedule I	-	Commitments
Schedule 3.01	-	UK Tax Schedule
Exhibits
Exhibit A-1	-	Form of Revolving Credit
Exhibit A-2	-	Form of Term Note
Exhibit A-3	-	Form of Swingline Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Tax Certification Forms
Exhibit E	-	Form of Solvency Certificate
Exhibit F	-	Form of Designated Borrower Request and Assumption
Exhibit G	-	Form of Designated Borrower Notice

AMENDED & RESTATED CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of April 16, 2024, among TD SYNNEX Corporation, a Delaware corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.22 (each, a “Designated Borrower” and, together with the Company, the “Borrowers” and individually, a “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on Schedule I hereto, CITIBANK, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), Citibank, N.A., BofA Securities, Inc., HSBC Securities (USA) Inc., The Bank of Nova Scotia, Wells Fargo Securities, LLC, Mizuho Bank, LTD. and, with respect to the Term Facility only, Sumitomo Mitsui Banking Corporation, as joint lead arrangers and joint lead bookrunners, and Bank of America, N.A., The Bank of Nova Scotia, Wells Fargo Bank, National Association, HSBC Bank USA, N.A. and Mizuho Bank, Ltd., as documentation agents, agree as follows:
PRELIMINARY STATEMENTS.
WHEREAS, the Borrower, the Agent, and the lenders party thereto (the “Existing Lenders”) entered into that certain Credit Agreement, dated as of April 16, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Original Credit Agreement”);
WHEREAS, (a) the Existing Revolving Loans will be repaid by the Borrower on the Restatement Date with the proceeds of the Restatement Date Revolving Loans (such prepayment, the “Restatement Date Prepayment”) and (b) each Existing Lender with Existing Revolving Credit Commitments will exchange its Existing Revolving Credit Commitments on a cashless basis for Revolving Credit Commitments under this Agreement;
WHEREAS, subject to the satisfaction of the conditions precedent to effectiveness set forth in Section 3.04 hereof, the Borrower has requested, and the Agent and the Lenders party hereto have agreed, to amend and restate the Original Credit Agreement in the form of this Agreement; and
WHEREAS, the Agent and the Lenders party hereto are willing to amend and restate the Original Credit Agreement in its entirety in the form of this Agreement on the terms and conditions set forth herein.
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined, as the context may require):
“Acquired Company” means Tech Data Corporation, a Florida corporation.
“Acquisition” means the acquisition by the Company of all of the issued and outstanding Equity Interests of the Acquired Company from the equity holders thereof pursuant to the Merger Agreement.

“Adjusted Daily Simple SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Daily Simple SOFR for such calculation plus (b) the SOFR Adjustment; provided that if Adjusted Daily Simple SOFR as so determined shall be less than zero, then Adjusted Daily Simple SOFR shall be deemed to be zero.
“Adjusted Term CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) the Term CORRA Adjustment; provided that if Adjusted Term CORRA as so determined shall be less than zero, then Adjusted Term CORRA shall be deemed to be zero.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall be less than zero, then Adjusted Term SOFR shall be deemed to be zero.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
“Advance” means a Revolving Credit Advance, a Swingline Advance or a Term Advance.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
“Agent” has the meaning specified in the Preamble.
“Agent’s Account” means
(a)in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at Citibank at its office at One Penns Way, OPS 2/2, New Castle, Delaware 19720, Account No. 36852248, Attention: Agency Operations,
(b)in the case of Advances denominated in any Committed Currency, the account of the Agent designated in writing from time to time by the Agent to the Company and the Lenders for such purpose and
(c)in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Company and the Lenders for such purpose.
“Agreement” has the meaning specified in the Preamble.

“Anniversary Date” has the meaning specified in Section 2.20(a).
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, and the rules and regulations thereunder, and all other laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries concerning or relating to bribery, corruption or money laundering.
“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance, such Lender’s SOFR Lending Office in the case of a SOFR Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.
“Applicable Margin” means as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Revolving Credit Facility		Term Facility
	Applicable Margin for SOFR Advances and Eurocurrency Rate Advances	Applicable Margin for Base Rate Advances	Applicable Margin for SOFR Advances and Eurocurrency Rate Advances	Applicable Margin for Base Rate Advances
Level 1 BBB+ / Baa1 / BBB+ or above	1.000%	0.000%	1.125%	0.125%
Level 2 BBB / Baa2 / BBB	1.125%	0.125%	1.250%	0.250%
Level 3 BBB- / Baa3 / BBB-	1.250%	0.250%	1.375%	0.375%
Level 4 BB+ / Ba1 / BB+	1.500%	0.500%	1.625%	0.625%
Level 5 Lower than Level 4 or unrated	1.750%	0.750%	1.750%	0.750%
“Applicable Percentage” means, as of any date a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Percentage
Level 1 BBB+ / Baa1 / BBB+ or above	0.100%
Level 2 BBB / Baa2 / BBB	0.125%

Public Debt Rating S&P/Moody’s/Fitch	Applicable Percentage
Level 3 BBB- / Baa3 / BBB-	0.175%
Level 4 BB+ / Ba1 / BB+	0.250%
Level 5 Lower than Level 4 or unrated	0.300%
“Applicant Borrower” has the meaning specified in Section 2.22.
“Appropriate Lender” means, at any time, with respect to any Facility, a Lender that has a Commitment with respect to such Facility at such time.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means any of Citibank, N.A., BofA Securities, Inc., HSBC Securities (USA) Inc., The Bank of Nova Scotia, Wells Fargo Securities, LLC and Mizuho Bank, LTD. and, with respect to the Term Facility only, Sumitomo Mitsui Banking Corporation, each in its capacity as a joint lead arranger and a joint bookrunner.
“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07), and accepted by the Agent, in substantially the form of Exhibit C hereto.
“Assuming Lender” has the meaning specified in Section 2.18(d).
“Assumption Agreement” has the meaning specified in Section 2.18(d)(ii).
“Attributable Debt” means, with respect to any Person on any date, (a) in respect of any Capital Lease Obligations, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, (c) in respect of any Securitization Program, the outstanding principal amount of such financing determined in accordance with GAAP and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means:
(a)with respect to any EEA Member Country implementing Article 55 BRRD, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; and
(b)with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Law” means any law or proceeding of the type referred to in Section 6.01(e) or Title 11, U.S. Code, UK Insolvency Act 1986, Enterprise Act 2002, UK Corporate and Governance Act 2020, or any similar foreign, federal, state or provincial law for the relief of debtors.
“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be not less than zero and equal to the highest of:
(a)the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;
(b)½ of one percent per annum above the Federal Funds Rate; and
(c)Adjusted Term SOFR for a period of one month in effect on the Base Rate Term SOFR Determination Day plus 1.00%; provided that if Adjusted Term SOFR shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).
“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” means the Company and/or any other Designated Borrower, individually or collectively, as the context may require, and “Borrowers” means all of the foregoing. When used in relation to any Advance, references to the “Borrower” are to the particular Borrower to which such Advance is or is to be made.
“Borrowing” means a Revolving Credit Borrowing, a Swingline Borrowing or a Term Borrowing.
“Business Day” means (i) a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which banks are open for business in the country of issue of the currency of such Eurocurrency Rate Advance (or, in the case of an Advance denominated in Euro, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open for the settlement of payments in Euros) and (ii) in the case of any SOFR Advance, a day that is also a U.S. Government Securities Business Day.
“Canadian Dollars” or “CAD” means the lawful currency of Canada.
“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Closing Date” has the meaning specified in Section 3.02.
“Commitment” means a Revolving Credit Commitment, a Letter of Credit Commitment, a Swingline Commitment or a Term Commitment.
“Commitment Date” has the meaning specified in Section 2.18(b).
“Commitment Increase” has the meaning specified in Section 2.18(a).
“Committed Currencies” means Euros and the lawful currency of Canada and any additional currency that the Borrower and the Agent shall agree to include at a later date in accordance with Section 1.07.
“Company” has the meaning specified in the Preamble.
“Company Guaranty” means, collectively, the guaranty of the obligations of the Designated Borrowers by the Company pursuant to Article IX of this Agreement.

“Company Information” has the meaning specified in Section 8.08.
“Competitor” means, as of any date, any Person that is (a) any provider of information technology distribution, systems design and integration services or (b) any affiliate of a competitor of the Borrower or any of its Subsidiaries, in each case, which Person has been designated by the Company as a “Competitor” by written notice to the Agent and the Lenders (including by posting such notice to the Platform) effective five Business Days after such notice is so given; provided that “Competitor” shall exclude any Person that the Company has designated as no longer being a “Competitor” by written notice delivered to the Agent from time to time.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated Tangible Assets” means all assets of a Person, other than assets that are considered to be intangible assets under GAAP, measured on a Consolidated basis.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type under the Revolving Credit Facility or the Term Facility into Advances of the other Type under such Facility pursuant to Section 2.08 or 2.09. For the avoidance of doubt, Swingline Advances may not be Converted.
“CORRA” means a rate equal to the Canadian Overnight Repo Rate Average as administered and published by the Bank of Canada (or any successor administrator of the Canadian Overnight Repo Rate Average).
“Daily Simple SOFR” means, for any day (a “Daily Simple SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, “Daily Simple SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such Daily Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Daily Simple SOFR Rate Day or (ii) if such Daily Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Daily Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 p.m. (New York City Time) on the second U.S. Government Securities Business Day immediately following any Daily Simple SOFR Determination Day, SOFR in respect of such Daily Simple SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then the SOFR for such Daily Simple SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive Daily Simple SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Advance” means an Advance that bears interest at a rate based on Adjusted Daily Simple SOFR.
“Daily Simple SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Daily Simple SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all obligations, whether current or long-term, for borrowed money (including Advances hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)all purchase money indebtedness;
(c)the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(d)all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable, intercompany charges of expenses, deferred revenue and other accrued liabilities (including deferred payments in respect of services by employees), in each case incurred in the ordinary course of business, and (ii) any earn-out obligation or other post- closing balance sheet adjustment prior to such time as it becomes a liability on the balance sheet of such Person in accordance with GAAP);
(e)the Attributable Debt of Capital Lease Obligations, Synthetic Lease Obligations, Sale and Leaseback Transactions and Securitization Programs;
(f)the Hedge Termination Value of any Hedge Agreements;
(g)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(h)all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Termination Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(i)without duplication, all Guarantees in respect of any of the foregoing; and
(j)all Debt of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Debt is expressly made non-recourse to such Person (except for customary exceptions to non-recourse provisions such as fraud, misappropriation of funds and environmental liabilities).
For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, the following shall not constitute Debt: (i) trade payables created in the ordinary course of business in connection with the acquisition of inventory (including (x) inventory subject to a Lien described under Section 5.02(a)(xv) and (y) Receivables and Related Assets subject to a Lien described under Section 5.02(a)(xvi)) and (ii) overdraft lines.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Defaulting Lender” means, subject to Section 2.19(d), at any time, any Lender that, at such time
(a)has failed to perform any of its funding obligations hereunder, including in respect of its Advances or participations in respect of Letters of Credit or then-outstanding Swingline Advances, within two Business Days of the date required to be funded by it hereunder, unless such Lender reasonably determines in good faith, and so notifies the Agent and the Company in writing, that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied,
(b)has notified the Company, any Issuing Bank or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such Lender reasonably determines in good faith, and so notifies the Agent and the Company in writing, that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied) or generally under other agreements in which it commits to extend credit,
(c)has failed, within three Business Days after written request by the Agent (based on its reasonable belief that such Lender may not fulfill its funding obligations hereunder), to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations hereunder, provided that a Lender shall cease to be a Defaulting Lender upon the Agent’s and the Company’s receipt of such written confirmation, or
(d)has, or has a direct or indirect parent company that has,
(i)become the subject of a proceeding under any Bankruptcy Law,
(ii)had a receiver, administrative receiver, monitor, compulsory manager, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it,

(iii)taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or
(iv)become the subject of a Bail-In Action;
provided that
(A)a Lender shall not be a Defaulting Lender solely by virtue of the control, ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a governmental authority or the exercise of control over such Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender and
(B)if the condition(s) precedent to funding that form the basis of a Lender’s determination in clause (a) or (b) have been effectively waived in accordance with this Agreement, such Lender shall be a Defaulting Lender if such failure to fund continues after the effectiveness of such waiver.
Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(d)) upon delivery of written notice of such determination to the Company and each Lender.
“Designated Borrower” has the meaning specified in the Preamble.
“Designated Borrower Notice” has the meaning specified in Section 2.22.
“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.22.
“Disclosure Letter” means the disclosure letter, dated as of the Restatement Date, delivered by the Borrower to the Agent for the benefit of the Lenders, as amended or otherwise modified from time to time.
“Dollars” and the “$” sign each means lawful currency of the United States of America. “Domestic Lending Office” means, with respect to any Lender, the office or branch of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office, branch or Affiliate of such Lender as such Lender may from time to time specify to the Company and the Agent.
“Domestic Subsidiary” shall mean any Subsidiary of the Company organized under the laws of the United States of America, any State thereof, the District of Columbia, or any other jurisdiction within the United States of America.

“EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Net Income for such period plus
(a)the following to the extent deducted in calculating such Net Income:
(i)Interest Charges for such period,
(ii)the provision for federal, state, local and foreign income taxes payable for such period,
(iii)depreciation and amortization expense for such period,
(iv)non-cash stock based compensation expense,
(v)all other non-cash charges, non-cash expenses and non-cash losses in such period but only to the extent that, as of the date of determination, the Borrower does not reasonably anticipate that cash payments will be made or be required to be made with respect thereto in any future period,
(vi)any fees, expenses or charges (other than depreciation or amortization expense as described in the preceding subclause (iii)) related to the repurchase or issuance of Equity Interests or Debt, investments, acquisitions, dispositions (including the spin-off by the Borrower of its Concentrix customer experience services business segment), recapitalizations or the incurrence, modification, redemption, retirement or repayment of Debt permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the this Agreement (and, in each case, any refinancing in respect thereof) and (y) any amendment or other modification of this Agreement or other Debt and, in each case, outside of the ordinary course of business; provided that the aggregate amount of fees, expenses or chares added pursuant to this clause (vi) and clause (vii) below shall not, in the aggregate, exceed 15% of EBITDA (calculated without giving effect to clause (vii)) for such period, and
(vii)fees and business optimization and other expenses and non-recurring charges, including severance and restructuring charges, and closing or consolidation expenses relating to businesses or locations thereof, incurred in connection with investments, acquisitions or dispositions, provided that the aggregate amount of fees and expenses and non-recurring charges added pursuant to this clause (vii) and clause (vi) above shall not, in the aggregate, exceed 15% of EBITDA (calculated without giving effect to this clause (vii)) for such period, minus
(b)to the extent included in calculating such Net Income: non-cash gains for such period.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means April 16, 2021.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).
“Environmental Action” means (a) any notice of non-compliance or violation, notice of liability or potential liability, proceeding, consent order or consent agreement by any governmental or regulatory authority with jurisdiction or (b) any litigation, case, suit, demand, demand letter or claim by any governmental or regulatory authority or any third party relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials, including, without limitation, (x) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (y) by any governmental or regulatory authority or any such third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, to the extent applicable to the operations of the Company or any of its Subsidiaries.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law for the operations of the Company or any of its Subsidiaries.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Equivalent” in Dollars of any Committed Currency on any date means the equivalent in Dollars of such Committed Currency determined by using the spot rate of exchange that appears at 11:00 A.M. (London time), on the display page applicable to the relevant currency on the Oanda website on such date, and the “Equivalent” in any Committed Currency of Dollars means the equivalent in such Committed Currency of Dollars determined by using the spot rate of exchange that appears at 11:00 A.M. (London time), on the display page applicable to the relevant currency on the Oanda website on such date; provided that, if there shall at any time no longer exist such a page on such website, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Agent, and provided, further, that “Equivalent in Dollars” or “Dollar Equivalent” other than in the specific context of Committed Currencies means the sum of amounts in Dollars and the Equivalent in Dollars of amounts in a Committed Currency unless the context otherwise requires.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Company’s controlled group, or under common control with the Company, within the meaning of Section 414 of the Internal Revenue Code.
“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Pension Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Pension Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Pension Plan; (c) the provision by the administrator of any Pension Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Pension Plan; or (g) the institution by the PBGC of proceedings to terminate a Pension Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Pension Plan.
“Erroneous Payment” has the meaning assigned to in Section 7.11(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 7.11(d).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 7.11(d).
“Erroneous Payment Return    Deficiency” has the meaning assigned to it in Section 7.11(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 7.11(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR” has the meaning assigned to that term in “Eurocurrency Rate” definition. “Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.
“Eurocurrency Lending Office” means, with respect to any Lender, the office or branch of such Lender specified as its “Eurocurrency Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office, branch or Affiliate of such Lender as such Lender may from time to time specify to the Company and the Agent.
“Eurocurrency Rate” means, subject to Section 2.21, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate for Advances denominated in
(a)[reserved],
(b)Canadian Dollars, the rate per annum equal to Term CORRA, or a comparable or successor rate which rate is approved by the Agent;
(c)Euros, the rate per annum equal to the Euro interbank offered rate administered by the European Money Market Institute (“EURIBOR”), or a comparable or successor rate which rate is approved by the Agent, as published on the applicable Thomas Reuters screen (or such other commercially available source providing such quotations as may be designated by the Agent and approved by the Company from time to time) at or about 11:00 a.m. (Brussels, Netherlands time) two Business Days prior to the first day of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Agent) (or if such day is not a Business Day, then on the immediately preceding Business Day with a term equivalent to such Interest Period), provided that
(x)if the Eurocurrency Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the Eurocurrency Rate shall be the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (A) the Eurocurrency Rate for the longest period for which the Eurocurrency Rate is available for the applicable currency that is shorter than the Impacted Interest Period; and (B) the Eurocurrency Rate for the shortest period (for which that Eurocurrency Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time and

(y)if the Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Eurocurrency Rate Advance” means a Revolving Credit Advance denominated in a Committed Currency.
“Events of Default” has the meaning specified in Section 6.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:
(a)Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized or incorporated under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes,
(b)in the case of a Lender, U.S. federal withholding Taxes or UK Tax Deductions imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Note or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Note or Commitment (other than pursuant to an assignment request by the Company under Section 8.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes or UK Tax Deductions were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office,
(c)Taxes attributable to such Recipient’s failure to comply with Section 2.14(e), and
(d)any withholding Taxes imposed under FATCA.
“Existing Credit Agreements” means (i) that certain Asset Based Credit Agreement, dated as of June 30, 2020, among the Acquired Company, the lenders parties thereto and Citibank, as agent, (ii) that certain Credit Agreement, dated as of November 27, 2013, among the Company, the lenders parties thereto and Bank of America, N.A, as administrative agent, and (iii) that certain Credit Agreement, dated as of August 9, 2018, among the Company, the lenders parties thereto and JPMorgan Chase Bank, N.A., in each case, as amended, restated, amended and restated, supplemented or modified.
“Existing Debt” has the meaning specified in Section 5.02(c)(ii).
“Existing Revolving Credit Commitments” has the meaning specified in Section 2.01(a).
“Existing Revolving Loans” means the Revolving Credit Advances (as defined in the Original Credit Agreement), which shall be repaid in full by the Restatement Date Prepayment.
“Facility” means the Revolving Credit Facility, the Letter of Credit Sublimit, the Swingline Sublimit or the Term Facility.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Internal Revenue Code.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Financial Stability Board” means the Financial Stability Board established after the G20 London summit in April 2009 as a successor to the Financial Stability Forum (or any successor or replacement organization from time to time).
“Fitch” means Fitch, Inc., a subsidiary of Finlac, S.A., and any successor to its rating agency business.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a U.S. Person.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Debt” means, to any Person as of any date of determination, without duplication, all of the following types of Debt, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all obligations, whether current or long-term, for borrowed money (including Advances hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)all purchase money Debt;
(c)the maximum amount available to be drawn under all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(d)all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(e)all Attributable Debt;
(f)all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Termination Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(g)without duplication, all Guarantees with respect to outstanding Debt of the types specified in clauses (a) through (e) above of another Person; and
(h)all Debt of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such indebtedness is expressly made non-recourse to such Person (except for customary exceptions to non-recourse provisions such as fraud, misappropriation of funds and environmental liabilities).
“GAAP” has the meaning specified in Section 1.03.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person,
(a)any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect,
(i)to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation,
(ii)to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation,
(iii)to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or

(iv)entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or
(b)any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien).
The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” has the meaning specified in Section 9.01.
“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic under any Environmental Law, located on or under or emanating from real property owned or operated by the Company or any of its Subsidiaries.
“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts and other similar agreements (for the avoidance of doubt, Hedge Agreements do not include currency swap agreements and currency future or option contracts).
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“Immaterial Subsidiary” means any Subsidiary of the Company as to which the aggregate value of assets of any such Subsidiary does not exceed 5.00% of Consolidated total assets of the Company and its Subsidiaries (based on the Consolidated balance sheet of the Company and its Subsidiaries), as of the last day of the Fiscal Year of the Company most recently ended for which financial statements have been delivered pursuant to Section 5.01(h); provided that the aggregate value of all such Subsidiaries shall not exceed 10.0% of Consolidated total assets of the Company and its Subsidiaries (based on the Consolidated balance sheet of the Company and its Subsidiaries), as of the last day of the Fiscal Year of the Company most recently ended for which financial statements have been delivered pursuant to Section 5.01(h).
“Increase Date” has the meaning specified in Section 2.18(a).

“Increasing Lender” has the meaning specified in Section 2.18(b).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Borrower under this Agreement or the Notes or any other documents to be delivered hereunder and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Information Memorandum” means the information memorandum dated March 24, 2021 issued by the Agent in connection with the syndication of the Commitments.
“Initial GAAP” has the meaning specified in Section 1.03. “Initial Lenders” has the meaning specified in the Preamble.
“Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of
(a)all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus
(b)the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP plus
(c)the implied interest component of Synthetic Lease Obligations with respect to such period.
“Interest Period” means, for each Term SOFR Advance or Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Term SOFR Advance or Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance or Daily Simple SOFR Advance into such Term SOFR Advance or Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, three or six months (other than with respect to Term CORRA, for which the duration of each such Interest Period shall be one or three months), as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that
(a)the Borrower may not select any Interest Period with respect to any Term SOFR Advance or Eurocurrency Rate Advance under a Facility that ends after any scheduled principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate outstanding principal amount of Base Rate Advances and Daily Simple SOFR Advances, together with the outstanding principal amount of Term SOFR Advances and Eurocurrency Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility, as applicable, shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;
(b)Interest Periods commencing on the same date for Term SOFR Advances or Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration; provided that, for the avoidance of doubt, more than one Borrowing may be made on the same day and such Borrowings may have Interest Periods of different duration;
(c)[reserved];
(d)whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, in the case of an Interest Period of one month or longer, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
(e)whenever the first day of any Interest Period of one month or longer occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Invested Amounts” means the amounts invested or otherwise loaned by investors that are not Affiliates of the Company in connection with any Securitization Program and paid to the Company or its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables or payments of loans and applied to reduce such invested amounts.
“Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.
“Issuing Bank” means a Lender that has a “Letter of Credit Commitment” or any other Lender that expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank.
“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent and the Issuing Banks.
“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).
“Lenders” means each Initial Lender, each Issuing Bank, each Swingline Lender, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 and each Person that shall become a party hereto pursuant to Section 8.07.

“Letter of Credit” has the meaning specified in Section 2.01(b).
“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).
“Letter of Credit Commitment” means as to any Lender (a) the Dollar amount notified in writing to the Agent by such Lender (in its sole discretion) as such Lender’s “Letter of Credit Commitment” or (b) if such Lender has entered into an Assignment and Assumption or has otherwise agreed to act as an Issuing Bank hereunder, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c) as such Lender’s “Letter of Credit Commitment”, as such amount may be reduced pursuant to Section 2.05.
“Letter of Credit Sublimit” means, at any time, an amount equal to the lesser of (a) $200,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.
“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
“Loan Documents” means this Agreement, each Subsidiary Guarantee, each Designated Borrower Request and Assumption Agreement, each Note and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Borrower for the benefit of any Agent, Issuing Bank or Lender in connection herewith on or after the date hereof.
“Material Adverse Change” means any material adverse change in the business, financial condition or operations of the Company and its Subsidiaries taken as a whole.
“Material Adverse Effect” means (a) a material adverse effect on the business, financial condition or operations of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Agent or any Lender to enforce or collect any obligations of the Borrower under this Agreement or any Note or (c) a material impairment of the ability of the Borrower to perform its obligations under this Agreement or any Note.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 22, 2021, entered into by and among the Company, Tiger Parent (AP) Corporation, a Delaware corporation, Spire Sub I, Inc., a Delaware corporation and Spire Sub II, LLC, a Delaware limited liability company (as amended, restated, amended and restated, supplemented or modified)
“Merger Agreement Termination Date” mean the “Termination Date” (as defined in the Merger Agreement, as may be extended in accordance with the terms thereof (it being understood the Termination Date shall not be later than June 22, 2022)).
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its ratings agency business.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, net income for such period; provided that Net Income shall exclude
(a)unusual, infrequent or extraordinary items for such period in accordance with GAAP,
(b)the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its organization documents or law applicable to such Subsidiary during such period, except that the Borrower’s equity in any net loss of any such Subsidiary for such period shall be included in determining Net Income and
(c)any income (or loss) for such period of any Person if such Person is not a Subsidiary, except to the extent that such income (or loss) for such period would be included in Net Income of the Borrower and its Subsidiaries when calculating Net Income in accordance with GAAP.
“Non-Extending Lender” has the meaning specified in Section 2.20(b).
“Note” means a Revolving Credit Note, a Swingline Note or a Term Note.
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“Notice of Issuance” has the meaning specified in Section 2.03(a).
“Original Credit Agreement” has the meaning assigned to such term in the preliminary statements.
“Other Connection Taxes” means, with respect to the Agent or any Lender, Taxes imposed as a result of a present or former connection between the Agent or such Lender and the jurisdiction imposing such tax (other than connections arising from the Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, enforced, or sold or assigned an interest under, this Agreement or the Notes or any other documents to be delivered hereunder).
“Participant” has the meaning assigned to such term in Section 8.07(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.
“Payment Office” means, for any Committed Currency, such office of Citibank as shall be from time to time selected by the Agent and notified by the Agent to the Company and the Lenders.
“Payment Recipient” has the meaning assigned to in Section 7.11(a). “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
“Pension Funding Rules” means the rules regarding minimum required contributions to Pension Plans set forth in Sections 302, 303, 304 and 305 of ERISA and Sections 412,430, 431, 432 and 436 of the Code.
“Pension Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or an ERISA Affiliate or to which the Company or an ERISA Affiliate contributes or has an obligation to contribute.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:
(a)Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof;
(b)Liens imposed by law (and ordinary course of business contractual Liens in respect of such Liens), such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and landlord’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained;
(c)pledges or deposits to directly or indirectly secure obligations under workers’ compensation laws, unemployment insurance laws or similar legislation or to directly or indirectly secure public or statutory obligations, including obligations to governmental entities in respect of value added taxes, duties, customs, excise taxes, franchises, licenses, rents and the like, or surety, customs or appeal bonds;
(d)good faith deposits (or security for obligations in lieu of good faith deposits) to directly or indirectly secure bids, tenders, contracts or leases for a purpose other than borrowing money or obtaining credit, including rent or equipment lease security deposits,

(e)easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes,
(f)contractual and common law rights of setoff against (which may include grants of Liens) or contractual Liens on, deposit or securities accounts or other property in transit to or in the possession of or maintained by the lienor, in the absence of any agreement to maintain a balance or deliver property against which such right may be exercised, and contractual and common law rights of set-off against claims against the lienor,
(g)Liens pursuant to supply or consignment contracts or otherwise for the receipt of goods or services, encumbering only the goods covered thereby, where the contracts are not overdue by more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained,
(h)attachment Liens and Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 6.01(f),
(i)licenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any Subsidiary,
(j)any interest of title of a lessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement,
(k)Liens deemed to exist in connection with investments in repurchase agreements not prohibited by this Agreement,
(l)Liens arising on any real property as a result of any eminent domain, condemnation or similar proceeding being commenced with respect to such real property,
(m)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and deposits as security for contested custom or import duties;
(n)rights of first refusal, voting, redemption, transfer or other restrictions with respect to the Equity Interests in any joint venture entities or other Persons that are not Subsidiaries acquired in connection with any transaction not prohibited by this Agreement;
(o)Liens on cash and cash equivalents arising in connection with the defeasance, discharge, redemption or termination (including by way of cash collateralization) of Debt to the extent such defeasance, discharge, redemption or termination is not prohibited by this Agreement, and
(p)preferential arrangements in the form of subordination and intercreditor agreements in favor of creditors of the customers of the Borrower and its Subsidiaries.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Debt Rating” means, as of any date, the rating that has been most recently announced by any of S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Company or, if no such Debt of the Company is then outstanding, the corporate credit rating most recently announced by any of S&P, Moody’s or Fitch, as the case may be, provided, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing,
(a)if only one of any of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating;
(b)if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 5 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be;
(c)if each of S&P, Moody’s and Fitch provide the same rating, the Applicable Margin and the Applicable Percentage shall be based upon such rating;
(d)if each of S&P, Moody’s and Fitch provide a rating with such ratings of different levels, the Applicable Margin and the Applicable Percentage shall be based upon the ratings of two of the agencies falling within the same level, unless each agency’s ratings is at a separate level, in which case the applicable level will be deemed to be the middle level of the distribution of the three ratings;
(e)if the ratings established by two of S&P, Moody’s and Fitch shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating of two levels, unless one of the two ratings is two or more levels lower than the other, in which case the relevant Applicable Margin and the Applicable Percentage shall be determined by reference to the level immediately below the level of the higher of the two ratings; and
(f)if the ratings established by two of S&P, Moody’s and Fitch shall fall within the same level, the Applicable Margin and the Applicable Percentage shall be based upon such rating.
“Ratable Share” of any amount means, with respect to any Lender under any Facility at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment under such Facility at such time (or, if the Commitments under such Facility shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s

Commitments under such Facility as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Commitments under such Facility at such time (or, if the Commitments under such Facility shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Commitments under such Facility as in effect immediately prior to such termination).
“Receivables and Related Assets” means (a) accounts receivable (including all rights to payment created by or arising from the sales of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of chattel paper) and whether or not earned by performance) and (b) any interest in such accounts receivable and all collateral securing such accounts receivable (including any originator accounts (as defined in any securitization documents), all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such accounts receivable, any guarantees, indemnities, warranties or other obligations in respect of such accounts receivable, any equipment and any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions or factoring arrangements or financing of recurring revenue service contracts involving receivables similar to such accounts receivable and any collections or proceeds of any of the foregoing).
“Recipient” means (a) the Agent, (b) any Lender or (c) any Issuing Bank, as applicable.
“Refinancing Liens” has the meaning specified in Section 5.02(a)(xviii).
“Register” has the meaning specified in Section 8.07(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of any then current Benchmark in Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in any then current Benchmark in a Committed Currency, (i) the central bank for the currency in which such Benchmark Replacement is denominated, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.
“Required Lenders” means at any time Lenders owed or holding at least a majority in interest of the sum of
(a)the aggregate principal amount of the Advances (based on the Equivalent in Dollars at such time) outstanding at such time,

(b)the aggregate Available Amount of all Letters of Credit outstanding at such time,
(c)the aggregate unused Term Commitments at such time and
(d)the aggregate Unused Revolving Credit Commitments at such time, provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Revolving Credit Commitments, the Swingline Commitments and the unused Term Commitments of such Lender at such time. For purposes of this definition, the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restatement Date” has the meaning specified in Section 3.04.
“Restatement Date Prepayment” has the meaning assigned to such term in the preliminary statements.
“Restatement Date Revolving Loan” means an Advance made by a Lender to the Borrower pursuant Section 2.01 under such Lender’s Revolving Credit Commitment as of the Restatement Date.
“Restatement Date UK Borrower” means TD Synnex UK Acquisition Limited, a private limited company incorporated in England and Wales with company number 04603099 and registered office at Maplewood Crockford Lane, Chineham Park, Basingstoke, Hampshire, United Kingdom, RG24 8YB.
“Revolving Credit Advance” means an advance by a Revolving Credit Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance, a Term SOFR Advance, a Daily Simple SOFR Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).
“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).
“Revolving Credit Borrowing Minimum” means,
(a)in respect of Revolving Credit Advances denominated in Dollars, $5,000,000,
(b)respect of Revolving Credit Advances denominated in Euros, €5,000,000, and
(c)in respect of Revolving Credit Advances denominated in Canadian Dollars, CN $10,000,000.

“Revolving Credit Borrowing Multiple” means,
(a)in respect of Revolving Credit Advances denominated in Dollars, $1,000,000,
(b)in respect of Revolving Credit Advances denominated in Euros, €1,000,000, and
(c)in respect of Revolving Credit Advances denominated in Canadian Dollars, CN $1,000,000.
“Revolving Credit Commitment” means as to any Lender
(a)the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment”,
(b)if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement or
(c)if such Lender has entered into an Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18.
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time and the provisions herein related to Revolving Credit Advances and Letters of Credit.
“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with outstanding Revolving Credit Advances and/or outstanding Letters of Credit.
“Revolving Credit Note” means a promissory note of the Borrower payable to a Revolving Credit Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.
“S&P” means S&P Global Ratings, an S&P Global Inc. business, and any successor thereto.
“Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of comprehensive Sanctions (as of the Restatement Date, Cuba, Iran, North Korea, the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic regions of Ukraine, and Syria).

“Sanctioned Person” means, at any time and insofar as Sanctions prohibit or restrict dealings with a Person, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state, the Government of Canada or the government of Japan, (b) any Person operating, organized, incorporated or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person majority owned or, where relevant under applicable Sanctions, controlled by any such Person described in clauses (a) or (c).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, any EU member state, the Government of Canada, and the Government of Japan.
“Securitization Program” means, with respect to any Person, any financing or sales transaction or series of financing or sales transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may, directly or indirectly, sell, convey, or otherwise transfer, or grant a security interest in Receivables and Related Assets, accounts, payments, or receivables (whether such accounts, payments, or receivables are then existing or arising in the future), collections and other proceeds arising therefrom, any rights to future lease payments or residuals or similar rights to payment to, or any securitization related property to a special purpose Subsidiary or Affiliate of such Person.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Advance” means any Daily Simple SOFR Advance or Term SOFR Advance.
“SOFR Adjustment” means a percentage equal to 0.10% (10 basis points) per annum.
“SOFR Lending Office” means, with respect to any Lender, the office or branch of such Lender specified as its “SOFR Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office, branch or Affiliate of such Lender as such Lender may from time to time specify to the Company and the Agent.
“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day or any other replacement rate published by the SONIA Administrator.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“Specified Merger Agreement Representations” means such of the representations made by Tiger Parent (AP) Corporation with respect to Tiger Parent (AP) Corporation and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Company (or its affiliates) have the right (taking into account any applicable cure provisions) to terminate its (and/or their) obligations under the Merger Agreement or the right to decline to consummate the Acquisition in accordance with the terms thereof as a result of a breach of such representations in the Merger Agreement.
“Specified Representations” means the representations and warranties of the Company set forth in Sections 4.01(a), 4.01(b)(i), 4.01(d), 4.01(g), 4.01(h), 4.01(t), and 4.01(u) and, use of proceeds not in violation of Sections 4.01(j) or (k).
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Subsidiary Guarantee” means each Subsidiary Guarantee, in a form to be agreed to by the Borrower and the Agent, as may be executed and delivered from time to time by any other Subsidiary, as the same may be amended, supplemented or otherwise modified from time to time.
“Swingline Advance” means an advance by a Swingline Lender to the Borrower as part of a Swingline Borrowing, and refers to a Base Rate Advance or a Daily Simple SOFR Advance (in each case, to the extent that a Swingline Lender has agreed to make available Swingline Advances as Base Rate Advances or Daily Simple SOFR Advances as permitted by the Notice of Borrowing).

“Swingline Borrowing” means a borrowing consisting of Swingline Advances made by a Swingline Lender pursuant to Section 2.01(d).
“Swingline Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Swingline Commitment” or (b) if such Lender has entered into an Assignment and Assumption or has otherwise agreed to act as a Swingline Lender hereunder, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c) as such Lender’s “Swingline Commitment”, as such amount may be reduced pursuant to Section 2.05.
“Swingline Sublimit” means, at any time, an amount equal to the lesser of (a) $300,000,000 and (b) the aggregate amount of the Swingline Commitments.
“Swingline Lender” means any Lender that has a Swingline Commitment or, if the Swingline Commitments have terminated or expired, a Lender with outstanding Swingline Advances.
“Swingline Note” means a promissory note of the Borrower payable to a Swingline Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-3 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Swingline Advances made by such Lender.
“Synthetic Lease” shall mean, as to any Person, (i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of real or personal property, in each case, creating obligations that may not appear on the balance sheet of such Person but which, upon the application of any Bankruptcy Law to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Synthetic Lease Obligation” means the monetary obligation of a Person under a Synthetic Lease.
“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.
“Term Advance” means an advance by a Term Lender to the Company as part of a Term Borrowing and refers to a Base Rate Advance, a Term SOFR Advance, or a Daily Simple SOFR Advance (each of which shall be a “Type” of Term Advance).
“Term Borrowing” means a borrowing consisting of simultaneous Term Advances of the same Type made by the Term Lenders pursuant to Section 2.01(c).
“Term Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Term Commitment” or (b) if such Lender has entered into any Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c) as such Lender’s “Term Commitment”, in each case, as such amount may be reduced pursuant to Section 2.05.

“Term CORRA” means for any calculation with respect to an Advance denominated in CAD, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 3:00 p.m. (Eastern time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day.
“Term CORRA Adjustment” shall mean a percentage equal to 0.29547% for an Interest Period of one-month’s duration and 0.32138% for an Interest Period of three-months’ duration per annum.
“Term CORRA Administrator” shall mean CanDeal Benchmark Administration Services Inc. (“CanDeal”) or, in the reasonable discretion of Agent, TSX Inc. or an affiliate of TSX Inc. as the publication source of the CanDeal/TMX Term CORRA benchmark that is administered by CanDeal (or a successor administrator of the Term CORRA Reference Rate selected by Agent in its reasonable discretion).
“Term CORRA Reference Rate” means, for an applicable tenor, the forward-looking term rate based on CORRA.
“Term Facility” means, at any time, the aggregate amount of the Term Lenders’ Term Commitments and the outstanding Term Advances extended at such time, and the provisions herein related to Term Advances.
“Term Lender” means any Lender that has a Term Commitment and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of any Term Commitment or Term Advances, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Term Loan Maturity Date” means September 1, 2026.
“Term Note” means a promissory note of the Company payable to a Term Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Company to such Lender resulting from the Term Advances made by such Lender.
“Term SOFR” means,
(a)for any calculation with respect to a Term SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities

Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)for any calculation with respect to any Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Advance” means an Advance that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR that has been selected or recommended by the Term SOFR Administrator.
“Termination Date” means the earliest of
(a)with respect to any Revolving Credit Lender or any Swingline Lender, the fifth anniversary of the Restatement Date, subject to the extension thereof pursuant to Section 2.20 with respect to such Revolving Credit Lender or Swingline Lender;
(b)the date of termination in whole of the Commitments under the applicable Facility pursuant to Section 2.05 or 6.01;
(c)if the Closing Date does not occur prior to such date, the date that is five Business Days after the Merger Agreement Termination Date; and

(d)prior to the consummation of the Transactions, the termination of the Merger Agreement by Borrower in a signed writing in accordance with the terms of the Merger Agreement;
provided, however, that the Termination Date of any Revolving Credit Lender or Swingline Lender that is a Non-Extending Lender or any Issuing Bank that is not an extending Issuing Bank, in each case, to any requested extension pursuant to Section 2.20 shall be the Termination Date in effect immediately prior to the applicable Anniversary Date for all purposes of this Agreement.
“Trade Letters of Credit” means letters of credit issued in support of trade obligations of the Borrower and its Subsidiaries incurred in the ordinary course of business.
“Transactions” means, collectively, (a) the consummation of the Acquisition, (b) the funding of the applicable Advances on the Closing Date and the consummation of the other transactions contemplated by this Agreement, (c) the issuance and sale of senior unsecured notes and/or other securities and/or the funding of a senior unsecured term bridge facility, (d) the consummation of the Closing Date Refinancing, (e) the consummation of any other transactions in connection with the foregoing (including in connection with the Merger Agreement) and (f) the payment of the fees and expenses incurred in connection with any of the foregoing.
“UK Borrower” means any Borrower, including the Restatement Date UK Borrower, which is incorporated in the United Kingdom.
“UK Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by a UK Borrower, which (a) where it relates to a UK Treaty Lender that is a Lender on the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in the UK Tax Schedule and is filed with HM Revenue & Customs within 30 days of the date of this Agreement, or (b) where it relates to a UK Treaty Lender that becomes a Lender after the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Assumption (or, if such Lender becomes a Lender otherwise than pursuant to an Assignment and Assumption, in the relevant documentation which it executes on becoming a Lender under this Agreement) and is filed with HM Revenue & Customs within 30 days of that date; provided that, in the event that a UK Borrower uses a HM Revenue & Customs’ Form DTTP2A to make a filing in respect of more than one Lender, such Form DTTP2A shall be deemed to be a HM Revenue & Customs’ Form DTTP2 in respect of each UK Treaty Lender specified therein.
“UK CTA” means the United Kingdom Corporation Tax Act 2009.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK ITA” means the United Kingdom Income Tax Act 2007.
“UK Lender Status” has the meaning specified in Section 2.14(i)(ii)(G).
“UK Non-Bank Lender” means (a) where a Lender is a party to this Agreement on the date of this Agreement, a Lender which is designated as a UK Non-Bank Lender in the UK Tax Schedule, and (b) where a Lender becomes a party to this Agreement after the date of this Agreement, a Lender which gives a UK Tax Confirmation in the relevant Assignment and Assumption (or, if such Lender becomes a Lender other than pursuant to an Assignment and Assumption, in the relevant documentation which it executes on becoming a Lender under this Agreement).
“UK Qualifying Lender” means (a) a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is: (i) a Lender (A) which is a bank (as defined for the purpose of section 879 of the UK ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the UK CTA, or (B) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the UK ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; (ii) a Lender which is (A) a company resident in the United Kingdom for United Kingdom tax purposes, or (B) a partnership each member of which is (1) a company so resident in the United Kingdom or (2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA, or (C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company; (iii) a UK Treaty Lender; or (b) a Lender which is a building society (as defined for the purposes of section 880 of the UK ITA) making an advance under a Loan Document.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either: (a) a company resident in the United Kingdom for United Kingdom tax purposes; or (b) a partnership each member of which is (i) a company so resident in the United Kingdom, or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company.
“UK Tax Deduction” means a deduction or withholding for or on account of Taxes imposed by the United Kingdom from a payment under a Loan Document, other than a deduction or withholding required by FATCA.
“UK Tax Schedule” means Schedule 3.01 attached hereto.
“UK Treaty Lender” means a Lender which (a) is treated as a resident of a UK Treaty State for the purposes of a UK Treaty, (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in any Borrowing is effectively connected, and (c) is entitled to be paid interest free of United Kingdom taxation by virtue of the UK Treaty, except that for this purpose it is assumed that any necessary procedural formalities have been fulfilled.
“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower or its Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.
“Unused Revolving Credit Commitment” means, with respect to each Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender (in its capacity as a Revolving Credit Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Revolving Credit Advances outstanding at such time made by each Issuing Bank pursuant to Section 2.03(c) that have not been funded by such Lender and (C) the aggregate principal amount of all Swingline Advances outstanding at such time made by each Swingline Lender pursuant to Section 2.01(d) that have not been funded by such Lender.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Borrower” means the Company and any Borrower which is a U.S. Person.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“VAT” means: (a) any tax charged in accordance with the UK Value Added Tax Act 1994, as may be amended or substituted from time to time; (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (c) any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a) or (b) above, or imposed elsewhere.
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to so vote has been suspended by the happening of such a contingency.
“Withholding Agent” means the Borrower and the Agent.
“Write-Down and Conversion Powers” means:
(a)with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and
(b)with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
Section 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles as in effect in the United States from time to time (“GAAP”), provided that (a) if there is any change in GAAP from such principles applied in the preparation of the audited financial statements referred to in Section 4.01(e) (“Initial GAAP”), that is material in respect of the calculation of compliance with the covenants set forth in Section 5.02 or 5.03, the Company shall give prompt notice of such change to the Agent and the Lenders and (b) if the Company notifies the Agent that the Company requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then such provision shall be applied on the basis of such generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.
Section 1.04. Classification of Permitted Items. For purposes of determining compliance at any time with Section 5.02(a) or (c), in the event that any Lien or Debt meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 5.02(a) or (c), such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Company in its sole discretion at such time of determination, and may be reclassified from time to time to be permitted under any one or more of such clauses to the extent meeting the criteria thereunder as of the time of reclassification.
Section 1.05. Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.06. Disclaimer. Without prejudice to any other provision of this Agreement, each of the Company, the Agent and each Lender acknowledges and agrees for the benefit of each of the other parties hereto:
(a)Term SOFR, Daily Simple SOFR and Eurocurrency Rate (i) may be subject to methodological or other changes which could affect its value, (ii) may not comply with applicable laws and regulations (such as the Regulation (EU) 2016/1011 of the European Parliament and of the Council, as amended (EU Benchmarks Regulation)) and/or (iii) may be permanently discontinued; and
(b)the occurrence of any of the aforementioned events and/or the implementation of a Benchmark Replacement may have adverse consequences which may materially impact the economics of the financing transactions contemplated under this Agreement.
Section 1.07. Additional Currencies
(a)The Borrower may from time to time request that Revolving Credit Advances be made in a currency other than Dollars or a Committed Currency; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the Agent and the Revolving Credit Lenders. Notwithstanding the foregoing, pound sterling shall be deemed a “Committed Currency” upon request of the Borrower (without the consent of the Agent or any other party to this Agreement) so long as the Eurocurrency Rate in respect thereof is based upon SONIA.
(b)Any such request shall be made to the Agent not later than 11:00 a.m., 10 Business Days prior to the date of the desired Revolving Credit Advance (or such other time or date as may be agreed by the Agent, in its sole discretion). The Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender shall notify the Agent, not later than 11:00 a.m., 5 Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Credit Advances in such requested currency.
(c)Any failure by a Revolving Credit Lender to respond to such request within the time period specified in the preceding sentence shall be deemed a refusal by such Revolving Credit Lender to permit Revolving Credit Advances to be made in such requested currency. If the Agent and all Revolving Credit Lenders consent to making Revolving Credit Advances in such requested currency, the Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be a “Committed Currency” hereunder for purposes of any Borrowings of Revolving Credit Advances or Letters of Credit. If the Agent shall fail to obtain consent to any request for an additional currency under this Section 1.07 the Agent shall promptly so notify the applicable Borrower.
ARTICLE II.
AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT
Section 2.01. The Advances and Letters of Credit.
(a)The Revolving Credit Advances.
(i)Pursuant to the Original Credit Agreement, certain Existing Lenders thereunder extended Revolving Credit Commitments (as defined in the Original Credit Agreement) (the “Existing Revolving Credit Commitments”). Each Lender that has an Existing Revolving Credit Commitment agrees to exchange its Existing Revolving Credit Commitments, in each case, on a dollar-for-dollar cashless basis for Revolving Credit Commitments hereunder. Each Borrower hereby agrees and acknowledges that the accrued but unpaid interest on the Existing Revolving Loans on the Restatement Date is certified, confirmed and continued as an obligation hereunder and shall be due and payable on the first interest payment date to occur after the Restatement Date, and the corresponding accrued but unpaid fees thereon are certified, confirmed and continued as obligations hereunder and shall be due and payable on the first date after the Restatement Date on which the corresponding fee is due and payable hereunder.
(ii)Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make (or, at the option of the Revolving Credit Lender, to cause any domestic or foreign branch, office or Affiliate of such Revolving Credit Lender to make) Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from (and including) the Restatement Date until the Termination Date applicable to such Lender in an amount (based in respect of any Advances to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Borrowing) not to exceed such Lender’s Unused Revolving Credit Commitment; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Credit Advance in accordance with the terms of this Agreement and other than for purposes of Section 2.14, such Revolving Credit Advance shall be deemed to have been made and held by such Revolving Credit Lender and the obligation of the Borrower to repay such Revolving Credit Advance shall nevertheless be to such Lender for the account of such domestic or foreign branch, office or Affiliate of such Revolving Credit Lender. Each

Revolving Credit Borrowing shall be in an amount not less than the Revolving Credit Borrowing Minimum or the Revolving Credit Borrowing Multiple in excess thereof and shall consist of Revolving Credit Advances of the same Type and in the same currency made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).
(b)Letters of Credit. The Borrower may request any Issuing Bank to issue, and such Issuing Bank shall, on the terms and conditions hereinafter set forth and in reliance upon the agreements of the other Lenders set forth in this Agreement, issue standby letters of credit (each, a “Letter of Credit”) denominated in Dollars or a Committed Currency for the account of the Borrower or its Subsidiaries from time to time on any Business Day during the period from the Restatement Date until 30 days before the latest Termination Date applicable to any Revolving Credit Lender in an aggregate Available Amount
(i)for all Letters of Credit not to exceed at any time the Letter of Credit Sublimit at such time,
(ii)for all Letters of Credit issued by such Issuing Bank not to exceed at any time the Letter of Credit Commitment of such Issuing Bank and
(iii)for each such Letter of Credit not to exceed an amount equal to the Unused Revolving Credit Commitments of the Revolving Credit Lenders having a Termination Date no earlier than the expiration date of such Letter of Credit at such time.
No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of one year after the Issuance thereof (or one year after its renewal or extension) and 10 Business Days before the latest Termination Date applicable to any Revolving Credit Lender. Within the limits referred to above, the Borrower may from time to time request the Issuance of Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) to the Disclosure Letter shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank for each such letter of credit, provided than any renewal or replacement of any such letter of credit on or after the Closing Date shall be re-issued by an Issuing Bank pursuant to the terms of this Agreement.
(c)The Term Advances. Each Term Lender party to the Original Credit Agreement made, on the terms and conditions hereinafter set forth, a Term Advance denominated in Dollars to the Company on the Closing Date in an aggregate amount equal to such Lender’s Term Commitment. The Term Borrowings shall consist of Term Advances of the same Type made simultaneously by the Term Lenders ratably according to their Term Commitments. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.
(d)The Swingline Advances.

(i)Each Swingline Lender severally agrees, on the terms and conditions hereinafter set forth, to make a Swingline Advance denominated in Dollars to the Borrower from time to time on any Business Day during the period from the Restatement Date until the Termination Date in an aggregate amount not to exceed (x) the Swingline Sublimit, (y) such Swingline Lender’s Swingline Commitment and (z) when the aggregate amount of outstanding Swingline Advances of each Swingline Lender is combined with the aggregate amount of Revolving Credit Advances made by a Revolving Credit Lender acting as a Swingline Lender plus such Revolving Credit Lender’s Ratable Share of all the Letters of Credit outstanding at such time, the Revolving Credit Commitment of such Revolving Credit Lender acting as a Swingline Lender; provided that no Swingline Lender shall be required to (but may at its option) make a Swingline Advance to refinance an outstanding Swingline Advance. Each Swingline Borrowing shall be in an amount not less than $5,000,000 or any multiple in excess of $1,000,000 and shall consist of Swingline Advances made on the same day by one or more Swingline Lenders in an aggregate amount not to exceed the limits set forth in this Section 2.01(d)(i). Within the limits of each Swingline Lender’s Swingline Commitment, the Borrower may borrow under this Section 2.01(d)(i), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(d)(i). A Swingline Advance may be refinanced on any Business Day with a Revolving Credit Advance pursuant to Section 2.06(d) and Section 2.02(a).
(ii)To request a Swingline Advance, the Borrower shall give one or more Swingline Lenders notice thereof (with a copy delivered to the Agent) by telecopier, email or other electronic transmission not later than 1:00 P.M. (New York City time) on the date of the proposed Swingline Borrowing. Each such notice of a Swingline Borrowing shall be in substantially the form of Exhibit B hereto, specifying therein the requested date, the aggregate amount of such Swingline Borrowing and the applicable wiring instructions of the Borrower. Thereafter, the applicable Swingline Lender(s) shall promptly, but not later than 4:00 P.M. (New York City time) on the borrowing date specified in such notice make the amount of the requested Swingline Advances available to the Borrower by means of a credit to an account designated by the Borrower in the applicable notice of a Swingline Borrowing; provided that any such Swingline Advance made by any Swingline Lender shall be in an aggregate amount not to exceed the limits set forth in Section 2.01(d)(i).
(iii)Following the funding of any Swingline Advance, the Swingline Lender(s) may, by written notice given to the Agent, require that the Revolving Credit Lenders acquire participations in all or a portion of the outstanding Swingline Advances. Such notice shall specify the aggregate amount of Swingline Advances in which Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Lender’s Ratable Share of such Swingline Advances. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Agent (and in any event, if such notice is received by 11:00 a.m. (New York City time) on a Business Day, no later than 3:00 p.m. (New York City time) on such Business Day and, if received after 11:00 a.m. (New York City time) on a Business Day, no later than 11:00 a.m. (New York City time) on the immediately succeeding Business Day), to pay to the Agent, for the account of the Swingline Lender(s), such Lender’s Ratable Share of such Swingline Advances funded by such Swingline Lender(s), and the Agent shall promptly pay to the Swingline Lender(s) the amounts so received by it from the Revolving Credit Lenders. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Swingline Advances is absolute and unconditional and shall not be affected by any circumstance whatsoever, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender may have against the applicable Swingline Lender, the Borrower, any Subsidiary or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) any reduction or termination of the Revolving Credit Commitments, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender further acknowledges and agrees that its participation in any Swingline Advance will be automatically adjusted to reflect such Lender’s Ratable Share of any Swingline Advances at each time such Lender’s Revolving Credit Commitment is amended pursuant to a Commitment Increase pursuant to Section 2.18, an assignment in accordance with Section 8.07 or otherwise pursuant to this Agreement. The Agent shall notify the Borrower of any participations in any Swingline Advance acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Advance shall be made to the Agent and not to the Swingline Lender(s). Any amounts received by the Swingline Lender(s) from the Borrower (or other party on behalf of such Borrower) in respect of a Swingline Advance after receipt by the Swingline Lender(s) of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender(s), as their interests may appear. The purchase of participations in a Swingline Advance pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
Section 2.02. Making the Advances.
(a)Except as otherwise provided in Section 2.01(d) and Section 2.03(c), each Borrowing shall be made on notice, given not later than
(x)1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Revolving Credit Borrowing or Term Borrowing consisting of SOFR Advances denominated in Dollars,
(y)1:00 P.M. (New York City time) on the fourth Business Day prior to the date of the proposed Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, or
(z)1:00 P.M. (New York City time) on the date of the proposed Borrowing in the case of a Revolving Credit Borrowing or Term Borrowing consisting of Base Rate Advances,

by the Borrower to the Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier, email or other electronic transmission. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telecopier, email or other electronic transmission in substantially the form of Exhibit B hereto, specifying therein the requested
(i)date of such Borrowing,
(ii)Type of Advances comprising such Borrowing,
(iii)aggregate amount of such Borrowing,
(iv)in the case of a Borrowing consisting of Term SOFR Advances or Eurocurrency Rate Advances, initial Interest Period and
(v)in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances, currency for each such Advance.
Each Appropriate Lender shall, before 2:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Advances denominated in Dollars, and before 11:00 A.M. (London time) on the date of such Borrowing, in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in the applicable section of Article III, the Agent will make such funds available to the Borrower requesting the Borrowing at the account specified in the wiring instructions in the applicable Notice of Borrowing or, if no account is so specified, at the Agent’s address referred to in Section 8.02.
(b)Anything in subsection (a) above to the contrary notwithstanding,
(i)the Borrower may not select SOFR Advances or Eurocurrency Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than the Revolving Credit Borrowing Minimum or if the obligation of the Lenders to make SOFR Advances or Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12,
(ii)the Company may not select SOFR Advances or Eurocurrency Rate Advances for any Term Borrowing if the aggregate amount of such Term Borrowing is less than $5,000,000 or if the obligation of the Lenders to make SOFR Advances or Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and
(iii)the SOFR Advances and Eurocurrency Rate Advances may not be outstanding as part of more than 10 separate Revolving Credit Borrowings or more than six separate Term Borrowings, it being understood and agreed that all outstanding Daily Simple SOFR Advances shall be consolidated and deemed to be a single Borrowing.

(c)Each Notice of Borrowing shall be irrevocable and binding on the Borrower requesting the Borrowing; provided, the Notice of Borrowing for Advances made on the Closing Date may be conditioned upon the consummation of the Acquisition. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Term SOFR Advances or Eurocurrency Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in the applicable section of Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(d)Unless the Agent shall have received notice from an Appropriate Lender prior to the time of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02, as applicable, and the Agent may, in reliance upon such assumption, make available to the Borrower requesting the Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at
(i)in the case of the Borrower, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and
(ii)in the case of such Lender, provided that the Agent has given notice to the Borrower of such obligation as soon as practicable but in any event not later than the Business Day following such funding by the Agent,
(A)the Federal Funds Rate in the case of Advances denominated in Dollars or
(B)the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies.
If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
(e)The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f)This Section 2.02 shall not apply to Swingline Advances.
Section 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit
(a)Request for Issuance.
(i)Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof. Each such notice by the Borrower of Issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telecopier, email or other electronic transmission, specifying therein the requested
(A)date of such Issuance (which shall be a Business Day),
(B)(1) Available Amount of such Letter of Credit and (2) the currency of such Letter of Credit, which shall be a Committed Currency or USD,
(C)expiration date of such Letter of Credit (which shall not be later than the earlier of (1) one year (or in the case of Trade Letters of Credit, 180 days or such longer period as is acceptable to each individual Issuing Bank in its sole discretion) after its renewal or extension and (2) ten Business Days before the latest Termination Date of Revolving Credit Lenders having Revolving Credit Commitments equal to an amount not less than the Available Amount of such Letter of Credit),
(D)name and address of the beneficiary of such Letter of Credit and
(E)form of such Letter of Credit,
such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the Borrower shall agree for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank will, if in its reasonable discretion it elects to do so, and unless any Revolving Credit Lender gives prior notice to such Issuing Bank or the Agent that the applicable conditions of applicable section of Article III would not be satisfied at the time of such Issuance, upon fulfillment of the applicable conditions set forth in Section 3.03, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such Issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.
(ii)Notwithstanding the foregoing,

(A)no Issuing Bank shall be required to issue Trade Letters of Credit unless it agrees in writing to do so in its sole discretion,
(B)the Borrower shall remain primarily liable in the case of a Letter of Credit issued for the account of a Subsidiary of the Borrower and the Borrower shall be the applicant or coapplicant in respect of such Letter of Credit and
(C)the applicable Issuing Bank shall not be obligated to issue Letters of Credit if
(i)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit,
(ii)the issuance of such Letter of Credit would violate any applicable law, rule or regulation binding upon such Issuing Bank,
(iii)the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally,
(iv)if any Lender is at such time a Defaulting Lender hereunder, unless the amount of such Letter of Credit has been reallocated among non-Defaulting Lenders in accordance with Section 2.19 or the Issuing Bank has otherwise entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Issuing Bank’s risk of full reimbursement with respect to such Letter of Credit,
(v)if amounts demanded to be paid under any Letter of Credit will not be in Dollars or a Committed Currency,
(vi)the aggregate amount of outstanding Letters of Credit issued by such Issuing Bank would be greater than such Issuing Bank’s Revolving Credit Commitment.
An Issuing Bank shall not issue a Letter of Credit if the beneficiary of the Letter of Credit is either resident in Ireland or, where such beneficiary is a legal person, has its place of establishment to which the Letter of Credit relates in Ireland unless the Issuing Bank is either (x) authorized under the laws of Ireland to issue such Letters of Credit to such beneficiary or (y) exempted from the requirement to have any such authorization under the laws of Ireland.
(b)Participations. By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Credit Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Ratable Share of the Available Amount of such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, in same day funds, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date made, or of any reimbursement payment required to be refunded to the Borrower for any reason, which amount will be advanced, and deemed to be a Revolving Credit Advance to the Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.03. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to a Commitment Increase pursuant to Section 2.18, an assignment in accordance with Section 8.07 or otherwise pursuant to this Agreement.
(c)Drawing and Reimbursement.
(i)The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Borrower on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Revolving Credit Advance, which shall be a Base Rate Advance denominated in Dollar in the amount of such draft (it being understood that if such Letter of Credit is denominated in a Committed Currency, automatically and with no further action required, the Borrower’s obligation to reimburse the applicable drawing shall be permanently converted into an obligation to reimburse the Dollar Equivalent of such drawing), without regard to whether the making of such an Advance would exceed such Issuing Bank’s Unused Revolving Credit Commitment. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the Borrower and the Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the Borrower, each Revolving Credit Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Revolving Credit Advance pursuant to Section 2.03(b).
(ii)Each Revolving Credit Lender acknowledges and agrees that its obligation to make Revolving Credit Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including
(A)any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments,
(B)any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein,

(C)any draft or other document presented under a Letter of Credit not complying in whole or in part with the terms of the applicable Letter of Credit or proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect,
(D)payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or
(E)any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.
and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(iii)Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Revolving Credit Lender agrees to fund its Ratable Share of an outstanding Revolving Credit Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Revolving Credit Advance available to the Agent, such Revolving Credit Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable.
(iv)If such Revolving Credit Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Revolving Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.
(d)Letter of Credit Reports. Each Issuing Bank shall furnish
(A)to the Agent (with a copy to the Company) on the last Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during such month and drawings during such month under all Letters of Credit and
(B)to the Agent (with a copy to the Company) on the last Business Day of each calendar month a written report setting forth the average daily aggregate Available Amount during such calendar month of all Letters of Credit issued by such Issuing Bank.

(e)Failure to Make Advances. The failure of any Revolving Credit Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Revolving Credit Lender of its obligation hereunder to make its Advance on such date, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to make the Advance to be made by such other Revolving Credit Lender on such date.
Section 2.04. Fees
(a)Commitment Fee. The Company agrees to pay to the Agent for the account of each Revolving Credit Lender a commitment fee on the daily aggregate unused amount of such Lender’s Revolving Credit Commitment(s) from the Restatement Date in the case of each Initial Lender and in the case of each other Revolving Credit Lender, from the later of (i) the effective date specified in the Assumption Agreement or in the Assignment and Assumption pursuant to which it became a Lender and (ii) the Restatement Date, until the Termination Date applicable to such Lender at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each fiscal quarter of the Company, commencing with the first fiscal quarter ending after the Closing Date, and on the later of the Termination Date applicable to such Lender and the date all Advances made by such Lender are paid in full; provided that no Defaulting Lender shall be entitled to receive any commitment fee in respect of its Revolving Credit Commitment(s) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender), other than a commitment fee, as described above, on the aggregate principal amount of Advances funded by such Defaulting Lender outstanding from time to time; provided, further, that the Swingline Advances shall not be counted towards or consider usage of the Revolving Credit Commitments for purposes of determining such commitment fee.
(b)Letter of Credit Fees.
(i)The Borrower shall pay to the Agent for the account of each Revolving Credit Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued for the account of the Borrower and outstanding from time to time at a rate per annum equal to the Applicable Margin for SOFR Advances and Eurocurrency Rate Advances under the Revolving Credit Facilities in effect from time to time during such calendar quarter, payable in arrears quarterly on the last day of each fiscal quarter of the Company, commencing with the first fiscal quarter ending after the Closing Date and on the Termination Date applicable to such Lender; provided, that no Defaulting Lender shall be entitled to receive any commission in respect of Letters of Credit for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay such commission to that Defaulting Lender but shall pay such commission as set forth in Section 2.19); provided, further, that the Applicable Margin shall be 2% above the Applicable Margin in effect upon the occurrence and during the continuation of an Event of Default if the Borrower is required to pay default interest pursuant to Section 2.07(b).
(ii)The Borrower shall pay to each Issuing Bank, for its own account, a fronting fee equal as agreed between the Borrower and each Issuing Bank, and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the Issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.
(c)Agent’s Fees. The Company shall pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.
(d)For purposes of computing the aggregate principal amount of Revolving Credit Advances and Available Amount of Letters of Credit, in each case, to the extent denominated in a Committed Currency, such amounts shall be calculated by multiplying (i) the average daily balance of each Letter of Credit and Revolving Credit Advance denominated in a Committed Currency (expressed in such Committed Currency) for the applicable period by (ii) the Dollar Equivalent for the Committed Currency in which such Letter of Credit or Revolving Credit Advance is denominated in effect on the last Business Day of such period or by such other reasonable method that the Agent deems appropriate.
Section 2.05. Termination or Reduction of the Commitments.
(a)Optional Ratable Termination or Reduction. The Company shall have the right, from time to time at any time after the Restatement Date, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Revolving Credit Commitments, the Unissued Letter of Credit Commitments, any unused Swingline Commitments and/or any unused Term Commitments, provided that each partial reduction of a Facility (i) shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.
(b)Termination of Defaulting Lender. The Company may terminate the Unused Revolving Credit Commitment of any Lender that is a Defaulting Lender (determined after giving effect to any reallocation of participations in Letters of Credit as provided in Section 2.19) upon prior notice of not less than one Business Day to the Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.19(e) shall apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, commitment fees, Letter of Credit commissions or other amounts), provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.
(c)To the extent not already terminated, all Commitments hereunder shall terminate automatically on the applicable Termination Date. All Term Commitments hereunder shall terminate automatically upon the making of the initial Term Advance on the Closing Date.
Section 2.06. Repayment of Advances and Letter of Credit Drawings.
(a)Revolving Credit Advances. The Borrower shall repay to the Agent for the ratable account of each Revolving Credit Lender on the Termination Date applicable to such

Lender the aggregate principal amount of the Revolving Credit Advances made to it and then outstanding.
(b)Letter of Credit Drawings. The obligations of the Borrower under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit issued for the account of the Borrower shall be absolute, unconditional and irrevocable, and shall be paid in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Issuing Bank of any draft or the reimbursement by the Borrower thereof, including as provided in Section 9.15):
(i)any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);
(ii)any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;
(iii)the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
(iv)any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v)payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;
(vi)any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or
(vii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.
The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of an Issuing Bank, such Issuing Bank shall be deemed to have exercised reasonable care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(c)Term Advances. The Company shall repay to the Agent for the ratable account of the Term Lenders the aggregate outstanding principal amount of the Term Advances in quarterly installments on the last day of each fiscal quarter commencing with the first full fiscal quarter after Closing Date in an amount equal to 1.25% of the aggregate principal amount of the Term Advances on the Closing Date (as the same may be adjusted in accordance with Section 2.10) and, on the Term Loan Maturity Date, the aggregate principal amount of the Term Advances outstanding on such date.
(d)Swingline Advances. Unless the Agent shall have notified the Borrower of any participations in any Swingline Advance acquired pursuant to Section 2.01(d)(iii), the Borrower shall repay to the applicable Swingline Lender for the account of such Swingline Lender(s) the unpaid principal amount of such Swingline Advances made to it and then outstanding on the earlier of the Termination Date applicable to such Swingline Lender and the tenth (10th) Business Day after such Swingline Advances are made; provided that, on each date that a Revolving Credit Advance is made, if there are any then-outstanding Swingline Advances, the proceeds of any such Revolving Credit Advance shall be applied by the Agent, first, to repay any Swingline Advances outstanding (with such proceeds applied, first, to each Swingline Advance with the then-nearest maturity) and, second, any remaining amount shall be applied as directed by the Borrower.
Section 2.07. Interest on Advances.
(a)Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(i)Base Rate Advances. During such periods as such Advance is a Base Rate Advance (selected in accordance with the applicable Notice of Borrowing), a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each February, May, August and November during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
(ii)Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Eurocurrency Rate Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Eurocurrency Rate Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.
(iii)Daily Simple SOFR Advances. During such periods as such Advance is a Daily Simple SOFR Advance (selected in accordance with the applicable Notice of Borrowing), a rate per annum equal at all times to the sum of (x) Adjusted Daily Simple SOFR in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each February, May, August and November during such periods and on the date such Daily Simple SOFR Advance shall be Converted or paid in full.
(iv)Term SOFR Advances. During such periods as such Advance is a Term SOFR Advance, a rate per annum equal at all times during each Interest Period for such Term SOFR Advance to the sum of (x) Adjusted Term SOFR for such Interest Period for such Term SOFR Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Term SOFR Advance shall be Converted or paid in full.
(b)Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or (e), the Agent may with the consent, and upon the request, of the Required Lenders shall, require the Borrower (or automatically during the continuance of an Event of Default under Section 6.01(e)), to pay interest (“Default Interest”) on
(i)the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above and
(ii)to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.
provided, however, that following automatic acceleration of the Advances pursuant to an Event of Default under Section 6.01(e), Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.
Section 2.08. Interest Rate Determination.
(a)The Agent shall give prompt notice to the Company and the Appropriate Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i), (ii), (iii) or (iv) (other than with respect to the interest rate for the outstanding Swingline Advances which shall be determined by each applicable Swingline Lender).

(b)To the extent the circumstances described in Section 2.21 shall not have occurred, if, with respect to any SOFR Advance or Eurocurrency Rate Advance under any Facility, (x) the Agent determines (which determination shall be conclusive and binding absent manifest error) that the Term SOFR Reference Rate, Daily Simple SOFR or any applicable Eurocurrency Rate, as applicable, cannot be determined pursuant to the definition thereof (or, in the case of Daily Simple SOFR, shall no longer be determined pursuant to the proviso in the definition thereof), or (y) the Lenders owed at least 51% of the aggregate principal amount thereof determine that for any reason in connection with any request for a SOFR Advance or Eurocurrency Rate Advance, or a Conversion thereto or a continuation thereof, that the Term SOFR Reference Rate or any applicable Eurocurrency Rate for any requested Interest Period, or Daily Simple SOFR, as applicable, with respect to a proposed SOFR Advance or Eurocurrency Rate Advance does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Advance, and the Lenders owed at least 51% of the aggregate principal amount thereof have provided notice of such determination to the Agent, the Agent will promptly so notify the Borrower and each Appropriate Lender, whereupon
(A)the obligation of the Appropriate Lenders to make Term SOFR Advances, Daily Simple SOFR Advances, or Eurocurrency Rate Advances, as applicable, and any right of the Borrower to continue any such affected SOFR Advances or Eurocurrency Rate Advances, as applicable, or to Convert Base Rate Advances to such affected SOFR Advances or Eurocurrency Rate Advances, as applicable, shall be suspended (to the extent of the affected SOFR Advances or Eurocurrency Rate Advances, as applicable, or affected Interest Periods, as applicable) until the Agent (with respect to clause (y), at the instruction of the Lenders owing at least 51% of the aggregate principal amount thereof) revokes such notice;
(B)Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, Conversion to or continuation of SOFR Advances or Eurocurrency Rate Advances, as applicable (to the extent of the affected SOFR Advances or Eurocurrency Rate Advances, as applicable, or affected Interest Periods, as applicable) or, failing that, the Borrower will be deemed to have Converted any such request into a request for a Borrowing of, or Conversion to, (A) if the request applies to both the Term SOFR Reference Rate and Daily Simple SOFR, Base Rate Advances in the amount specified therein, (B) if the request applies to Daily Simple SOFR but not the Term SOFR Reference Rate, Term SOFR Advances with an Interest Period of one-month in the amount specified therein (or, if the Term SOFR Reference Rate shall be no longer available at such time, into Base Rate Advances in the amount specified therein), (C) if the request applies to the Term SOFR Reference Rate but not Daily Simple SOFR, Daily Simple SOFR Advances in the amount specified therein (or, if Daily Simple SOFR shall be no longer available at such time, into Base Rate Advances in the amount specified therein), and (D) if the request applies to any applicable Eurocurrency Rate, then such request shall be ineffective, and (ii)(A) any outstanding affected Term SOFR Advances, if applicable, will be deemed to have been Converted into Daily Simple SOFR Advances at the end of the applicable Interest Period (or, if Daily Simple SOFR shall be no longer available at such time, into Base Rate Advances), (B) any outstanding affected Daily Simple SOFR Advances, if applicable, will be deemed to have been Converted into Term SOFR Advances with an Interest Period of one-month (or, if the Term SOFR Reference

Rate shall be no longer available at such time, into Base Rate Advances) and (C) any outstanding affected Eurocurrency Rate Advances, if applicable, at the Borrower’s election, shall (I) be Converted into Base Rate Advances denominated in Dollars (in an amount equal to the Dollar Equivalent of such Committed Currency), at the end of the applicable Interest Period, (II) be Converted into Daily Simple SOFR Advances denominated in Dollars (in an amount equal to the Dollar Equivalent of such Committed Currency), at the end of the applicable Interest Period, (III) be Converted into Term SOFR Advances denominated in Dollars (in an amount equal to the Dollar Equivalent of such Committed Currency) with an Interest Period of one-month, at the end of the applicable Interest Period or (IV) be prepaid in full immediately or at the end of the applicable Interest Period; provided, that, with respect to any Eurocurrency Rate Advance, if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Rate Advance, the Borrower shall be deemed to have elected clause (I) above. Upon any such Conversion, the Borrower shall also pay accrued interest on the amount so Converted, together with any additional amounts required pursuant to Section 8.04(c). Subject to Section 2.21, if the Agent determines (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Advances shall be determined by the Agent without reference to clause (c) of the definition of “Base Rate” until the Agent revokes such determination.
(c)If the Borrower shall fail to:
(i)select the duration of any Interest Period for any Term SOFR Advances or Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Appropriate Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor,
(A)in the case of Term SOFR Advances, Convert into Term SOFR Advances with an Interest Period of one month, and
(B)in the case of Eurocurrency Rate Advances, Convert into a Eurocurrency Rate Advance in the same Committed Currency with an Interest Period of one month; and
(ii)notify the Agent that a Daily Simple SOFR Advance will Convert into an Advance of another Type in accordance with Section 2.09, then such Daily Simple SOFR Advance shall continue to remain outstanding as a Daily Simple SOFR Advance.
(d)On the date on which the aggregate unpaid principal amount of Term SOFR Advances or Eurocurrency Rate Advances comprising any Revolving Credit Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Revolving Credit Borrowing Minimum, such Advances shall automatically (i) in the case of Term SOFR Advances, Convert into Daily Simple SOFR Advances (or, if Daily Simple SOFR shall be no longer available at such time, into Base Rate Advances), and (ii) in the case of Eurocurrency Rate Advances, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.
(e)Upon the occurrence and during the continuance of any Event of Default, (i) each Term SOFR Advance or Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) in the case of such Term SOFR Advances, be Converted into Base Rate Advances and (B) in the case of such Eurocurrency Rate Advances, be exchanged for an Equivalent amount of Dollars and be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Term SOFR Advances or Eurocurrency Rate Advances shall be suspended.
Section 2.09. Optional Conversion of Advances.
The Borrower of any Advance made as a part of a Borrowing may on any Business Day, upon notice given to the Agent not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of the Advances made as a part of a Borrowing denominated in Dollars of one Type comprising the same Borrowing into Advances denominated in Dollars of the other Type; provided, however, that any Conversion of Term SOFR Advances or Eurocurrency Rate Advances into Base Rate Advances or Daily Simple SOFR Advances shall be made only on the last day of an Interest Period for such Term SOFR Advances or Eurocurrency Rate Advances, any Conversion of Base Rate Advances or Daily Simple SOFR Advances, Term SOFR Advances or Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Advances to be Converted, and (iii) if such Conversion is into Term SOFR Advances or Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.
Section 2.10. Prepayments of Advances.
(a)Optional. The Borrower may upon notice, at least two Business Days’ prior to the date of such prepayment, in the case of Eurocurrency Rate Advances, or at least three Business Days’ prior to the date of such prepayment (or at least one Business Day prior to the closing date of the Credit Agreement, to be dated on or around April 19, 2024, by and among the Borrower, Bank of America, N.A., as administrative agent, and the other parties party thereto, with respect to any prepayment of Term Advances, which notice may be conditional upon the entry into such agreement), in the case of SOFR Advances (including any Swingline Advance, or such fewer number of days prior to the date of prepayment if agreed by the applicable Swingline Lender), and not later than 1:00 P.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances (including any Swingline Advance), to the Agent (and, in each case of prepayment of Swingline Advances, the Swingline Lenders) stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same

Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that
(i)(x) each partial prepayment of Revolving Credit Advances shall be in an aggregate principal amount of not less than the Revolving Credit Borrowing Minimum or a Revolving Credit Borrowing Multiple in excess thereof and (y) each partial prepayment of Swingline Advances shall be in an aggregate principal amount of not less than $5,000,000,
(ii)each partial prepayment of Term Advances shall be in an aggregate principal amount of not less than $10,000,000,
(iii)in the event of any such prepayment of a SOFR Advance or a Eurocurrency Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c) and
(iv)each partial prepayment of Term Advances shall be applied to the payments of Term Advances and the installments thereof as the Company may direct.
(b)Mandatory.
(i)Revolving Credit Facility. If, on any date, the Agent notifies the Company that, on any interest payment date, the sum of (A) all Revolving Credit Advances denominated in Dollars plus the aggregate Available Amount of all Letters of Credit then outstanding plus (B) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Revolving Credit Advances denominated in Committed Currencies then outstanding exceeds 103% of the aggregate Revolving Credit Commitments on such date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Revolving Credit Advances owing by the Borrower in an aggregate amount equal to such excess; provided that if the Company has cash collateralized Letters of Credit in accordance with Section 2.19(a), for purposes of this Section 2.10(b) the Available Amount of outstanding Letters of Credit shall be deemed to have been reduced by the amount of such cash collateral.
(ii)[Reserved].
(iii)Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Term SOFR Advance or a Eurocurrency Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 8.04(c).
(iv)The Agent shall calculate on the date of each Notice of Borrowing or Notice of Issuance and on each interest payment date the sum of

(A)the aggregate principal amount of all Advances denominated in Dollars plus the aggregate Available Amount of all Letters of Credit then outstanding plus
(B)the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Committed Currencies and shall give prompt notice (and in any event no later than thirty days) of any prepayment required under this Section 2.10(b) to the Company and the Appropriate Lenders.
Section 2.11. Increased Costs.
(a)If, due to either (i) the introduction or phase in of or any change in or in the interpretation of any law, rule, guideline, decision, directive, treaty or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining SOFR Advances or Eurocurrency Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes), then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
(b)If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in each case, that comes into effect after the Closing Date, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the Issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the Issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
(c)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Company of the change in law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof). Such demand for compensation shall be in reasonable detail and shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein.
(d)Notwithstanding anything herein to the contrary, for the purposes of this Section 2.11, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives by a governmental authority thereunder or issued by a governmental authority in connection therewith (whether or not having the force of law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in case for this clause (ii) pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.
Section 2.12. Illegality.
Notwithstanding any other provision of this Agreement (other than Section 2.21), if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation, in each case, after the Closing Date, makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its SOFR Lending Office or Eurocurrency Lending Office to perform its obligations hereunder to make SOFR Advances in Dollars or Eurocurrency Rate Advances in any Committed Currency or to fund or maintain SOFR Advances in Dollars or Eurocurrency Rate Advances in any Committed Currency hereunder, (a) each SOFR Advance or Eurocurrency Rate Advance will automatically, upon such notification (i)(A) in the case applicable to both a Term SOFR Advance and a Daily Simple SOFR Advance, be Converted into a Base Rate Advance, (B) in the case applicable to a Daily Simple SOFR Advance only, be Converted into a Term SOFR Advance with an Interest Period of one-month, (C) in the case applicable to a Term SOFR Advance only, be Converted into a Daily Simple SOFR Advance, and (D) in the case applicable to any Eurocurrency Rate Advance, be exchanged into an Equivalent amount of Dollars and, at the Borrower’s election, (I) be Converted into a Base Rate Advance, (II) be Converted into a Term SOFR Advance with an Interest Period of one-month or (II) be Converted into a Daily Simple SOFR Advance, provided, that if no election is made by the Borrower by the date that is three Business Days after receipt by the Borrower of any applicable notice by the Agent, the Borrower shall be deemed to have elected clause (I) above, and (b) the obligation of the Lenders to make SOFR Advances or Eurocurrency Rate Advances denominated in the affected currency or to Convert Advances into affected SOFR Advances or Eurocurrency Rate Advances denominated in such affected currency shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such notification, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different SOFR Lending Office or Eurocurrency Lending Office if the making of such designation would allow such Lender or its SOFR Lending Office or Eurocurrency Lending Office to continue to perform its obligations to make SOFR Advances or Eurocurrency Rate Advances or to continue to fund or maintain SOFR Advances or Eurocurrency Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.
Section 2.13. Payments and Computations.
(a)The Borrower shall make each payment hereunder (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency), irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds. The Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (at the Payment Office for such Committed Currency) on the day when due in such Committed Currency to the Agent, by deposit of such funds to the applicable Agent’s Account in same day funds. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.03, 2.04(b), 2.11, 2.14 or 8.04(c)) to the Appropriate Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 or an extension of the Termination Date pursuant to Section 2.20, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Anniversary Date, as the case may be, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)All computations of interest based on Citibank’s announced base rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Term SOFR Reference Rate, Daily Simple SOFR, Eurocurrency Rate (other than Term CORRA), the Federal Funds Rate or clauses (b) and (c) of the definition of Base Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, and all computations of interest based on the Term CORRA Reference Rate shall be made by the Agent on the basis of a year of 365 days, (or, in each case of Advances denominated in Committed Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term SOFR Advances or Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Appropriate Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Appropriate Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies.
(e)To the extent that the Agent receives funds for application to the amounts owing by the Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.13, the Agent shall be entitled to convert or exchange such funds into Dollars or into a Committed Currency or from Dollars to a Committed Currency or from a Committed Currency to Dollars, as the case may be, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.13; provided that the Borrower and each of the Appropriate Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.13(e) or as a result of the failure of the Agent to effect any such conversion or exchange; and

provided, further, that the Borrower agrees to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.13(e), absent gross negligence, bad faith or willful misconduct (as determined by a final non-appealable judgement by a court of competent jurisdiction) on the part of the Agent or such Lender, respectively.
(f)Notwithstanding anything to the contrary, to the extent the Agent receives a payment or other amount after the date such payment or other amount is due, the Agent, in its sole discretion, may distribute such payment or other amount to the relevant Lender of record (or other Person of record entitled to such payment) as of the date such payment or other amount is received by the Agent.
Section 2.14. Taxes.
(a)Any and all payments by or on account of any Borrower or the Company to or for the account of any Lender or the Agent hereunder or under the Notes shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any Withholding Agent shall be required by law (as determined in the good faith discretion of an applicable Withholding Agent) to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, (ii) if such Tax is an Indemnified Tax, then the sum payable by any Borrower or the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14), such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)In addition, the Company shall timely pay any present or future stamp or documentary, intangible, recording, filing or similar Taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.16) (hereinafter referred to as “Other Taxes”).
(c)The Borrower and the Company shall (without duplication) indemnify each Lender and the Agent for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes (including, without limitation, Indemnified Taxes imposed or asserted on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent or required to be withheld or deducted from a payment to such Recipient (as the case may be) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

This indemnification shall be made within 10 days from the date such Lender or the Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for
(i)any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so),
(ii)any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(d) relating to the maintenance of a Participant Register and
(iii)any Excluded Taxes attributable to such Lender,
in each case, that are payable or paid by the Agent in connection herewith or in connection with the Notes, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender hereunder or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).
(e)Within 30 days after the date of any payment of Taxes to a Governmental Authority pursuant to this Section 2.14, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.
(f)(i) Any Lender to a U.S. Borrower that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or the Notes shall deliver to the U.S. Borrower and the Agent, at the time or times reasonably requested by the U.S. Borrower or the Agent, such properly completed and executed documentation reasonably requested by the U.S. Borrower or the Agent in writing as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender to a U.S. Borrower, if reasonably requested by the U.S. Borrower or the Agent in writing, shall deliver such other documentation prescribed by applicable law or reasonably requested by the U.S. Borrower or the Agent as will enable the U.S. Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing,
(A)any Lender that is a U.S. Person shall deliver to a U.S. Borrower and the Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the U.S. Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, the Notes, or any other documents to be delivered hereunder, executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, the Notes, or any other documents to be delivered hereunder, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of Internal Revenue Service Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to the U.S. Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the U.S. Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the U.S. Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)If a payment made to a Lender hereunder or under the Notes would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company, Borrower or the Agent as may be necessary for the Company, Borrower or the Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Restatement Date.
Each Lender agrees that if any form or certification it previously delivered in relation to this Section 2.14 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the U.S. Borrower and the Agent in writing of its legal inability to do so
(g)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section

(including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)For purposes of this Section 2.14, the term “Lender” includes any Issuing Bank.
(i)UK Borrowers.
(i)A payment by or on the account of a UK Borrower shall not be increased under paragraph (a) above by reason of a UK Tax Deduction (and such UK Tax Deduction shall not be considered an Indemnified Tax for the purposes of this Agreement) if, on the date on which the payment falls due:
(A)the payment could have been made to the relevant Lender without a UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty or any published practice or published concession of any relevant taxing authority; or
(B)the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of “UK Qualifying Lender” and (x) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the UK ITA which relates to the payment and that Lender has received from a UK Borrower making the payment or from the Company a certified copy of that Direction and (y) the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made; or
(C)the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of “UK Qualifying Lender” and (x) the relevant Lender has not given a UK Tax Confirmation to the Company and (y) the payment could have been made to the Lender without any UK Tax Deduction if the Lender had given a UK Tax Confirmation to the Company, on the basis that the UK Tax Confirmation would have enabled the Company and such UK Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA; or
(D)the relevant Lender is a UK Treaty Lender and such UK Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Section 2.14(i)(ii)(A), (B) and (C) below.
(ii)(A) Subject to paragraph (B) below, a UK Treaty Lender and a UK Borrower making a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without a UK Tax Deduction.
(B)A UK Treaty Lender which (x) is a Lender on the date of this Agreement and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in the UK Tax Schedule; or (y) becomes a Lender after the date of this Agreement and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the relevant Assignment and Assumption (or, if such Lender becomes a Lender other than pursuant to an Assignment and Assumption, in the relevant documentation which it executes on becoming a Lender under this Agreement); and, having done so, that Lender shall be under no obligation pursuant to paragraph (A) above.
(C)If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (B) above and (x) a UK Borrower making a payment to that Lender has not made a UK Borrower DTTP Filing in respect of that Lender; or (y) a UK Borrower making a payment to that Lender has made a UK Borrower DTTP Filing in respect of that Lender but (1) that UK Borrower DTTP Filing has been rejected by HM Revenue & Customs, or (2) HM Revenue & Customs has not given such UK Borrower authority to make payments to that Lender without a UK Tax Deduction within 30 Business Days of the date of such UK Borrower DTTP Filing, and in each case, the Company or the applicable UK Borrower has notified that Lender in writing, that Lender and such UK Borrower shall co-operate in completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without a UK Tax Deduction.
(D)If a UK Treaty Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (B)

above, no UK Borrower shall make a UK Borrower DTTP Filing or file any other form relating to the HM Revenue & Customs DT Treaty Passport scheme in respect of that Lender’s Loan(s) unless that Lender otherwise agrees.
(E)A UK Borrower shall, promptly on making a UK Borrower DTTP Filing, deliver a copy of that UK Borrower DTTP Filing to the Agent for delivery to the relevant UK Treaty Lender.
(F)A UK Non-Bank Lender which becomes a party to this Agreement on the date of this Agreement gives a UK Tax Confirmation by entering into this Agreement. A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the UK Tax Confirmation. If such change results from a sale or participation pursuant to Section 8.07, the provisions of paragraph (H) below (from the words “in which case” onwards) shall apply.
(G)Each Lender in respect of a UK Borrower which becomes a party to this Agreement after the date of this Agreement shall indicate in the Assignment and Assumption (or, if such Lender becomes a Lender otherwise than pursuant to an Assignment and Assumption, in the relevant documentation which it executes on becoming a Lender under this Agreement), for the benefit of the Agent and without liability to any Borrower, which of the following categories it falls in: (A) not a UK Qualifying Lender; (B) a UK Qualifying Lender (other than a UK Treaty Lender); or (C) a UK Treaty Lender (each a “UK Lender Status”). If a new Lender fails to indicate its UK Lender Status in accordance with this paragraph (G) then such Lender shall be treated for the purposes of this Agreement (including by such UK Borrower) as if it is not a UK Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company and such UK Borrower). For the avoidance of doubt, any such Assignment and Assumption (or, if such Lender becomes a Lender otherwise than pursuant to an Assignment and Assumption, in the relevant documentation which it executes on becoming a Lender under this Agreement) shall not be invalidated by any such failure of a Lender to comply with this paragraph (G).
(H)Each Lender in respect of a UK Borrower shall as soon as reasonably practicable notify the Company and the Agent if there is any change in (i) its UK Lender Status from that indicated on entering into this Agreement or pursuant to paragraph (G), or (ii) the position from that set out in any UK Tax Confirmation which that Lender has given, including (in each case) as a result of a sale or participation pursuant to Section 8.07, in which case the relevant Lender shall use reasonable endeavors to notify the Company and the Agent in advance which of the following categories the Participant falls in: (A) not a UK Qualifying Lender; (B) a UK Qualifying Lender (other than a UK Treaty Lender); or (C) a UK Treaty Lender. If a Lender fails to indicate the status of a Participant in accordance with this paragraph (H) then such Participant shall be treated for the purposes of this Agreement (including by the UK Borrower) as if it is not a UK Qualifying Lender until such time as the relevant Lender notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company and the UK Borrower). For the avoidance of doubt, any such participation shall not be invalidated by any such failure of a Lender to comply with this paragraph (H).
(I)A UK Borrower shall, promptly on becoming aware that it must make a UK Tax Deduction (or that there is any change in the rate or basis of a UK Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives any such notification it shall promptly notify the Company or the Lender (as the case may be).
(j)VAT:
(i)With respect to any Loan to the UK Borrower:
(A)All amounts expressed to be payable under a Loan Document by any party to the Agent or any Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by the Agent or any Lender to any party under a Loan Document and the Agent or such Lender is required to account to the relevant tax authority for the VAT, that party must pay to the Agent or such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT, subject to the Agent or such Lender (as appropriate) first providing an appropriate VAT invoice to that party.
(B)If VAT is or becomes chargeable on any supply made by the Agent or any Lender (the “Supplier”) to the Agent or another Lender (the “Supply Recipient”) under a Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Supply Recipient in respect of that consideration):
(1)(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Supply Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Supply Recipient receives from the relevant tax authority which the Supply Recipient reasonably determines relates to the VAT chargeable on that supply; and
(2)(where the Supply Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Supply Recipient, pay to the Supply Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Supply Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(C)Where a Loan Document requires any party to reimburse or indemnify the Agent or any Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) the Agent or such Lender (as the case may be) for the full amount of such cost or expense, including such part thereof as represents irrecoverable VAT.
(D)Any reference in paragraphs (i) – (iii) and (v) below to a party shall, at any time when such party is treated as member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).
(E)In relation to any supply made by the Agent or any Lender to a party under a Loan Document, if reasonably requested by the Agent or such Lender, that party must promptly provide the Agent or such Lender with details of that party’s VAT registration and such other information as is reasonably requested in connection with the Agent’s or such Lender’s VAT reporting requirements in relation to such supply.
Section 2.15. Sharing of Payments, Etc.
If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than (x) as payment of an Advance made by an Issuing Bank pursuant to the first sentence of Section 2.03(c) or (y) pursuant to Section 2.06(b), 2.11, 2.14, 2.19 or 8.04(c)) in excess of its pro rata share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; provided, further, that, so long as the maturity of the obligations under this Agreement and the Notes shall not have been accelerated, any excess payment received by any Appropriate Lender in respect of any Facility shall be shared on a pro rata basis only with other Appropriate Lenders. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
Section 2.16. Evidence of Debt.
(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Revolving Credit Note, a Term Note and a Swingline Note, as applicable, in substantially the form of Exhibits A-1, A-2 and A-3 hereto, respectively, payable to such Lender in a principal amount equal to the Revolving Credit Commitment(s), the Term Commitment and the Swingline Commitments, respectively, of such Lender.
(b)The Register maintained by the Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.
(c)Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

(d)In addition to the accounts and records referred to in Section 2.16(a), each Revolving Credit Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Swingline Advances. In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.
Section 2.17. Use of Proceeds.
The proceeds of the Revolving Credit Advances were available on the Closing Date (and the Borrower agrees that it shall use such proceeds) solely to pay the fees and expenses incurred in connection with the Transactions and, thereafter, shall be available for general corporate purposes (including acquisitions) of the Borrower and its Subsidiaries. The proceeds of the Term Advances shall be used by the Company solely to finance the Transactions. Following the Restatement Date, the proceeds of the Swingline Advances shall be used for general corporate purposes (including acquisitions) of the Borrower and its Subsidiaries.
Section 2.18. Increase in the Aggregate Revolving Credit Commitments.
(a)The Company may, at any time but in any event not more than twice in any calendar year prior to the latest Termination Date with respect to a Revolving Credit Facility (or as many additional times as may be agreed by the Agent), by notice to the Agent, request that the aggregate amount of the Commitments under such Revolving Credit Facility be increased by an amount of $50,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the latest scheduled Termination Date with respect to such Revolving Credit Facility (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Commitment Increases at any time exceed $500,000,000 and (ii) on the date of any request by the Company for a Commitment Increase and on the related Increase Date the applicable conditions set forth in Section 3.03 shall be satisfied.
(b)The Agent shall promptly notify the Lenders and such Eligible Assignees as are identified by the Company of the request by the Company for a Commitment Increase, which notice shall include (i) the proposed amount and Revolving Credit Facility of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase and such Eligible Assignees must commit to (x) in the case of a Lender, an increase in the amount of their respective applicable Revolving Credit Commitments or (y) in the case of an Eligible Assignee, to assume an applicable Revolving Credit Commitment hereunder (the “Commitment Date”). Each Lender and Eligible Assignee that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to participate in such increase; provided, however, that the applicable Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $10,000,000 or more. If the Lenders and such Eligible Assignees notify the Agent that they are willing to participate in such increase by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested

Commitment Increase shall be allocated among the Lenders willing to participate therein and such Eligible Assignees in such amounts as are agreed between the Company and the Agent. Each Lender’s and each Eligible Assignee’s proposed increased Revolving Credit Commitment shall be subject to the prior written approval of each Issuing Bank.
(c)Promptly following each Commitment Date, the Agent shall notify the Company as to the amount, if any, by which the Lenders and Eligible Assignees are willing to participate in the requested Commitment Increase.
(d)On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(b) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the applicable Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:
(i)(A) certified copies of resolutions of the Board of Directors of the Company or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Company (which may be in-house counsel), in form and substance satisfactory to the Agent;
(ii)an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Company and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Company; and
(iii)confirmation from each Increasing Lender of the increase in the amount of its applicable Revolving Credit Commitment in a writing satisfactory to the Company and the Agent.
On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Company, on or before 1:00 P.M. (New York City time), by telecopier or other electronic communication, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, purchase at par that portion of outstanding applicable Revolving Credit Advances of the other applicable Revolving Credit Lenders or take such other actions as the Agent may determine to be necessary to cause the applicable Revolving Credit Advances to be held pro rata by the Appropriate Lenders in accordance with the Commitments with respect to the applicable Revolving Credit Facility.
Section 2.19. Defaulting Lenders.

(a)If at the time a Lender becomes a Defaulting Lender, any Letters of Credit or Swingline Advances are outstanding, and the Revolving Credit Commitments have not been terminated in accordance with Section 6.01, then:
(i)so long as no Default has occurred and is continuing, all or any part of the Available Amount of outstanding Letters of Credit and each Revolving Credit Lender’s obligation to fund its participation in Swingline Advances pursuant to Section 2.01(d)(iii), shall be reallocated among the Revolving Credit Lenders that are not Defaulting Lenders (“non-Defaulting Lenders”) in accordance with their respective Ratable Shares (disregarding any Defaulting Lender’s Revolving Credit Commitment) but only to the extent that
(x)the sum of
(A)the aggregate principal amount of all Revolving Credit Advances made by such non-Defaulting Lenders (in their capacity as Revolving Credit Lenders) and outstanding at such time, plus
(B)such non-Defaulting Lenders’ Ratable Shares (before giving effect to the reallocation contemplated herein) of the Available Amount of all outstanding Letters of Credit, plus
(C)the aggregate principal amount of all Revolving Credit Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by Lenders and outstanding at such time, plus
(D)such Defaulting Lender’s Ratable Share of the Available Amount of such Letters of Credit, plus
(E)such non-Defaulting Lenders’ Ratable Shares (before giving effect to the reallocation contemplated herein) of the participation interest in all outstanding Swingline Advances, plus
(F)such Defaulting Lenders’ Ratable Shares (before giving effect to the reallocation contemplated herein) of the participation interest in all outstanding Swingline Advances, does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments; and
(y)the sum of
(A)the aggregate principal amount of all Revolving Credit Advances made by any non-Defaulting Lender (in its capacity as a Revolving Credit Lender) and outstanding at such time, plus

(B)such non-Defaulting Lender’s participation interest (after giving effect to the reallocation contemplated herein) in the Available Amount of all outstanding Letters of Credit and Revolving Credit Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by Lenders; plus
(C)such non-Defaulting Lender’s participation interest (after giving effect to the reallocation contemplated herein) in all outstanding Swingline Advances made by each Swingline Lender pursuant to Section 2.01(d) that have not been ratably funded by Revolving Credit Lenders, does not exceed such non-Defaulting Lender’s Revolving Credit Commitment;
provided, that subject to Section 9.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within two Business Days following notice by any Issuing Bank, cash collateralize such Defaulting Lender’s Ratable Share of the Available Amount of such Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above), by paying cash collateral in such amount to such Issuing Bank; provided that, so long as no Default shall be continuing, such cash collateral shall be released promptly upon the earliest of
(A)the reallocation of the Available Amount of outstanding Letters of Credit among non-Defaulting Lenders in accordance with clause (i) above,
(B)the termination of the Defaulting Lender status of the applicable Lender or
(C)such Issuing Bank’s good faith determination that there exists excess cash collateral (in which case, the amount equal to such excess cash collateral shall be released);
(iii)if the Ratable Shares of Letters of Credit of the non-Defaulting Lenders are reallocated or cash collateralized pursuant to this Section 2.19(a), then the fees payable to the Revolving Credit Lenders pursuant to Section 2.04(b)(i) shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Shares of the Letters of Credit that are not cash collateralized; or
(iv)if any Defaulting Lender’s Ratable Share of Letters of Credit is neither cash collateralized nor reallocated pursuant to Section 2.19(a), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.04(b)(i) with respect to such Defaulting Lender’s Ratable Share of Letters of Credit shall be payable to the applicable Issuing Bank until such Defaulting Lender’s Ratable Share of Letters of Credit is cash collateralized and/or reallocated.
(b)So long as any Revolving Credit Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non- Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(a), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(a)(i) (and Defaulting Lenders shall not participate therein).
(c)No Revolving Credit Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.19, performance by the Borrower of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.19. The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to any other rights and remedies which the Borrower, the Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.
(d)If the Borrower, the Agent and each Issuing Bank agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances under a Revolving Credit Facility of the other Appropriate Lenders or take such other actions as the Agent may determine to be necessary to cause the applicable Revolving Credit Advances and funded and unfunded participations in Letters of Credit and Swingline Lenders to be held on a pro rata basis by the Appropriate Lenders in accordance with their Ratable Share (without giving effect to Section 2.19(a)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
(e)Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, fees, Letter of Credit commissions or other amounts received by the Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be determined by the Agent as follows:
first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder;

second, in the case of a Defaulting Lender that is a Revolving Credit Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or any Swingline Lender hereunder;
third, in the case of a Defaulting Lender that is a Revolving Credit Lender, if so determined by the Agent or requested by any Issuing Bank, to be held as cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit;
fourth, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent;
fifth, in the case of a Defaulting Lender that is a Revolving Credit Lender, if so determined by the Agent and the Borrower, to be held in the L/C Cash Deposit Account and released in order to satisfy obligations of such Defaulting Lender to fund Revolving Credit Advances under this Agreement;
sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;
seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and
eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;
provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the applicable conditions set forth in the applicable section of Article III were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender and provided, further, that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.19 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
Section 2.20. Extensions of Termination Date.

(a)Requests for Extension. The Company may, by written notice to the Agent (who shall promptly notify the applicable Revolving Credit Lenders), no more than twice during the tenor of the Revolving Credit Facility (each date of such granted extension which shall be not earlier than 90 days and not later than 30 days prior to the applicable anniversary of the Restatement Date, an “Anniversary Date”), request that each Revolving Credit Lender extend such Lender’s Termination Date for an additional one year from the Termination Date then in effect with respect to such Lender. Any such extension request may be requested by the Company no more than once per year and in any event the tenor of the Revolving Credit Facility shall not exceed five years from the date of any such request.
(b)Lender Elections to Extend. Each Appropriate Lender, acting in its sole and individual discretion, shall, by notice to the Agent given no later than the date (the “Notice Date”) that is 15 days prior to such Anniversary Date, advise the Agent whether or not such Lender agrees to such extension (and each Appropriate Lender that determines not to so extend its Termination Date (a “Non-Extending Lender”) shall notify the Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Appropriate Lender that does not so advise the Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender). The election of any Appropriate Lender to agree to such extension shall not obligate any other Appropriate Lender to so agree.
(c)Notification by Agent. The Agent shall notify the Company of each Appropriate Lender’s determination under this Section no later than the date 10 days prior to the applicable Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).
(d)Additional Commitment Lenders. The Company shall have the right on or before the applicable Anniversary Date to replace each Non-Extending Lender with, and add as “Revolving Credit Lenders” under this Agreement in place thereof, one or more Eligible Assignees (as an Assuming Lender), each of which Assuming Lenders shall have entered into an Assumption Agreement pursuant to which such Assuming Lender shall, effective as of the applicable Anniversary Date, undertake a Revolving Credit Commitment (and, if any such Assuming Lender is already a Lender, its applicable Revolving Credit Commitment shall be in addition to such Lender’s Revolving Credit Commitment(s) hereunder on such date).
(e)Minimum Extension Requirement. If (and only if) the total of the Revolving Credit Commitments of the Appropriate Lenders that have agreed so to extend their Termination Date and the additional Revolving Credit Commitments of the Assuming Lenders shall be more than 50% of the aggregate amount of the Revolving Credit Commitments in respect of the applicable Facility in effect immediately prior to the applicable Anniversary Date, then, effective as of such Anniversary Date, the Termination Date of each extending Appropriate Lender and of each Assuming Lender shall be extended to the date falling one year after the Termination Date in effect for such Appropriate Lenders (except that, if such date is not a Business Day, such Termination Date as so extended shall be the next preceding Business Day) and each Assuming Lender shall thereupon become a “Revolving Credit Lender” for all purposes of this Agreement.
(f)Letters of Credit and Swingline Commitments. In connection with any extension under this Section 2.20, the Termination Date in respect of any Issuing Bank or Swingline Lender may be extended only with the consent of such Issuing Bank or Swingline

Lender (it being understood that, to the extent an Issuing Bank or Swingline Lender does not so extend, the Termination Date in respect of such Issuing Bank or Swingline Lender shall be the Termination Date in effect immediately prior to the applicable Anniversary Date for all purposes of this Agreement).
Section 2.21. Benchmark Replacement Setting.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any Note, upon the occurrence of a Benchmark Transition Event, the Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment agreed to by the Agent and the Borrower with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.
(b)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Note, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Note.
(c)Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) any Benchmark Replacement Date and the related Benchmark Replacement, and (ii) the effectiveness of any Benchmark Replacement Conforming Changes, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (iv) the commencement of any Benchmark Unavailability Period. For the avoidance of doubt, any notice required to be delivered by Agent as set forth in this Section 2.21 may be provided, at the option of the Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.21, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Note, except, in each case, as expressly required pursuant to this Section 2.21.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any Note, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate, EURIBOR or Term CORRA) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will no longer be representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) the Borrower may revoke any request for a Borrowing of, Conversion to or continuation of SOFR Advances or Eurocurrency Rate Advances, in each case, to be made, Converted or continued during any Benchmark Unavailability Period denominated in the applicable currency and, failing that, (A) in the case of any request for any affected SOFR Advance where the Benchmark Unavailability Period applies to both Daily Simple SOFR and the Term SOFR Reference Rate, the Borrower will be deemed to have Converted any such request into a request for an Advance of or Conversion to Base Rate Advances in the amount specified therein, (B) in the case of any request for any affected SOFR Advance where the Benchmark Unavailability Period applies to Daily Simple SOFR but not the Term SOFR Reference Rate, the Borrower will be deemed to have Converted any such request into a request for an Advance of or Conversion to Term SOFR Advances with an Interest Period of one-month in the amount specified therein (or, if the Term SOFR Reference Rate shall be no longer available at such time, into Base Rate Advances in the amount specified therein), (C) in the case of any request for any affected SOFR Advance where the Benchmark Unavailability Period applies to the Term SOFR Reference Rate but not Daily Simple SOFR, the Borrower will be deemed to have Converted any such request into a request for an Advance of or Conversion to Daily Simple SOFR Advances in the amount specified therein (or, if Daily Simple SOFR shall be no longer available at such time, into Base Rate Advances in the amount specified therein), and (D) in the case of any request for any affected Eurocurrency Rate Advance, then such request shall be ineffective and (ii)(A) any outstanding affected Term SOFR Advances, if applicable, will be deemed to have been Converted into Daily Simple SOFR Advances at the end of the applicable Interest Period (or, if Daily Simple SOFR shall be no longer available at such time, into Base Rate Advances), (B) any outstanding affected Daily Simple SOFR Advances, if applicable, will be deemed to have been Converted into Term SOFR Advances with an Interest Period of one-month immediately (or, if the Term SOFR Reference Rate shall be no longer available at such time, into Base Rate Advances) and (C) any outstanding affected Eurocurrency Rate Advances, at the Borrower’s election, shall (I) be Converted into Base Rate Advances denominated in Dollars (in an amount equal to the Dollar Equivalent of such Committed Currency), at the end of the applicable Interest Period, (II) be Converted into Daily Simple SOFR Advances denominated in Dollars (in an amount equal to the Dollar Equivalent of such Committed Currency), at the end of the applicable Interest Period, (III) be Converted into Term SOFR Advances denominated in Dollars (in an amount equal to the Dollar Equivalent of such Committed Currency) with an Interest Period of one-month, at the end of the applicable Interest Period or (IV) be prepaid in full immediately or at the end of the applicable Interest Period; provided, further that, with respect to any Eurocurrency Rate Advance, if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Rate Advance, the Borrower shall be deemed to have elected clause (I) above. Upon any such prepayment or Conversion, the Borrower shall also pay accrued interest on the amount so prepaid or Converted, together with any additional amounts required pursuant to Section 8.04(c). During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for the then-current Benchmark is not an Available Tenor, to the extent a component of Base Rate is based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, such Benchmark or tenor will not be used in any determination of Base Rate.
(f)The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, Daily Simple SOFR, Term SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Adjusted Daily Simple SOFR, the Eurocurrency Rate, or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, Daily Simple SOFR, Term SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Adjusted Daily Simple SOFR, the Eurocurrency Rate, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate or a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
(g)As used in this Section 2.21:
“Available Tenor” means, as of any date of determination and with respect to the then- current Benchmark for any specified currency, as applicable, if such Benchmark is a term rate any tenor for such Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.21(d).
“Benchmark” means, initially, with respect to any (a) obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, (i) Daily Simple SOFR or (ii) the Term SOFR Reference Rate, as applicable; provided that if a

Benchmark Transition Event has occurred with respect to either Daily Simple SOFR, the Term SOFR Reference Rate or then-current Benchmark for Dollars, then “Benchmark” means, with respect to such obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section Error! Reference source not found., (b) obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, EURIBOR; provided that if a Benchmark Transition Event has occurred with respect to EURIBOR, or the then-current Benchmark for Euros, then “Benchmark” means, with respect to such obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section Error! Reference source not found., and (c) obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Canadian Dollars, Term CORRA; provided that if a Benchmark Transition Event has occurred with respect to Term CORRA, or the then-current Benchmark for Canadian Dollars, then “Benchmark” means, with respect to such obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section Error! Reference source not found..
“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark:
(a)for Dollars: the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark, in each case for Dollar denominated syndicated credit facilities at such time in the U.S. syndicated loan market and (ii) the related Benchmark Replacement Adjustment;
(b)for the Committed Currencies: the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities that are either denominated in, or are multi-currency syndicated credit facilities with options for borrowings that are denominated in, the applicable Committed Currency at such time in the U.S. syndicated loan market and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and the Notes.
“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities in the U.S. syndicated loan market having a Benchmark denominated in the applicable currency at such time.
“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate” (if applicable), the definition of “Business Day,” the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the Notes).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the applicable currency of the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non- representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark specified for a currency, the occurrence of one or more of the following events with respect to such Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to the then-current Benchmark for a specified currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Note in accordance with Section 2.21 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Note in accordance with Section 2.21.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
Section 2.22. Designated Borrowers.

(a)Effective as of the date hereof, the Restatement Date UK Borrower shall be a “Designated Borrower” hereunder and may receive Advances for its account on the terms and conditions set forth in this Agreement.
(b)The Company may at any time, upon not less than 10 Business Days’ notice from the Company to the Agent (or such shorter period as may be agreed by the Agent in its sole discretion), designate any additional wholly-owned Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Advances by delivering to the Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit F (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein, the Agent and each Lender shall have received such supporting resolutions, incumbency certificates (to the extent such concept exists under applicable law), opinions of counsel, Beneficial Ownership Certification and other documents or information, in form, content and scope reasonably satisfactory to the Agent, as may be reasonably requested by the Agent or any Lender, but which in any event, subject to differences among jurisdictions, shall be substantially the same scope of documents and information requested to be delivered by the Company and the Restatement Date UK Borrower on the Closing Date or Restatement Date as applicable, and Notes signed by such new Borrowers to the extent any Lenders so reasonably require. For the avoidance of doubt, the Lenders shall have received all documentation and other information with respect to such Applicant Borrower required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. If the Agent and each Lender, in their sole discretion, approve such Applicant Borrower, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Agent shall send a notice in substantially the form of Exhibit G (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each Lender agrees to permit such Designated Borrower to utilize the credit facilities provided for herein, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Designated Borrower Request and Assumption Agreement shall become effective as to any Applicant Borrower if any Lender shall decline to approve such Applicant Borrower or such Lender shall be prohibited under applicable Law, regulation or existing internal “know-your-customer” policy, or shall not be licensed, to make the Advances or otherwise extend credit to such Applicant Borrower as provided herein.
(c)The obligations of the Company and each Designated Borrower that is a Domestic Subsidiary under each of the Loan Documents shall be joint and several in nature, except as provided in the following sentence. Designated Borrowers that are Foreign Subsidiaries shall each be severally liable for their own obligations and not liable for the obligations of any other Designated Borrower or the Company.
(d)Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.22 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Advances made by the Lenders to any such Designated Borrower hereunder. Subject to any applicable Law, any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.
(e)The Company may from time to time, upon not less than 10 Business Days’ notice from the Company to the Agent (or such shorter period as may be agreed by the Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Letters of Credit issued on the account of such Designated Borrower, Advances payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Advances made to it, as of the effective date of such termination. The Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status. In the event that any Designated Borrower shall cease to be a direct or indirect wholly-owned Subsidiary of the Company, the Company shall cause all outstanding Advances and other amounts payable by such Designated Borrower to be repaid in full and terminate such Designated Borrower’s status as such, in each case, on or prior to the date such Designated Borrower ceases to be a wholly-owned Subsidiary of the Company.
ARTICLE III.
CONDITIONS TO EFFECTIVENESS AND LENDING
Section 3.01. Conditions Precedent to Effectiveness of Section 2.01.
Section 2.01 of this Agreement became effective on the Effective Date, date on which the Agent received executed counterparts to the Original Credit Agreement from the Borrower and each of the Existing Lenders party thereto.
Section 3.02. Conditions Precedent to the Closing Date.
The obligations of the Lenders to make Advances and of each Issuing Bank to issue Letters of Credit hereunder were subject to the following conditions having been satisfied or waived (the first such date on which each of the following conditions were satisfied or waived, the “Closing Date”):
(a)Since March 22, 2021, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement) on the Company (as defined in the Merger Agreement).
(b)The Company shall have paid on the Closing Date all fees required to be paid pursuant to or in connection with this Agreement, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Company) (which amounts may be offset against the proceeds of the Facilities).

(c)On the Closing Date, the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated the Closing Date, certifying to the occurrence or satisfaction clauses (a) and (h) of this Section 3.02 substantially concurrently with the occurrence of the Closing Date.
(d)The Agent shall have received on or before the Closing Date copies of the following, each dated the Closing Date, in form and substance reasonably satisfactory to the Agent:
(i)The Notes to the Lenders to the extent requested by any Lender pursuant to Section 2.16 prior to the Closing Date.
(ii)Certified copies of the resolutions of the Board of Directors of the Company approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.
(iii)A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder, and attaching (x) the charter and by-laws of the Company certified, to the extent applicable, as of a recent date by the applicable state governmental authority and (y) a good standing certificate (to the extent such concept exists) from the applicable state governmental authority of the Company’s jurisdiction of incorporation.
(iv)A customary opinion of Pillsbury Winthrop Shaw Pittman LLP, counsel to the Company.
(v)The Agent shall have received a certificate, substantially in the form of Exhibit E hereto, from the chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions are solvent.
(vi)(x) at least three days prior to the Closing Date all documentation and other information regarding the Company requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent reasonably requested in writing of the Company at least ten Business Days prior to the Closing Date and
(y)to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Company at least ten Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Company shall have received such Beneficial Ownership Certification.
(e)The Agent shall have received on or substantially simultaneously with the Closing Date evidence that the Company shall have repaid or prepaid all of the outstanding and accrued obligations under the Existing Credit Agreements and shall have repaid or prepaid all of the outstanding and accrued obligations under, and terminated in full the commitments of the lenders under, the Existing Credit Agreements (the “Closing Date Refinancing”).
(f)The Acquisition shall have been consummated or will be consummated concurrently or substantially concurrently with the closing and funding under the Facilities in all material respects in accordance with the terms of the Merger Agreement; provided, that no amendment, modification, consent or waiver of any term thereof or any condition to the Company’s obligation to consummate the Acquisition thereunder (other than any such amendment, modification, consent or waiver that is not materially adverse to any interest of the Lenders) shall be made or granted, as the case may be, without the prior written consent of the Agent (which consent shall not be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is understood and agreed that (i) any reduction in the purchase price of less than 12.5% in connection with the Acquisition shall not in and of itself be deemed to be material and adverse to the interests of the Lenders or the Arrangers (as defined in the Original Credit Agreement) so long as such reduction shall be allocated to a reduction of the commitments under the Facilities in proportion to the actual percentage that the amount of the Facilities bears to the pro forma total capitalization of the Company and its subsidiaries after giving effect to the Transactions and (ii) any increase in the purchase price in connection with the Acquisition shall not in and of itself be deemed to be material and adverse to the interests of the Lenders or the Arrangers (as defined in the Original Credit Agreement) so long as any such increase in the purchase price is not funded with additional indebtedness or preferred equity accounted for as indebtedness that does not, or would not reasonably be expected to, result in a ratings downgrade (excluding, for the avoidance of doubt, funding with the proceeds of the Facilities, any bridge facilities or senior notes).
(g)The Agent shall have received:
(i)audited consolidated balance sheets of the Company and its consolidated subsidiaries as of the end of, and related statements of operations and cash flows of the Company and its consolidated subsidiaries for, the three most recently completed fiscal years ended at least 90 days prior to the Closing Date,
(ii)audited consolidated balance sheets, statements of income, statements of shareholders’ equity and statement of cash flows and associated footnotes of the Acquired Company and its consolidated subsidiaries as of and for the fiscal year ended January 31, 2020 and as of and for any fiscal year of the Acquired Company ending after January 31, 2020 and on or prior to the date that is at least 90 days prior to the Closing Date,
(iii)an unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of, and related statements of operations and cash flows of the Company and its consolidated subsidiaries for, each subsequent fiscal quarter (other than the fourth fiscal quarter of a fiscal year) of the Company and its consolidated subsidiaries, subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (i) and ended at least 45 days before the Closing Date (in the case of this clause (iii), without footnotes) together with the consolidated balance sheet and related statements of operations and cash flows for the corresponding portion of the previous year,
(iv)an unaudited consolidated balance sheet, statement of income, statement of shareholders’ equity and statement of cash flows of the Acquired Company and its consolidated subsidiaries for, any fiscal quarter (other than the fourth fiscal quarter of any fiscal year of the Acquired Company) ending after the Closing Date and on or prior to the date that is at least 45 days prior to the Closing Date, with a comparison to the corresponding fiscal quarter of the prior fiscal year, and
(v)a pro forma consolidated balance sheet of the Company and its consolidated subsidiaries as of the end, and related statement of operations of the Company and its consolidated subsidiaries for, the four-quarter period ending as of the end of the most recent period referred to in clause (i) or clause (iii) above, prepared after giving effect to the Transactions herein as if such Transactions had occurred as of the date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations).
The Agent acknowledged on the Closing Date (x) receipt of the audited financial statements referred to in clause (i) above for the November 30, 2018, 2019 and 2020 fiscal years of the Company, receipt of the audited financial statements referred to in clause (ii) above for the fiscal year ended January 31, 2020 of the Acquired Company and (y) that the filing with the Securities and Exchange Commission of such Exchange Act reports or filings containing such financial statements by the Company with respect to the relevant period shall satisfy the foregoing requirements referred to in clauses (i) and (iii), as applicable.
(h)The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects (or if qualified by materiality, in all respects). No Event of Default pursuant to Section 6.01(e) has occurred and is continuing.
(i)Delivery of a customary Notice of Borrowing.
Section 3.03. Conditions Precedent to Each Borrowing, Issuance, Commitment Increase and Commitment Extension after the Closing Date.
After the Closing Date, the obligation of each Lender to make an Advance (other than an Advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c) or a Conversion) on the occasion of each Borrowing, the obligation of each Issuing Bank to issue a Letter of Credit, each Commitment Increase and each extension of Revolving Credit Commitments shall be subject to (x) the conditions precedent that the Restatement Date and the Closing Date shall have occurred and (y) on the date of such Borrowing, such Issuance, the applicable Increase Date or the applicable Anniversary Date (as the case may be) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance, request for Commitment Increase, request for Commitment extension and the acceptance by the Borrower of the proceeds of such Borrowing, such Issuance, such Increase Date or such Anniversary Date shall constitute a representation and warranty by the Borrower that on such date such statements are true):
(i)the representations and warranties contained in Section 4.01 (other than the representations set forth in the last sentence of subsection (e) thereof) are correct in all material respects (or if qualified by materiality, in all respects) on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be correct in all material respects (or if qualified by materiality, in all respects) as of such earlier date), before and after giving effect to such Borrowing, such Issuance, such Commitment Increase or such extension of Revolving Credit Commitments and to the application of the proceeds therefrom, as though made on and as of such date;
(ii)no event has occurred and is continuing, or would result from such Borrowing, such Issuance, such Commitment Increase or such extension of Revolving Credit Commitments or from the application of the proceeds therefrom, that constitutes a Default;
(iii)in the case of each Borrowing, delivery of a customary Notice of Borrowing; and
(iv)if the applicable Borrower is not the Company, then the conditions of Section 2.22 to the designation of such Borrower as a Designated Borrower shall have been met.
Section 3.04. Conditions Precedent to the Restatement Date. The amendment and restatement of this Agreement shall not become effective until the date on which each of the following conditions shall be satisfied or waived except as otherwise agreed by the Company and the Arrangers of the Revolving Credit Facility (the first such date on which each of the following conditions were satisfied or waived, the “Restatement Date”):
(a)The Agent (or its counsel) shall have received a counterpart of this Agreement duly executed by the Restatement Date UK Borrower, the Company and the Lenders party hereto;
(b)The Agent shall have received (x) a customary opinion from Cleary Gottlieb Steen & Hamilton LLP, New York special counsel to the Company with respect to matters of New York law and certain aspects of Delaware law; and (y) a customary opinion from Cleary Gottlieb Steen & Hamilton LLP, U.K. special counsel to the Restatement Date UK Borrower, with respect to matters of English law;
(c)The Agent shall have received all fees, expense reimbursement and other amounts previously agreed in writing by the Arrangers and the Company to be due and payable on or prior to the Restatement Date (in the case of reimbursement of reasonable out of pocket expenses and legal fees solely to the extent invoiced at least three Business Days prior to the Restatement Date (except as otherwise reasonably agreed by Borrower)), required to be reimbursed or paid by any Borrower under any Loan Document;

(d)The Agent shall have received on or before the Restatement Date copies of the following, each dated the Restatement Date, in form and substance reasonably satisfactory to the Agent:
(i)Notes to the Lenders to the extent requested by any Lender pursuant to Section 2.16 prior to the Restatement Date;
(ii)Certified copies of the resolutions of the Board of Directors of the Company and the Restatement Date UK Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes; and
(iii)A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder, and attaching (x) the charter and by-laws of the Company certified, to the extent applicable, as of a recent date by the applicable state governmental authority and (y) a good standing certificate (to the extent such concept exists) from the applicable state governmental authority of the Company’s jurisdiction of incorporation.
(iv)A certificate of a director of the Restatement Date UK Borrower certifying the names and true signatures of the officers of the Restatement Date UK Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder, and attaching (x) the corporate authorisations referred to in paragraph (ii) above and (y) the up-to-date and certified constitutional documents (including the certificate of incorporation, the certificate of incorporation on change of name and memorandum and articles of association).
(e)The Agent shall have received a solvency certificate, substantially in the form of Exhibit E hereto, from the chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries on a consolidated basis are solvent;
(f)At least three Business Days prior to the Restatement Date (x) all documentation and other information regarding the Company requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent reasonably requested in writing of the Company at least ten Business Days prior to the Restatement Date and (y) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Company at least ten Business Days prior to the Restatement Date, a Beneficial Ownership Certification in relation to the Company shall have received such Beneficial Ownership Certification;
(g)No Default or Event of Default has occurred and is continuing;

(h)Since November 30, 2023, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
(i)On the Restatement Date, the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated as of the Restatement Date, certifying to the occurrence or satisfaction clauses (vii) and (viii) of this Section 3.04 substantially concurrently with the occurrence of the Restatement Date;
(j)The representations and warranties contained in Section 4.01 are correct in all material respects (or if qualified by materiality, in all respects) on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be correct in all material respects (or if qualified by materiality, in all respects) as of such earlier date);
(k)The Borrower shall have made, or substantially simultaneously with the effectiveness of the amendment and restatement of this Agreement, shall make the Restatement Date Prepayment; and
(l)The Borrower shall have paid, or substantially simultaneously with the effectiveness of the amendment and restatement of this Agreement, shall pay all accrued and unpaid interest on, and all fees and other amounts owing in respect of, the Existing Revolving Loans and Existing Revolving Credit Commitments.
Section 3.05. Determinations Under Article III.
For purposes of determining compliance with the conditions specified in Article III, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the proposed Effective Date, the proposed Closing Date, the proposed Restatement Date or the proposed date of each Borrowing, the obligation of each Issuing Bank to issue a Letter of Credit, each Commitment Increase and each extension of Revolving Credit Commitments, as applicable. The Agent shall promptly notify the Lenders of the occurrence of the Restatement Date.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
Section 4.01. Representations and Warranties of the Company.
The Company represents and warrants as follows on and as of the Closing Date and the Restatement Date (and, on each date specified in Section 3.03, to the extent required thereby):
(a)Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)Qualification and Power; Compliance with Law. The execution, delivery and performance by the Company of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Company’s charter or by-laws or (ii) any material law or any material contractual restriction binding on or affecting the Company.
(c)Authorization; No Contravention, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of this Agreement or the Notes to be delivered by it.
(d)Binding Effect. This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Company. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).
(e)Financial Statements; No Material Adverse Effect. The Consolidated balance sheet of the Company and its Subsidiaries as at November 30, 2023, and the related Consolidated statements of income and cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Company and its Subsidiaries as at such date and the Consolidated results of the operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied. As of the Restatement Date, since November 30, 2023 there has been no Material Adverse Change.
(f)Litigation. As of the Closing Date, there is no pending or, to the Company’s knowledge, overtly threatened action, suit, investigation, litigation or administrative or judicial proceeding, including, without limitation, any Environmental Action, affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect hereto or (ii) purports to adversely affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.
(g)Margin Regulation. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U. Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or subject to any restriction on sale, pledge, or other disposition contained in any agreement or instrument between the Company and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(d) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).
(h)Investment Company Act. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
(i)Disclosures. Neither the written information regarding the Company and its Subsidiaries in the Information Memorandum (other than the financial projections, other forward-looking statements and information of a general economic or industry specific nature) nor any other written information, exhibit or report furnished by or on behalf of the Company or any other Borrower to the Agent or any Lender prior to the Closing Date in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement, taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, when taken as a whole, not materially misleading solely at the time furnished.
(j)Compliance with OFAC, etc.
(i)Neither the Borrower, nor any of its officers, directors or employees, is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control, or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism;
(ii)the Borrower is not owned or controlled, directly or indirectly, by the government of any country that is subject to a United States Embargo; and
(iii)the Borrower is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person,” or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and
(iv)the Borrower is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation described in clauses (i), (ii), or (iii).
(k)Anti-Corruption Laws, Sanctions. The Company has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Company and its Subsidiaries with Anti-Corruption Laws and applicable Sanctions, and the Company and its Subsidiaries are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit,

or direct or knowingly indirect, use of proceeds or other transaction contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.
(l)No Borrower is an Affected Financial Institution.
(m)As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification, if any, provided by the Borrower to any Lender in connection with this Agreement is true and correct in all respects.
(n)Taxes. The Borrower and its Subsidiaries have filed all United States federal and state and United Kingdom income Tax returns and all other Tax returns and reports required to be filed, and have paid all United States federal and state and United Kingdom income Taxes and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(o)Insurance. The properties of the Borrower and its Subsidiaries (i) are insured with financially sound and reputable insurance companies not Affiliates of the Borrower or (ii) self-insured to the extent consistent with prudent business practice for companies engaged in similar businesses in the same general areas in which the Company or such Subsidiary operates, and, in either case, insured in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
(p)Ownership of Property, Liens. Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not reasonably be expected to have a Material Adverse Effect. The property of the each of the Subsidiaries is not subject to any Liens other than Liens permitted pursuant to Section 5.02(a).
(q)ERISA. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws. Each Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or may rely on a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the IRS. To the knowledge of the officers of the Borrower, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status. There are no pending or, to the knowledge of the responsible officers of the Borrower, threatened claims, actions or lawsuits, or action by any governmental authority or regulatory body, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction in violation of Section 406 or 407 of ERISA or Section 4975 of the Internal Revenue Code or violation of the fiduciary responsibility rules set forth in Section 404 and 405 of ERISA with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(i)No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan;
(ii)the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, in all material respects, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained;
(iii)as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date;
(iv)neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid;
(v)neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be likely to be subject to Section 4069 or Section 4212(c) of ERISA; and
(vi)no Pension Plan has been terminated by the plan administrator thereof or by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
As of the Closing Date the Borrower is not (1) an employee benefit plan subject to Title I of the ERISA, (2) a plan or account subject to Section 4975 of the Internal Revenue Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Internal Revenue Code; or (4) a “governmental plan” within the meaning of ERISA.
(r)[Reserved].
(s)[Reserved].
(t)Solvency. On the Restatement Date, the Borrower and its Subsidiaries, on a consolidated basis, are solvent (in a manner defined or construed in the solvency certificate substantially in the form attached hereto as Exhibit E).
(u)PATRIOT Act. On the Closing Date, the Borrower and all of its Subsidiaries are in compliance in all material respects with the applicable provisions of the PATRIOT Act.

(v)UK Tax Deductions. Each UK Borrower is not required to make any UK Tax Deduction from any payment it may make under the Loan Documents to a Lender which is (a) a UK Qualifying Lender (i) falling within paragraph (a)(i) of the definition of UK Qualifying Lender, or (ii) except where a direction has been given under section 931 of the UK ITA in relation to the payment concerned, falling within paragraph (a)(ii) of the definition of UK Qualifying Lender, or (iii) falling within paragraph (b) of the definition of UK Qualifying Lender; or (b) a UK Treaty Lender and the payment is one specified in a direction given by the Commissioners of H.M. Revenue & Customs under Regulation 2 of the United Kingdom Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).
ARTICLE V.
COVENANTS OF THE COMPANY
Section 5.01. Affirmative Covenants.
So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company will, on and after the Closing Date:
(a)Compliance with Laws, Etc.
(i)Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except to the extent such failure to comply could not reasonably be expected to have a Material Adverse Effect; and maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Company and its Subsidiaries with Anti-Corruption Laws and applicable Sanctions.
(ii)Conduct its business in compliance in all material respects with the Anti- Corruption Laws, Sanctions and the PATRIOT Act and maintain policies and procedures designed to promote and achieve compliance with such laws.
(b)Payment of Taxes. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all material Taxes imposed upon it or upon its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such Tax that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
(c)Maintenance of Insurance. Maintain, and cause each of its Subsidiaries (other than Immaterial Subsidiaries) to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates; provided, however, that the Company and its Subsidiaries may self-insure to the extent consistent with prudent business practice for companies engaged in similar businesses in the same general areas in which the Company or such Subsidiary operates.

(d)Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company and its Subsidiaries may
(i)consummate any merger or consolidation or other transaction permitted under Section 5.02(b),
(ii)sell, transfer, or otherwise dispose of, any Subsidiary of the Company in any transaction not prohibited by this Agreement,
(iii)dissolve or terminate the existence of any Subsidiary of the Company possessing immaterial assets or liabilities or no continuing business purpose (including, for the avoidance of doubt, any Immaterial Subsidiary), or
(iv)dissolve or terminate the existence of any Subsidiary if in the Company’s determination
(w)the preservation thereof is no longer desirable in the conduct of the business of the Company and
(x)the loss thereof is not materially disadvantageous to the Company or the Lenders, and provided, further, that neither the Company nor any of its Subsidiaries shall be required to preserve any right or franchise if in the Company’s determination (y) the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, taken as a whole, and (z) the loss thereof is not materially disadvantageous to the Company, such Subsidiary or the Lenders.
(e)Visitation Rights.
(i)At any reasonable time during normal business hours and from time to time upon reasonable notice, permit the Agent or any of the Lenders (if and when accompanying the Agent) or any agents or representatives thereof at their own expense (unless an Event of Default has occurred and is continuing), to examine and make copies of and abstracts from the corporate, financial and operating records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers and with their independent certified public accountants, subject to applicable regulations of the Federal government relating to classified information and reasonable security and safety regulations of the Company; provided that (i) unless an Event of Default has occurred and is continuing, no more than one visit or inspection may be conducted per year by the Agent or any agents or representatives thereof and (ii) any such visits, inspections or discussions shall be coordinated through the Agent and shall not unreasonably interfere with the operations of the Company and its Consolidated Subsidiaries.

(ii)Notwithstanding anything to the contrary herein and for the avoidance of doubt, none of the Company nor any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter
(A)that constitutes non-financial trade secrets or non-financial proprietary information,
(B)in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or
(C)that is subject to attorney client or similar privilege or constitutes attorney work product provided, the Company shall use commercially reasonable efforts to the extent feasible and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to clause (ii)(B).
(f)Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary materially in accordance with, and to the extent required by, GAAP.
(g)Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are material to the conduct of its business in good working order and condition, ordinary wear and tear, condemnation and casualty excepted, in accordance with customary and prudent business practices for similar businesses; provided, however, that the Company and its Subsidiaries may sell, transfer, or otherwise dispose of, any properties in any transaction not prohibited by this Agreement.
(h)Reporting Requirements. Furnish to the Agent, who shall furnish to the Lenders:
(i)commending with the first fiscal quarter ending after the Closing Date, within 45 days after the end of each of the first three quarters of each fiscal year of the Company, the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and Consolidated statements of income or operations and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to normal year- end audit adjustments and the absence of footnotes) by the chief financial officer or other authorized financial officer of the Company as having been prepared in accordance with GAAP and certificates of the chief financial officer or other authorized financial officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to Initial GAAP;

(ii)commencing with the first fiscal year ending after the Closing Date, within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, containing the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income or operations and cash flows of the Company and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable in scope to the Required Lenders by KPMG LLP or other independent public accountants acceptable to the Agent or the Required Lenders and certificates of the chief financial officer or other authorized financial officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to Initial GAAP;
(iii)as soon as possible and in any event within five Business Days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer or other authorized financial officer of the Company setting forth details of such Default and the action that the Company has taken and proposes to take with respect thereto (it being understood that any Default then existing as a result of any failure to deliver such notice shall automatically be cured and will no longer be continuing upon either (x) delivery of such notice or (y) the cessation of the existence of the underlying Default to which such notice relates (unless the Company had knowledge of such underlying Default prior to its cessation));
(iv)promptly after the sending or filing thereof, copies of all material reports that the Company sends to any of its securityholders, and copies of all material reports and registration statements that the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;
(v)promptly after the commencement thereof, notice of all material actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type described in Section 4.01(f); and
(vi)such other corporate, financial and operating information respecting the Company or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request in good faith including, without limitation, information and documentation reasonably requested for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, but excluding any financial information that the Company and its Subsidiaries do not produce in the ordinary course of business.
Financial reports required to be delivered pursuant to clauses (i), (ii) and (iv) above shall be deemed to have been delivered on the date on which such report is posted on the Company’s website, or to the extent any such reports are included in materials otherwise filed or furnished with the Securities and Exchange Commission and such posting or filing or furnishment shall be deemed to satisfy the financial reporting requirements of clauses (i), (ii) and (iv) above, it being understood that the Company shall provide all other reports and certificates required to be delivered under this Section 5.01(h) in the manner set forth in Section 8.02.
(i)Use of Proceeds.
(i)(x) Use the proceeds of the loans made on the Closing Date to finance the Transactions and, with respect to any excess thereof, other general corporate purposes and (y) after the Closing Date for general corporate purposes (including financing acquisitions) or any other purpose not prohibited hereunder.
(ii)Not request any Borrowing or Letter of Credit, or use, or permit its Subsidiaries or its or their respective directors, officers, employees or, to its or their respective knowledge, its or their agents, to directly or knowingly indirectly use the proceeds of any Borrowing or Letter of Credit,
A.in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws,
B.for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case in violation of Sanctions or
C.in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 5.02. Negative Covenants.
So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company will not, on and after the Closing Date:
(a)Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:
(i)Permitted Liens,
(ii)Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary, including with respect to Capital Lease Obligations, purchase money Liens upon or in any real property or equipment acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property), provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired (and any accessions or additions thereto, and proceeds thereof), and no replacement, extension, modification, refinancing or renewal of such Lien shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,
(iii)the Liens existing on the Restatement Date and described on Schedule 5.02(a) to the Disclosure Letter (other than in connection with Securitization Programs as of the Closing Date),
(iv)Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary,
(v)assignments of the right to receive income or Liens that arise in connection with Securitization Programs (when combined with Securitization Programs existing on the Closing Date), in an aggregate principal amount not to exceed the Dollar Equivalent of $1,500,000,000 at any time outstanding (for purposes of this clause (v), the “principal amount” of a Securitization Program shall mean the Invested Amount),
(vi)Liens securing obligations in respect of acceptances, trade letters of credit, undrawn standby letters of credit, bank guarantees, surety bonds or similar extensions of credit,
(vii)Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business securing obligations under Hedge Agreements designed to protect the Company or any of its Subsidiaries from fluctuations in interest rates, currencies or the price of commodities,
(viii)Liens arising in connection with cash management services for the Company and any of its Subsidiaries, including cash pooling arrangements and overdraft facilities, provided that such Liens shall not extend beyond the amounts on deposit in the deposit accounts,
(ix)assignments of the right to receive income and/or accounts receivable in connection with the sales of accounts receivable and related assets, including pursuant to factoring programs, whether or not the Company or any of its Subsidiaries remain as servicer,
(x)Liens on cash as contemplated by Section 2.19 or 6.02,
(xi)Liens, if any, in respect of Synthetic Leases,
(xii)Liens securing Debt of Foreign Subsidiaries (including obligations secured by the Equity Interests of a Foreign Subsidiary) (and any Refinancing Liens in respect thereof) in an aggregate principal amount not to exceed the Dollar Equivalent of the greater of $280,000,000 and 5% of Consolidated Tangible Assets of the Borrower and its Subsidiaries,
(xiii)Liens in favor of the Agent, the Issuing Bank, or any of the Lenders under or in connection with this Agreement,
(xiv)other Liens securing Debt (and any Refinancing Liens in respect thereof) that, in aggregate, together with (but without duplication of) all Debt incurred in accordance with Section 5.02(c)(xii) at any time outstanding, does not exceed the Dollar Equivalent of the greater of $750,000,000 and 10% of Consolidated Tangible Assets of the Borrower and its Subsidiaries,
(xv)Liens on inventory (and the proceeds thereof) in favor of financiers of inventory (including vendor financiers) to secure trade payables incurred in the ordinary course of business in connection with the acquisition of inventory and customary for such financings with regard to the industry in which the Borrower operates,
(xvi)Liens created or deemed to exist on any receivables or related assets entered into with supply chain finance programs; provided that such Liens are (i) entered into in the ordinary course of business and (ii) customary for such financings with regard to the industry in which the Borrower operates (and, for the avoidance of doubt, excluding Securitization Programs),
(xvii)Liens in favor of the beneficiary of any unqualified deferred compensation arrangement not prohibited by this Agreement, and
(xviii)the replacement, extension, modification, refinancing or renewal of any Lien permitted by clauses (ii), (iii), (iv), (xii), (xiv) or this clause (xviii) or in the property theretofore subject thereto or the replacement, extension, modification, refinancing or renewal (without increase in an amount greater than the sum of (x) the outstanding original principal amount or, if greater, committed amount of any Debt secured or otherwise encumbered by the Lien described under such clause, and (y) an amount necessary to pay accrued but unpaid interest on such Debt and any dividend, premium, defeasance costs, underwriting discounts and any fees, costs and expenses (including upfront fees, original issue discount (in lieu of upfront fees) or similar fees) incurred in connection with such replacement, extension, modification, refinancing, refunding or renewal) of the Debt secured or otherwise encumbered thereby (any such liens that in any event cannot be secured by property that did not secure any such Debt being refinanced (other than accessions, additions and improvements on such property and after acquired property that by the terms of such Debt require or include a pledge of after acquired property), the “Refinancing Liens”).
(b)Mergers, Etc.
Merge or consolidate with or into any Person or permit any of its Subsidiaries to do so, except

(i)that any Subsidiary of the Company may merge, consolidate, amalgamate, or combine with or into any other Subsidiary of the Company,
(ii)any Subsidiary of the Company may merge, consolidate, amalgamate, or combine with or into the Company (it being understood that, for the avoidance of doubt, the surviving entity will be the Company),
(iii)any Subsidiary of the Company and the Company may merge, consolidate, amalgamate, or combine with or into any other Person if, in the case of any Subsidiary other than an Immaterial Subsidiary, as a result of one or a series of transactions, the surviving or resulting entity is or becomes a Subsidiary or, if the Company is a party to such transaction, the surviving entity is the Company and
(iv)any Subsidiary may merge, consolidate, amalgamate, or combine with or into any Person other than the Company or another Subsidiary if at such time the assets of the Subsidiary would be permitted to be sold to such Person pursuant to a transaction not prohibited by this Agreement, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.
The Company will not, and will not permit its Subsidiaries to, sell, transfer, lease or otherwise dispose of, and whether in one transaction or in a series of transactions, assets (including Equity Interests in Subsidiaries) representing all or substantially all of the assets of the Company and its Subsidiaries (whether now owned or hereafter acquired), taken as a whole.
(c)Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:
(i)Debt owed to the Company or to a wholly owned Subsidiary of the Company or under this Agreement or the Notes,
(ii)Debt incurred to finance the Acquisition or existing on, or available under lines of credit existing on, the Restatement Date and described on Schedule 5.02(c) to the Disclosure Letter (the “Existing Debt”), and any Debt extending the maturity of, or refunding, refinancing or modifying, in whole or in part, the Existing Debt, provided that the principal amount of, or amount available under lines of credit constituting, such Existing Debt shall not be increased above the principal amount thereof outstanding and any unused commitments in respect thereof or amount available immediately prior to such extension, refunding or refinancing plus customary fees, expenses and premiums incurred in connection with such extension, refunding, refinancing or modification,
(iii)Debt secured by Liens permitted by Section 5.02(a)(ii) (and any Refinancing Debt in respect thereof),
(iv)Debt, if any, arising in connection with Securitization Programs, in an aggregate principal amount not to exceed, when taken together with Securitization Programs existing on the Closing Date, the Dollar Equivalent of the greater of $1,500,000,000 at any time outstanding (for purposes of this clause (iv), the “principal amount” of a Securitization Program shall mean the Invested Amount) and, to the extent secured, secured by Liens permitted pursuant to Section 5.02(a)(v),
(v)obligations of any Subsidiary of the Company under any Hedge Agreements entered into in the ordinary course of business to protect the Company and its Subsidiaries against fluctuations in interest rates, currencies or price commodities,
(vi)obligations in respect of acceptances, trade letters of credit, undrawn standby letters of credit, bank guarantees, surety bonds or similar extensions of credit,
(vii)obligations arising in connection with the administration and operation of cash management services for the Company and any of its Subsidiaries, including cash pooling arrangements and overdraft facilities,
(viii)Debt of a Person at the time such Person is merged into or consolidated with any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Debt was not created in contemplation of such merger, consolidation or acquisition, and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, such Debt, provided, further, that the principal amount of such Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing plus customary fees, expenses and premiums incurred in connection with such extension, refunding or refinancing,
(ix)Debt not for borrowed money, if any, arising in connection with the sales of accounts receivable and related assets, including pursuant to factoring programs, whether or not the Company or any of its Subsidiaries remain as servicer, and whether or not on a recourse, limited-recourse or non-recourse basis,
(x)Synthetic Lease Obligations to finance the acquisition, construction, development or improvement by such Person of real property, fixtures, inventory or equipment or other tangible assets, provided, that, in each case (1) such Debt is incurred by such Person at the time of, or not later than 120 days after, the acquisition, construction, development or improvement by such Person of the property so financed and (2) such Debt does not exceed the purchase price of the property (or the cost of constructing, developing or improving the same) so financed; provided, that the net present value of the aggregate rental obligations under of leases, contracts and Synthetic Leases entered into after the Closing Date (discounted at the implied interest rate of such lease, contract or Synthetic Lease) does not exceed an amount equal to 10% of the Consolidated Tangible Assets of the Borrower and its Subsidiaries,
(xi)endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,
(xii)other Debt (and any Refinancing Debt in respect thereof) that, in aggregate with (but without duplication of) all Debt secured by Liens permitted by Section 5.02(a)(xiv), at any time outstanding does not exceed the Dollar Equivalent of the greater of $1,000,000,000 and 12.5% of Consolidated Tangible Assets of the Borrower and its Subsidiaries); provided that the Company may, in its sole discretion, reclassify any Debt (or any portion thereof) in respect of any Securitization Program incurred under this clause to have been incurred or issued pursuant to Section 5.02(c)(iv);
(xiii)any Debt of any Subsidiary so long as such Subsidiary (A) (x) is a U.S. Person or (y) such Subsidiary is organized or incorporated in a jurisdiction in which a Subsidiary Guarantee reasonably satisfactory to the Agent can be provided and (B) shall have executed and delivered to the Agent a Subsidiary Guarantee (and such Subsidiary Guarantee shall be in full force and effect, or such Subsidiary shall have joined this Agreement as a guarantor and its obligations in such capacity shall be in full force and effect),
(xiv)Debt of Foreign Subsidiaries (and any Refinancing Debt in respect thereof) in an aggregate principal amount not to exceed the Dollar Equivalent the greater of $350,000,000 and 6.25% of Consolidated Tangible Assets of the Borrower and its Subsidiaries at any time outstanding,
(xv)contingent Guarantee obligations to repurchase inventory repossessed by flooring companies that was previously sold to customers in the ordinary course of business, and
(xvi)the refinancing, replacement, extension, modification, refunding or renewal of any Debt permitted by clauses (iii), (xii), and (xiv) above and this clause (xvi) (“Refinancing Debt”); provided, that, the principal amount of any such Refinancing Debt does not exceed an amount greater than the sum of (x) the outstanding original principal amount or, if greater, committed amount of the Debt described under such clause, and (y) an amount necessary to pay accrued but unpaid interest on such Debt and any dividend, premium, defeasance costs, underwriting discounts and any fees, costs and expenses (including upfront fees, original issue discount (in lieu of upfront fees) or similar fees) incurred in connection with such replacement, extension, modification, refinancing, refunding or renewal.
(d)Transactions with Affiliates. Enter into or permit to exist any transaction or series of transactions in excess of $5,000,000 with any Affiliate of such Person other than
(i)advances of working capital to the Borrower or any Subsidiary,
(ii)transfers of cash and assets to the Borrower or any Subsidiary,
(iii)intercompany transactions not prohibited by the terms hereof between or among the Borrower and its Subsidiaries,
(iv)transactions between or among Subsidiaries not prohibited by this Agreement
(v)compensation arrangements approved by the board of directors (or appropriate committee thereof) of the Borrower and other normal and reasonable compensation and reimbursement of expenses of officers and directors, including indemnification agreements,

(vi)employee benefit plans, arrangements and severance payments,
(vii)dividends to holders of Equity Interests,
(viii)the Transactions and the payment of fees, costs and expenses related to the Transactions,
(ix)except as otherwise specifically limited in this Agreement, other transactions which are on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an Affiliate (as determined by the Borrower in good faith),
(x)transactions pursuant to permitted agreements in existence or contemplated on the Restatement Date and set forth on Schedule 5.02(d) to the Disclosure Letter or any amendment thereto (so long as the totality of all such amendments, modifications, waivers, consents or replacements is not materially more disadvantageous in the judgment of the board of directors or senior management of the Borrower to the Lenders when taken as a whole as compared to the totality of such agreements or arrangements as in effect on the Closing Date),
(xi)transactions related to or in connection with any Securitization Program; provided, however, that if any such transaction is entered into with an Affiliate that is not controlled by the Borrower or its Subsidiaries, then such transaction shall be on terms and conditions that are fair and reasonable to the Borrower taking into consideration comparable standard market Securitization Programs, and
(xii)intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement.
(e)Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business from the business as carried on by the Company and its Subsidiaries, taken as a whole, at the date hereof or any business substantially related or incidental thereto or any business substantially related or incidental to manufacturing, contract assembly, operational, logistics, distribution, integrated services, supply chain management services and related sales and services.
Section 5.03. Financial Covenants.
So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company will, on and after the Closing Date:
(a)Debt to EBITDA Ratio. Maintain, as of the end of each fiscal quarter, commencing with the first full fiscal quarter after the Closing Date, a ratio of (i) Consolidated Funded Debt, excluding undrawn Letters of Credit and bank guarantees, as of such date to (ii) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of four fiscal quarters most recently ended, of not greater than 4.25 to 1.00 for the first four full fiscal quarters ending after the Closing Date and 4.00 to 1.00 for each fiscal quarter thereafter.
(b)Interest Coverage Ratio. Maintain, as of the end of each fiscal quarter, commencing with the first full fiscal quarter after the Closing Date, a ratio of (i) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of four fiscal quarters then ended to (ii) Consolidated Interest Charges during such period by the Company and its Consolidated Subsidiaries, of not less than 3.00 to 1.00.
ARTICLE VI.
EVENTS OF DEFAULT
Section 6.01. Events of Default.
If, on and after the Closing Date, any of the following events (“Events of Default”) shall occur and be continuing:
(a)(i) the Company shall fail to pay any principal of any Advance when the same becomes due and payable; or
(ii)the Company shall fail to pay any interest on any Advance or make any other payment of fees within three Business Days after the same becomes due and payable, or
(iii)the Company shall fail to pay other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable (other than principal, interest or fees); or
(b)any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made (or, if otherwise qualified by materiality, in all respects) and such incorrect representation or warranty (if curable, including by a restatement of any relevant financial statements) shall remain incorrect for a period of 30 days after notice thereof from the Agent to the Borrower; or
(c)(i) the Company shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (with respect to the Company), (e) or (h)(i)–(iv), or 5.02 or 5.03, or
(ii)the Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or
(d)the Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or, in the case of Hedge Agreements, net amount of at least the Dollar Equivalent of $250,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), required to be purchased or defeased (other than cash collateralization of letter of credit obligations), or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case in an aggregate net amount of at least the Dollar Equivalent of $250,000,000, in each case prior to the stated maturity thereof (other than by (i) secured Debt that becomes due solely as a result of the sale, transfer or other disposition of the property or assets securing such Debt and (ii) termination events or any other similar event under the documents governing swap contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Debt payable thereunder); or
(e)the Company or any of its Subsidiaries (other than an Immaterial Subsidiary) shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Subsidiaries (other than an Immaterial Subsidiary) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, rearrangement, receivership, administrative receivership, moratorium, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, administrative receiver, monitor, compulsory manager, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, administrative receiver, monitor, compulsory manager, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Subsidiaries (other than an Immaterial Subsidiary) shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)judgments or orders for the payment of money in excess of the Dollar Equivalent of $250,000,000 in the aggregate (net of (i) amounts covered by valid third-party indemnification obligations from a third party that is solvent and has been notified of the claim under such indemnification obligation and has not disputed that it is liable for such claim and (ii) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and one or more reputable insurers (as determined by the Company) covering payment thereof) shall be rendered against the Company or any of its Subsidiaries and either
(i)enforcement proceedings shall have been commenced by any creditor upon such judgment or order or

(i)there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as such judgment or order shall have been paid;
(g)an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of voting Equity Interests of the Borrower representing fifty percent (50%) or more of the combined voting power of all voting Equity Interests of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(h)the Company or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or
(i)any material provision of this Agreement shall for any reason other than as expressly permitted hereunder or the satisfaction in full of all obligations of the Borrower hereunder (other than contingent obligations that survive termination of this Agreement) cease to be in full force and effect, or the Borrower shall assert that any material provision of this Agreement is not a legal, valid and binding obligation of the Borrower other than as expressly permitted hereunder; or
(j)if there exists at least one Designated Borrower under this Agreement, the provisions of Article IX shall cease to constitute valid, binding and enforceable obligations of the Company for any reason or the Company or any Designated Borrower shall have so asserted in writing;
then, and in any such event, the Agent:
(i)shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and
(ii)shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower;
provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the any Bankruptcy Law,
(A)the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and
(B)the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
Section 6.02. Actions in Respect of the Letters of Credit upon Default.
If, on and after the Closing Date, any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will,
(a)pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or
(b)make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders and not more disadvantageous to the Borrower than clause (a);
provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under any Bankruptcy Law, an aggregate amount equal to 103% (or if not denominated in Dollars, 110%) of the Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Lenders without notice to or demand upon the Borrower, which are expressly waived by the Borrower, to be held in the L/C Cash Deposit Account. If at any time an Event of Default is continuing the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than an aggregate amount equal to 103% (or if not denominated in Dollars, 110%) of the Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) an aggregate amount equal to 103% (or if not denominated in Dollars, 110%) of such Available Amounts over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be returned to the Borrower.
ARTICLE VII.
THE AGENT
Section 7.01. Authorization and Authority.
Each Lender hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Agent hereunder and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary (other than with respect to Section 8.06) of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Note (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 7.02. Rights as a Lender.
The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
Section 7.03. Duties of Agent; Exculpatory Provisions.
(a)The Agent’s duties hereunder are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Agent:
(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Agent shall not be required to take any action that, in its reasonable opinion or the reasonable opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law; and
(iii)shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Agent or any of its Affiliates in any capacity.
(b)The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 or 6.01) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Company or any Lender shall have given notice to the Agent describing such Default and such event or events.
(c)The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein,
(d)the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.
(e)Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.
(f)The Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Competitors. Without limiting the generality of the foregoing, the Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Competitor or (ii) have any liability with respect to or arising out of any assignment or participation of Advances, or disclosure of confidential information, to any Competitor.
Section 7.04. Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such Borrowing. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 7.05. Delegation of Duties.
The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VII and Section 8.04 (as though such sub-agents were the “Agent” hereunder) as if set forth in full herein with respect thereto.
Section 7.06. Resignation of Agent.
(a)The Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (so long as no Event of Default has occurred and is continuing, and such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank having a combined capital and surplus of at least $500,000,000 and with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any such successor Agent be a Defaulting Lender or a Competitor. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Agent and, with the consent of the Company (so long as no Event of Default has occurred and is continuing, and such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the Notes (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the Issuing Banks under the Agreement, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the Notes. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Agent’s resignation or removal hereunder, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.
(d)Any resignation by or removal of a Person acting as Agent pursuant to this Section shall, unless such Person shall notify the Borrower and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
Section 7.07. Non-Reliance on Agent, Other Lenders and Issuing Banks.
Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any Note or any related agreement or any document furnished hereunder or thereunder. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
Section 7.08. Indemnification.
(a)Each Lender severally agrees, to the extent not reimbursed by the Borrower within 5 Business Days after written demand thereof, to indemnify the Agent from and against such Lender’s pro rata share (determined as provided below) of any and all liabilities, obligations, losses, damages, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent (in its capacity as such) in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent (in its capacity as such) under this Agreement (collectively, the “Indemnified Costs”); provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its pro rata share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent (in its capacity as such) in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.08(a) applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party. For purposes of this Section 7.08(a), the Lenders’ respective pro rata shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders, (ii) their respective Ratable Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) the aggregate unused portions of their Term Commitments at such time and (iv) their respective Unused Revolving Credit Commitments at such time.
(b)Each Revolving Credit Lender severally agrees to indemnify the Issuing Banks from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing

Bank (in its capacity as such) in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank (in its capacity as such) hereunder or in connection herewith; provided, however, that no Revolving Credit Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Revolving Credit Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, reasonable, documented and invoiced fees and expenses of counsel) payable by the Company under Section 8.04.
(c)The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its applicable share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Appropriate Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its applicable share of such amount, but no Lender shall be responsible for the failure of any other Appropriate Lender to reimburse the Agent or any Issuing Bank for such other Lender’s applicable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.08 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agent and each Issuing Bank agrees to return to the Appropriate Lenders their respective applicable shares of any amounts paid under this Section 7.08 that are subsequently reimbursed by the Borrower.
Section 7.09. Other Agents.
Each Lender hereby acknowledges that neither the documentation agent nor any other Lender designated as any “Agent” or “Arranger” on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.
Section 7.10. Lender ERISA Representation.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and each Arranger and each of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments or this Agreement,
(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement or any documents related hereto or thereto).
Section 7.11. Erroneous Payment.
(a)If the Agent notifies a Lender, Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment

Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice from the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting the immediately preceding clause (a), each Lender, Issuing Bank and any Person who has received funds on behalf of a Lender or Issuing Bank, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender or Issuing Bank, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part):
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) and (B) in the case of immediately preceding clause (z), it is acknowledged that an error shall have been made, in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender, Issuing Bank or other recipient shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 7.11(b).
(c)Each Lender and Issuing Bank hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under this Agreement, or otherwise payable or distributable by the Agent to such Lender or Issuing Bank , against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous

Payment Return Deficiency”), upon the Agent’s notice to such Lender or Issuing Bank at any time,
(i)such Lender or Issuing Bank shall be deemed to have assigned its Advances (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any Notes evidencing such Advances to the Borrower or the Agent,
(ii)the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment,
(iii)upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank and
(iv)the Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment.
The Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Issuing Bank under this Agreement with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)Unless otherwise subsequently agreed in writing by the parties hereto, the parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower or any Subsidiary, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds of the Borrower or any of its Subsidiaries for purposes of making such Erroneous Payment (including, for the avoidance of doubt, the proceeds of any financing or contribution incurred or obtained by the Borrower or its Subsidiaries). To the extent that Erroneous Payments are made with funds of the Borrower or any of its Subsidiaries, the Borrower and its Subsidiaries maintain all rights and remedies against the maker and recipients of such Erroneous Payment for return of such funds.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 7.11 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all the Advances and Letters of Credit (or any portion thereof) under this Agreement.
ARTICLE VIII.
MISCELLANEOUS
Section 8.01. Amendments, Etc.
No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that
(a)no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:
(i)waive any of the conditions specified in Section 3.01 or Section 3.02, or Section 3.04,
(ii)change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders (including the definition of “Required Lenders”), that shall be required for the Lenders or any of them to take any action hereunder and
(b)no amendment, waiver or consent shall, unless in writing and signed by each Lender directly and adversely affected thereby (and without the consent of the Required Lenders), do any of the following:

(i)increase or extend the Commitments of any Lender (it being understood that a waiver of any condition precedent set forth in Section 3.01, 3.02 or 3.04 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an increase or extension of any Commitment of any Lender),
(ii)reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder (it being understood that (x) a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness in principal and (y) any change to the definition of “Public Debt Rating” or in the component definitions thereof shall not constitute a reduction of interest or fees); provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.07(b),
(iii)postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity or payment date),
(iv)amend this Section 8.01,
(v)extend the expiration date of any Letter of Credit to a date later than the latest Termination Date,
(vi)change Sections 2.06(a), 2.06(c), or 2.15 or the definition of “Ratable Share” in each case in a manner which would alter the pro rata sharing of payments required thereby and in a materially adverse manner to such Lender; or
(vii)release the Company from any of its obligations under Article IX;
(c)no amendment, waiver or consent shall, unless in writing and signed by applicable Revolving Credit Lenders owed at least a majority in interest of the then aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Revolving Credit Advances under the applicable Facility, or, if no such principal amount is then outstanding, Appropriate Lenders having at least a majority in interest of the applicable Revolving Credit Commitments (and without the consent of the Required Lender) waive any of the conditions specified in Section 3.03 after the Closing Date with respect to such Facility, and provided, further, that
(w)the Borrower and the Agent may amend this Agreement to add administrative and other mechanical changes (including the addition or replacement of a benchmark rate for Revolving Credit Advances or Letters of Credit issued in pound sterling) to this Agreement to facilitate the borrowing of Revolving Credit Advances or

Issuances of Letters of Credit in any Committed Currency or currency otherwise permitted pursuant to Section 1.07 without the consent of any other party;
(x)no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note;
(y)no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement; and
(z)prior to the Closing Date, the Borrower with the consent of the Agent may amend the Schedules (other than Schedule I) and Exhibits hereto without the consent of any other party (it being understood that the Agent has consented to (i) Debt and Liens existing as of the Effective Date (and any refinancing thereof) (other than such Debt subject to the Closing Date Refinancing); (ii) Debt not for borrowed money and, to the extent secured, Liens securing the same; (iii) Debt and Liens in respect of a local-line facility for certain Subsidiaries of the Borrower organized in China in an aggregate principal amount not to exceed $50,000,000 (or the Dollar Equivalent thereof); (iv) other Debt for borrowed money in an aggregate principal amount of less than $10,000,000 on a per facility or other debt instrument basis and, to the extent secured, Liens securing the same and (v) increases of existing Debt facilities to the extent any such increase is not in excess of $10,000,000 and, to the extent secured, Liens securing the same underlying Debt).
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, nor amounts owing to such Lender reduced or the final maturity thereof extended, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms disproportionately affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding any provision herein to the contrary the Agent and the Borrower may amend, modify or supplement this Agreement to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to this Agreement so long as (1) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Commitments or outstanding Advances in any material respect and (2) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Notwithstanding anything in this Agreement to the contrary, the Borrower and the Agent may enter into any amendment in accordance with Section 2.20 and extensions of the Termination Date made pursuant thereto shall be effective to amend the terms of this Agreement, without any further action or consent of any other party to this Agreement other than as set forth in Section 2.20.
Section 8.02. Notices, Etc.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail as follows:
(i)if to the Company or any other Borrower, to the Company’s address at 44201 Nobel Drive, Fremont, California 94538, Attention: Marshall Witt ( Telephone No. [***]), with a copy to the same address, Attention: Simon Leung (Telephone No. [***]);
(ii)if to the Agent, to Citibank, N.A. at One Penns Way, OPS 2/2, New Castle, Delaware 19720, Attention of Agency Operations; (Facsimile No. [***]; Telephone No. [***]; Email: [***]);
(iii)if to Citibank, N.A. in its capacity as an Issuing Bank, to it at One Penns Way, OPS 2/2, New Castle, Delaware 19720, Attention of Agency Operations; (Telephone No. [***]; and if to any other Issuing Bank, to it at the address provided in writing to the Agent and the Company at the time of its appointment as an Issuing Bank hereunder;
(iv)if to Citibank, N.A. in its capacity as a Swingline Lender, to it at One Penns Way, OPS 2/2, New Castle, Delaware 19720, Attention of Agency Operations; (Telephone No. [***]; Email: [***]; and if to any other Swingline Lender, to it at the address provided in writing to the Agent and the Company at the time of its appointment as a Swingline Lender hereunder;
(v)if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e- mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e- mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)Platform.
(i)The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii)The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of communications through the Platform, except to the extent resulting from the gross negligence or willful misconduct of an Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower provides to the Agent pursuant to this Agreement or the transactions contemplated therein which is distributed to the Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.
Section 8.03. No Waiver; Remedies.
No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 8.04. Costs and Expenses.
(a)The Company agrees to promptly pay all reasonable and documented or invoiced out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable, documented and invoiced fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Company further agrees to pay on demand all reasonable and documented or invoiced out-of-pocket costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable, documented and invoiced fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).
(b)The Company agrees to indemnify and hold harmless the Agent, the Arranger and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, expenses and penalties (including, without limitation, reasonable, documented and invoiced fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case, arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith)
(i)the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit or
(ii)the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Action relating in any way to the Company or any of its Subsidiaries,
except, with respect to any Indemnified Party, to the extent such claim, damage, loss, liability or expense is determined in a final and non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by or against the Company, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Company also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances. Without limiting the provisions of Section 2.14(c), this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)If any payment of principal of, or Conversion of, any Term SOFR Advance or Eurocurrency Rate Advance is made by the Borrower to or for the account of a Lender
(i)other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08, 2.09, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Company pursuant to Section 8.16 or
(ii)as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. If the amount of the Committed Currency purchased by any Lender in the case of a Conversion or exchange of Advances in the case of Section 2.08, 2.09 or 2.12 exceeds the sum required to satisfy such Lender’s liability in respect of such Advances, such Lender agrees to remit to the Borrower such excess.
(d)Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04(a) and (b) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes; provided that, in the case of (x) Section 2.11, such survival shall be for up to the later of (i) 180 days after the Termination Date applicable to each Lender and (ii) the period of time for requesting reimbursement under such section and (y) Section 2.14, the earlier of (i) 180 days after the date on which the party requesting the reimbursement or indemnity receives written demand for the payment of such claim and (ii) the date on which such obligations are satisfied in full or can no longer arise or be asserted under applicable statute of limitations or similar law.
Section 8.05. Right of Set-off.
Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Company or the Borrower against any and all of the obligations of the Company or the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Agent and the Company or the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have. Notwithstanding the foregoing, prior to the Closing Date no Lender may exercise any right of set-off or counterclaim in respect of its Advances or Commitments hereunder to the extent doing so would prevent, limit or delay the making of such Advances on the Closing Date and the use of the proceeds thereof to consummate the Transactions.
Section 8.06. Binding Effect.
This Agreement and the Commitments set forth on Schedule I shall become effective when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Company, the Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign or otherwise transfer its rights or obligations hereunder or any interest herein without the prior written consent of the Agent and all of the Lenders.
Section 8.07. Assignments and Participations.
(a)Successors and Assigns Generally. No Lender or Issuing Bank may assign or otherwise transfer any of its rights or obligations hereunder except
(i)to an assignee in accordance with the provisions of Section 8.07(b),
(ii)by way of participation in accordance with the provisions of Section 8.07(d), or
(iii)by way of pledge or assignment of a security interest subject to the restrictions of Section 8.07(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).
Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 8.07(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Lenders and the Issuing Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders and Issuing Banks. Any Lender or Issuing Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment (except that an Issuing Bank may only assign all or a portion of its Unissued Letter of Credit Commitment and not its issued Letters of Credit) and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s or Issuing Bank’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 8.07(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in Section 8.07(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Advances outstanding and participations in Letters of Credit thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender or Issuing Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in respect of the Revolving Credit Facility (or $10,000,000 in respect of the Term Facility) or an integral multiple of $1,000,000 in excess thereof, unless each of the Agent and, so long as no Event of Default pursuant to Section 6.01(a) or (e) has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not (A) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis and (B) apply to any Swingline Lender’s rights and obligations in respect of Swingline Advances.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by Section 8.07(b)(i)(B) and, in addition:

(A)the consent of the Company (such consent at any time prior to the Closing Date, in the Company’s sole discretion, and after the Closing Date, such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) such assignment is to a financial institution and an Event of Default pursuant to Section 6.01(a) or (e) has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof;
(B)the consent of the Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund; and
(C)the consent of each Issuing Bank and each Swingline Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment under the Revolving Credit Facility.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent (with a copy to Company, if the Company’s consent thereto is not otherwise required) an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which may be waived or reduced by the Agent in its sole discretion); provided that the Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) any Person that was a Competitor as of the Trade Date (in which case the provisions of Section 8.07(h) shall apply).
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to Section 8.07(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender or Issuing Bank, as the case may be, under this Agreement, and the assigning Lender or Issuing Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 8.07(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 8.07(d) (except in the event that such assignment or transfer was to a person that was a Competitor as of the Trade Date (in which case the provisions of Section 8.07(h) shall apply)).
(c)Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the Issuing Banks, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender and Issuing Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender or an Issuing Bank, as the case may be, hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, any Lender (solely with respect to its own interest in any Borrowing or Commitment) and any Issuing Bank, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations.
(i)Any Lender may at any time, without the consent of, or notice to, the Company or the Agent, sell participations to any Person (other than the Company, any of the Company’s Affiliates, any natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or, unless the Company’s prior consent is obtained and in accordance with the provisions of Section 8.07(h), a Competitor) (each buyer of a participation, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that
(A)such Lender’s obligations under this Agreement shall remain unchanged,
(B)such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and
(C)the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.08 with respect to any payments made by such Lender to its Participant(s).
(ii)Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, waiver or consent of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a) and (b) of the first proviso of Section 8.01 that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11 and 2.14 (it being understood that the documentation required under Section 2.14 shall be delivered by the Participant solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 8.07(b); provided that such Participant agrees to be subject to the provisions of Section 8.16 as if it were an assignee under Section 8.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Note or other obligations under this Agreement or the Notes or any other documents to be delivered hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any this Agreement or the Notes or any other documents to be delivered hereunder) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.11 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that is organized or incorporated under the laws of a jurisdiction outside of the United States shall not be entitled to the benefits of Section 2.14 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.
(f)Certain Pledges. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender (including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender) and this Section shall not apply to any such pledge or assignment of a security interest; provided that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender party hereto interest.
(g)Resignation as Issuing Bank and Swingline Lender after Assignment.
(i)Notwithstanding anything to the contrary contained herein, if at any time any Issuing Bank assigns all of its Revolving Credit Commitments and Advances pursuant to Section 8.07(a), such Person may, upon 30 days’ notice to the Company and the Lenders, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Company shall be entitled to appoint from among the Revolving Credit Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of such Person as Issuing Bank and any Lender so appointed agrees to serve as an Issuing Bank. If such Person resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all unreimbursed Letter of Credit drawings with respect thereto. Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such Person to effectively assume the obligations of such Person with respect to such Letters of Credit.
(ii)Notwithstanding anything to the contrary contained herein, if at any time any Swingline Lender assigns all of its Swingline Commitments and Advances pursuant to Section 8.07(a), such Person may, upon 30 days’ notice to the Company, the Agent and the Lenders, resign as a Swingline Lender. In the event of any such resignation as a Swingline Lender, the Company shall be entitled to appoint from among the Revolving Credit Lenders a successor Swingline Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of such Person as a Swingline Lender and any Lender so appointed agrees to serve as a Swingline Lender after accepting any such appointment. If such Person resigns as a Swingline Lender, it shall retain all the rights, powers, privileges and duties of a Swingline Lender hereunder with respect to all Swingline Advances outstanding as of the effective date of its resignation as a Swingline Lender. Upon the appointment of a successor Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and (b) the successor Swingline Lender shall make any arrangements satisfactory to such Person to effectively assume the obligations of such Person with respect to any outstanding Swingline Advances.
(h)No Assignment or Participations to Competitors.
(i)No assignment or participation shall be made or sold, as applicable, to any Person that was a Competitor as of the date (the “Determination Date”) on which the assigning or selling Lender entered into a binding agreement to sell all or a portion of its rights and obligations under this Agreement to such Person or assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Competitor for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Competitor after the applicable Determination Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Competitor”),
(x)such assignee or participant shall not retroactively be disqualified from becoming a Lender or participant and
(y)the execution by the Company of an Assignment and Assumption with respect to an assignee will not by itself result in such assignee no longer being considered a Competitor.
(x)Any assignment or participation in violation of this Section 8.07(h) shall not be void, but the other provisions of this Section 8.07(h) shall apply. If any assignment is made or any participation is sold to any Competitor without the Company’s prior written consent, or if any Person becomes a Competitor after the applicable Determination Date, the Company may, at its sole expense and effort, upon notice to the applicable Competitor and the Agent,
(A)terminate any Commitment of such Competitor and/or repay all obligations of the Borrower owing to such Competitor in connection with such Commitment and/or

(B)require such Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 8.07), all of its interest, rights and obligations under this Agreement (including as a participant) to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Competitor paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(y)Notwithstanding anything to the contrary contained in this Agreement, Competitors
(A)will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Agent or any other Lender, (z) attend or participate in meetings attended by the Lenders and the Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Agent or the Lenders and
(B)(x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement, each Competitor will be deemed to have consented in the same proportion as the Lenders that are not Competitors consented to such matter, and
(y)for purposes of voting on any plan of reorganization or restructuring or plan of liquidation pursuant to any Bankruptcy Law (a “Plan”), each Competitor party hereto hereby agrees
(1)not to vote on such Plan,
(2)if such Competitor does vote on such Plan notwithstanding the restriction in clause (1) above, such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Bankruptcy Law), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Bankruptcy Law) and
(3)not to contest any request by any party for a determination by the U.S. Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating clause (2) above.
(iv)The Agent shall have the right, and the Company hereby expressly authorizes the Agent, to

(A)post the list of Competitors provided by the Company and any updates thereto from time to time (collectively, the “Competitor List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or
(B)provide the Competitor List to each Lender requesting the same.
(v)The Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant is a Competitor or (y) have any liability with respect to any assignment or sale of a participation to a Competitor.
Section 8.08. Confidentiality.
Neither the Agent nor any Lender may disclose to any Person any Company Information (as defined below), except that each of the Agent and each of the Lenders may disclose Company Information
(a)to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and such person shall have agreed to keep such Company Information confidential on substantially the same terms as provided herein),
(b)to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners),
(c)to the extent required by applicable laws or regulations or by any subpoena or similar legal process or requested by any self-regulatory authority, provided that, to the extent practicable and legally permissible, the Company is given prompt written notice of such requirement or request prior to such disclosure and assistance (to the extent practicable and at the Company’s expense) in obtaining an order protecting such information from public disclosure,
(d)to any other party to this Agreement,
(e)in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder,
(f)subject to an agreement containing provisions no less restrictive than those of this Section 8.08, to
(i)any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement,
(ii)any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder or to any credit insurance provider relating to the Company and its obligations hereunder,
(iii)any rating agency, or
(iv)the CUSIP Service Bureau or any similar organization,
(g)to the extent such Company Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Company and not, to the knowledge of the Agent or such Lender, in breach of such third party’s obligations of confidentiality, and
(h)with the consent of the Company.
For purposes of this Section, “Company Information” means all confidential, proprietary or non-public information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries. Any Person required to maintain the confidentiality of Company Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Company Information as such Person would accord to its own confidential information, but in no event less than a reasonable degree of care be required in respect of such confidentially obligations.
Section 8.09. Governing Law.
This Agreement and the Notes and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any Note and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
Section 8.10. Execution in Counterparts.
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic (in “pdf” or “tif” format) transmission shall be as effective as delivery of a manually executed counterpart hereof. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic

Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act.
Section 8.11. Judgment.
(a)If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the spot rate of exchange that appears at 11:00 A.M. (London time), on the display page applicable to the relevant currency on the Oanda website on the Business Day preceding that on which final judgment is given.
(b)If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Committed Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be the spot rate of exchange that appears at 11:00 A.M. (London time), on the display page applicable to such Committed Currency on the Oanda website on the Business Day preceding that on which final judgment is given.
(c)The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the Borrower such excess.
Section 8.12. Jurisdiction, Etc.
(a)Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any Related Party of the foregoing in any way relating to this Agreement or any Note or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
Section 8.13. Substitution of Currency
If a change in any Committed Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definition of Eurocurrency Rate) will be deemed amended to the extent determined by the Agent (acting reasonably and in consultation with the Borrower) to be necessary to reflect the change in currency and to put the Lenders and the Borrower in the same position, so far as possible, that they would have been in if no change in such Committed Currency had occurred.
Section 8.14. No Liability of the Issuing Banks.
The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for:
(a)the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;
(b)the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; or
(c)any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents.
Section 8.15. Patriot Act Notice.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.
Section 8.16. Replacement of Lenders
If
(a)any Lender requests compensation under Section 2.11 or 2.14,
(b)the Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14,
(c)any Lender asserts illegality pursuant to Section 2.12,
(d)any Lender is a Defaulting Lender, or
(e)(i) any Lender has not agreed to any amendment, waiver or consent for which (x) the consent of all of the Lenders or all directly and adversely affected Lenders is required and (y) Lenders owed or holding at least 50% of the sum of all outstanding Revolving Credit Advances, Swingline Advances and Term Advances plus the aggregate Unused Revolving Credit Commitments have agreed to such amendment, waiver or consent or (ii) any Revolving Credit Lender has not agreed to any amendment, waiver or consent for which (x) the consent of all of the Revolving Credit Lenders or all directly and adversely affected Revolving Credit Lenders is required and (y) Revolving Credit Lenders owed or holding at least 50% of the sum of all outstanding Revolving Credit Advances plus the aggregate Unused Revolving Credit Commitments have agreed to such amendment, waiver or consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that
(i)each such assignment shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement,

(ii)no Lender shall be obligated to make any such assignment unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement and
(iii)no Event of Default shall have occurred and be continuing.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 8.17. No Fiduciary Duties.
The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its Affiliates, on the one hand, and the Agent, the Issuing Banks, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Issuing Banks, the Lenders and or respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Borrower acknowledges that the Agent, the Issuing Banks, the Lenders and their respective Affiliates may have economic interests that conflict with those of the Borrower, its Subsidiaries and any of its or their respective Affiliates.
Section 8.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in this Agreement or the Notes, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement or the Notes, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or the Notes; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 8.19. Waiver of Jury Trial.
Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any Note or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and any notes by, among other things, the mutual waivers and certifications in this section.
Section 8.20. Acknowledgment Regarding Any Supported QFCs.
To the extent that this Agreement or the Notes provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement, the Notes and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement or the Notes that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Agreement or any applicable Note were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
As used in this Section 8.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Section 8.21. Amendment and Restatement.
On the Restatement Date, the Original Credit Agreement (including the Exhibits and Schedules) shall be amended and restated in its entirety in the form of this Agreement (including the Exhibits and Schedules) and
(a)all references to the Original Credit Agreement in any Loan Document other than this Agreement (including in any amendment, waiver or consent) shall be deemed to refer to the Original Credit Agreement as amended and restated hereby,
(b)all references to any section (or subsection) of the Original Credit Agreement in any Loan Document other than this Agreement shall be amended to be, mutatis mutandis, references to the corresponding provisions of this Agreement,
(c)except as the context otherwise provides, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Original Credit Agreement as amended and restated hereby and
(d)each Borrower party hereto hereby (i) ratifies and reaffirms all of its obligations under each of the Loan Documents (as amended hereby) to which it is a party and (ii) acknowledges and agrees that subsequent to, and taking into account all of the terms and conditions of this Agreement, each Loan Document to which it is a party shall remain in full force and effect in accordance with the terms thereof and shall not be impaired or limited by the execution and delivery of this Agreement.
This Agreement is not intended to constitute, and does not constitute, a novation of the obligations and liabilities under the Original Credit Agreement or to evidence, and does not evidence, payment of all or any portion of such obligations and liabilities (other than the Restatement Date Prepayment).
ARTICLE IX.
COMPANY GUARANTY
Section 9.01. The Guaranty. The Company hereby unconditionally and irrevocably guarantees to the Agent and each Lender the full and prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of the Guaranteed Obligations (as hereafter defined). This Company Guaranty is a guaranty of payment and performance and is not merely a guaranty of collection.
As used herein, the term “Guaranteed Obligations” means (i) the due and punctual payment by each Designated Borrower of the principal of the Advances and Borrowings of such Designated Borrower hereunder, and all accrued and unpaid interest thereon at the applicable rate or rates provided in this Agreement, and (ii) all other obligations of each Designated Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations under the Loan Documents to pay fees, expenses and reimbursement expenses. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include such indebtedness, obligations, and liabilities of the Designated Borrowers under the Loan Documents which may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Company or any Designated Borrower under any Bankruptcy Law, whether or not permitted under such proceedings, and shall include interest that accrues after the commencement by or against any Designated Borrower of any proceeding under any Bankruptcy Law (collectively, the “Guaranteed Obligations”).
Section 9.02. Guaranty Unconditional.
The obligations of the Company hereunder shall be unconditional, irrevocable, direct and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(a)any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Designated Borrower under this Agreement or any Note, by operation of law or otherwise;
(b)any change in the existence, structure or ownership of any Designated Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Designated Borrower or its assets or any resulting release or discharge of any obligation of any Designated Borrower contained in this Agreement or any Note;
(c)the existence of any claim, set-off or other rights which the Company may have at any time against any Designated Borrower, the Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; or

(d)any other act or omission to act or delay of any kind by the Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Company’s obligations hereunder.
Section 9.03. Certain Waivers.
(a)The Company waives to the fullest extent permitted by law: (i) any defense based on any claim that the Company’s obligations exceed or are more burdensome than those of the Designated Borrowers or any of them; (ii) any right to require any Lender to proceed against the Designated Borrowers or any of them, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in any Lender’s power whatsoever and any defense based upon the doctrine of marshalling of assets or of election of remedies; (iii) any benefit of and any right to participate in any security now or hereafter held by any Lender; (iv) any fact or circumstance related to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Company under this Company Guaranty and (v) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties other than the defense that the Guaranteed Obligations have been fully performed and indefeasibly paid in full in cash (other than inchoate indemnification liabilities arising under the Loan Documents as to which no claim has been made).
(b)The Company expressly waives all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Company Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations. To the fullest extent permitted by law, this Company Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations, any Loan Document or any instrument or agreement evidencing any Guaranteed Obligations, or by any fact or circumstance relating to the Guaranteed Obligations or the Loan Documents which might otherwise constitute a defense to the obligations of the Company under this Company Guaranty, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
Section 9.04. Obligations Independent.
The obligations of the Company hereunder are independent of the Guaranteed Obligations, and a separate action may be brought against the Company to enforce this Company Guaranty whether or not any Designated Borrower or any other person or entity is joined as a party.
Section 9.05. Subrogation.
The Company shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Company Guaranty on behalf of a Designated Borrower until all of the Guaranteed Obligations relating to such Designated Borrower and any amounts payable under this Company Guaranty for such

Designated Borrower have been indefeasibly paid and performed in full in cash (other than inchoate indemnification liabilities arising under the Loan Documents as to which no claim has been made). If any amounts are paid to the Company in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of such Lender and shall forthwith be paid to such Lender to reduce the amount of the Guaranteed Obligations for the applicable Designated Borrower, whether matured or unmatured.
Section 9.06. Termination; Reinstatement.
This Company Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Company Guaranty are indefeasibly paid in full in cash and any commitments of any Lender or facilities provided by any Lender with respect to the Guaranteed Obligations are terminated. Notwithstanding the foregoing, this Company Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Designated Borrower or the Company is made, or any Lender exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender in its discretion) to be repaid to a trustee, receiver, administrative receiver, monitor, compulsory manager, custodian or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not such Lender is in possession of or has released this Company Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Company under this Section 9.06 shall survive termination of this Company Guaranty in the event that this Company Guaranty is terminated prior to the occurrence of the events giving rise to the Company’s obligations under this paragraph.
Section 9.07. Subordination.
The Company hereby subordinates the payment of the obligations of a Designated Borrower owing to the Company as subrogee of any Lender or resulting from the Company’s performance under this Company Guaranty relating to Guaranteed Obligations of such Designated Borrower, to the indefeasible payment in full in cash of all Guaranteed Obligations of such Designated Borrower (other than inchoate indemnification liabilities arising under the Loan Documents as to which no claim has been made).
Section 9.08. Stay of Acceleration.
In the event that acceleration of the time for payment of any of the Guaranteed Obligations for a Designated Borrower is stayed, in connection with any case commenced by or against such Designated Borrower under any Bankruptcy Law, or otherwise, to the extent permitted by Law, all such amounts shall nonetheless be payable by the Company immediately upon demand by the Agent.

Section 9.09. Expenses.
The Company shall pay within ten (10) days of demand therefor all reasonable out-of- pocket expenses (including reasonable attorneys’ fees and expenses of outside counsel but excluding the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of any Lender’s rights under this Company Guaranty or in respect of the Guaranteed Obligations, including any expenses incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any expenses incurred in the preservation, protection or enforcement of any rights of such Lender in any proceeding under or related to any Bankruptcy Law. The obligations of the Company under this Section 9.09 shall survive the payment in full of the Guaranteed Obligations and termination of this Company Guaranty.
Section 9.10. Miscellaneous.
The Agent’s or any Lender’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall, absent manifest error, constitute prima facie evidence of the existence and amounts of the Guaranteed Obligations therein recorded. No failure by any Lender to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided under this Company Guaranty are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Company Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Agent (for the benefit of the Lenders) and the Company in writing, this Company Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Company for the benefit of any Lender or any term or provision thereof.
Section 9.11. Condition of Borrowers.
The Company acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Designated Borrower such information concerning the financial condition, business and operations of such Designated Borrower as the Company requires, and that no Lender has any duty, and the Company is not relying on any Lender at any time, to disclose to the Company any information relating to the business, operations or financial condition of any Designated Borrower.
Section 9.12. Limitation on Obligations Guaranteed
(a)Notwithstanding any other provision hereof, the right of recovery against the Company under this Article IX shall be limited to the maximum amount that can be guaranteed by the Company without rendering such Company’s obligations under this Article IX void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, federal or state law, in each case after giving full effect to the liability under such guarantee set forth in this Article IX and its related contribution rights but before taking into account any liabilities under any other guarantee by the Company. For purposes of the foregoing, all guarantees of the Company other than the guarantee under this Article IX will be deemed to be enforceable and payable after the guaranty under this Article IX. To the fullest extent permitted by applicable law, this Section 9.12(a) shall be for the benefit solely of creditors and representatives of creditors of the Company and not for the benefit of the Company or the holders of any Equity Interest in the Company.
(b)The Company agrees that Guaranteed Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of the Company under Section 9.12(a) without impairing the guarantee contained in this Article IX or affecting the rights and remedies of the Agent and each Lender hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

COMPANY:    TD SYNNEX CORPORATION

By:    /s/ Scott W. Walker
Name: Scott W. Walker
Title: Corporate Vice President Treasurer

DESIGNA TED BORROWER:    TD SYNNEX UK ACQUISITION LIMITED

By:    /s/ Scott W. Walker
    Name: Scott W. Walker
Title: Director

[Signature Page to Amended and Restated Credit Agreement]

CITIBANK, N.A.,
as Agent

By:    /s/ Daniel Boselli     Name: Daniel Boselli
Title: Vice President

[Signature Page to Amended and Restated Credit Agreement]

CITIBANK, N.A.,
as a Lender

By:    /s/ Daniel Boselli     Name: Daniel Boselli
Title: Vice President

[Signature Page to Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender

By:    /s/ Herman Chang     Name: Herman Chang
Title: Vice President

[Signature Page to Amended and Restated Credit Agreement]

The Bank of Nova Scotia,
as a Lender

By:     /s/ Luke Copley     Name: Luke Copley
Title: Director

[Signature Page to Amended and Restated Credit Agreement]

Wells Fargo Bank, N.A., as a Lender

By:    /s/ Sid Khanolkar
    Name: Sid Khanolkar
Title: Managing Director

[Signature Page to Amended and Restated Credit Agreement]

HSBC Bank USA, National Association, as a Lender

By:     /s/ Ilene Hernandez     Name: Ilene Hernandez
Title: Director

[Signature Page to Amended and Restated Credit Agreement]

Mizuho Bank, Ltd., as a Lender

By:     /s/ Tracy Rahn     Name: Tracy Rahn
Title:    Managing Director

[Signature Page to Amended and Restated Credit Agreement]

MUFG Bank, Ltd., as a Lender

By: /s/ Lillian Kim     Name: Lillian Kim
Title: Director

[Signature Page to Amended and Restated Credit Agreement]

SUMITOMO MITSUI BANKING
CORPORATION, as a Lender
By: /s/ Irlen Mak

Name: Irlen Mak Title: Director

[Signature Page to Amended and Restated Credit Agreement]

The Toronto-Dominion Bank, New York Branch, as a Lender

By:     /s/ David Perlman     Name: David Perlman
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as a Lender

By:     /s/ Jill Wong     Name: Jill Wong
Title: Director

By:     /s/ Gordon Yip     Name: Gordon Yip
Title: Director

[Signature Page to Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:     /s/ Ryan Zimmerman     Name: Ryan Zimmerman
Title:    Executive Director

[Signature Page to Amended and Restated Credit Agreement]

BNP Paribas,
as a Lender

By:     /s/ Yudesh Sohan     Name: Yudesh Sohan
Title: Director

By:     /s/ My-Linh Yoshiike     Name: My-Linh Yoshiike
Title: Vice President

[Signature Page to Amended and Restated Credit Agreement]

PNC Bank, National Association as a Lender

By:     /s/ Carmen Compise Jr.    Name: Carmen Campise Jr.
Title: Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

U.S. Bank National Association, as Lender

By: /s/ Alex Wilson
Name: Alex Wilson Title: Vice President

[Signature Page to Amended and Restated Credit Agreement]

Fifth Third Bank, National Association,
asa Lender

By:     /s Sergey Gevorgyan     Name: Sergey Gevorgyan
Title: Associate

[Signature Page to Amended and Restated Credit Agreement]

KeyBank National Association,
as a Lender

By: /s/ Michael Kousaie

Name: Michael Kousaie Title: Vice President

[Signature Page to Amended and Restated Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA,
S.A. NEW YORK BRANCH,
as a Lender

By: /s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

By: /s Armen Semizian
Name: Armen Semizian
Title: Managing Director

[Signature Page to Amended and Restated Credit Agreement]

Banco Santander, S.A, New York Branch,
as a Lender

By:     /s/ Andres Barbosa     Name: Andres Barbosa
Title: Managing Director

By:     /s/ Michael Leonardos     Name: Michael Leonardos
Title: Executive Director

[Signature Page to Amended and Restated Credit Agreement]

Capital One, N.A., as a Lender

By:     /s/ Lillian Twomey     Name: Lillian Twomey
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

The Huntington National Bank, as a Lender

By:     /s/ Thomas Dearth     Name: Thomas Dearth
Title: Director

[Signature Page to Amended and Restated Credit Agreement]

UniCredit Bank GmbH, New York Branch, as a Lender

By: /s/ Priya Trivedi
Name: Priya Trivedi
Title: Director

By: /s/ Jakub Gazi
Name: Jakub Gazi
Title: Senior Associate

[Signature Page to Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA,
as a Lender

By: /s/ Dan Starr
Name: Dan Starr
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

Société Générale,
as a Lender

By: /s/ Richard Bernal
Name: Richard Bernal
Title: Managing Director

[Signature Page to Amended and Restated Credit Agreement]

DBS BANK LTD. as a Lender

By: /s/ Kate Khoo
Name: Kate Khoo
Title: Vice President

[Signature Page to Amended and Restated Credit Agreement]

Skandinaviska Enskilda Banken AB (publ),
as a Lender

By: /s/ Penny Neville-Park
Name: Penny Neville-Park
Title: Authorised signatory

By: /s/ Alison Butt
Name: Alison Butt
Title: Authorised signatory

[Signature Page to Amended and Restated Credit Agreement]

Bank of China, Los Angeles Branch, as a Lender

By: /s/ Jason Fu
Name: Jason Fu
Title: SVP

[Signature Page to Amended and Restated Credit Agreement]

Agricultural Bank of China Limited, New York Branch, as a Lender

By: /s/ Nelson Chou

Name: Nelson Chou
Title: SVP & Head of Corporate Banking Department

[Signature Page to Amended and Restated Credit Agreement]

Mega International Commercial Bank Silicon Valley Branch
as a Lender

By:     /s/ Szu Yao Huang
Name: Szu Yao Huang
Title: VP & General Manager

[Signature Page to Amended and Restated Credit Agreement]

The Bank of East Asia, Limited, New York Branch, as a Lender

By:     /s/ James Hua     Name: James Hua
Title: DGM & Corporate Banking

By:     /s/ Chong Tan     Name: Chong Tan
Title:    DGM & Risk Management
[Signature Page to Amended and Restated Credit Agreement]

EXHIBIT A-1
FORM OF REVOLVING CREDIT NOTE

U.S.$        Dated:     , 20

FOR VALUE RECEIVED, the undersigned, TD SYNNEX Corporation, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to or its registered assigns (the “Lender”) for the account of its Applicable Lending Office on the Termination Date applicable to the Lender (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Revolving Credit Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the Amended and Restated Credit Agreement dated as of April 16, 2024 among the Borrower, TD Synnex UK Acquisition Limited, a private limited company incorporated in the United Kingdom, certain subsidiaries of the Borrower from time to time party thereto designated as borrowers, the Lender and certain other lenders party thereto and Citibank, N.A. as Agent for the Lender and such other lenders (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Termination Date applicable to the Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Revolving Credit Advance (i) in Dollars are payable in lawful money of the United States of America to the Agent at its account maintained at 388 Greenwich Street, New York, New York 10013, in same day funds and (ii) in any Committed Currency are payable in such currency at the applicable Payment Office in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any cancellation hereof, endorsed on the grid attached hereto which is part of this Promissory Note. The assigning Lender shall, upon the effectiveness of an Assignment and Assumption or as promptly thereafter as practicable, surrender this Promissory Note to the Borrower for cancellation.

This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note, (ii) contains provisions for determining the Dollar Equivalent of Revolving Credit Advances denominated in Committed Currencies and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated
A-1-1

events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

[Signature page follows]

A-1-2

TD SYNNEX CORPORATION

By:
Name:
Title:

A-1-3

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

A-1-4

EXHIBIT A-2
FORM OF TERM NOTE

U.S.$        Dated:     , 20

FOR VALUE RECEIVED, the undersigned, TD SYNNEX Corporation, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to      or its registered assigns (the “Lender”) for the account of its Applicable Lending Office on the Term Loan Maturity Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Term Commitment in figures] or, if less, the aggregate principal amount of the Term Advances (as defined below) owing to the Lender by the Borrower pursuant to the Amended and Restated Credit Agreement dated as of April 16, 2024 among the Borrower, TD Synnex UK Acquisition Limited, a private limited company incorporated in the United Kingdom, certain subsidiaries of the Borrower from time to time party thereto designated as borrowers, the Lender and certain other lenders party thereto and Citibank, N.A. as Agent for the Lender and such other lenders (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Term Loan Maturity Date.

The Borrower promises to pay interest on the unpaid principal amount of each Term Advance from the date of such Term Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citibank, as Agent, at 388 Greenwich Street, New York, New York 10013, in same day funds. Each Term Advance owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any cancellation hereof, endorsed on the grid attached hereto which is part of this Promissory Note. The assigning Lender shall, upon the effectiveness of an Assignment and Assumption or as promptly thereafter as practicable, surrender this Promissory Note to the Borrower for cancellation.

This Promissory Note is one of the Term Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of advances (the “Term Advances”) by the Lender to the Borrower in an amount not to exceed the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Term Advances being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
A-2-1

TD SYNNEX CORPORATION

By:      Name:
Title:

A-2-2

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

A-2-3

EXHIBIT A-3
FORM OF SWINGLINE NOTE

U.S.$        Dated:     , 20

FOR VALUE RECEIVED, the undersigned, TD SYNNEX Corporation, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to or its registered assigns (the “Lender”) for the account of its Applicable Lending Office on the Termination Date applicable to the Lender (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Swingline Commitment in figures] or, if less, the aggregate principal amount of the Swingline Advances made by the Lender to the Borrower pursuant to the Amended and Restated Credit Agreement dated as of April 16, 2024 among the Borrower, TD Synnex UK Acquisition Limited, a private limited company incorporated in the United Kingdom, certain subsidiaries of the Borrower from time to time party thereto designated as borrowers, the Lender and certain other lenders party thereto and Citibank, N.A. as Agent for the Lender and such other lenders (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Termination Date applicable to the Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Swingline Advance from the date of such Swingline Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Swingline Advance (i) in Dollars are payable in lawful money of the United States of America to the Agent at its account maintained at 388 Greenwich Street, New York, New York 10013, in same day funds and (ii) in any Committed Currency are payable in such currency at the applicable Payment Office in same day funds. Each Swingline Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any cancellation hereof, endorsed on the grid attached hereto which is part of this Promissory Note. The assigning Lender shall, upon the effectiveness of an Assignment and Assumption or as promptly thereafter as practicable, surrender this Promissory Note to the Borrower for cancellation.

This Promissory Note is one of the Swingline Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Swingline Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Swingline Advance being evidenced by this Promissory Note, (ii) contains provisions for determining the Dollar Equivalent of Swingline Advances denominated in Committed Currencies and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and
A-3-1

also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

A-3-2

TD SYNNEX CORPORATION

By:

Name:
Title:

A-3-3

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

A-3-4

EXHIBIT B
FORM OF NOTICE OF BORROWING
Citibank, N.A., as Agent
for the Lenders parties
to the Credit Agreement
referred to below
One Penns Way, OPS 2/2,
New Castle, Delaware 19720

[Date]
Attention: Bank Loan Syndications Department Ladies and Gentlemen:
The undersigned, TD SYNNEX Corporation, refers to the Amended and Restated Credit Agreement, dated as of April 16, 2024 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain subsidiaries of the Company from time to time party thereto designated as borrowers, certain Lenders party thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
(i)The Business Day of the Proposed Borrowing is     , 20 .
(ii)The Facility under which the Proposed Borrowing is requested is the [Revolving Credit] [Term] Facility.
(iii)The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances][Daily Simple SOFR Advances][Term SOFR Advances][Eurocurrency Rate Advances].
(iv)The    aggregate    amount    of    the    Proposed    Borrowing    is
$    ][for a Revolving Credit Borrowing in a Committed Currency, list currency and amount of Revolving Credit Borrowing].
[(v)    The initial Interest Period for each [Daily Simple SOFR Advance][Term SOFR Advance][Eurocurrency Rate Advance] made as part of the Proposed Borrowing is month[s].]
[The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) and all of subsection (f) thereof) are correct in all material respects (or if qualified by materiality, in all respects), before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of the date hereof and on and as of the date of the Proposed Borrowing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects as of such date); and
(B)no event has occurred and is continuing, or would result from the Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.]

Very truly yours,
[TD SYNNEX CORPORATION][TD SYNNEX UK ACQUISITION LIMITED]

By
Name:
Title:

CUSIP Number:
EXHIBIT C
[FORM OF] ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is
1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

[UK Double Tax Treaty Information:
]5

3.Borrower(s):    TD SYNNEX Corporation
4.Agent:    Citibank, N.A., as the administrative agent under the Credit
Agreement
5.Credit Agreement:    The Credit Agreement dated as of April 16, 2024 among TD
SYNNEX Corporation, Designated Borrowers party thereto, the Lenders parties thereto, Citibank, N.A., as Agent, and the other agents parties thereto.
6.Assigned Interest[s]:

Amount of
Assignor[ s]6	Assignee [s]7	Facility Assigne d8	Aggregate Amount of Commitment/L	Commitment/ Loans Assigned8	Percentage Assigned of Commitment	CUSIP Number

5 Assignee Treaty Passport Scheme Reference Number and Jurisdiction of Tax Residence to be added with respect to any Revolving Credit Commitment.

6 List each Assignor, as appropriate.
7 List each Assignee, as appropriate.
8 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment”, “Term Commitment”, “Letter of Credit Commitment”, “Swingline Commitment”, etc.)

oans for all Lenders9		/ Loans10
$	$	%
$	$	%
$	$	%

[7. Trade Date:    ]11
Effective Date:      , 20 [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:     Title:
[NAME OF ASSIGNOR]

By:     Title:
ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:     Title:

[NAME OF ASSIGNEE]

By:

9 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
10 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
11 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Title:
[Consented to and]12 Accepted:
[NAME OF AGENT], as
Agent
By:      Title:
[Consented to:]13
[NAME OF RELEVANT PARTY]
By:      Title:

12 To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
13 To be added only if the consent of the Company and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.Representations and Warranties.
1.1.Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.
1.2.Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(h) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.14 of the Credit Agreement, duly completed and executed by [the][such] Assignee, and (vii) with respect to any Loan to the UK Borrower, it has completed the relevant UK lender status confirmation in Annex 2 attached hereto; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
2.Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date shall be made to [the][the relevant] Assignee in accordance with the terms set forth in the Credit Agreement.
3.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

ANNEX 2
ASSIGNEE UK LENDER STATUS CONFIRMATION

1.Lender Status Confirmation: [The][Each] Assignee confirms, for the benefit of the Agent and without liability to any Borrower, that it is: (i) [a UK Qualifying Lender (other than a UK Treaty Lender);] (ii) [a UK Treaty Lender;] or (iii) [not a UK Qualifying Lender].14

2.[Tax Confirmation: [The][Each] Assignee confirms that the person beneficially entitled to interest payable to that Assignee in respect of an advance under a Loan Document is either: (i) a company resident in the United Kingdom for United Kingdom tax purposes or (ii) a partnership each member of which is (x) a company so resident in the United Kingdom or (y) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA or
(iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company.]15

3.[Treaty Passport Confirmation: [The][Each] Assignee confirms, for the benefit of the Administrative Agent and without liability to any Borrower, that it holds a passport under the United Kingdom HMRC Double Taxation Treaty Passport scheme (reference number [●])16 and is tax resident in [●],17 so that interest payable to it by the UK Borrower is generally subject to full exemption from UK withholding tax and notifies the UK Borrower that it wishes that scheme to apply to the Credit Agreement and the UK Borrower must submit a duly completed form DTTP2 to HMRC within 30 days of the Effective Date.]18

14 Delete as applicable – each Assignee is required to confirm which of these categories it falls within.
15 Include if Assignee comes within paragraph (a)(ii) of the definition of UK Qualifying Lender.
16 Insert DTTP scheme reference number.
17 Insert jurisdiction of tax residence.
18 Include if Assignee holds a United Kingdom HMRC Double Taxation Treaty Passport and wishes the HMRC DT Passport Scheme to apply.

EXHIBIT D-1

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of April 16, 2024 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), among TD SYNNEX Corporation (the “Company”), TD Synnex UK Acquisition Limited, certain subsidiaries of the Company from time to time party thereto designated as borrowers, each lender from time to time party thereto and Citibank, N.A., as Agent.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “ten percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Company and the Agent, and (2) the undersigned shall have at all times furnished the Company and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:     Name:
Title:
Date:      , 20[ ]

D-1-1

EXHIBIT D-2
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of April 16, 2024 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), among TD SYNNEX Corporation (the “Company”), TD Synnex UK Acquisition Limited, certain subsidiaries of the Company from time to time party thereto designated as borrowers, each lender from time to time party thereto and Citibank, N.A., as Agent.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “ten percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with a certificate of its non-
U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:     Name:
Title:
Date:      , 20[ ]

D-2-1

EXHIBIT D-3
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of April 16, 2024 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), among TD SYNNEX Corporation (the “Company”), TD Synnex UK Acquisition Limited, certain subsidiaries of the Company from time to time party thereto designated as borrowers, each lender from time to time party thereto and Citibank, N.A., as Agent.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:     Name:
Title:
Date:      , 20[ ]

D-3-1

EXHIBIT D-4
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of April 16, 2024 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), among TD SYNNEX Corporation, (the “Company”), TD Synnex UK Acquisition Limited, certain subsidiaries of the Company from time to time party thereto designated as borrowers, each lender from time to time party thereto and Citibank, N.A., as Agent.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Agent and the Company with IRS Form W- 8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or
(ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Company and the Agent, and (2) the undersigned shall have at all times furnished the Company and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:     Name:
Title:
Date:      , 20[ ]

D-4-1

EXHIBIT E
FORM OF SOLVENCY CERTIFICATE
[    ], 202[ ]
This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [ ] of the Amended and Restated Credit Agreement, dated as of April 16, 2024 (as may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among TD SYNNEX Corporation (the “Company”), TD Synnex UK Acquisition Limited, certain subsidiaries of the Company from time to time party thereto designated as borrowers, the lending institutions from time to time parties thereto and Citibank, N.A., as the Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.
I, [    ], the Chief Financial Officer of the Company, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Company that as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:
Section 1.For purposes of this certificate, the terms below shall have the following definitions:
(a)“Fair Value”
The amount at which the assets (both tangible and intangible), in their entirety, of the Company and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
(b)“Present Fair Salable Value”
The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Company and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
(c)“Liabilities”
The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Restated Date Revolving Loan and Restatement Date Prepayment (the “A&R Transaction”), determined in accordance with GAAP consistently applied.
(d)“Will be able to pay their Liabilities as they mature”

On the Restatement Date, immediately after giving effect to the consummation of the A&R Transactions, the Company and its subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Company and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.
(e)“Do not have Unreasonably Small Capital”
On the Restatment Date, immediately after giving effect to the consummation of the A&R Transactions, the Company and its subsidiaries on a consolidated basis taken as a whole is a going concern and will not have unreasonably small capital. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Company and its subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity.
2.Based on and subject to the foregoing, I hereby certify on behalf of the Company that after giving effect to the consummation of the A&R Transactions, it is my opinion that, as of the date hereof, immediately after giving effect to the consummation of the A&R Transactions, (i) the Fair Value of the assets of the Company and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (ii) the Present Fair Salable Value of the assets of the Company and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) the Company and its subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) the Company and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.
3.In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Company and its subsidiaries after consummation of the Transactions.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

TD SYNNEX CORPORATION

By:
Name:
Title: Chief Financial Officer

EXHIBIT F

[FORM OF]
DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT

[DATE]

To: Citibank, N.A., as Agent Ladies and Gentlemen:
This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.22 of the Amended and Restated Credit Agreement, dated as of April 16, 2024 (as may be amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), by and among TD SYNNEX Corporation (the “Company”), TD Synnex UK Acquisition Limited, certain subsidiaries of the Company from time to time party thereto designated as borrowers, the lending institutions from time to time party thereto and Citibank, N.A., as the Agent. Unless otherwise defined herein, capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of      (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Agent and the Lenders that the Designated Borrower is a wholly-owned [Domestic/Foreign] Subsidiary of the Company.

The documents required to be delivered to the Agent under Section 2.22 of the Credit Agreement will be furnished to the Agent in accordance with the requirements of the Credit Agreement.

[Use if the Designated Borrower is a Domestic Subsidiary]

The true and correct U.S. taxpayer identification number of the Designated Borrower is
    _.

[Use if the Designated Borrower is a Foreign Subsidiary]

The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

F-1

The parties hereto hereby confirm that with effect from the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Agreement on the Restatement Date as a Designated Borrower. Effective as of the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement applicable to such Designated Borrower.

The parties hereto hereby request that the Designated Borrower be entitled to receive Loans and to have Letters of Credit issued under the Agreement.

This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[NAME OF DESIGNATED BORROWER]

By:          Name:
Title:

CITIBANK, N.A.

By:          Name:
Title:
F-2

EXHIBIT G

[FORM OF]
DESIGNATED BORROWER NOTICE

[DATE]

To:    TD SYNNEX Corporation
The Lenders party to the Credit Agreement referred to below Ladies and Gentlemen:
This Designated Borrower Notice is made and delivered pursuant to Section 2.22 of that certain Amended and Restated Credit Agreement, dated as of April 16, 2024 (as may be amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), by and among TD SYNNEX Corporation (the “Company”), TD Synnex UK Acquisition Limited, certain subsidiaries of the Company from time to time party thereto designated as borrowers, the lending institutions from time to time party thereto and Citibank, N.A., as the Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement

The Agent hereby notifies the Company and the Lenders that effective as of the date hereof, [    ] shall be a Designated Borrower and may receive Loans and have Letters of Credit issued for its account on the terms and conditions set forth in the Credit Agreement.

CITIBANK, N.A., as Agent

By:          Name:
Title:

G-1

EXHIBIT C
ANNEX X

DEFINITIONS

[Attached]

777993966 21696099

CONFORMED COPY EXHIBIT C TO SIXTH OMNIBUS AMENDMENT, DATED MARCH 5, 2025

ANNEX X

to

THIRD AMENDED AND RESTATED RECEIVABLES SALE AND SERVICING AGREEMENT
dated as of January 23, 2009 and
FIFTH AMENDED AND RESTATED RECEIVABLES FUNDING AND ADMINISTRATION AGREEMENT

dated as of December 22, 2021
Definitions and Interpretation

SECTION 1.Definitions and Conventions. Capitalized terms used in the Sale Agreement (as defined below) and the Funding Agreement (as defined below) shall have (unless otherwise provided elsewhere therein) the following respective meanings:
“2016 Effective Date” means November 3, 2016.
“2018 Effective Date” means May 7, 2018.
“2024 Effective Date” means December 12, 2024.
“2025 Effective Date” means March 5, 2025.
“Accordion Advanced Amount” means, with respect to any Lender and its related Advances, the portion, if any, of such Advances being funded or maintained by such Lender under the Accordion Commitment for its Lender Group.
“Accordion Commitment” means, with respect to any Lender Group, the aggregate amount of any increase in such Lender Group’s Commitment pursuant to Section 2.02(c) of the Funding Agreement consented to by the applicable Managing Agent on behalf of the Lenders in such Lender Group.
“Accordion Confirmation” shall have the meaning assigned to it in Section 2.02(c)(viii) of the Funding Agreement.
“Accordion Facility Limit” means the aggregate of the amount of any increase to the Facility Limit pursuant to Section 2.02(c) of the Funding Agreement consented to by the Managing Agents of the Increasing Lender Groups less any reductions thereof pursuant to Section 2.02(a) of the Funding Agreement; provided, that the Accordion Facility Limit shall in no event exceed $150,000,000 without the prior written consent of all Managing Agents.
“Accordion Pro Rata Share” means, for each Lender Group, such Lender Group’s Accordion Commitment divided by the aggregate Accordion Commitments of all Lender Groups.
“Account” shall mean any of the Concentration Accounts, the Collection Accounts or the Borrower Account.
“Account Agreement” shall mean any of the Borrower Account Agreement, the Concentration Account Agreements or the Collection Account Agreements.
“Accounting Changes” shall mean, with respect to any Person, (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions); (b) changes in accounting principles concurred with by such Person’s certified public accountants; (c) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments.

“Additional Amounts” shall mean any amounts payable to any Affected Party under Sections 2.09 or 2.10 of the Funding Agreement.
“Additional Costs” shall have the meaning assigned to it in Section 2.09(b) of the Funding Agreement.
“Adjusted SMIR” means, for any day during any Interest Period an interest rate per annum equal to (a) SMIR, plus (b) the SOFR Adjustment; provided that if Adjusted SMIR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of the Funding Agreement.
“Administrative Agent” shall have the meaning set forth in the preamble of the Funding Agreement.
“Administrative Services Agreement” shall mean that certain Ancillary Services and Lease Agreement dated as of December 10, 1997, between the Borrower and the Parent.
“Administrators” shall mean the Liberty Street Administrator, the Gotham Administrator, the MAFC Administrator, the Reliant Administrator, the Atlantic Administrator and any other Person that becomes a party to the Funding Agreement as an “Administrator”.
“Advance” shall have the meaning assigned to it in Section 2.01(a) of the Funding Agreement.
“Advance Date” shall mean each day on which any Advance is made.
“Adverse Claim” shall mean any claim of ownership or any Lien, other than any ownership interest or Lien created under the Sale Agreement or the Funding Agreement.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Party” shall mean each of the following Persons: each Lender, the Administrative Agent, each Managing Agent, each Administrator, each Program Support Provider, each Affiliate of the foregoing Persons, and any participant with the rights of a Lender under Section 12.02(c) of the Funding Agreement and their respective successors, transferees and permitted assigns.
“Affiliate” shall mean, with respect to (a) Borrower, the Parent or any of its Subsidiaries, or any Obligor, each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Person, or (b) with respect to each Person, including those Persons to which clause (a) is applicable, (i) each Person that controls, is controlled by or is under common control with such Person, or (ii) each of such Person’s officers, directors, joint venturers and partners; provided, however, that with respect to Borrower, the Parent, or any of its Subsidiaries, any portfolio company of Apollo that is a Subsidiary or Affiliate of Apollo shall not be deemed to be an Affiliate of Borrower, the Parent, or any of its Subsidiaries if such portfolio company is not a direct or indirect parent of Borrower, the Parent or any of its Subsidiaries. For the purposes of this definition, “control” of a Person
2

shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
“Agent Account” shall mean account number 1020-7430125, Reference: SIT Funding LLC, Intermediate Bank Name: Bank of America, New York, NY USA, ABA #: 026009593, Beneficiary Bank: TD, Swift Code: TDOMCATTTOR, established in the name of Reliant Trust.
“Agent Bank” means TD.
“Agent-Related Persons” means, with respect to any Managing Agent or the Administrative Agent, such Person together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.
“Aggregate Commitment” means, at any time, the aggregate commitment of all Lenders to make Advances, which aggregate commitment shall be One Billion and Five Hundred Million Dollars ($1,500,000,000), as such amount may be adjusted, if at all, from time to time in accordance with the Funding Agreement.
“Agreed-Upon Procedures” means (a) with respect to the audit performed on or prior to the Effective Date, the procedures agreed to between the Administrative Agent and the Servicer as of the Effective Date, and (b) with respect to any audit performed on or after the Closing Date, the procedures agreed to from time to time between the Administrative Agent and the Servicer, with the consent of the Requisite Lenders.
“Alternate Rate” means, for any Interest Period for any Portion of Advances, an interest rate per annum equal to Adjusted SMIR in effect on each day during such Interest Period; provided that, for the avoidance of doubt, if SMIR is no longer the Benchmark, the Alternate Rate for any Interest Period for any Portion of Advances shall be the then applicable Benchmark Replacement in effect on each day during such Interest Period to the extent that such Benchmark Replacement has replaced SMIR pursuant to Section 2.11 of the Funding Agreement.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower, the Servicer, and each Originator or their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Anti-Terrorism Laws” shall mean any applicable law relating to money laundering or terrorism, including Executive Order 13224, the regulations promulgated by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the Bank Secrecy Act, the USA Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder.
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“Appendices” shall mean, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.
“Apollo” shall mean Apollo Global Management, LLC or any investment funds managed by Affiliates of Apollo Global Management, Inc.
“Assignment Agreement” shall mean an assignment agreement in the form of Exhibit 12.02 to the Funding Agreement.
“Atlantic Administrator” shall mean Crédit Agricole Corporate and Investment Bank or an Affiliate thereof, as administrator for the Crédit Agricole Discretionary Lender.
“Attributable Debt” means, with respect to any Person on any date, (a) in respect of any Capital Lease Obligations, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, (c) in respect of any Securitization Program, the outstanding principal amount of such financing determined in accordance with GAAP and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.
“AUP Provider” means Protiviti, Inc. or a firm of nationally recognized independent public accountants to be mutually agreed upon between the Administrative Agent and the Servicer, with the consent of the Requisite Lenders.
“Authorized Officer” shall mean, with respect to any corporation or limited liability company, the Chairman or Vice-Chairman of the Board, the President, any Vice President, the General Counsel, the Secretary, the Treasurer, the Controller, any Assistant Secretary, any Assistant Treasurer, any manager or managing member and each other officer of such corporation or limited liability company specifically authorized to sign agreements, instruments or other documents on behalf of such corporation or limited liability company in connection with the transactions contemplated by the Sale Agreement, the Funding Agreement and the other Related Documents.
“Available Amounts” shall have the meaning assigned to it in Section 12.15 of the Funding Agreement.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise for determining any frequency of making payments of interest calculated pursuant to the Funding Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.11(d) of the Funding Agreement.
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“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).
“BANA Committed Lender” shall mean Bank of America, N.A. and each other Lender party hereto from time to time as a “BANA Committed Lender”.
“BANA Lender Group” shall mean Bank of America, N.A., as Managing Agent, and the BANA Committed Lenders.
“Bank” shall mean any of the Concentration Account Banks, the Collection Account Banks or the Borrower Account Bank.
“Bank of America” shall mean Bank of America, N.A.
“Bankruptcy Code” shall mean the provisions of title 11 of the United States Code, 11 U.S.C. § § 101 et seq.
“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate for such day, plus 0.50%, (b) the then-current U.S. prime rate as published in the Wall Street Journal and (c) Adjusted SMIR on such day plus 1.00%. If the calculation of the Base Rate results in a Base Rate of less than zero (0), the Base Rate shall be deemed to be zero (0) for all purposes hereunder.
“Benchmark” means, initially, SMIR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to SMIR, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11 of the Funding Agreement.
“Benchmark Replacement” means, for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.
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If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of the Funding Agreement and the other Related Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time in the United States.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Related Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or
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publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
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“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Related Document in accordance with Section 2.11 of the Funding Agreement and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Related Document in accordance with Section 2.11 of the Funding Agreement.
“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.
“Billed Amount” shall mean, with respect to any Receivable, the amount billed on the Billing Date to the Obligor thereunder.
“Billing Date” shall mean, with respect to any Receivable, the date on which the invoice with respect thereto was generated.
“BK Obligor” means an Obligor that is (i) unable to make payment of its obligations when due, (ii) a debtor in a voluntary or involuntary bankruptcy proceeding, or (iii) the subject of a comparable receivership or insolvency proceeding, unless, in the case of a bankruptcy proceeding in clause (ii) or (iii), the applicable Originator has been designated as a “critical vendor” and the Obligor thereunder has obtained (x) in the case of any Receivable originated pre- petition, a final court order approving the payment of the pre-petition claims of such Originator on an administrative priority basis or (y) in the case of any Receivable originated post-petition, (A) a final court order approving the payment of the post-petition claims of such Originator on an administrative priority basis and (B) a debtor-in-possession financing facility and management of the applicable Originator reasonably believes that such financing will be available to pay the Receivables owing by such Obligor, and, in any such case, such Obligor has agreed post-petition to pay the Receivables owing by such Obligor on a current basis in accordance with its terms.
“BNS Committed Lender” shall mean The Bank of Nova Scotia and each other Lender party hereto from time to time as a “BNS Committed Lender”.
“BNS Discretionary Lender” shall mean Liberty Street Funding LLC and each Conduit Assignee thereof.
“BNS Lender Group” shall mean the Liberty Street Administrator, The Bank of Nova Scotia, as Managing Agent, the BNS Committed Lenders and the BNS Discretionary Lenders.
“Borrower” shall have the meaning assigned to it in the preamble to the Funding
“Borrower Account” shall mean the “Borrower Account” set forth on Schedule 4.01(q) to the Funding Agreement, maintained by the Borrower at the Borrower Account Bank, which account shall be subject to a Borrower Account Agreement.
“Borrower Account Agreement” shall mean any agreement among the Borrower, the Administrative Agent, and the Borrower Account Bank with respect to the Borrower Account
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that provides, among other things, that (a) all items of payment deposited in the Borrower Account are held by the Borrower Account Bank as custodian for the Administrative Agent and (b) the Borrower Account Bank has no rights of setoff or recoupment or any other claim against the Borrower Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of the Borrower Account and for returned checks or other items of payment, and is otherwise in form and substance acceptable to the Administrative Agent.
“Borrower Account Bank” shall mean the bank or other financial institution at which the Borrower Account is maintained, which shall initially be Bank of America.
“Borrower Account Collateral” shall have the meaning assigned to it in Section 7.01(c) of the Funding Agreement.
“Borrower Assigned Agreements” shall have the meaning assigned to it in Section 7.01(b) of the Funding Agreement.
“Borrower Collateral” shall have the meaning assigned to it in Section 7.01 of the Funding Agreement.
“Borrower Collection Account” shall mean any “Collection Account” and related Lockboxes (if any) set forth on Schedule 4.01(q) to the Funding Agreement, established by the Borrower pursuant to Section 6.01(a) of the Funding Agreement and maintained by the Borrower at a Collection Account Bank, which account shall be subject to a Collection Account Agreement.
“Borrower Obligations” shall mean all loans, advances, debts, liabilities, indemnities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Borrower to any Affected Party under the Funding Agreement, any other Related Document and any document or instrument delivered pursuant thereto, and all amendments, extensions or renewals thereof, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising thereunder, including the Outstanding Principal Amount, interest, fees, amounts payable in respect of Funding Excess, Successor Servicing Fees and Expenses, Additional Amounts, Additional Costs, Indemnified Amounts, and including the Erroneous Payment Subrogation Rights and the “Borrower Obligations” under, and as defined in, the Existing Receivables Funding Agreement. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against the Borrower in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys’ fees and any other sum chargeable to the Borrower under any of the foregoing, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations that are paid to the extent all or any portion of such payment is avoided or recovered directly or indirectly from any Secured Party or any assignee of any Secured Party as a preference, fraudulent transfer or otherwise.
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“Borrowing” shall mean the Advances of the Lenders.
“Borrowing Base” shall mean, as of any date of determination, the amount equal to the lesser of:
(a)the Facility Limit,
and
(b)an amount equal to the positive difference, if any, of:
(i)the product of (1) the Dynamic Advance Rate multiplied by (2) the Net Receivables Balance, minus
(ii)the sum of (W) the Interest Reserve, (X) the Servicing Fee Reserve and (Y) such other reserves as the Administrative Agent may determine from time to time based upon its reasonable credit judgment;
in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).
“Borrowing Base Certificate” shall have the meaning assigned to it in Section 5.02(b) of the Funding Agreement.
“Borrowing Request” shall have the meaning assigned to it in Section 2.03(a) of the Funding Agreement.
“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in New York City, New York and (b) if this definition of “Business Day” is utilized in connection with SOFR, “Business Day” shall mean “U.S. Government Securities Business Day”.
“Buyer” shall have the meaning assigned to it in the preamble to the Sale Agreement.
“Buyer Available Amounts” shall have the meaning assigned to it in Section 6.15 of the Sale Agreement.
“Buyer Indemnified Person” shall have the meaning assigned to it in Section 5.01 of the Sale Agreement.
“Capital Lease Obligations” shall mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement
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conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Change of Control” means:
(a)an event or series of events by which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of voting Equity Interests of the Parent representing fifty percent (50%) or more of the combined voting power of all voting Equity Interests of the Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
(b)any Originator (other than the Parent) shall cease to be, directly or indirectly, a wholly-owned Subsidiaries of the Parent; or
(c)Parent ceases to own, directly, 100% of the Equity Interests of the Borrower free and clear of all Adverse Claims.
“Charge-Off” shall mean the extent to which any Transferred Receivable is subject to any Dilution Factor described in clause (a) of the definition thereof.
“Charges” shall mean (i) all federal, state, provincial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable); (ii) all levies, assessments, charges, or claims of any governmental entity or any claims of statutory lienholders, the nonpayment of which could give rise by operation of law to a Lien on Borrower Collateral or any other property of the Borrower or any Originator and (iii) any such taxes, levies, assessment, charges or claims which constitute a lien or encumbrance on any property of the Borrower or any Originator.
“Class A Obligor”, “Class B Obligor”, “Class C Obligor” and “Class D Obligor”, respectively, shall mean, as of any date of determination, an Obligor having a short-term rating or unsecured long-term debt rating or both a short-term rating and an unsecured long-term rating from either of Moody’s or S&P in accordance with the definition of “Class of Obligor” as determined in the following manner:

Class of Obligor	Short-Term Rating	Long-Term Rating of Obligor
Class A Obligor	A-1/P-1	A/A2 or higher
Class B Obligor	A-2/P-2	A- or BBB+/A3 or Baa1 (but lower than A/A2)
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Class of Obligor	Short-Term Rating	Long-Term Rating of Obligor
Class C Obligor	A-3/P-3	BBB or BBB-/Baa2 or Baa3 (but lower than BBB+/Baa1)
Class D Obligor	Lower than A-3/P-3 or Not Rated	Lower than BBB-/Baa3 or Not Rated
“Class of Obligor” for any Obligor shall be determined by the Administrative Agent as follows: (i) the short term rating issued by S&P for such Obligor shall be used to determine the “Class of Obligor”; provided that if such short-term rating is unavailable, the long-term unsecured rating issued by S&P for the Obligor shall be used, (ii) concomitantly with clause (i), the short- term rating issued by Moody’s for such Obligor shall be used to determine the “Class of Obligor”; provided that if such short-term rating is unavailable, the long-term unsecured rating issued by Moody’s for the Obligor shall be used, and (iii) only if there is a difference between the “Class of Obligor” indicated in clauses (i) and (ii), determined concomitantly, then the Obligor shall be deemed a member of the lower of the determined “Class of Obligor”.
“Closing Date” shall mean December 22, 2021.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collection Account” shall mean each of the Borrower Collection Accounts and the Originator Collection Accounts.
“Collection Account Agreement” shall mean any agreement among the Borrower or an Originator, as applicable, the Administrative Agent and the applicable Collection Account Bank with respect to the relevant Collection Account that provides, among other things, that (a) all items of payment deposited in such Collection Account are held by the applicable Collection Account Bank as custodian for the Administrative Agent and (b) the applicable Collection Account Bank has no rights of setoff or recoupment or any other claim against such Collection Account, other than for payment of its service fees and other charges directly related to the administration of such Collection Account and for returned checks or other items of payment and is otherwise in form and substance acceptable to the Administrative Agent.
“Collection Account Bank” shall mean any bank or other financial institution at which a Collection Account or any related Lockboxes are maintained.
“Collections” shall mean, with respect to any Transferred Receivable, all cash collections and other proceeds of such Receivable (including late charges, fees and interest arising thereon, and all recoveries with respect to such Transferred Receivable which has been written off as uncollectible).
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“Commercial Paper” means the promissory notes issued or to be issued by a Conduit Lender (or its related commercial paper issuer if such Conduit Lender does not itself issue commercial paper or issued by any participating commercial paper issuer) in the commercial paper market.
“Commingling Ratio” means, with respect to any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate amount of all funds that do not constitute Collections on Transferred Receivables which were deposited into any Collection Account or any Concentration Account during such Settlement Period and (b) the denominator of which is the aggregate amount of all funds which were deposited into the Collection Accounts and the Concentration Accounts during such Settlement Period.
“Commitment” shall mean as to any Committed Lender, the aggregate commitment of such Committed Lender to make Advances as set forth in Schedule 1.01 to the Funding Agreement or in the most recent Assignment Agreement executed by such Lender, as such amount may be adjusted, if at all, from time to time in accordance with the Funding Agreement and shall include any Accordion Commitment then in effect.
“Committed Lenders” shall mean, (a) for the BNS Lender Group, the BNS Committed Lenders, (b) for the MUFG Lender Group, the MUFG Committed Lenders, (c) for the SMBC Lender Group, the SMBC Committed Lenders, (d) for the BANA Lender Group, the BANA Committed Lenders, (e) for the Wells Lender Group, the Wells Committed Lenders, (f) for the TD Lender Group, the TD Committed Lenders, (g) for the Mizuho Lender Group, the Mizuho Committed Lenders, (h) for the Crédit Agricole Lender Group, the Crédit Agricole Committed Lender, (i) for the PNC Lender Group, the PNC Committed Lender and (j) any other Person that shall become a party to the Funding Agreement in the capacity as a “Committed Lender”, and, in each case, their respective successors and permitted assigns.
“Concentration Account” shall mean any “Concentration Account” and related Lockboxes (if any) set forth on Schedule 4.01(q) to the Funding Agreement, established by the Borrower pursuant to Section 6.01(a) of the Funding Agreement (as such schedule may be updated from time to time to add a new “Concentration Account” with the consent of the Borrower and the Administrative Agent) and maintained by the Borrower at a Concentration Account Bank, which account shall be subject to a Concentration Account Agreement.
“Concentration Account Agreement” shall mean any agreement among the Borrower, the Administrative Agent and the applicable Concentration Account Bank with respect to the relevant Concentration Account that provides, among other things, that (a) all items of payment deposited in such Concentration Account are held by the applicable Concentration Account Bank as custodian for the Administrative Agent and (b) the applicable Concentration Account Bank has no rights of setoff or recoupment or any other claim against such Concentration Account, other than for payment of its service fees and other charges directly related to the administration of such Concentration Account and for returned checks or other items of payment and is otherwise in form and substance acceptable to the Administrative Agent.
“Concentration Account Bank” shall mean the bank or other financial institution at which a Concentration Account or any related Lockboxes are maintained.
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“Concentration Percentage” shall mean, as of any date of determination, for the Obligors compromising each Class of Obligor in the table below, on an individual basis, a percentage not to exceed the corresponding “Individual Obligor Percentage”, subject to adjustment for any Special Obligors as approved by the Administrative Agent with the consent of the Requisite Lenders.

Class of Obligor	Individual Obligor Percentage

Class A	20.00%
Class B	15.00%
Class C	10.00%
Class D	5.00%
“Conduit Assignee” means, with respect to any Conduit Lender, any special purpose entity that finances its activities directly or indirectly through asset backed commercial paper and is administered by the same Administrator as such Conduit Lender (or an Affiliate of such Administrator consented to by the Borrower) and designated by such Administrator from time to time to accept an assignment from such Conduit Lender of all or a portion of its interest under the Funding Agreement.
“Conduit Investment Termination Date” shall mean, with respect to any Conduit Lender, the date of the delivery by such Conduit Lender to the Borrower of written notice that such Conduit Lender elects, in its sole discretion, to permanently cease to fund Advances hereunder.
“Conduit Lender” shall mean Liberty Street Funding LLC, Manhattan Asset Funding Company LLC, Gotham Funding Corporation, Atlantic Asset Securitization LLC, Reliant Trust, GTA Funding LLC and any other Person that shall become a party to the Funding Agreement in the capacity as a “Conduit Lender” and any Conduit Assignee of any of the foregoing.
“Conduit Trustee” means, with respect to any Conduit Lender, a security trustee or collateral agent for the benefit of the holders of the Commercial Paper of such Conduit Lender appointed pursuant to such Conduit Lender’s program documents.
“Contract” shall mean any agreement or invoice pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.
“Contributed Receivables” shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.
“Conversion Date” means December 12, 2024.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
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“CP Rate” shall mean, for any Interest Period for any Portion of Advances funded by a particular Conduit Lender, the per annum rate equivalent to the weighted average cost (as determined by the related Administrator and including incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by such Conduit Lender or any participating commercial paper issuer, other borrowings by such Conduit Lender (other than under any Program Support Agreement) and any other costs associated with the issuance of Commercial Paper, including dealer fees and placement agent commissions) of or related to the issuance of Commercial Paper or such other borrowings that are allocated, in whole or in part, by such Conduit Lender, such participating commercial paper issuer or such Conduit Lender’s Administrator to fund or maintain such Portion of Advances (and which may be also allocated in part to the funding of other assets of such Conduit Lender or participating commercial paper issuer); provided that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Advances for such Interest Period, such Conduit Lender shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.
“Credit Agreement” shall mean that certain Credit Agreement, dated as of April 16, 2024, among Parent, the subsidiaries of Parent identified therein from time to time, Citibank, N.A., as agent, and the financial institutions from time to time party thereto as lenders and as in effect on the 2024 Effective Date together with all amendments, restatements, supplements or modifications thereto that are in effect on the 2024 Effective Date or adopted from time to time thereafter to the extent not prohibited under the Related Documents, and any refinancings, replacements or refundings thereof that (a) are agreed to by the Requisite Lenders or (b) (i) have terms and conditions no less favorable (as determined by the Administrative Agent, in the exercise of its reasonable credit judgment) to the Administrative Agent or any Lender than the terms and conditions of the existing Credit Agreement and (ii) if the obligations of Parent or the subsidiaries of Parent under such Credit Agreement are secured by Liens on their property, with respect to which an intercreditor agreement having terms and conditions acceptable to the Administrative Agent and the Lenders is in full force and effect.
“Crédit Agricole Committed Lender” shall mean Crédit Agricole Corporate and Investment Bank, and each other Lender party hereto from time to time as a “Crédit Agricole Committed Lender”.
“Crédit Agricole Discretionary Lender” shall mean Atlantic Asset Securitization LLC, and each other Lender party hereto from time to time as a “Crédit Agricole Discretionary Lender”.
“Crédit Agricole Lender Group” shall mean the Atlantic Administrator, Crédit Agricole Corporate and Investment Bank, as Managing Agent, the Crédit Agricole Discretionary Lenders and the Crédit Agricole Committed Lenders.
“Credit and Collection Policies” shall mean the written credit, collection, customer relations and service policies of the Originators in effect on the Closing Date and attached as Exhibit A to the Funding Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified with the prior written consent of the Administrative Agent.
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“Credit Card Sales” means any payment obligation resulting from purchases by an Obligor of merchandise, goods or services from any Originator using a website maintained by or on behalf of such Originator using a credit or debit card and settling within five Business Days of purchase.
“Credit Parties” means the Transaction Parties and the Borrower.
“Daily Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Funding Agreement.
“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all obligations, whether current or long-term, for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)all purchase money indebtedness;
(c)the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(d)all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable, intercompany charges of expenses, deferred revenue and other accrued liabilities (including deferred payments in respect of services by employees), in each case incurred in the ordinary course of business, and (ii) any earn-out obligation or other post-closing balance sheet adjustment prior to such time as it becomes a liability on the balance sheet of such Person in accordance with GAAP);
(e)the Attributable Debt of Capital Lease Obligations, Synthetic Lease Obligations, Sale and Leaseback Transactions and Securitization Programs;
(f)the Hedge Termination Value of any Hedge Agreements;
(g)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(h)all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Facility Termination Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(i)without duplication, all Guarantees in respect of any of the foregoing;
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(j)all Debt of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Debt is expressly made non-recourse to such Person (except for customary exceptions to non- recourse provisions such as fraud, misappropriation of funds and environmental liabilities);
(k)all “Advances” and other obligations of the Parent and its Subsidiaries under the Credit Agreement (which shall only be Debt of the Parent, its Subsidiaries and any Person who guarantees such Debt); and
(l)the Borrower Obligations.
For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, the following shall not constitute Debt: (i) trade payables created in the ordinary course of business in connection with the acquisition of inventory and (ii) overdraft lines.
“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including the Bankruptcy Code and all amendments thereto, as are in effect from time to time.
“Default Rate” means, for any period, the applicable Base Rate for such period, plus 2.00% per annum.
“Default Ratio” shall mean, subject to Section 2(e), as of any date of determination, the ratio (expressed as a percentage) of:
(a)the sum of (without duplication) (i) the aggregate Billed Amount of all Transferred Receivables (other than Specified Excluded Receivables) which became Defaulted Receivables during the Settlement Period immediately preceding such date and (ii) with respect to any Obligor that, during the Settlement Period immediately preceding such date, became (A) a debtor in a voluntary or involuntary bankruptcy proceeding, or (B) the subject of a comparable receivership or insolvency proceeding, the aggregate Outstanding Balance of Transferred Receivables (other than Specified Excluded Receivables) owing by such Obligor that were owing by such Obligor before such Obligor became (x) a debtor in a voluntary or involuntary bankruptcy proceeding, or (y) the subject of a comparable receivership or insolvency, to
(b)the aggregate Outstanding Balance of all Transferred Receivables (other than Specified Excluded Receivables) originated during the Settlement Period which ended four (4) months prior to the last day of the Settlement Period immediately preceding such date.
“Default Trigger Ratio” shall mean, subject to Section 2(e), as of any date of determination, the ratio (expressed as a percentage) of:
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(a)the aggregate Billed Amount of all Transferred Receivables which became Defaulted Receivables (other than Specified Excluded Receivables) as of the last day of the three Settlement Periods immediately preceding such date, to
(b)the aggregate Outstanding Balance of all Transferred Receivables (other than Specified Excluded Receivables) originated during the fifth, sixth and seventh Settlement Periods immediately preceding such date.
“Defaulted Receivable” shall mean any Transferred Receivable (a) with respect to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment, (b) with respect to which the Obligor thereunder is a BK Obligor or (c) that otherwise has been or should be written off in accordance with the Credit and Collection Policies.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of any Advance required to be made by it or (ii) pay over to any Affected Party any other amount required to be paid by it under any Related Document, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Affected Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under the Funding Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding any Advance under the Funding Agreement cannot be satisfied; provided that if the condition precedent serving as the basis for such determination has been effectively waived in accordance with the applicable Related Documents, such Lender shall be a Defaulting Lender if such failure to fund continues after the effectiveness of such waiver) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by an Affected Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances under the Funding Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Affected Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has, or has a direct or indirect parent company that has, become the subject of any proceeding of the type referred to in Sections 8.01(d) or 8.01(e) of the Funding Agreement or (e) has become the subject of a Bail-In Action.
“Delinquency Ratio” shall mean, subject to Section 2(e), as of any date of determination, the ratio (expressed as a percentage) of:
(a)the aggregate Billed Amount of all Transferred Receivables (other than Specified Excluded Receivables) with respect to which any payment, or part thereof, remains unpaid for more than 60 days but less than 91 days from the original due date for such payment,
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to
(b)the aggregate Outstanding Balance of all Transferred Receivables (other than Specified Excluded Receivables) as of the last day of the most recently ended Settlement Period.
“Delinquency Trigger Ratio” shall mean, subject to Section 2(e), as of any date of determination, the ratio (expressed as a percentage) of:
(a)the aggregate Billed Amount of Transferred Receivables (other than Specified Excluded Receivables) as of the last day of the three (3) most recently ended Settlement Periods with respect to which any payment, or part thereof, remains unpaid for more than 60 days but less than 91 days from the original due date for such payment, to
(b)the aggregate Outstanding Balance of Transferred Receivables (other than Specified Excluded Receivables) as of the last day of the three (3) most recently ended Settlement Periods.
“Delinquent Receivable” shall mean any Transferred Receivable with respect to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment.
“Dilution Factors” shall mean, with respect to any Transferred Receivable, any portion of which (a) was reduced, canceled or written-off as a result of (i) any credits, rebates, freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (either express or implied), allowances for early payment, warehouse and other allowances, defective, rejected, returned or repossessed merchandise or services, or any failure by any Originator to deliver any merchandise or services or otherwise perform under the underlying Contract or invoice, (ii) any change in or cancellation of any of the terms of the underlying Contract or invoice or any cash discount, rebate, retroactive price adjustment or any other adjustment by the applicable Originator which reduces the amount payable by the Obligor on the related Receivable, or (iii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) is subject to any specific dispute, offset, counterclaim or defense whatsoever (except discharge in bankruptcy of the Obligor thereof); provided that the Dilution Factors shall not be deemed to include any write-offs of Defaulted Receivables.
“Dilution Horizon Factor” shall mean, as of any date of determination, (x) the Billed Amount of Transferred Receivables originated during the two most recent Settlement Periods preceding such date divided by (y) the Net Receivables Balance as of the end of the Settlement Period immediately preceding such date.
“Dilution Ratio” shall mean, subject to Section 2(e), as of any date of determination, the ratio (expressed as a percentage) of:
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(a)the aggregate Dilution Factors for all Transferred Receivables (other than Specified Excluded Receivables) during the Settlement Period immediately preceding such date, to
(b)the aggregate Billed Amount of all Transferred Receivables (other than Specified Excluded Receivables) originated during the second Settlement Period immediately preceding such date.
“Dilution Reserve Ratio” shall mean, subject to Section 2(e), as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:
DRR=[(2.25 x ADR) + (HDR- ADR) x (HDR÷ADR)] x DHF
where
DRR =    the Dilution Reserve Ratio;
ADR =    the aggregate Dilution Factors for the twelve most recent calendar Settlement Periods divided by the aggregate Billed Amount of Transferred Receivables (other than Specified Excluded Receivables) for such twelve most recent calendar Settlement Periods;
HDR=    the highest Dilution Trigger Ratio occurring during the twelve most recent Settlement Periods preceding such date; and
DHF=    the Dilution Horizon Factor.
“Dilution Trigger Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:
(a)the aggregate Dilution Factors for all Transferred Receivables (other than Specified Excluded Receivables) for the three Settlement Periods immediately preceding such date, to
(b)the aggregate Billed Amount for all Transferred Receivables (other than Specified Excluded Receivables) originated during the second, third and fourth Settlement Periods immediately preceding such date.
“Discretionary Lenders” shall mean the BNS Discretionary Lenders, the SMBC Discretionary Lenders, the MUFG Discretionary Lenders, the TD Discretionary Lenders, the Crédit Agricole Discretionary Lender and each other Person that shall become a party to the Funding Agreement in the capacity as a “Discretionary Lender”, and, in each case, their respective successors and permitted assigns.
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“Dollars” or “$” shall mean lawful currency of the United States of America.
“Dynamic Advance Rate” shall mean, as of any date of determination, a percentage equal to 100% minus the greater of (i) the Minimum Reserve Ratio and (ii) the sum of the Loss Reserve Ratio and the Dilution Reserve Ratio as of such date.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” shall have the meaning assigned to it in Section 3.01 of the Funding Agreement.
“Election Notice” shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.
“Eligible Foreign Obligor” shall mean a Foreign Obligor whose jurisdiction of organization (i) is an OECD Country and (ii) has a sovereign debt rating of no less than A-1 by S&P and P-1 by Moody’s.
“Eligible Receivable” shall mean, as of any date of determination, a Transferred Receivable:
(a)(i) that is due and payable within 120 days after its Billing Date and (ii) that is not a Delinquent Receivable or a Defaulted Receivable;
(b)that is not a liability of (i) an Excluded Obligor, (ii) an Obligor with respect to any Receivable designated as an “Excluded Receivable” in the Fee Letter from time to time, (iii) an Obligor designated in any Specified Filing Document as being the subject of the transactions contemplated thereby with respect to an Originator or (iv) an Obligor with respect to which more than 50% of the aggregate Outstanding Balance of all Receivables owing by such Obligor are Delinquent Receivables;
(c)that was originated by an Originator with respect to which no event has occurred which materially and adversely impairs (i) the ability of such Originator to originate Receivables (other than Excluded Receivables) of a credit quality which are at least of the credit quality of the Receivables as of the 2016 Effective Date (other than Excluded Receivables), or (ii) the financial condition or operations of such Originator;
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(d)that (i) is denominated and payable in Dollars in the United States of America by the Obligor thereof directly to (x) if a Ratings Period is continuing, a Borrower Account that is subject to a Borrower Account Agreement and (y) otherwise, a Collection Account (including, for the avoidance of doubt, any Originator Collection Account) that is subject to a Collection Account Agreement and (ii) is not represented by a note or other negotiable instrument or by chattel paper;
(e)that is not subject to any right of rescission, dispute, offset (including as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim (with only the portion of any such Receivable subject to any such right of rescission, dispute, offset (including as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim being considered an Ineligible Receivable by virtue of this clause (e)), whether arising out of transactions concerning the Contract therefor or otherwise;
(f)with respect to which the Obligor thereunder is not a BK Obligor;
(g)that is not an Unapproved Receivable;
(h)that does not represent “billed but not yet shipped” goods or merchandise, partially performed or unperformed services, consigned goods or “sale or return” goods and does not arise from a transaction for which any additional performance by the Originator thereof, or acceptance by or other act of the Obligor thereunder, including any required submission of documentation, remains to be performed as a condition to any payments on such Receivable or the enforceability of such Receivable under applicable law;
(i)as to which the representations and warranties set forth in Sections 4.01(v)(ii) through (iv) of the Sale Agreement are true and correct in all respects as of the Transfer Date therefor;
(j)that is not the liability of an Obligor that has any claim of a material nature against or affecting the Originator thereof or the property of such Originator which gives rise to a right of set-off against such Receivable (with only that portion of Receivables owing by such Obligor equal to the amount of such claim being an Ineligible Receivable); provided that claims which arise in the ordinary course of business and are properly reflected in contra accounts on the books and records of the Originators, the Borrower and the Servicer shall not cause an otherwise Eligible Receivable to become ineligible under this clause (j) but shall instead cause a reduction in the Outstanding Balance of such Eligible Receivables for all computational purposes under the Related Documents;
(k)that was originated in accordance with and satisfies in all material respects all applicable requirements of the Credit and Collection Policies;
(l)that represents the genuine, legal, valid and binding obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms (and which, for the avoidance of doubt, is not in any way a limited obligation of the related Obligor (e.g., limited to collections received by such Obligor from its own accounts receivable));
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(m)that is entitled to be paid pursuant to the terms of the Contract therefor and has not been paid in full or been compromised, adjusted, extended, reduced, satisfied, subordinated, rescinded or modified (except for adjustments to the Outstanding Balance thereof to reflect Dilution Factors made in accordance with the Credit and Collection Policies);
(n)that does not contravene in any material respect any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract therefor is in violation of any such law, rule or regulation that, in each case, could reasonably be expected to have a material adverse effect on the collectability, value or payment terms of such Receivable;
(o)with respect to which no proceedings or investigations are pending or threatened before any Governmental Authority (i) asserting the invalidity of such Receivable or the Contract therefor, (ii) asserting the bankruptcy or insolvency of the Obligor thereunder; unless, in the case of a bankruptcy proceeding, the applicable Originator has been designated as a “critical vendor” and the Obligor thereunder has obtained (A) in the case of any Receivable originated pre- petition, a final court order approving the payment of the pre-petition claims of such Originator on an administrative priority basis or (B) in the case of any Receivable originated post-petition, (1) a final court order approving the payment of the post-petition claims of such Originator on an administrative priority basis and (2) a debtor-in-possession financing facility and management of the applicable Originator reasonably believes that such financing will be available to pay the Receivables owing by such Obligor, and, in any such case, such Obligor has agreed post-petition to pay the Receivables owing by such Obligor on a current basis in accordance with its terms, (iii) seeking payment of such Receivable or payment and performance of such Contract or (iv) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the validity or enforceability of such Receivable or such Contract;
(p)(i) that is an “account” within the meaning of the UCC (or any other applicable legislation) of the jurisdictions in which the each of the Originators, the Parent and the Borrower are organized and in which chief executive offices of each of the Originators, the Parent and the Borrower are located, (ii) that is not payable in installments and (iii) under the terms of the related Contract, the right to payment thereof may be freely assigned, including as a result of compliance with applicable law (or with respect to which, the prohibition on the assignment of rights to payment are made fully ineffective under applicable law);
(q)that is payable solely and directly to an Originator and not to any other Person (including any shipper of the merchandise or goods that gave rise to such Receivable), except to the extent that payment thereof may be made pursuant to Article VI of the Funding Agreement;
(r)with respect to which all material consents, licenses, approvals or authorizations of, or registrations with, any Governmental Authority required to be obtained, effected or given in connection with the creation or assignment of such Receivable or the Contract therefor have been duly obtained, effected or given and are in full force and effect (provided that a Receivable shall be an Eligible Receivable under this clause (r) if the only required approval which has not been obtained is the approval by the U.S. government of the
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assignment of the related Receivable in the case of Receivables the Obligor of which is the U.S. government);
(s)(i) that is created through the provision of merchandise, goods or services by the Originator thereof in the ordinary course of its business and (ii) for which an invoice with respect thereto has been delivered to the related Obligor;
(t)that is not the liability of an Obligor that, under the terms of the Credit and Collection Policies, is receiving or should receive merchandise, goods or services on a “cash on delivery” basis;
(u)that does not constitute a rebilled amount arising from a deduction taken by an Obligor with respect to a previously arising Receivable;
(v)as to which the Borrower has a first priority perfected ownership interest and in which the Administrative Agent has a first priority perfected security interest, in each case not subject to any Lien, right, claim, security interest or other interest of any other Person (other than, in the case of the Borrower, the Lien of the Administrative Agent for the benefit of the Secured Parties);
(w)to the extent such Transferred Receivable represents sales tax or a vendor pass-through payment, such portion of such Receivable shall not be an Eligible Receivable;
(x)that does not represent the balance owed by an Obligor on a Receivable in respect of which the Obligor has made partial payment;
(y)with respect to which no check, draft or other item of payment was previously received that was returned unpaid or otherwise;
(z)with respect to which, if such Receivable is a Financing Receivable, either (i) the Obligor under such Financing Receivable has entered into an intercreditor agreement with the Administrative Agent, the Parent and Borrower, in form and substance satisfactory to the Administrative Agent or (ii) the Obligor thereunder is obligated to pay such Receivable in full without any setoff, counterclaim or other deduction against (or otherwise with respect to) the applicable purchaser of the related goods or services (or such purchaser’s performance under the financing arrangement between such Obligor and such purchaser), such Obligor does not have an “inbound” flooring arrangement with the Parent pursuant to which such Obligor at any time obtained a lien on the related goods and the Administrative Agent has specifically approved in writing the form of the financing arrangement under which such Receivable was generated;
(aa)that is not a Receivable of an Obligor with respect to which the Parent (or any Affiliate thereof) performs servicing duties as agent for such Obligor with respect to such Obligor’s own accounts receivable, if any portion of the Outstanding Balance of such Receivable causes the aggregate Outstanding Balance of all such Receivables in the Borrower Collateral to exceed 5% of the Net Receivables Balance;
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(bb)that do not arise under partially performed or unperformed Contracts for services or the delivery of goods or merchandise;
(cc)that complies with such other criteria and requirements as the Administrative Agent in its reasonable credit judgment may from time to time specify to the Borrower or the applicable Originator thereof upon not less than ten Business Days prior written notice; and
(dd)that if the Obligor thereof is a Foreign Obligor, such Obligor is an Eligible Foreign Obligor.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder.
“ERISA Affiliate” shall mean, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b) or (c) of the IRC (and Sections 414(m) or (o) of the IRC for purpose of provisions relating to Section 412 of the IRC).
“ERISA Event” shall mean, with respect to any Credit Party or any ERISA Affiliate of such Credit Party, the occurrence of one or more of the following events: (a) any Reportable Event with respect to a Title IV Plan unless the 30-day requirement with respect thereto has been waived pursuant to the regulations under Section 4043 of ERISA; (b) the withdrawal of any Credit Party or any ERISA Affiliate of such Credit Party from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate of such Credit Party from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or any ERISA Affiliate of such Credit Party to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the insolvency of a
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Multiemployer Plan under Section 4245 of ERISA; or (i) the receipt of notice from the IRS of the failure of a Qualified Plan to be tax qualified or tax exempt.
“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.
“EU” means the European Union.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EU Risk Retention RTS” means Commission Delegated Regulation (EU) 2023/2175 of 7 July 2023 supplementing Regulation (EU) 2017/2402 of the European Parliament and of the Council with regard to regulatory technical standards specifying in greater detail the risk retention requirements for originators, sponsors, original lenders, and servicers.
“EU Securitisation Regulation” means Regulation (EU) 2017/2402, as amended. and as further amended and in effect from time to time.
“EU Securitisation Rules” means the EU Securitisation Regulation, together with any relevant regulatory and/or implementing technical standards adopted by the European Commission in relation thereto and, in each case, any relevant guidance and directions published in relation thereto by the European Banking Authority, the European Securities and Markets Authority or the European Insurance and Occupational Pensions Authority (or, in each case, any predecessor or successor authority) or by the European Commission.
“Event of Servicer Termination” shall have the meaning assigned to it in Section 8.01 of the Sale Agreement.
“Excluded Obligor” shall mean any Obligor (a) that is an Affiliate of any Originator, the Parent or the Borrower (other than a Permitted Affiliate Obligor), or (b) that is designated as an Excluded Obligor by the Administrative Agent in its reasonable discretion upon ten (10) Business Days’ prior written notice from the Administrative Agent to the Borrower, the Lenders, the Servicer and the Parent.
“Excluded Receivable” shall mean (i) any Receivable owing by the Obligor of an Originator (the “Reseller”) arising directly as a result of a separate, but corresponding, Receivable originated by such Reseller and where the Obligor of such Reseller (the “End User”) with respect to such corresponding Receivable (x) has been instructed to make payment of all amounts owing in respect of such Receivable owed by the End User to the Reseller, directly to the Originator or the Borrower (which may be in the name of the Reseller) and (y) is not relieved of its obligation with respect to such Receivable unless and until payment of all amounts owing to the Reseller with respect thereto is made directly to the Originator or the Borrower in accordance with the terms of the sales contract or purchase order and other documents between the Originator and the Reseller, (ii) any Receivable owing by an Affiliate of any Originator, the Parent or the Borrower (other than a Permitted Affiliate Obligor), (iii) any Receivable designated as an “Excluded Receivable” in the Fee Letter from time to time, or (iv) solely with respect to the
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Parent and Hyve, Credit Card Sales, to the extent characterized as Receivables (by the Parent or Hyve and not by any other Originator).
“Excluded Receivable Collections” shall mean, with respect to any Excluded Receivable, all cash collections and other proceeds of such Excluded Receivable (including late charges, fees and interest arising thereon, and all recoveries with respect to such Excluded Receivable which has been written off as uncollectible).
“Existing Receivables Funding Agreement” shall have the meaning assigned to it in the preamble of the Funding Agreement.
“Existing Transfer Agreement” shall have the meaning assigned to it in the preamble of the Sale Agreement.
“Facility Fee” shall have the meaning assigned to it in the Fee Letter.
“Facility Limit” means at any time, One Billion and Five Hundred Million Dollars ($1,500,000,000), as such amount may be adjusted, if at all, from time to time in accordance with the Funding Agreement and shall include any Accordion Facility Limit then in effect.
“Facility Limit Increase Date” shall have the meaning assigned to it in Section 2.02(c)(i) of the Funding Agreement.
“Facility Limit Increase Request” shall have the meaning assigned to it in Section 2.02(c)(i) of the Funding Agreement.
“Facility Limit Reduction Notice” shall have the meaning assigned to it in Section 2.02(a) of the Funding Agreement.
“Facility Termination Date” shall mean the earliest of (a) the date so designated pursuant to Section 9.01 of the Funding Agreement, (b) the Final Advance Date, and (c) the date of termination of the Aggregate Commitment specified in a Facility Termination Notice.
“Facility Termination Notice” shall have the meaning assigned to it in Section 2.02(b) of the Funding Agreement.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCA” means the UK Financial Conduct Authority.
“FCA Handbook” means the FCA’s Handbook of rules and guidance.
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“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the applicable Managing Agent on such day on such transactions as determined by it.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.
“Fee Letter” shall mean that certain twelfth amended and restated fee letter, dated as of the 2025 Effective Date, between the Parent, the Borrower, the Administrative Agent, the Managing Agents, the Lenders and the other parties thereto.
“Fees” shall mean any and all fees payable to the Administrative Agent or any Lender pursuant to the Funding Agreement or any other Related Document, including the Facility Fee and the Program Fee.
“Final Advance Date” shall mean November 30, 2026, as such date may be extended with the consent of the Borrower, the Lenders and the Administrative Agent.
“Financing Receivable” shall mean a Receivable which evidences the obligation of an Obligor to pay the purchase price of merchandise, goods or services which are neither purchased nor deemed purchased by such Obligor but which were financed by such Obligor pursuant to a floorplan financing arrangement.
“First Omnibus Amendment Effective Date” shall mean August 22, 2022. “Fitch” means Fitch, Inc.
“Floor” means a rate of interest equal to zero (0.00%) per annum.
“Foreign Obligor” shall mean an Obligor who is organized under the laws of any jurisdiction outside of the United States of America (including the District of Columbia but otherwise excluding its territories and possessions).
“Fourth Omnibus Amendment Effective Date” shall mean November 6, 2014.
“FSMA” means the UK Financial Services and Markets Act 2000, as amended.
“Funding Agreement” shall mean that certain Fifth Amended and Restated Receivables Funding and Administration Agreement, dated as of the Closing Date, by and among the Borrower, the Parent, the Lenders, the Managing Agents, the Administrators and the Administrative Agent.
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“Funding Availability” shall mean, as of any date of determination, the amount, if any, by which the Borrowing Base exceeds the Outstanding Principal Amount, in each case as of the end of the immediately preceding day.
“Funding Excess” shall mean, as of any date of determination, the extent to which the Outstanding Principal Amount exceeds the Borrowing Base, in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).
“Funding Rate Index” means, with respect to any Interest Period, the product of (i) a fraction, expressed as a percentage, (a) the numerator of which is the aggregate accrued Yield for such Interest Period and (b) the denominator of which is the average Outstanding Principal Amount for such Interest Period, times (ii) 12.
“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied as such term is further defined in Section 2(a) of this Annex X.
“General Trial Balance” shall mean, with respect to any Originator and as of any date of determination, such Originator’s accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) as of such date, listing Obligors and the Receivables owing by such Obligors as of such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Borrower and the Administrative Agent.
“Gotham Administrator” shall mean MUFG Bank, Ltd. f/k/a The Bank of Tokyo- Mitsubishi UFJ, Ltd., or an Affiliate thereof, as administrator for the MUFG Discretionary Lender.
“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.
“Guarantee” means, as to any Person,
(a)any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect,
(i)to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation,
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(ii)to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation,
(iii)to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or
(iv)entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or
(b)any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien).
The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts and other similar agreements (for the avoidance of doubt, Hedge Agreements do not include currency swap agreements and currency future or option contracts).
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements.
“Hyve” means Hyve Solutions Corporation, a corporation organized under the laws of California.
“Incipient Servicer Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Servicer Termination.
“Incipient Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become a Termination Event.
“Increased Capital Rate of Return Reduction Event” shall have the meaning assigned to it in Section 2.09(a) of the Funding Agreement.
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“Increasing Lender Group” shall have the meaning assigned to it in Section 2.02(c)(iii) of the Funding Agreement.
“Indemnified Amounts” shall mean, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable expenses (including, but not limited to, reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).
“Indemnified Person” shall have the meaning assigned to it in Section 10.01(a) of the Funding Agreement.
“Indemnified Taxes” shall have the meaning assigned to it in Section 2.08(g) of the Funding Agreement.
“Individual Obligor Percentage” shall have the meaning assigned to it in the definition of “Concentration Percentage”.
“Ineligible Receivable” shall mean any Receivable (or portion thereof) which fails to satisfy all of the requirements of an “Eligible Receivable” set forth in the definition thereof.
“Interest Period” means (a) with respect to any Portion of Advances funded by the issuance of Commercial Paper, (i) initially the period commencing on (and including) the date of the initial funding of such Portion of Advances and ending on (and including) the last day of the current calendar month, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Interest Period for such Portion of Advances and ending on (and including) the last day of the current calendar month; and (b) with respect to any Portion of Advances not funded by the issuance of Commercial Paper, (i) initially the period commencing on (and including) the date of the initial funding of such Portion of Advances and ending on (and including) the last day of the current calendar month, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Interest Period for such Portion of Advances and ending on (and including) the last day of the current calendar month; provided that:
(a)any Interest Period with respect to any Portion of Advances (other than any Portion of Advances accruing Yield at the CP Rate) that would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day;
(b)in the case of any Interest Period for any portion of Advance that commences before the Facility Termination Date and would otherwise end on a date occurring after the Facility Termination Date, such Interest Period shall end on such Facility Termination Date and the duration of each Interest Period which commences on or after the Facility Termination Date shall be of such duration as shall be selected by such Managing Agent; and
(c)any Interest Period in respect of which Yield is computed by reference to the CP Rate may be terminated at the election of the applicable Managing
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Agent any time, in which case the Portion of Advances allocated to such terminated Interest Period shall be allocated to a new Interest Period commencing on (and including) the date of such termination and ending on (but excluding) the next following Settlement Date, and shall accrue Yield at the Alternate Rate.
“Interest Reserve” shall mean, as of any date of determination, an amount equal to the product of (i) 1.5, (ii) the Base Rate, (iii) the Outstanding Principal Amount and (iv) a fraction, the numerator of which is the higher of (a) 30 and (b) the Receivables Collection Turnover as of the end of the Settlement Period immediately preceding such date multiplied by 2, and the denominator of which is 360.
“Investment Company Act” shall mean the provisions of the Investment Company Act of 1940, 15 U.S.C. § § 80a et seq., and any regulations promulgated thereunder.
“Investments” shall mean, with respect to any Borrower Account Collateral, the certificates, instruments, investment property or other investments in which amounts constituting such collateral are invested from time to time.
“IRC” shall mean the Internal Revenue Code of 1986 and any regulations promulgated thereunder.
“IRS” shall mean the Internal Revenue Service.
“KYC Package” means the documentation and other information requested by the Administrative Agent or any Affected Party in any KYC Request.
“KYC Request” means any reasonable request of the Administrative Agent or any Affected Party for documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA Patriot Act.
“Lender” shall have the meaning assigned to it in the preamble of the Funding Agreement.
“Lender Group” shall mean each of the following groups:
(a)the BNS Lender Group;
(b)the MUFG Lender Group;
(c)the SMBC Lender Group;
(d)the BANA Lender Group;
(e)the Wells Lender Group;
(f)the TD Lender Group;
(g)the Crédit Agricole Lender Group;
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(h)the PNC Lender Group;
(i)the Mizuho Lender Group; and
(j)for each additional Lender Group party to the Funding Agreement after the Closing Date, the applicable Conduit Lender (if any) and its Administrator, the applicable Managing Agent and the related Committed Lenders from time to time party hereto.
“Liberty Street Administrator” shall mean The Bank of Nova Scotia or an Affiliate thereof, as administrator for the BNS Discretionary Lender.
“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).
“Litigation” shall mean, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.
“Lockbox” shall mean one or more lockboxes or post office boxes into which Collections are deposited by check or money order, each as set forth on Schedule 4.01(q) to the Funding Agreement, and references to any Lockbox shall be understood to be references to any lockboxes associated with the relevant Collection Account or Concentration Account, as applicable, and governed by the relevant Collection Account Agreement or Concentration Account Agreement, as applicable.
“Loss Reserve Floor Percentage” means the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Class D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Class C Obligors, (c) the sum of the two (2) largest Obligor Percentages of the Class B Obligors and (d) the largest Obligor Percentage of the Class A Obligors; provided, however, that (i) if there is not a Class A Obligor in the Top Ten Obligors, clause (d) above shall be calculated based on the smallest Obligor Percentage of the Top Ten Obligors, (ii) if there are not two Class B Obligors in the Top Ten Obligors, clause (c) above shall be calculated based on the largest Obligor Percentage of the Class B Obligor that is in the Top Ten Obligors, if applicable, and the smallest or two smallest, as applicable, Obligor Percentage(s) of the Top Ten Obligors, (iii) if there are not three Class C Obligors in the Top Ten Obligors, clause (b) above shall be calculated based on the largest or two largest, as applicable, Obligor Percentage(s) of the Class C Obligor(s) that is in the Top Ten Obligors, if applicable, and the smallest or two or three smallest, as applicable, Obligor Percentage(s) of the Top Ten Obligors and (iv) if there are not five Class D Obligors in the Top Ten Obligors, clause (a) above shall be calculated based on the largest, two largest, three largest or four largest, as applicable, Obligor Percentage(s) of the Class D Obligor(s) that is in the Top Ten Obligors, if applicable, and the smallest or two or three or four or five smallest, as applicable, Obligor Percentage(s) of the Top Ten Obligors.
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“Loss Reserve Ratio” shall mean, subject to Section 2(e), as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:
LRR = LHF x ARR x 2.25
where
LRR =    the Loss Reserve Ratio;
LHF =    a Loss Horizon Factor equal to (x) (i) if a Ratings Event has occurred and is continuing, the aggregate Billed Amount of Transferred Receivables originated during the three (3) most recent Settlement Periods preceding such date and (ii) otherwise, the sum of (A) the aggregate Billed Amount of Transferred Receivables originated during the most recent Settlement Period preceding such date, plus (B) an amount equal to 50.0% of the aggregate Billed Amount of Transferred Receivables originated during the second most recently ended Settlement Period preceding such date, plus (C) an amount equal to 30.0% of the aggregate Billed Amount of Transferred Receivables originated during the third most recently ended Settlement Period preceding such date, divided by (y) the Net Receivables Balance as of the end of the Settlement Period immediately preceding such date; and
ARR =    as of any date of determination, the highest quotient occurring during the twelve most recent Settlement Periods of (i) the aggregate Billed Amount of all Transferred Receivables (other than Specified Excluded Receivables) which became Defaulted Receivables during the three most recent calendar Settlement Periods immediately preceding such date divided by (ii) the aggregate Outstanding Balance of all Transferred Receivables (other than Specified Excluded Receivables) originated during the fifth through seventh calendar Settlement Periods immediately preceding such date.
“MAFC Administrator” shall mean SMBC Nikko Securities America, Inc. or an Affiliate thereof, as administrator for the SMBC Discretionary Lender.
“Managing Agent” means, with respect to any Lender Group, the Person acting as Managing Agent for such Lender Group and designated as such on the signature pages hereto or in any Assignment Agreement under the Funding Agreement, and each of its successors and assigns.
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, operations, or financial or other condition of (i) the Originators considered as a whole, (ii) the Borrower, (iii) the Servicer or (iv) the Parent and its Subsidiaries considered as a whole, (b) the ability of any Originator, the Borrower, the Parent or the Servicer
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to perform any of their respective obligations under the Related Documents in accordance with the terms thereof, (c) the validity or enforceability of any Related Document or the rights and remedies of the Borrower, the Managing Agents, the Lenders or the Administrative Agent under any Related Document, (d) the federal income tax attributes of the sale, contribution or pledge of the Transferred Receivables pursuant to any Related Document or (e) the Transferred Receivables (or collectability thereof), the Contracts therefor, the Borrower Collateral (in each case, taken as a whole) or the ownership interests or Liens of the Borrower or the Lenders or the Administrative Agent thereon or the priority of such interests or Liens.
“Maturity Date” shall mean, with respect to any Receivable, the due date for payment therefor specified in the Contract therefor, or, if no date is so specified, 30 days from the Billing Date.
“Minimum Reserve Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:
MRR = [the greater of 4.0% and (ADR x DHF)] + CF
where
MRR =    the Minimum Reserve Ratio;
ADR =    the aggregate Dilution Factors for all Transferred Receivables for the twelve most recent calendar Settlement Periods divided by the aggregate Billed Amount of Transferred Receivables (other than Specified Excluded Receivables) for such twelve most recent calendar Settlement Periods;
DHF =    the Dilution Horizon Factor; and
CF =    a concentration factor equal to the Loss Reserve Floor Percentage.
“Mizuho Committed Lender” shall mean Mizuho Bank, Ltd., and each other Lender party hereto from time to time as a “Mizuho Committed Lender”.
“Mizuho Lender Group” shall mean Mizuho Bank, Ltd., as Managing Agent, and the Mizuho Committed Lenders.
“Monthly Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Funding Agreement.
“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.
“MUFG Committed Lender” shall mean MUFG Bank, Ltd. f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd., and each other Lender party hereto from time to time as a “MUFG Committed Lender”.
“MUFG Discretionary Lender” shall mean Gotham Funding Corporation and each Conduit Assignee thereof.
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“MUFG Lender Group” shall mean the Gotham Administrator, MUFG Bank, Ltd. f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Managing Agent, the MUFG Committed Lenders and the MUFG Discretionary Lenders.
“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA with respect to which any Credit Party or any ERISA Affiliate of such Credit Party is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.
“Net Receivables Balance” means, as of any date of determination, the amount equal to:
(a)the Outstanding Balance of Eligible Receivables, minus
(b)the sum of:
(i)the aggregate amount by which the aggregate Outstanding Balance of Eligible Receivables of each Obligor as of such date exceeds the product of (A) the Concentration Percentage for such Obligor on such date multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables as of such date, plus
(ii)the aggregate amount by which the aggregate Outstanding Balance of Eligible Receivables of all Eligible Foreign Obligors as of such date exceeds the product of (A) 5.0% multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables as of such date, plus
(iii)the aggregate amount by which the aggregate Outstanding Balance of Eligible Receivables, the Obligor of which is a Governmental Authority as of such date exceeds the product of (A) 5.0% multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables as of such date, plus
(iv)the aggregate amount by which the aggregate Outstanding Balance of Permitted Affiliate Receivables as of such date exceeds the product of (A) 4.0% multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables as of such date, plus
(v)the aggregate amount by which the aggregate Outstanding Balance of Eligible Receivables which remain unpaid from 1 to 30 days after its original due date for payment as of such date exceeds the product of (A) 50.0% multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables as of such date, plus
(vi)the aggregate amount by which the aggregate Outstanding Balance of Eligible Receivables which remain unpaid from 31 to 60 days after its original due date for payment as of such date exceeds the product of (A) 30.0% multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables as of such date,
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in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).
“Net Worth” means as of any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Transferred Receivables as of such date, over (b) the sum of (i) the Outstanding Principal Amount as of such date, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on such date of determination).
“Non-Accordion Facility Limit” means the Facility Limit without giving effect to any increases pursuant to Section 2.02(c) of the Funding Agreement, but giving effect to any increases pursuant to Section 2.02(e) of the Funding Agreement.
“Non-Consenting Lender” means any Lender, that does not approve any proposed consent, waiver, amendment or other modification of any Related Document that (i) requires the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained or (ii) requires the consent of all Lenders, the consent of Requisite Lenders is obtained, but the consent of all Lenders is not obtained.
“Non-Funding Lender” shall have the meaning assigned to it in Section 2.03(e) of the Funding Agreement.
“Obligor” shall mean, with respect to any Receivable, the Person primarily obligated to make payments in respect thereof.
“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor and its Affiliates less the amount (if any) then included in the calculation of clause (b)(i) of the definition of Net Receivables Balance with respect to such Obligor and its Affiliates and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.
“OECD Country” means a country which is a member of the Organization for Economic Cooperation and Development.
“Officer’s Certificate” shall mean, with respect to any Person, a certificate signed by an Authorized Officer of such Person.
“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.
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“Originator” shall have the meaning assigned to it in the preamble to the Sale Agreement.
“Originator Collection Account” shall mean any “Collection Account” and related Lockboxes (if any) set forth on Schedule 4.01(q) to the Funding Agreement, established by any Originator and maintained by such Originator at a Collection Account Bank, which account shall be subject to a Collection Account Agreement.
“Originator Support Agreement” shall mean an agreement substantially in the form of Exhibit 2.03 to the Sale Agreement made by Parent in favor of the Borrower.
“Other Lender” shall have the meaning assigned to it in Section 2.03(e) of the Funding Agreement.
“Outstanding Balance” shall mean, with respect to any Receivable, as of any date of determination, the amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) all Collections received from the Obligor thereunder, minus (c) all discounts to, or any other modifications by, the Originator, the Borrower or the Servicer that reduce such Billed Amount; provided that if the Administrative Agent or the Servicer makes a good faith determination that all payments by such Obligor with respect to such Billed Amount have been made, the Outstanding Balance shall be zero.
“Outstanding Principal Amount” shall mean, as of any date of determination, the amount equal to (a) the aggregate Advances made by the Lenders under the Funding Agreement on or before such date, minus (b) the aggregate amounts disbursed to any Lender in reduction of the principal of such Advances pursuant to the Funding Agreement on or before such date and not required to be returned as preference payments or otherwise; provided that references to the Outstanding Principal Amount of any Lender shall mean an amount equal to (x) the aggregate Advances made by such Lender pursuant to the Funding Agreement on or before such date, minus (y) the aggregate amounts disbursed to such Lender in reduction of the principal of such Advances pursuant to the Funding Agreement on or before such date and not required to be returned as preference payments or otherwise.
“Parent” shall have the meaning assigned to it in the preamble to the Sale Agreement.
“Parent Group” shall mean the Parent and each of its Affiliates other than the Borrower.
“Participant Register” shall have the meaning assigned to it in Section 12.02(i) of the Funding Agreement.
“PBGC” shall mean the Pension Benefit Guaranty Corporation.
“Pension Plan” shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Credit Party or any ERISA Affiliate of such Credit Party is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
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“Permitted Affiliate Obligor” shall mean the Obligor of a Permitted Affiliate Receivable. For the avoidance of doubt, there are no Permitted Affiliate Obligors as of the Closing Date.
“Permitted Affiliate Receivable” shall mean any Receivable (x) the Obligor of which is an Affiliate of any Originator (other than an Affiliate that is a Subsidiary of an Originator) which was originated in the ordinary course of the applicable Originator’s business on an arm’s length basis on terms comparable to those any other Receivable generated by the applicable Originator with respect to a third party Obligor and is payable in cash (and not an intercompany credit or offset of any nature) and (y) that has been approved in writing by each of the Managing Agents in their sole discretion. For the avoidance of doubt, there are no Permitted Affiliate Receivables as of the Closing Date.
“Permitted Encumbrances” shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental charges or levies not yet due and payable; (b) pledges or deposits securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, government contracts, contracts (other than contracts for the payment of money) or leases to which any Originator, the Borrower or the Servicer is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of any Originator, the Borrower or the Servicer; (e) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Liens arising in the ordinary course of business; (f) carriers’, warehousemen’s or other similar possessory Liens arising in the ordinary course of business; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Originator, the Borrower or the Servicer is a party; (h) any judgment Lien not constituting a Termination Event under Section 8.01(g) of the Funding Agreement; (i) Liens existing on the Closing Date and listed on Schedule 5.03(b) of the Funding Agreement; and (j) presently existing or hereinafter created Liens in favor of the Buyer, the Borrower, the Lenders or the Administrative Agent under the Funding Agreement and the Related Documents.
“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.
“Plan” shall mean, at any time during the preceding five years, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or any ERISA Affiliate of such Credit Party maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party or any ERISA Affiliate of such Credit Party.
“PNC Committed Lender” shall mean PNC Bank, National Association and each other Lender party hereto from time to time as a “PNC Committed Lender”.
“PNC Lender Group” shall mean PNC Bank, National Association, as Managing Agent, and the PNC Committed Lenders.
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“Portion of Advances” shall have the meaning assigned to it in Section 2.06 of the Funding Agreement.
“Power of Attorney” shall have the meaning assigned to it in Section 9.05 of the Sale Agreement or Section 9.03 of the Funding Agreement, as applicable.
“PRA” means the UK Prudential Regulation Authority.
“PRASR” means the Securitisation Part of the rulebook of published policy of the PRA.
“Prior Closing Date” shall mean November 12, 2010.
“Program Fee” shall have the meaning assigned to it in the Fee Letter.
“Program Support Agreement” means and includes, with respect to any Conduit Lender, any agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of the Conduit Lender (or any related commercial paper issuer that finances the Conduit Lender), the issuance of one or more surety bonds for which the Conduit Lender (or such related issuer) is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by the Conduit Lender (or such related issuer) to any Program Support Provider of the Borrower Obligation outstanding to such Conduit Lender (or portions thereof or participations therein) and/or the making of loans and/or other extensions of credit to the Conduit Lender (or such related issuer) in connection with its commercial paper program, together with any letter of credit, surety bond or other instrument issued thereunder.
“Program Support Provider” means and includes, with respect to any Conduit Lender, any Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, the Conduit Lender (or any related commercial paper issuer that finances the Conduit Lender) or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with the Conduit Lender’s (or such related issuer’s) commercial paper program.
“Projections” shall mean the Parent’s forecasted consolidated: (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements consistent with the historical financial statements of the Parent, together with appropriate supporting details and a statement of underlying assumptions.
“Pro Rata Share” shall mean with respect to all matters relating to any Lender, the percentage obtained by dividing (i) the Commitment (excluding any Accordion Commitment) of that Lender by (ii) the Aggregate Commitment (excluding any Accordion Commitment), as such percentage may be adjusted by assignments permitted pursuant to Section 12.02 of the Funding Agreement; provided that if all of the Commitments are terminated pursuant to the terms of the Funding Agreement, then “Pro Rata Share” shall mean with respect to all matters relating to any Lender, the percentage obtained by dividing (x) the sum of such Lender’s Advances (excluding any Accordion Advanced Amount), by (y) the aggregate Outstanding Principal Amount (excluding any Accordion Advanced Amount).
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“Qualified Plan” shall mean a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.
“Rate Type” means Adjusted SMIR, the Base Rate or the CP Rate.
“Rating Agency” shall mean Moody’s or S&P.
“Ratings” means for any Conduit Lender or any other Lender which requires such a “Rating” in connection with the Funding Agreement, the ratings by the Rating Agencies of such Person of the indebtedness for borrowed money of such Person.
“Ratings Event” means, at any time of determination, two or more of the following events have occurred and are continuing: (i) any class of Parent’s non-credit enhanced long-term senior unsecured debt rated by S&P is rated below BB, or if no such Debt is then outstanding, Parent’s Long Term Corporate Rating by S&P is below BB (or Parent does not have a Long Term Corporate Family Rating by S&P), (ii) any class of Parent’s non-credit enhanced long-term senior unsecured debt rated by Fitch is rated below BB, or if no such Debt is then outstanding, Parent’s Long Term Corporate Rating by Fitch is below BB (or Parent does not have a Long Term Corporate Family Rating by Fitch) or (iii) any class of Parent’s non-credit enhanced long-term senior unsecured debt rated by Moody’s is rated below Ba2, or if no such Debt is then outstanding, Parent’ s Long Term Corporate Family Rating by Moody’s is below Ba2 (or Parent does not have a Long Term Corporate Family Rating by Moody’s).
“Ratings Period” means, each period (if any) (a) beginning on the date (if any) that is forty-five (45) days following the occurrence of a Ratings Event and (b) ending on the date (if any) following the commencement of such Ratings Period that no Ratings Event is continuing.
“Ratios” shall mean, collectively, the Default Ratio, the Default Trigger Ratio, the Delinquency Ratio, the Dilution Ratio, the Dilution Reserve Ratio, the Dilution Trigger Ratio, the Loss Reserve Ratio and the Receivables Collection Turnover.
“Receivable” shall mean, with respect to any Obligor:
(a)indebtedness of such Obligor (whether constituting an account, chattel paper, document, instrument or general intangible (under which the Obligor’s principal obligation is a monetary obligation) and whether or not earned by performance) arising from the provision of merchandise, goods or services by an Originator, or other Person approved by the Administrative Agent and the Lenders in their sole discretion, to such Obligor (or in the case of a Financing Receivable, to a third party), including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto;
(b)all Liens and property subject thereto from time to time, if any, securing or purporting to secure any such indebtedness of such Obligor, whether pursuant to the related Contract or otherwise, together with all financing statements and other filings authorized by such Obligor relating thereto;
(c)all guaranties, indemnities and warranties, insurance policies, financing statements, supporting obligations and other agreements or arrangements of whatever character
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from time to time supporting or securing payment of any such indebtedness, whether pursuant to the related Contract or otherwise;
(d)any Returned Goods and documentation of title evidencing the shipment or storage of any goods relating to any sale giving rise to such Receivable;
(e)all Collections with respect to any of the foregoing;
(f)all Records with respect to any of the foregoing; and
(g)all proceeds with respect to any of the foregoing.
“Receivables Assignment” shall have the meaning assigned to it in Section 2.01(a) of the Sale Agreement.
“Receivables Collection Turnover” shall mean, subject to Section 2(e), as of any date of determination, the amount (expressed in days) equal to:
(a)a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of Transferred Receivables (other than Specified Excluded Receivables) on the first day of the Settlement Period immediately preceding such date and (ii) the denominator of which is equal to the aggregate Collections received during such Settlement Period with respect to all Transferred Receivables (other than Specified Excluded Receivables), multiplied by
(b)the number of days per period contained in such Settlement Period.
“Receivables Collection Turnover Trigger” shall mean, as of any date of determination, the amount (expressed in days) equal to:
(a)a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of Transferred Receivables (other than Specified Excluded Receivables) on the first day of the three (3) Settlement Periods immediately preceding such date and (ii) the denominator of which is equal to the aggregate Collections received during such three (3) Settlement Periods with respect to all Transferred Receivables (other than Specified Excluded Receivables), multiplied by
(b)the average number of days per period contained in such three (3) Settlement Periods.
“Records” shall mean all Contracts and other documents, books, records and other information (including customer lists, credit files, computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any Originator, the Servicer, any Sub-Servicer or the Borrower with respect to the Receivables and the Obligors thereunder and the Borrower Collateral.
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“Reference Time” with respect to any setting of the then-current Benchmark means 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting.
“Register” shall have the meaning assigned to it in Section 12.02(i) of the Funding Agreement.
“Regulatory Change” shall mean any change after the Prior Closing Date in any federal, state or foreign law, regulation (including Regulation D of the Federal Reserve Board), pronouncement by the Financial Accounting Standards Board or the adoption or making after such date of any interpretation, directive or request under any federal, state or foreign law or regulation (whether or not having the force of law) by any Governmental Authority, the Financial Accounting Standards Board, or any central bank or comparable agency, charged with the interpretation or administration thereof, including an Accounting Based Consolidation Event, that, in each case, is applicable to any Affected Party; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.
“Rejected Amount” shall have the meaning assigned to it in Section 4.04 of the Sale Agreement.
“Related Committed Lenders” shall mean, with respect to any Discretionary Lender, the Committed Lenders in such Discretionary Lender’s Lender Group.
“Related Documents” shall mean each Account Agreement, the Sale Agreement, the Funding Agreement, the Revolving Notes, each Receivables Assignment, the Subordinated Notes, each Originator Support Agreement, the Fee Letter and all other agreements, instruments, documents and certificates delivered in connection therewith and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with the Sale Agreement, the Funding Agreement or the transactions contemplated thereby. Any reference in the Sale Agreement, the Funding Agreement or any other Related Document to a Related Document shall include all Appendices thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.
“Release” shall have the meaning assigned to it in Section 2.08(c) of the Funding Agreement.
“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
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“Reliant Administrator” shall mean TD or an Affiliate thereof, as administrator for the TD Discretionary Lenders.
“Repayment Notice” shall have the meaning assigned to it in Section 2.03(h) of the Funding Agreement.
“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA.
“Reporting Date” means the date each Monthly Report, Weekly Report or Daily Report, as applicable, is required to be delivered pursuant to Annex 5.02(a) to the Funding Agreement.
“Required Capital Amount” means, at any time of determination, an amount equal to (a) the Loss Reserve Ratio times 1.25 times the Net Receivables Balance plus (b) the Outstanding Balance of all Transferred Receivables (other than Charge-Offs) on which any amount is unpaid more than 90 days past its Maturity Date plus (c) the sum of the amount by which the aggregate Outstanding Balance of Eligible Receivables for each of the three largest Obligors exceeds the product of (A) the Concentration Percentage for such Obligor at such time multiplied by (B) the Outstanding Balance of all Eligible Receivables at such time.
“Requisite Lenders” shall mean, collectively, three or more Committed Lenders having in the aggregate more than fifty-one percent (51%) of the Aggregate Commitment, or (b) if the Commitments have been terminated, three or more Committed Lenders having in the aggregate more than fifty-one percent (51%) aggregate Outstanding Principal Amount; provided that if at any time there are two or fewer Committed Lenders party to the Funding Agreement, “Requisite Lenders” shall mean each such Committed Lender.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Retiree Welfare Plan” shall mean, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC or at the sole expense of the participant or the beneficiary of the participant.
“Returned Goods” shall mean, with respect to any Receivable, all right, title and interest of any Originator, the Borrower, the Administrative Agent or the Lenders, as applicable, in and to returned, repossessed or foreclosed goods and/or merchandise, the sale of which gave rise to such Receivable.
“Revolving Note” shall have the meaning assigned to it in Section 2.01(a)(ii) of the Funding Agreement.
“Rule 17g-5” shall mean Rule 17g-5 under the Securities Exchange Act of 1934 as such may be amended from time to time, and subject to such clarification and interpretation as has been provided by the Securities and Exchange Commission in the adopting release (Amendments to Rules for Nationally Recognized Statistical Rating Organizations, Exchange
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Act Release No. 34-61050, 74 Fed. Reg. 63,832, 63,865 (Dec. 4, 2009)) and subject to such clarification and interpretation as may be provided by the Securities and Exchange Commission or its staff from time to time.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sale” shall mean, with respect to a sale of receivables under the Sale Agreement, a sale of Receivables by an Originator to the Borrower in accordance with the terms of the Sale Agreement.
“Sale Agreement” shall mean that certain Third Amended and Restated Receivables Sale and Servicing Agreement, dated as of January 23, 2009, by and among each Originator, the Servicer and the Borrower, as the Buyer thereunder.
“Sale Price” shall mean, with respect to any Sale of any Sold Receivable, a price calculated by the Borrower and approved from time to time by the Administrative Agent equal to:
(a)the Outstanding Balance of such Sold Receivable, minus
(b)a discount reflecting the expected costs to be incurred by the Borrower in financing the purchase of such Sold Receivable until the Outstanding Balance of such Sold Receivable is paid in full, minus
(c)a discount reflecting the portion of such Sold Receivable that is reasonably expected by such Originator on the Transfer Date to become a Defaulted Receivable by reason of clause (b) of the definition thereof, minus
(d)a discount reflecting the portion of such Sold Receivable that is reasonably expected by such Originator on the Transfer Date to be reduced on account of Dilution Factors, minus
(e)amounts expected to be paid to the Servicer with respect to the servicing, administration and collection of such Sold Receivable;
provided that such calculations shall be determined based on the historical experience of (y) such Originator, with respect to the calculations required in each of clauses (c) and (d) above, and (z) the Borrower, with respect to the calculations required in clauses (b) and (e) above.
“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any countrywide or territory-wide Sanctions, including, on the First Omnibus Amendment Effective Date, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so- called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine.
“Sanctioned Person” shall mean, at any time (i) a Person currently the subject or the target of any Sanctions, including any Person listed in any Sanctions-related list of designated
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Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, and (ii) any Person controlled by any such Person.
“Sanctions” shall mean any international economic sanction or trade embargo administered or enforced by the United States government, including, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union (not to include those protecting against the effects of extraterritorial sanctions by other nations), Her Majesty’s Treasury or other relevant sanctions authority of OECD member countries.
“SECN” means the Securitisation Sourcebook of the FCA Handbook.
“Secured Parties” means the Lenders, the Administrative Agent, each Managing Agent, each Administrator and each of the Program Support Providers; provided that a Program Support Provider shall only be a Secured Party hereunder if such Program Support Provider is both a Lender hereunder and a regulated banking institution.
“Securities Act” shall mean the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., and any regulations promulgated thereunder.
“Securities Exchange Act” shall mean the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.
“Securitisation Regulation Rules” means the EU Securitisation Rules and the UK Securitisation Rules.
“Securitization Program” means, with respect to any Person, any financing or sales transaction or series of financing or sales transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may, directly or indirectly, sell, convey, or otherwise transfer, or grant a security interest in Receivables, accounts, payments, or receivables (whether such accounts, payments, or receivables are then existing or arising in the future), collections and other proceeds arising therefrom, any rights to future lease payments or residuals or similar rights to payment to, or any securitization related property to a special purpose Subsidiary or Affiliate of such Person.
“Servicer” shall have the meaning assigned to it in the preamble to the Sale Agreement.
“Servicer Termination Notice” shall mean any notice by the Administrative Agent to the Servicer that (a) an Event of Servicer Termination has occurred and (b) the Servicer’s appointment under the Funding Agreement has been terminated.
“Servicing Fee” shall mean, for any day within a Settlement Period, the amount equal to (a) (i) the Servicing Fee Rate divided by (ii) 360, multiplied by (b) the aggregate Outstanding Balance of Transferred Receivables on such day.
“Servicing Fee Rate” shall mean 1.00%.
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“Servicing Fee Reserve” shall mean, as of any date of determination, an amount equal to the product of (i) the Servicing Fee Rate, (ii) the aggregate Outstanding Balance of Transferred Receivables and (iii) a fraction, the numerator of which is the higher of (a) 30 and (b) the Receivables Collection Turnover as of the end of the Settlement Period immediately preceding such date multiplied by 2, and the denominator of which is 360.
“Servicing Records” shall mean all Records prepared and maintained by the Servicer with respect to the Transferred Receivables and the Obligors thereunder.
“Settlement Date” shall mean (i) the twenty-second day of each calendar month (or, if such day is not a Business Day, the immediately succeeding Business Day), and (ii) from and after the occurrence of a Termination Event, any other day designated as such by the Administrative Agent in its sole discretion.
“Settlement Period” shall mean (a) solely for purposes of determining the Ratios, (i) with respect to all Settlement Periods other than the final Settlement Period, each calendar month, whether occurring before or after the Closing Date, and (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (b) for all other purposes, (i) with respect to the initial Settlement Period, the period from and including the Prior Closing Date through and including the last day of the calendar month in which the Prior Closing Date occurs, (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (iii) with respect to all other Settlement Periods, each calendar month.
“SMBC Committed Lender” shall mean Sumitomo Mitsui Banking Corporation and each other Lender party hereto from time to time as an “SMBC Committed Lender”.
“SMBC Discretionary Lender” shall mean Manhattan Asset Funding Company LLC and each Conduit Assignee thereof.
“SMBC Lender Group” shall mean the MAFC Administrator, SMBC Nikko Securities America, Inc., as Managing Agent, the SMBC Committed Lenders and the SMBC Discretionary Lenders.
“SMIR” means, for any day during any Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking one-month term rate based on SOFR, as such rate is published by the CME Term SOFR Administrator on such day, or if such day is not a Business Day, as of the immediately preceding Business Day.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Adjustment” means 0.10%.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
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“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Sold Receivable” shall have the meaning assigned to it in Section 2.01(b) of the Sale Agreement.
“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur Debts or liabilities beyond such Person’s ability to pay as such Debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Obligor” shall mean one or more Class A Obligors, Class B Obligors, Class C Obligors or Class D Obligors whose “Individual Obligor Percentage” of Eligible Receivables (as specified in the definition of “Concentration Percentage”) is adjusted as permitted under the Funding Agreement to a percentage greater than such “Individual Obligor Percentage” of Eligible Receivables, which adjustment has been approved in writing as a Special Obligor by notice substantially in the form of Annex Z to the Funding Agreement, following a request by the Parent to the Administrative Agent. Any Lender may revoke Special Obligor status at any time. The Special Obligors as of the Closing Date, and the “Individual Obligor Percentages” applicable to each, shall be as set forth in the Fee Letter until such status is revoked by any Lender.
“Specified Excluded Receivable” shall include (i) any Receivable the Obligor of which is an Excluded Obligor of the type described in clause (a) of the definition of “Excluded Obligor” and (ii) any Transferred Receivable which is not an “Eligible Receivable” because it is not due and payable within 120 days after its Billing Date (i.e., a “long term receivable”).
“Specified Filings” shall mean each of the UCC financing statements attached as an annex to the Fee Letter.
“Specified Filing Documents” shall mean each sale agreement, factoring agreement, assignment agreement, assignment and sale agreement, purchase agreement, accounts receivable purchase agreement or related document or agreement entered into in connection with any Specified Filing.
“SR 2024” means the UK Securitisation Regulations 2024 (SI 2024/102), as amended by the UK Securitisation (Amendment) Regulations 2024 (SI 2024/705).
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“Stock” shall mean all shares, options, warrants, member interests, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).
“Stockholder” shall mean, with respect to any Person, each holder of Stock of such Person.
“Subordinated Loan” shall have the meaning given such term in Section 2.01(c) of the Sale Agreement.
“Subordinated Note” shall have the meaning given such term in Section 2.01(c) of the Sale Agreement.
“Sub-Servicer” shall mean any Person with whom the Servicer enters into a Sub- Servicing Agreement.
“Sub-Servicing Agreement” shall mean any written contract entered into between the Servicer and any Sub-Servicer pursuant to and in accordance with Section 7.01 of the Sale Agreement relating to the servicing, administration or collection of the Transferred Receivables.
“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.
“Successor Servicer” shall have the meaning assigned to it in Section 9.02 of the Sale Agreement.
“Successor Servicing Fees and Expenses” shall mean the fees and expenses payable to the Successor Servicer as agreed to by the Borrower, the Managing Agent and the Administrative Agent.
“Synthetic Lease” shall mean, as to any Person, (i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of real or personal property, in each case, creating obligations that may not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Law to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Synthetic Lease Obligation” means the monetary obligation of a Person under a Synthetic Lease.
“TD” shall mean The Toronto-Dominion Bank.
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“TD Committed Lender” shall mean The Toronto-Dominion Bank, and each other Lender party hereto from time to time as a “TD Committed Lender”.
“TD Discretionary Lender” shall mean Reliant Trust, GTA Funding LLC, and each other Lender party hereto from time to time as a “TD Discretionary Lender”.
“TD Lender Group” shall mean the Reliant Administrator, The Toronto-Dominion Bank, as Managing Agent, the TD Discretionary Lenders and the TD Committed Lenders.
“Termination Date” shall mean the date on which (a) the Outstanding Principal Amount has been permanently reduced to zero, (b) all other Borrower Obligations under the Funding Agreement and the other Related Documents have been indefeasibly repaid in full and completely discharged and (c) the Facility Limit has been irrevocably reduced to zero in accordance with the provisions of Section 2.02(b) of the Funding Agreement.
“Termination Event” shall have the meaning assigned to it in Section 8.01 of the Funding Agreement.
“Title IV Plan” shall mean a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA and that any Credit Party or any ERISA Affiliate of such Credit Party maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.
“Top Ten Obligor” means, at any time of determination, the Obligors that have the ten largest Obligor Percentages at such time.
“Transaction Parties” means the Originators, the Servicer and, if the Parent is not the Servicer, the Parent.
“Transfer” shall mean any Sale or contribution (or purported Sale or contribution) of Transferred Receivables by any Originator to the Borrower pursuant to the terms of the Sale Agreement.
“Transfer Date” shall have the meaning assigned to it in Section 2.01(a) of the Sale Agreement.
“Transferred Receivable” shall mean any Sold Receivable or Contributed Receivable; provided that any Receivable repurchased by an Originator thereof pursuant to Section 4.04 of the Sale Agreement shall not be deemed to be a Transferred Receivable from and after the date of such repurchase unless such Receivable has subsequently been repurchased by or contributed to the Borrower.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
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“UCC” shall mean, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.
“UK” means the United Kingdom of Great Britain and Northern Ireland.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within the scope of the rules in the FCA Handbook relating to the Bank Recovery and Resolution Directive (as amended from time to time, including to reflect The Bank Recovery and Resolution and Miscellaneous Provisions (Amendment) (EU Exit Regulations) 2018) promulgated by the FCA, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“UK Securitisation Framework” means, collectively, (a) the SR 2024, (b) the SECN, (c) the PRASR and (d) relevant provisions of the FSMA.
“UK Securitisation Rules” means the UK Securitisation Framework, together with (a) all relevant guidance, policy statements and directions relating to the application of the UK Securitisation Framework or other applicable rules published by the FCA and/or the PRA and/or The Pensions Regulator (or their successors), (b) any guidelines relating to the application of the EU Securitisation Regulation which are applicable in the United Kingdom and (c) any other applicable laws, acts, statutory instruments, rules, guidance or policy statements published or enacted relating to the UK Securitisation Framework, in each case as may be further amended from time to time.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unapproved Receivable” shall mean any receivable (i) with respect to which the Originator’s customer relationship with the Obligor thereof arises as a result of the acquisition by such Originator of another Person, or (ii) that was originated in accordance with standards established by another Person acquired by an Originator, in each case, solely with respect to any such acquisitions that have not been approved in writing by the Administrative Agent and the Lenders and then only for the period prior to any such approval.
“Underfunding” shall mean, with respect to any Title IV Plan, the excess, if any, of (a) the present value of all benefits under the Title IV Plan (based on the assumptions used to fund the Title IV Plan pursuant to Section 412 of the IRC) as of the most recent valuation date over (b) the fair market value of the assets of such Title IV Plan as of such valuation date.
“Unrelated Amounts” shall have the meaning assigned to it in Section 7.03 of the Sale Agreement.
“USA Patriot Act” means Title III of Pub. L. 107 56 (signed into law October 26, 2001).
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“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder
“Voting Equity Interests” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
“Weekly Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Funding Agreement.
“Welfare Plan” means a Plan described in Section 3(i) of ERISA.
“Wells Committed Lender” shall mean Wells Fargo Bank, National Association, and each other Lender party hereto from time to time as a “Wells Committed Lender”.
“Wells Lender Group” shall mean Wells Fargo Bank, National Association, as Managing Agent, and the Wells Committed Lenders.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, transfer or dilute shares issued by a UK Financial Institution, to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yield” means:
(i)for any Portion of Advances during any Interest Period to the extent a Conduit Lender funds such Portion of Advances through the issuance of Commercial Paper (directly or indirectly through a related commercial paper issuer),
(ii)for any Portion of Advances funded by a Committed Lender and for any Portion of Advances to the extent a Conduit Lender or a Discretionary Lender will not be funding such Portion of Advances through the issuance of Commercial Paper (directly or indirectly through a related commercial paper issuer),
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where
AR =    the Alternate Rate for such Portion of Advances for such Interest Period,
CPR =    the CP Rate for such Conduit Lender for such Portion of Advances for such Interest Period (as determined by the applicable Administrator on or prior to the fifth (5th) Business Day of the calendar month next following such Interest Period),
D =     the actual number of days during the applicable Interest Period, and
I =     the weighted average of such Portion of Advances outstanding during such Interest Period;
provided that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; provided further that at all times after the declaration or automatic occurrence of any Termination Event, Yield for all Portion of Advances shall be payable at the Default Rate; provided further that notwithstanding the forgoing, all computations of Yield based on the Base Rate shall be based on a year of 365 or 366 days, as applicable.
SECTION 2.Other Terms and Rules of Construction.
(a)Accounting Terms. Unless otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.
(b)Other Terms. All other undefined terms contained in any of the Related Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of New York to the extent the same are used or defined therein.
(c)Rules of Construction. Unless otherwise specified, references in any Related Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Related Document. The words “herein,” “hereof” and “hereunder” and other words of similar import used in any Related Document refer to such Related Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Related Document or any such annex, exhibit or schedule. Any reference to any amount on any date of determination means such amount as of theclose of business on such date of determination. Any reference to or definition of any
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document, instrument or agreement shall, unless expressly noted otherwise, include the same as amended, restated, supplemented or otherwise modified from time to time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Related Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.
(d)Rules of Construction for Determination of Ratios. The Ratios as of the last day of the Settlement Period immediately preceding the Closing Date shall be established by the Administrative Agent on or prior to the Closing Date and the underlying calculations for periods immediately preceding the Closing Date to be used in future calculations of the Ratios shall be established by the Administrative Agent on or prior to the Closing Date in accordance with the form of Monthly Report. For purposes of calculating the Ratios, (i) averages shall be computed by rounding to the second decimal place and (ii) the Settlement Period in which the date of determination thereof occurs shall not be included in the computation thereof and the first Settlement Period immediately preceding such date of determination shall be deemed to be the Settlement Period immediately preceding the Settlement Period in which such date of determination occurs.
(e)Future Adjustments. At any time the results of any annual audit report provided under Section 7.05(g) of the Funding Agreement indicate that one or more adjustments or revisions to the Related Documents would be appropriate in the reasonable judgment of the Administrative Agent (in consultation with the Lenders), the Borrower agrees to consult in good faith with the Administrative Agent regarding entering into an amendment to the Related Documents in accordance with Section 12.07 of the Funding Agreement or any other applicable amendment restrictions set forth the Related Documents to effectuate such adjustments or revisions.
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